UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Manning & Napier, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED JUNE 2, 2022

MANNING & NAPIER, INC.

290 Woodcliff Drive

Fairport, New York 14450

[●], 2022

Dear Stockholder:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “special meeting”) of the stockholders of Manning & Napier, Inc., a Delaware corporation (the “Company”), to be held virtually via live webcast on [●], 2022, at [●]. The special meeting can be accessed by visiting [●] where you will be able to attend the live meeting and vote online. Additionally, you will be able to vote up until 11:59 PM Eastern Time the day before the meeting date by visiting [●] and following the instructions. In light of the ongoing coronavirus (COVID-19) pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. Please be sure to follow instructions found in the accompanying proxy statement and the accompanying notice of special meeting. Details regarding the business to be conducted at the special meeting are described in the accompanying proxy statement and the notice of special meeting.

On March 31, 2022, the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”) with Manning & Napier Group, LLC, a Delaware limited liability company and a subsidiary of the Company (“Group LLC”), Callodine Midco, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Corp Merger Sub”), and Callodine Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Corp Merger Sub (“LLC Merger Sub” and together with Corp Merger Sub, the “merger subs”). Parent and the merger subs are entities that are affiliated with Callodine Group, LLC, a Delaware limited liability company (“Callodine”). Subject to the terms and conditions of the merger agreement, Corp Merger Sub shall be merged with and into the Company (the “company merger”) with the Company surviving the merger as a wholly-owned subsidiary of Parent, and LLC Merger Sub shall be merged with and into Group LLC with Group LLC surviving the merger as a wholly-owned subsidiary of the Company (the “LLC merger” and together with the company merger, the “mergers”).

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt and approve the merger agreement (Proposal 1);

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the mergers (Proposal 2); and

•

a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such special meeting to approve such proposal (Proposal 3).

If the mergers are consummated, (x) the holders of Class A common stock, par value $0.01, and Class B common stock, par value $0.01, of the Company (together, the “Company common stock”) will receive $12.85 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the time the company merger becomes effective (the “company merger effective time”), other than shares (i) held in the treasury of the Company or owned, directly or indirectly, by Parent or its affiliates, the merger subs or any wholly-owned subsidiary of the Company immediately prior to the company merger effective time, (ii) issued and outstanding immediately prior to the company merger effective time that are held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and (iii) subject to a rollover agreement (as we explain in more detail herein) and (y) the holders of units of Group LLC (“Group LLC Units”) (other than the Company) will receive $12.85 in cash for each Group LLC Unit held by such holder. There are no shares of the Company’s Class B common stock currently outstanding.

The Company’s board of directors (the “Company Board”) believes this transaction, maximizes value for Company stockholders and is in the best interest of the Company and its stockholders. Following the closing, Mr. Mayer will continue to be a substantial investor in the Company (through his post-closing ownership in its indirect parent entity), serve on the board of directors of that parent entity and serve as the Company’s chief executive officer. After consideration, all of the members of the Company Board (with Mr. Mayer recused) (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the company merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that the company merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the company merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board recommends a vote “FOR” the adoption and approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.

The accompanying proxy statement provides you with more specific information about the special meeting, the merger agreement, the mergers and the other transactions contemplated by the merger agreement. You should carefully read the entire proxy statement, including the annexes and documents referred to or incorporated by reference therein. You may also obtain more information about the Company from the documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”), including those incorporated by reference therein.

The proposed transaction constitutes a Rule 13e-3 “going-private transaction” under the rules of the SEC.

In considering the recommendations of the Company Board, stockholders should be aware that some of the Company’s executive officers and directors may have certain interests in the mergers that are different from, or in addition to, the interests of Company stockholders generally. Those interests are more fully described in the accompanying proxy statement. The Company Board was aware of these interests and considered them, among other matters, in making its recommendations.

Mr. Mayer, the Company’s Chairman and Chief Executive Officer, and the other Section 16 officers of the Company, who collectively beneficially own approximately 10% of the voting power of the Company’s outstanding capital stock, have separately entered into support agreements (the “Support Agreements”) with Parent, pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the company merger, subject to and in accordance with the terms and conditions of the applicable Support Agreement. Copies of the Support Agreements are attached as Annex B to the accompanying proxy statement.

On March 31, 2022, as a condition to the willingness of Callodine’s affiliates to enter into the merger agreement, Mr. Mayer entered into a rollover agreement (the “rollover agreement”) with Callodine MN Holdings, Inc. (“TopCo”), pursuant to which, immediately prior to the company merger effective time, Mr. Mayer agreed to contribute 175,902 shares of Company common stock and 500,000 options to purchase Company common stock then held by him to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of the rollover agreement. A copy of the rollover agreement is attached as Annex C to the accompanying proxy statement.

Your vote is very important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock. The failure of any stockholder to vote will have the same effect as a vote against the merger agreement. Accordingly, whether or not you plan to attend the virtual special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction card and returning it in the envelope provided or by voting over the telephone or the Internet as instructed in these materials. If you are a stockholder of record and you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote:

1.	“FOR” adoption and approval of the merger agreement;

2.	“FOR” approval of the non-binding named executive officer merger-related compensation proposal; and

3.	“FOR” adjourning the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of Proposal 1 above.

Voting by proxy will not prevent you from voting your shares by online ballot at the virtual special meeting if you choose to virtually attend the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt and approve the merger agreement, without your instructions. As such, the failure of any stockholder to so instruct his, her or its broker will have the same effect as a vote against the merger agreement.

If you have any questions or need assistance voting your shares, please contact the Company’s proxy solicitor in connection with the special meeting:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Stockholders and brokers, banks and other nominees may call 1-866-619-8917 (toll-free).

Thank you in advance for your cooperation and continued support.

Sincerely,

Sarah Turner

The accompanying proxy statement is dated [●], 2022, and is first being mailed to the Company’s stockholders on or about [●], 2022.

The mergers have not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the mergers or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED JUNE 2, 2022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2022

To Our Stockholders:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “special meeting”) of the stockholders of Manning & Napier, Inc., a Delaware corporation (the “Company”), to be held virtually via live webcast on [●], 2022, at [●]. The special meeting can be accessed by visiting [●] where you will be able to attend the live meeting and vote online. Additionally, you will be able to vote up until 11:59 PM Eastern Time the day before the meeting date by visiting [●] and following the instructions. In light of the ongoing coronavirus (COVID-19) pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. The special meeting is being held to consider and vote on the following proposals:

1.

Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 31, 2022, by and among the Company, Manning & Napier Group, LLC, a Delaware limited liability company (“Group LLC”) and a subsidiary of the Company, Callodine Midco, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Corp Merger Sub”), and Callodine Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Corp Merger Sub (“LLC Merger Sub” and together with Corp Merger Sub, the “merger subs”), pursuant to which Corp Merger Sub will be merged with and into the Company (the “company merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent and LLC Merger Sub will be merged with and into Group LLC with Group LLC surviving the merger as a wholly-owned subsidiary of the Company (the “LLC merger” and together with the company merger, the “mergers”) (such proposal, the “merger agreement proposal”);

2.

Non-Binding Named Executive Officer Merger-Related Compensation Proposal. To consider and vote on a proposal to approve, on a non-binding, advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the mergers (such proposal, the “non-binding named executive officer merger-related compensation proposal”); and

3.

Adjournment of the Special Meeting. To approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”).

The Board of Directors of the Company recommends that the stockholders of the Company vote “FOR” the merger agreement proposal, “FOR” the non-binding named executive officer merger-related compensation proposal and “FOR” the adjournment proposal, each as described in greater detail in the accompanying proxy statement. The recommendation of the Company’s Board of Directors was unanimously approved by all of the members of the Company’s Board of Directors (with Mr. Mayer recused from the meeting at which that recommendation was adopted).

Parent and merger subs are affiliates of Callodine Group, LLC (“Callodine”). On March 31, 2022, as a condition to the willingness of Callodine’s affiliates to enter into the merger agreement, Mr. Mayer entered into a rollover agreement (the “rollover agreement”) with Callodine MN Holdings, Inc. (“TopCo”), pursuant to which, immediately prior to the company merger effective time, Mr. Mayer agreed to contribute 175,902 shares of Company common stock and 500,000 options to purchase Company common stock then held by him to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of the rollover agreement. A copy of the rollover agreement is attached as Annex C to the accompanying proxy statement.

Only stockholders of record at the close of business on [●], 2022 are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting in accordance with the merger agreement.

To ensure your representation at the special meeting, regardless of whether you plan to attend the virtual special meeting, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy or voting instruction card as promptly as possible in the postage-paid envelope enclosed. Alternatively, you may vote by telephone or over the Internet as instructed in these materials. If you are voting by telephone or over the Internet, then your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting. Your proxy is being solicited by the Board of Directors of the Company.

A stockholder who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of his, her or its shares if the company merger is consummated, but only if such stockholder submits a written demand for appraisal to the Company prior to the time the vote is taken on the merger agreement proposal and complies with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex E to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” in the accompanying proxy statement.

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company. The failure to vote will have the same effect as a vote against the merger agreement proposal. Even if you plan to attend the virtual special meeting, please complete, sign, date and return the enclosed proxy or voting instruction card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a stockholder of record and sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal. If your shares are held in “street name” and you fail to return your voting instruction card or otherwise properly instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal.

For more information concerning the special meeting, the merger agreement, the mergers and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

By order of the Board of Directors,

Sarah Turner

Corporate Secretary [●], 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you are a stockholder of record, voting online during the special meeting will revoke any proxy that you previously submitted. The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders and the “street name” stockholders who beneficially owned shares of Company common stock as of the close of business on the record date are entitled to participate in the virtual meeting and will need their assigned control number to vote shares at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank broker or other nominee for instructions.

If you are a stockholder of record and you fail to (1) return your proxy, (2) grant your proxy or provide voting instructions electronically over the Internet or by telephone or (3) attend and vote at the virtual special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal.

If you hold your shares in “street name,” you will need to instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card provided by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. Failure to provide these instructions will have the same effect as a vote against the merger agreement proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents referred to or incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company common stock, please contact.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(866) 619-8917 (toll-free)

Email: mn@allianceadvisors.com

SUMMARY TERM SHEET

This Summary Term Sheet, together with “Questions and Answers about the Proposals and the Special Meeting” summarizes certain of the material information set forth or incorporated by reference in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” for additional information regarding the documents incorporated by reference in this proxy statement. In this proxy statement, the terms the “Company,” “we,” “our” and “us” refer to Manning & Napier, Inc. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

The Parties to the Mergers (page 86)

Manning & Napier, Inc. is an independent investment management firm that provides clients with a broad range of financial solutions and investment strategies for wealth and asset management. Established in 1970, the Company serves a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley multi-employer plans, endowments and foundations. The Company’s principal executive offices are located at 290 Woodcliff Drive, Fairport, New York 14450. The Company’s telephone number is (585) 325-6880. For additional information about the Company, see “Where You Can Find More Information” or visit the Company’s website at https://www.manning-napier.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Manning & Napier Group, LLC (“Group LLC”) is a Delaware limited liability company formed in 2011 and is the entity through the Company operates its investment management business. The Company is the sole managing member of Group LLC. The Company owns approximately 97.7544% of the Class A units of Group LLC, and the remaining 2.2456% of the Class A units are held by M&N Group Holdings, LLC. The Company does not own or manage M&N Group Holdings, LLC. Group LLC’s principal executive offices are located at 290 Woodcliff Drive, Fairport, New York 14450. Group LLC’s telephone number is (585) 325-6880.

Callodine Midco, Inc., a Delaware corporation (“Parent”), is an affiliate of Callodine Group, LLC (“Callodine”). Parent was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Parent’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

Callodine Merger Sub, Inc., a Delaware corporation (“Corp Merger Sub”), is a wholly-owned subsidiary of Parent formed by Parent solely for the purposes of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Corp Merger Sub will be merged with and into the Company, and Corp Merger Sub will cease to exist. Corp Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Corp Merger Sub’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

Callodine Merger Sub, LLC, a Delaware limited liability company (“LLC Merger Sub” and together with Corp Merger Sub, the “merger subs”), is a wholly-owned subsidiary of Corp Merger Sub formed by Corp Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, LLC Merger Sub will be merged with and into Group LLC, and LLC Merger Sub will cease to exist. LLC Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. LLC Merger Sub’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

The Mergers (page 61)

You are being asked to approve the Agreement and Plan of Merger, dated as of March 31, 2022, among the Parent, the merger subs, the Company, and Group LLC (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”). Subject to the terms and conditions of the merger agreement, Corp Merger Sub shall be merged with and into the Company (the “company merger”) with the Company surviving the merger as a wholly-owned subsidiary of Parent and LLC Merger Sub shall be merged with and into Group LLC with Group LLC surviving the merger as a wholly-owned subsidiary of the Company (the “LLC merger” and together with the company merger, the “mergers”). Upon completion of the mergers, the Company will cease to be a publicly traded company, and you will cease to have any rights in the Company as a stockholder except the right to receive the merger consideration.

Consideration to be Received in the Mergers (page 61)

If the mergers are consummated, (x) the holders of Class A common stock, par value $0.01, of the Company and Class B common stock, par value $0.01, of the Company (together, the “Company common stock”) will receive $12.85 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the time the company merger becomes effective (the “company merger effective time”), other than shares (i) held in the treasury of the Company or owned, directly or indirectly, by Parent or its affiliates, the merger subs or any wholly-owned subsidiary of the Company immediately prior to the company merger effective time, (ii) issued and outstanding immediately prior to the company merger effective time that are held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and (iii) subject to a rollover agreement (as we explain in more detail herein) and (y) the holders of Group LLC Units (other than the Company) will receive $12.85 in cash for each Group LLC Unit held by such holder. There are no shares of the Company’s Class B common stock currently outstanding.

Treatment of Company RSUs (page 62)

Subject to the terms of the merger agreement, at the effective time of the company merger, each outstanding award of restricted stock units (each, a “Company RSU”) with respect to shares of company common stock shall be cancelled and replaced with a restricted stock unit award (a “TopCo RSU”) with respect to a number of shares of common stock of Callodine MN Holdings, Inc (“TopCo”) that is equal to the number of shares of company common stock that were subject to such cancelled Company RSU. Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the replacement TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo common stock (with the mix of cash and shares determined by TopCo in its sole discretion) valued in the aggregate at (x) the number of shares of TopCo common stock underlying such TopCo RSU multiplied by (y) the merger consideration, with shares of TopCo common stock valued for such purpose at the then-prevailing book value per TopCo share at the time of such settlement. For more information, see “The Merger Agreement—Treatment of Company RSUs.”

When the Mergers Are Expected to Be Completed

The Company currently anticipates that the mergers will be completed in the third quarter of 2022. However, there can be no assurances that the mergers will be completed at all, or if completed, that it will be completed in the third quarter of 2022.

The Special Meeting (page 90)

A special meeting of our stockholders will be held via live webcast on [●], 2022 at [●] (the “special meeting”). The special meeting can be accessed by visiting [●], where you will be able to attend the live meeting. You will be able to vote by visiting [●]. You will need your 16-digit control number, provided on your proxy card, to join the virtual special meeting. Please note that you will not be able to attend the virtual special meeting in person. At the special meeting, you will be asked to, among other things, vote for the merger agreement proposal. See “Questions and Answers about the Proposals and the Special Meeting” and “Information about the Special Meeting.”

Record Date and Quorum (page 90)

Only holders of record of common stock, as of the close of business on [●], 2022, the date established by the Board of Directors of the Company (the “Company Board”) as the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were [●] shares of Company common stock outstanding, consisting entirely of shares of Class A common stock.

To conduct any business at the special meeting, a quorum must be present virtually or by proxies. The holders of at least a majority of the issued and outstanding shares of Company common stock entitled to vote at the meeting, present virtually or by proxy, will constitute a quorum for the transaction of business at the special meeting. For more information, see “Information about the Special Meeting—Who Can Vote at the Special Meeting” and “—Quorum.”

Votes Required (page 91)

Adoption and approval of the merger agreement (the “merger agreement proposal”) requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock. Abstentions will have the same effect as a vote AGAINST the merger agreement proposal.

Approval of the specified compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, on a non-binding, advisory basis (the “non-binding named executive officer merger-related compensation proposal”) requires the affirmative vote of shares of Company common stock entitled to be cast at the special meeting.

The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (the “adjournment proposal”) requires the affirmative vote of the holders of shares of Company common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon at the special meeting.

Abstentions will have the same effect as a vote AGAINST the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If you are a holder of record, failure to submit a proxy or to vote via the virtual meeting website will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

In the absence of a quorum, the chairman of the meeting or the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in the Company bylaws.

Recommendation of the Company Board (page 93)

After consideration, all of the members of the Company Board (with Mr. Mayer recused) (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the company merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that the company merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the company merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board recommends a vote “FOR” the adoption and approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in this proxy statement.

Interests of Executive Officers and Directors of the Company in the Mergers (page 45)

In considering the recommendation of the Company Board, you should be aware that some of the Company’s directors and executive officers (including Mr. Mayer, who is also a director) may have interests in the mergers that are different from, or in addition to, your interests as a stockholder. These interests include, among others:

•

Agreements between Mr. Mayer and Callodine affiliates pursuant to which (i) Mr. Mayer will continue as chief executive officer of the Company following the closing, (ii) Mr. Mayer will contribute 175,902 shares of Company common stock and 500,000 options to purchase Company common stock then held by him to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of the rollover agreement that he entered into with TopCo and (iii) Mr. Mayer agreed with Parent to vote in favor of the proposal to approve and adopt the merger agreement and any related proposals at the special meeting. Prior to the closing of the mergers, Parent and certain additional members of management may negotiate and enter into contracts providing for a rollover (immediately prior to the closing) of all or a portion of such persons’ shares of Company common stock through their contribution of such shares to TopCo in exchange for equity interests in TopCo. In addition, the rollover agreement provides that at or prior to the rollover closing, the holder of rollover shares will enter into a stockholders agreement with TopCo that will govern the rights and obligations of the equity holders of TopCo following consummation of the mergers, including certain restrictions on transfers of the equity interests of TopCo and certain board designation rights (including the right of the Company’s chief executive officer to designate one member of TopCo’s board of directors), tag-along rights, drag-along rights, and liquidity rights with respect to the equity interests of TopCo.

•

In connection with the rollover agreement, Mr. Mayer also entered into a rollover “bonus” opportunity letter agreement which provides for either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, to Mr. Mayer based on his continued post-closing ownership of TopCo equity. The amount is determined based on the percentage of equity that Mr. Mayer elects to rollover relative to his equity holdings at the time of the Company’s entry into the merger agreement, and any bonus payment to him will be made three years following the closing subject to his continued employment and the amount of retained equity at that time. Mr. Mayer’s rollover bonus opportunity can be valued at an amount up to 5% of the value of his rollover shares (as such, approximately $400,000 in value). Any additional members of management that become Rollover Holders like Mr. Mayer will also enter into a similar rollover “bonus” opportunity letter agreement. See “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers,” beginning on page 45.

•

At the company merger effective time, each Company RSU will receive the treatment described in the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers”.

•	With respect to certain executive officers, the opportunity to receive cash severance payments and benefits as described in the section of this proxy statement captioned “Special Factors—Interests of

Executive Officers and Directors of the Company in the Mergers—Named Executive Officer Merger-Related Compensation”.

•	Continued indemnification rights and directors’ and officers’ liability insurance applicable for a period of six years following completion of the merger.

The Company Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the merger agreement to the Company’s stockholders. For more information, see the section entitled “Summary Term Sheet—Interests of Executive Officers and Directors of the Company in the Mergers.” Mr. Mayer recused himself from participation in this determination by the Company Board.

Support Agreement (page 56)

Concurrently with the execution of the merger agreement, Parent and each of Mr. Mayer and the Company’s other Section 16 officers (the “Company supporting stockholders”), who each hold Company common stock and collectively beneficially own approximately 10% of the voting power of the Company’s outstanding capital stock, separately, entered into a support agreement (the “support agreement”) pursuant to which they have agreed, among other things and subject to the terms and conditions of the support agreement, to vote each of the shares they beneficially own (as of the record date of the Company stockholders meeting held to obtain Company stockholder approval) in favor of the company merger, the approval of the merger agreement and any other matters necessary for the consummation of the company merger and other transactions contemplated by the merger agreement.

The obligations of the Company supporting stockholders under the support agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the transactions, (ii) the date on which the merger agreement is validly terminated in accordance with its terms, (iii) the completion of the special meeting (including any adjournment or postponement, regardless of whether the merger agreement is approved or not) and (iv) written notice of the termination of the support agreement by Parent to the applicable Company supporting stockholder.

Opinion of the Company’s Financial Advisor (page 33 and Annex D)

PJT Partners LP (“PJT Partners”) was retained by Company to act as its financial advisor in connection with the mergers and, upon Company’s request, to render its fairness opinion to the Company Board in connection therewith. The Company selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of Company’s industry and its knowledge and understanding of the business and affairs of Company. At a meeting of the Company Board on March 31, 2022, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated March 31, 2022, to the Company Board that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of Company common stock (other than the rollover holders was fair to such holders from a financial point of view).

The full text of PJT Partners’ written opinion delivered to the Company Board, dated March 31, 2022, is attached as Annex D and incorporated into this proxy statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Company Board and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Company Board, in its capacity as such, in connection with and for purposes of its evaluation of the mergers only and PJT Partners’ opinion does not constitute a recommendation as to any action the Company Board should take with respect to the merger or how any holder of Company common stock should vote or act with respect to the mergers or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this proxy statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

See “Special Factors—Opinion of the Company’s Financial Advisor”

Material US Federal Income Tax Consequences of the Company Merger (page 50)

If you are a US Holder (as defined below in “Special Factors—Material US Federal Income Tax Consequences of the Company Merger”), receipt of cash in exchange for shares of Company common stock pursuant to the company merger generally will be a taxable transaction for US federal income tax purposes. Generally, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares. However, the tax considerations of the company merger to you will depend on your particular circumstances, and you should consult your tax advisors to determine how the company merger will affect you.

If you are a Non-US Holder (as defined below in “Special Factors—Material US Federal Income Tax Consequences of the Company Merger”), you generally will not be subject to US federal income tax on any gain recognized in connection with the company merger unless you have certain connections to the United States. However, the tax considerations of the company merger to you will depend on your particular circumstances, and you should consult your tax advisors to determine how the company merger will affect you.

For a more detailed summary of the material tax considerations of the company merger, see the section below “Special Factors—Material US Federal Income Tax Consequences of the Company Merger.”

Solicitation of Company Acquisition Proposals (page 69)

In the merger agreement, until 12:01 a.m. on the 40th day after the date of the merger agreement (the “no-shop period start date”) the Company and its affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives had the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an acquisition proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Company Merger”), including by providing any information (including non-public information and data) relating to the Company or any of its subsidiaries and affording access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its subsidiaries to any person or entity (and its representatives, including potential financing sources), pursuant to a confidentiality agreement on terms at least as restrictive in all material respects on such person or entity as those contained in the Confidentiality Agreement with respect to Callodine, so long as the Company provided to Parent any material non-public information or data that was provided by the Company to any person or entity or their representatives (including potential financing sources) and (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons or entities (and their respective representatives, including potential financing sources) with respect to any acquisition proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to an acquisition proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential acquisition proposal or amendment to a confidential acquisition proposal to be made to the Company or the Company Board.

After the no-shop period start date, the Company may not, and has agreed to instruct and cause each of its subsidiaries and the respective representatives of the company and its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity (other than Parent or its representatives) any non-public information or data in furtherance of, any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal (in each case other than, in response to an inquiry that did not result from or arise in connection with a breach of the merger agreement, to refer the inquiring person to the merger agreement); (iii) enter into any acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) or similar contract relating to any acquisition proposal (other than an acceptable confidentiality agreement pursuant to and in accordance with the merger agreement); (iv) terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential acquisition proposal (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential acquisition proposal to be made to the Company so long as the Company promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver); or (v) take any action to exempt any person or entity (other than Parent or merger subs) from any takeover law. However, the merger agreement allows the Company to furnish non-public information or data and participate in discussions or negotiations under certain circumstances prior to obtaining the requisite approval of the Company’s stockholders if the Company is otherwise in compliance with its non-solicitation covenants in the merger agreement, as further described under “The Merger Agreement—No Solicitation; Recommendations of the Company Merger.”

In the merger agreement, the Company has also agreed that the Company Board, subject to certain exceptions contained in the merger agreement, will not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the recommendation of the Company Board in this proxy statement, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any other acquisition proposal, (iii) fail to reaffirm the recommendation of the Company Board in this proxy statement within 10 days after receipt of a written request from Parent to do so (which requests under this clause (iii) shall be limited to no more than once every 30 days and no more than two requests in the aggregate), (iv) after receipt of any other acquisition proposal that has been publicly disclosed, fail to recommend against any acquisition proposal within 10 days after receipt of a written request from Parent to do so, (v) fail to include the recommendation of the Company Board in this proxy statement, or (vi) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within 10 business days after it is announced.

However, at any time prior to obtaining stockholder approval, upon the occurrence of an intervening event (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Company Merger”), the Company may make an adverse recommendation change (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Company Merger”) if (i) the Company has (A) provided to Parent four business days’ prior written notice setting forth in reasonable detail information describing the intervening event and the rationale for the adverse recommendation change and expressly stating that the Company Board has determined to make an adverse recommendation change and (B) prior to making such an adverse recommendation change, engaged with Parent in good faith (to the extent Parent wishes to engage) during such four business day period to consider any adjustments proposed by Parent to the terms and conditions of the merger agreement such that the failure of the Company Board to make an adverse recommendation change in response to the intervening event would no longer be inconsistent with the directors’ fiduciary duties under applicable law.

In addition, at any time prior to obtaining stockholder approval, in response to a written acquisition proposal that did not result from a breach of the non-solicitation covenants of the merger agreement, if the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that the acquisition proposal constitutes a superior proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Company Merger”), then the Company Board may make an adverse recommendation change or terminate the merger agreement in order to enter into a definitive written acquisition agreement with respect to the superior proposal. The Company must comply with certain provisions of the merger agreement for the benefit of Parent (including with respect to notifying Parent and negotiating in good faith with Parent) before making an adverse recommendation change or terminating the merger agreement to enter into a definitive written agreement with respect to a superior proposal.

For more information about the restrictions on the Company’s solicitation of Acquisition Proposals and Adverse Recommendation Changes, see “The Merger Agreement—No Solicitation; Recommendations of the Company Merger.”

Conditions to Completion of the Mergers (page 76)

The closing of the mergers depends on a number of conditions being satisfied or waived. These conditions, which are described more fully in “The Merger Agreement—Conditions to Completion of the Mergers,” include:

•	the affirmative vote in favor of the mergers by the holders of at least a majority in combined voting power of the outstanding shares of the Company (the “Company stockholder approval”);

•

the receipt of approval in writing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) of a continuing membership application (“CMA”) by Manning & Napier Investor Services, Inc. (“MNIS”) pursuant to FINRA Rule 1017; provided that (i) at least 31 days have elapsed since FINRA deemed the CMA to have been filed with FINRA, (ii) FINRA has not notified MNIS that the CMA is subject to “fast track” review, (iii) MNIS or its representatives shall have notified (in writing and at least five business days prior to the anticipated closing date) the FINRA Membership Application Program that the parties intend to consummate the closing pursuant to FINRA Rule 1017(c)(1), (iv) FINRA has not advised any of the parties hereto at any time prior to the closing that they are prohibited from consummating the closing without FINRA approval, and (v) FINRA has not informed any of the parties hereto at any time prior to the closing that FINRA will, or may, impose any “interim restrictions” on MNIS that materially limit the manner in which MNIS may conduct its business or operations, including but not limited to reducing the scope of MNIS’s business, if the closing is consummated without such FINRA approval;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal prohibition that, in any case, prohibits or makes illegal the consummation of the mergers; further, no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that prohibits or makes illegal the consummation of the mergers;

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the accuracy of each party’s representations and warranties in the merger agreement (subject to materiality qualifiers);

•	the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement;

•	the receipt of all consents and approvals required from the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated;

•	the absence of a company material adverse effect; and

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the Company having received, as of five business days prior to the closing date, the consent of its clients representing a run rate revenue (calculated by multiplying the annual fee rate or fee schedule (as reduced for any fee concessions) multiplied by the assets under management (as adjusted for net cash inflows and outflows from February 28, 2022 until the calculation date but not changes due to market appreciation or depreciation or any currency fluctuations)) of at least 75% of the run rate revenue of all clients based upon assets under management as of February 28, 2022;

•

the Company having received, as of five business days prior to the closing date, the consent of its clients representing assets under management (as adjusted for net cash inflows and outflows from February 28, 2022 until the calculation date but not changes due to market appreciation or depreciation or any currency fluctuations) of at least 75% of the assets under management as of February 28, 2022; and

•	the delivery of an officers’ certificate by each party with respect to representation and warranties and performance of obligations under the merger agreement.

For more information about the conditions to completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Mergers.”

Termination of the Merger Agreement (page 77)

The merger agreement contains certain termination rights, including, but not limited to, the right of (i) the Company to terminate the merger agreement to accept a superior proposal or (ii) Parent to terminate the merger agreement upon an adverse recommendation change, in each case, subject to and in accordance with the terms and conditions of the merger agreement, and provides that, upon termination of the merger agreement by the Company or Parent in the instances set forth in clauses (i) and (ii) above, the Company will be required to pay Parent (or one or more of its designees) a Company Termination Fee of $8,790,000 in cash (or $3,140,000 in the event that the merger agreement was terminated by the Company to accept a superior proposal prior to the no-shop period start date, which date has now passed).

In addition, subject to specified exceptions and limitations, either the Company or Parent may terminate the merger agreement if the mergers are not consummated by October 1, 2022 (subject to extension to December 1, 2022 in certain instances).

Upon termination of the merger agreement by the Company or Parent under specified conditions, Parent will be required to pay the Company a Parent Termination Fee of $15,070,000 in cash.

We refer to October 1, 2022 (as it may be extended) as the “termination date.” For more information about the termination rights and terminations fees payable under the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effect of Termination.”

Financing (page 54)

The total amount of funds necessary to consummate the mergers and related transactions, including payment of related fees and expenses, is anticipated to be approximately 6.4 million, which will be funded with the net proceeds of the equity financing and debt financing described below, along with cash on hand of the Company and its subsidiaries.

The equity financing will be on the terms and conditions set forth in the equity commitment letter, dated as of March 31, 2022 (the “Equity Commitment Letter”), pursuant to which East Asset Management, LLC (“EAM”)

provided commitments to contribute as equity capital to Parent $148,997,560 in cash. Funding of the equity commitment is subject to the satisfaction of the conditions set forth in the equity commitment letter.

The debt financing is on the terms and conditions set forth in the commitment letter, dated as of March 31, 2022 (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Wells Fargo Bank, National Association, Citizens Bank, National Association and KeyBank National Association, pursuant to which such lenders have provided commitments to Corp Merger Sub in respect of a term loan facility of $100 million, the proceeds of which shall be used to consummate the acquisition of the Company as well as a $20 million revolving credit facility to fund the post-closing operations of the Company (as successor to Corp Merger Sub following the mergers). Funding of the Debt Financing is subject to the satisfaction of the conditions set forth in the debt commitment letter. See the section entitled “The Merger Agreement—Financing of the Mergers”.

Regulatory Approvals Required for the Merger (page 59)

The Company must file an application with the Financial Industry Regulatory Authority (which we refer to as “FINRA”) in accordance with FINRA Rule 1017 regarding the change of ownership of more than twenty-five percent (25%) of the equity of the Company’s subsidiary, Manning & Napier Investor Services, Inc., which is registered with the SEC as a broker-dealer and a member of FINRA as a result of the transaction contemplated by the merger agreement and make notice filings with the states in which Manning & Napier Investor Services, Inc. is registered and doing business. FINRA’s approval of this application is a condition to the parties’ obligations to consummate the mergers under the merger agreement. The Company submitted this application to FINRA on June 1, 2022.

The Company must file a change of control application with the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated regarding the change of control of the Company’s subsidiary Exeter Trust Company, which is registered a trust company in the State of New Hampshire. The New Hampshire Banking Department’s approval of this application is a condition to the parties’ obligations to consummate the mergers under the merger agreement. The Company submitted this application to the New Hampshire Banking Department on May 31, 2022.

Under the merger agreement, the mergers cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. On April 14, 2022, the parties filed the required notification and report forms under the HSR Act with respect to the mergers, commencing the initial 30 calendar-day waiting period. This HSR Act waiting period expired on May 16, 2022.

For a description of the parties’ respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Further Actions; Efforts.”

Additional Information (page 94)

You can find more information about Manning & Napier, Inc. in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby, including the mergers. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully in their entirety. See “Where You Can Find More Information.”

Q.	Why am I receiving this document?

A.

You are receiving this proxy statement because on March 31, 2022 the Company entered into the merger agreement with Group LLC, Parent and the merger subs. You are receiving this proxy statement in connection with the solicitation of proxies by the Company Board in favor of the merger agreement proposal. The merger agreement is attached as Annex A to this proxy statement. The description of the merger agreement in this proxy statement is not complete and is qualified in its entirety by reference to the complete text of the merger agreement.

After consideration, all of the members of the Company Board (with Mr. Mayer recused) (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the company merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that the company merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the company merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board recommends a vote “FOR” the adoption and approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.

Q.	What will the Company’s stockholders receive in the company merger?

A.

If the company merger is consummated, each holder of Company common stock will receive the merger consideration of $12.85 in cash, without interest, less any applicable withholding taxes, for each share of the Company common stock that such stockholder owns immediately prior to the time the company merger becomes effective, unless such stockholder exercises and perfects its appraisal rights under the DGCL. As a condition to the willingness of Callodine’s affiliates to enter into the merger agreement, Mr. Mayer (the “Rollover Holder”) entered into a rollover agreement with Callodine MN Holdings, Inc. (“TopCo”), pursuant to which, immediately prior to the company merger effective time, Mr. Mayer agreed to contribute 175,902 shares of Company common stock and 500,000 options to purchase Company common stock to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of the rollover agreement. Prior to the closing of the mergers, Parent and certain additional members of management may negotiate and enter into contracts providing for a rollover (immediately prior to the closing) of all or a portion of such persons’ shares of Company common stock through their contribution of such shares to TopCo in exchange for equity interests in TopCo. Any such additional members of management would also become a Rollover Holder and become a party to the stockholders agreement described herein and the rollover “bonus” opportunity. The Rollover Holders will only receive TopCo equity interests in respect of their rolled shares of Company common stock, and will not receive the merger consideration in respect thereof.

Q.	When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held virtually via live webcast on [●], 2022 at [●]. The special meeting can be accessed by visiting [●] where you will be able to attend the live meeting and vote online. Additionally, you will be able to vote up until 11:59 PM Eastern Time the day before the meeting date by visiting [●] and following the instructions. If you choose to attend the special meeting and vote your shares via the special meeting website, you will need the control number included on your proxy card. We encourage you to allow ample time for online check-in, which will open at [●]. Please note that you will not be able to attend the virtual special meeting in person. For more information about the Special Meeting, see “Information about the Special Meeting.”

Q.	Who can vote at the Special Meeting?

A.	Holders of record of the Company common stock as of the close of business on [●], 2022, the record date established by the Company Board for the special meeting, are eligible to vote.

Q.	How many votes do the Company’s stockholders have?

A.

Holders of the Class A and Class B Company common stock are entitled to one vote for each share of the Company Class A common stock that such holder owned at the close of business on [●], 2022, the record date for the special meeting on each matter properly brought before the special meeting. The Company has no shares of Class B common stock outstanding.

If, as of the record date, you are the beneficial owner of shares held in “street name” by your broker, bank or other nominee, and you wish to vote by attending the special meeting virtually, you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank or other nominee, along with proper identification. Please note that if you are a beneficial owner and wish to vote by attending the special meeting virtually, you must have a legal proxy from your broker, bank or other nominee naming you as the proxy. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.

For more information about the stockholders of record and beneficial owners of shares held in “street name,” see “Information about the Special Meeting.”

Q.	What votes are required for the Company’s stockholders to approve the merger agreement proposal?

A.

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock. Failures to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement proposal.

Q.	What vote of the Company’s stockholders is required to approve the other proposals to be considered at the special meeting?

A.

Approval of the specified compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, on a non-binding, advisory basis (the “non-binding named executive officer merger-related compensation proposal”) requires the affirmative vote of a majority of the votes entitled to be cast by all shares of Company common stock. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (the “adjournment proposal”) requires the affirmative vote of the holders of Company common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote AGAINST the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

Q.	What is a quorum?

A.

The representation of the holders of a majority of the outstanding shares of company common stock as of the record date must be present at the special meeting, attending the special meeting virtually or represented by proxy, in order to constitute a quorum, for the purposes of holding the special meeting and conducting business. For more information about the quorum of the special meeting, see “Information about the Special Meeting—Who Can Vote at the Special Meeting—Quorum.”

Q.	How does the Company Board recommend that I vote?

A.

After consideration of various factors, including the factors described in the section entitled “Special Factors—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company Board; Fairness of the Company Merger,” the Company Board (with Mr. Mayer recused) (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the company merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that the company merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the company merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board recommends a vote “FOR” the adoption and approval of the merger agreement and the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.

You should be aware that some of the Company’s executive officers (including Mr. Mayer, who is a member of the Company Board) are subject to plans, agreements or arrangements that may provide them with interests in the mergers that are different from, or are in addition to, the interests of the Company’s stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the merger agreement, and in approving the merger agreement and the mergers and in recommending that the merger agreement be approved and adopted by the Company stockholders. See the section entitled “Summary Term Sheet—Interests of Executive Officers and Directors of the Company in the Mergers.”

Q.	Have any Company stockholders already agreed to approve the merger agreement?

A.

Yes. Concurrently with the execution of the merger agreement, on March 31, 2022, Mr. Mayer, the Company’s Chairman and Chief Executive Officer, and the other Section 16 officers of the Company, who collectively beneficially own approximately 10% of the voting power of the Company’s outstanding capital stock, have separately entered into support agreements (the “Support Agreements”) with Parent, pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the company merger, subject to and in accordance with the terms and conditions of the applicable Support Agreement, so long as, among other things, the Company Board has not made an adverse recommendation change or the merger agreement has otherwise terminated. See the section entitled “Agreements Involving Common Stock—Support Agreement.”

Q.	What do I need to do now?

A.

Please read this proxy statement carefully in its entirety, including its annexes and the documents referred to or incorporated by reference herein, to consider how the company merger would affect you. After you read these materials, you should complete, sign and date your proxy or voting instruction card and mail it in the enclosed return envelope or submit your vote over the telephone or the Internet as soon as possible so that your shares can be voted at the special meeting. If you are a stockholder of record and you sign, date and mail your proxy card or otherwise submit your proxy without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Company Board, as applicable, with respect to each proposal.

Q.	Do I need to attend the special meeting virtually?

A.

No. It is not necessary for you to attend the special meeting virtually in order to vote your Company common stock. If you are a stockholder of record as of the record date, you may vote by mail, by telephone or through the Internet, as described in more detail below. If you are a “street name” holder of Company common stock, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares of Company common stock to be voted at the special meeting, as described in more detail below.

Q.	How do I vote?

A.	If you are a stockholder of record as of the Record Date, you may vote:

•	by proxy by returning the enclosed proxy card in the enclosed return envelope;

•	by proxy over the telephone using the telephone number printed on each proxy card you receive;

•	by proxy through the Internet voting instructions printed on each proxy card you receive; or

•

by casting your vote at the special meeting via the virtual meeting website. Any stockholder of record can attend the special meeting by visiting [●] where you will be able to attend the live meeting and vote online. Additionally, you will be able to vote up until 11:59 PM Eastern Time the day before the meeting date by visiting [●] and following the instructions. The special meeting starts at [●]. We encourage you to allow ample time for online check-in, which will open at [●] on [●], 2022. You will need your control number, found on your proxy card, to join the special meeting. Instructions on who can attend and participate via Internet, including how to demonstrate proof of stock ownership, will be posted at www.proxydocs.com/MN.

Whether or not you plan to attend the virtual special meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote online by ballot even if you have already voted by proxy.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m., Eastern Time, on the day before the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than a proxy card from the Company. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares by following the procedures provided by your broker. See “Information about the Special Meeting—How to Vote.”

Q.	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A.

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares of Company common stock with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q.	What happens if I do not return a proxy card, voting instruction card or otherwise vote or vote to abstain?

A.

If you are a holder of record, the failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If your shares are held in “street name” and you do not return your voting instruction card or otherwise instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

A vote to abstain will have the same effect as voting against each proposal as to which you abstain.

See “Information about the Special Meeting—How to Vote” and “—Votes Required; Treatment of Abstentions and Broker Non-Votes.”

Q.	What do I do if I receive more than one proxy card or voting instruction form?

A.

If, as of the Record Date, you hold shares as the beneficial owner of shares held in “street name,” or through more than one broker, bank or other nominee, and also directly as the stockholder of record or otherwise, you may receive more than one proxy card or voting instruction form relating to the special meeting. These should each be executed and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares are voted.

Q.	Why am I being asked to consider and vote on the non-binding named executive officer merger-related compensation proposal?

A.

SEC rules require the Company to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the mergers. Approval of the non-binding named executive officer merger-related compensation proposal is not required to complete the mergers.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for the special meeting is earlier than the expected date of the mergers. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the date of the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q.	Am I entitled to appraisal rights?

A.

Yes. Under Section 262 of the DGCL, a stockholder will be entitled to dissent and to seek appraisal for its shares only if certain criteria are satisfied. See the section entitled “Appraisal Rights” and Annex E of this proxy statement.

Q.	Should I send in my stock certificates now?

A.

No. After the mergers are completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares for the merger consideration. If, as of the Record Date, you are the beneficial owner of shares held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your shares in exchange for the merger consideration. Please do not send in your certificates now.

Q.	What happens if the mergers are not completed?

A.

In the event that the merger agreement proposal does not receive the required approval of the stockholders described in this proxy statement, or if the mergers are not completed for any other reason, and the merger agreement terminates, then the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the mergers. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today, and the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NYSE, the Company common stock will continue to be registered under the Exchange Act, and the Company’s stockholders will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock. Under certain circumstances, if the mergers are not completed, the Company may be obligated to pay to Parent a termination fee.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not anticipated to exceed $40,000 in total. Parent has agreed to share this cost equally with us.

The Company also will reimburse brokers, banks, other nominees, custodians and fiduciaries representing beneficial owners of the shares of company common stock for their expenses in forwarding soliciting materials to beneficial owners of our shares of company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies. For more information, see “Information about the Special Meeting—Solicitation of Proxies; Payment of Solicitation Expenses.”

Q.	What are the material US federal income tax consequences of the company merger to me if I am a US Holder?

A.

If you are a US Holder (as defined below in “Special Factors—Material US Federal Income Tax Consequences of the Company Merger”), receipt of cash in exchange for shares of Company common stock pursuant to the company merger generally will be a taxable transaction for US federal income tax purposes. Generally, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares. However, the tax consequences of the company merger to you will depend on your particular circumstances, and you should consult your tax advisors to determine how the company merger will affect you. For a more detailed summary of the material tax consequences of the company merger, see the section below “Special Factors—Material US Federal Income Tax Consequences of the Company Merger.”

Q.	What are the material US federal income tax consequences of the company merger to me if I am a Non-US Holder?

A.

If you are a Non-US Holder (as defined below in “Special Factors—Material US Federal Income Tax Consequences of the Company Merger”), you generally will not be subject to US federal income tax on any gain recognized in connection with the company merger unless you have certain connections to the United States. However, the tax consequences of the company merger to you will depend on your particular circumstances, and you should consult your tax advisors to determine how the company merger will affect you. For a more detailed summary of the material tax consequences of the company merger, see the section below “Special Factors—Material US Federal Income Tax Consequences of the Company Merger.”

Q.	Who can help answer my other questions?

A.

If you have additional questions about the special meeting, the mergers or this proxy statement, need assistance in submitting your proxy or voting your company common stock, or need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please contact the Company’s proxy solicitor in connection with the special meeting:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Stockholders and brokers, banks and other nominees may call (866) 619-8917 (toll-free).

SPECIAL FACTORS

The following, together with the summary of the merger agreement set forth under the section titled “The Merger Agreement,” is a description of the material aspects of the mergers. While we believe that the following description covers the material aspects of the mergers, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the mergers. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. You may obtain additional information without charge as described in the section titled “Where You Can Find More Information.”

We are asking our stockholders to consider and vote on the approval and adoption of the merger agreement and the transactions contemplated thereby, including the company merger. Pursuant to the merger agreement, subject to the satisfaction or waiver of certain conditions, Corp Merger Sub will merge with and into the Company with the Company surviving the company merger as a wholly-owned subsidiary of Parent. If the company merger is completed, the holders of shares of Company common stock (other than the holders of cancelled shares and except for any dissenting shares and rollover shares) will have the right to receive an amount in cash equal to $12.85 per share of Company common stock in cash (the “merger consideration”), without interest, subject to and in accordance with the terms and conditions set forth in the merger agreement.

Background of the Mergers

The Company is an independent investment management firm that provides clients with a broad range of financial solutions and investment strategies for both wealth and asset management. As a part of its efforts to strengthen its business and enhance stockholder value, the Company Board and senior management of the Company regularly review and assess the Company’s operations, performance and prospects and the strategic landscape in the industry, including the possibility of pursuing various strategic transactions.

In July 2021, Mr. Mayer was introduced to Mr. Jim Morrow, founder and chief executive officer of Callodine Group, LLC (“Callodine”).

On August 2, 2021, Mr. Mayer and Mr. Morrow had a meeting at which they had preliminary discussions regarding a potential acquisition of the Company by Callodine. Following the introductory meeting, on August 16, Mr. Mayer and Mr. Morrow continued their preliminary discussions regarding a potential acquisition of the Company by Callodine.

On August 18, 2021, the Company entered into a confidentiality agreement with Callodine.

On September 14, 2021, Mr. Mayer continued preliminary discussions with Mr. Adam Gusky, the chief investment officer of East Asset Management, LLC (“EAM”), and Mr. Morrow and discussed potential next steps, including a potential meeting with Mr. Terry Pegula and Mrs. Kim Pegula, the managing members of EAM.

On September 17, 2021, the Company Board met to discuss Mr. Mayer’s discussions with Mr. Morrow and authorized Mr. Mayer to continue preliminary discussions and agreed to arrange a meeting with representatives of the Company Board and representatives of Callodine and EAM.

On October 2, 2021, Mr. Mayer, Mr. Richard Goldberg and Ms. Barbara Goodstein met in Orchard Park, New York with Mr. Morrow, Mr. Pegula, Mrs. Pegula and Mr. Gusky, to discuss the culture of the Company, its personnel and history.

On October 9, 2021 the Company Board met to discuss the October 2 meeting and the Company Board authorized Mr. Mayer and Mr. Goldberg to continue discussions with Callodine to learn more about Callodine and understand Callodine’s approach to valuation of the Company.

Later on October 9, 2021, Mr. Mayer and Mr. Goldberg further discussed with Mr. Morrow the Company’s background and Callodine’s ownership structure.

On October 14, 2021, Mr. Mayer and Mr. Goldberg further discussed the Company with Mr. Morrow, including the recent performance of its asset management and wealth management businesses as well as the Company’s profitability.

On October 19, 2021, Mr. Mayer and Mr. Goldberg met with Mr. Morrow in Boston, Massachusetts. Mr. Morrow reviewed his preliminary valuation assessment of the Company and indicated that he would attribute an equity value range for the Company with a midpoint of approximately $290 million, implying an approximate $12.50 per share purchase price. Mr. Mayer and Mr. Goldberg indicated that they would present this valuation to the Company Board.

On October 22, 2021, the Company Board met and received an update from Mr. Mayer and Mr. Goldberg regarding Callodine’s preliminary valuation assessment. The Company Board authorized Mr. Mayer and Mr. Goldberg to continue discussions with Mr. Morrow to further explain the Company’s business model, including its business segments and cash flows, in connection with explaining why a higher valuation may be appropriate.

On October 28 and October 29, 2021, Mr. Mayer and Mr. Goldberg met with Mr. Morrow to further discuss the Company’s business and potential profitability as a private company.

On November 19, 2021, Mr. Mayer and Mr. Goldberg spoke with Mr. Morrow, and Mr. Morrow noted that Callodine’s current valuation of the Company based on performance information available to date to Callodine was in the $13.50 to $13.60 per-share range, subject to additional due diligence and further analysis.

On November 22, 2021, the Company Board met to receive an update from Mr. Mayer and Mr. Goldberg. Following discussion of Callodine’s most recent price proposal, the Company Board authorized Mr. Mayer and Mr. Goldberg to continue discussions with Callodine with a view toward obtaining a further increase in offer price.

On November 26, 2021, Mr. Mayer and Mr. Goldberg further discussed with Mr. Morrow the Company’s outlook and potential areas of improved financial results. Mr. Morrow noted that Callodine’s current estimated valuation of the Company was in the $13.65 to $13.70 range, subject to additional due diligence.

On November 29, 2021, Mr. Morrow notified Mr. Mayer and Mr. Goldberg that a formal letter, with a non-binding proposal to acquire the Company at $14.00 per share, would be delivered to the Company Board.

Later on November 29, 2021, the Company Board met to receive an update from Mr. Mayer and Mr. Goldberg regarding the November 26 meeting with Mr. Morrow, and Mr. Mayer also noted that earlier in the day Mr. Morrow indicated a written non-binding proposal letter was forthcoming with a $14.00 per-share offer price.

On November 30, 2021, Callodine delivered a written, non-binding proposal to acquire all of the outstanding shares of capital stock of the Company for a price of $14.00 per share in an all-cash transaction (the “November 30 Letter”). The proposal indicated that Callodine’s intention was to have existing employees continue managing the business day-to-day to maximize client retention, with strategic oversight from Callodine senior management on issues such as capital allocation and M&A. The non-binding proposal requested a 21-day exclusivity period and noted that Callodine’s ability to secure financing would not be a condition to close for the contemplated transaction. The Company Board did not agree to grant this requested exclusivity at that time.

On December 1, 2021, the Company Board met to discuss the November 30 Letter and to consider retention of potential financial advisors to assist in evaluating the proposal.

On December 3, 2021, the Company Board met with representatives of Company management and representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to further discuss the November 30 Letter and to receive a presentation regarding fiduciary duties in connection with the potential transaction from Gibson Dunn. The directors discussed potentially forming a special committee of disinterested directors, but declined to do so, noting that although Callodine had indicated an intention to retain management as part of a transaction, there were no agreements regarding continued employment and all directors, including Mr. Mayer, were aligned with the public stockholders to maximize the value of the Company’s shares. The Company Board however agreed that Mr. Mayer would recuse himself from a portion of applicable meetings of the Company Board to allow the other members of the Company Board an ability to continue to discuss these matters with legal counsel and, prior to receiving approval from the Company Board, Mr. Mayer would not engage in discussions with Callodine regarding post-closing employment or other matters that would dis-align Mr. Mayer from the Company’s stockholders in the potential merger transaction. The Company Board agreed that the next step would be to interview and retain a financial advisor to assist the Company Board in evaluating Callodine’s proposal. During executive session, the Company Board (with Mr. Mayer recused) further discussed a potential transaction with Callodine.

During early December 2021, the Company Board separately met with representatives of PJT Partners LP (“PJT Partners”) and representatives from another financial advisory firm to discuss a potential engagement in connection with a potential strategic transaction. On December 13, 2021, the Company Board agreed to retain PJT Partners in light of PJT Partners’ experience with public company transactions and transactions in the asset and wealth management industries.

On December 18, 2021, the Company Board met with representatives of Company management and representatives of Gibson Dunn to discuss certain financial projections for the Company’s five-year financial forecast that had been prepared by senior management and the key assumptions underlying such projections.

On December 28, 2021, the Company Board met with representatives of Company management and representatives of Gibson Dunn to further discuss the Company’s five-year financial forecast. Following discussion, the Company Board approved providing the forecasts to PJT Partners to be used for purposes of PJT Partners’ financial analyses and to be provided to Callodine.

On December 31, 2021, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Representatives of PJT Partners reviewed with the Company Board PJT Partners’ preliminary and illustrative financial analyses of the Company. The Company Board also discussed with representatives of management, Gibson Dunn and PJT Partners Callodine’s previous request for a 21-day exclusivity period as well as the Company potentially engaging in a pre-signing market check to evaluate interest of other potential acquirors and requesting a post-signing go-shop from Callodine that would allow the Company and its representatives to solicit interest from other potential acquirors after signing a definitive merger agreement. In light of concerns regarding the risk of leaks, including the potential adverse impact on Company employees and clients, and potential distractions to management in the event of such a leak, as well as the Company Board’s view as from discussions with informed by its financial advisors relating to the limited likely universe of potential acquirors, the Company Board determined that pursuing a post-signing go-shop was preferable to a pre-signing market check. However, the Company Board did not feel that the exclusivity as proposed by Callodine was appropriate at that time. The Company Board agreed to reconvene after its members had more time to consider potential responses to the November 30 Letter. During executive session, the Company Board (with Mr. Mayer recused) further discussed the preliminary and illustrative financial analyses of the Company from PJT Partners.

On January 3, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners to further discuss PJT Partners’ preliminary and illustrative financial analyses. Following discussion, the Company Board agreed that in light of Callodine’s previous valuation increases it was unlikely Callodine would have additional ability to significantly increase its offer price, but that the Company proposing a further price increase could instead lead to more favorable transaction terms for the Company.

Representatives of Gibson Dunn also discussed potential terms of a go-shop provision to be requested from Callodine including duration of the go-shop and corresponding termination fees. Following discussion, the Company Board instructed Gibson Dunn to prepare a summary of proposed go-shop terms for PJT Partners to share with Callodine and discussed including a 45-day go-shop period and a corresponding termination fee (payable by the Company) during this period equal to 1% of equity value, followed by a customary no-shop with a fiduciary out and a termination fee during this period equal to 2.5% of equity value. The Company Board also instructed PJT Partners to deliver the term sheet with a message that the Company Board was willing to move forward in negotiations.

On January 4, 2022, at the direction of the Company Board, representatives of PJT Partners delivered the draft go-shop summary to Callodine and, at the direction of the Company Board, noted that the Company Board continued to believe that additional consideration was appropriate in order to execute a transaction. At the direction of the Company Board, representatives of PJT Partners also advised Callodine that the Company was not prepared to provide exclusivity to Callodine. Callodine agreed that a go-shop would be acceptable subject to negotiation of the terms and agreed to forego its requested exclusivity. At this time, Callodine alternatively proposed an agreement with the Company requiring the Company to notify Callodine if other bids were received.

On January 4, 2022, Callodine also delivered an indicative transaction timeline to PJT Partners indicating the goal of signing and publicly announcing the mergers shortly before the Company’s anticipated earnings announcement during the week of February 7, 2022.

On January 6, 2022, Callodine delivered a revised draft of the go-shop summary contemplating a 30-day go-shop period with a corresponding termination fee (payable by the Company) during this period of 2% of equity value, plus reimbursement of Callodine’s expenses, followed by a no-shop with a fiduciary out and a termination fee during this period equal to 4.5% of equity value, plus reimbursement of Callodine’s expenses.

Later on January 6, 2022 representatives of PJT Partners and Callodine discussed the revised draft of the go-shop summary and Callodine again requested an agreement with the Company requiring the Company to notify Callodine if other bids were received as well as a representation that the Company had not been in contact with other parties regarding a potential strategic transaction since the November 30 Letter. During such discussion, representatives of Callodine further indicated that Callodine would cease participating in negotiations if the Company used the Callodine proposal to solicit alternative transactions.

On January 11, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Representatives of Gibson Dunn reviewed the latest draft of the go-shop term sheet and an initial draft merger agreement (prepared by Gibson Dunn) with the Company Board. The Company Board agreed that the Company would forego continued negotiation of the term sheet and instead move to negotiation of the full merger agreement. Representatives of Gibson Dunn discussed with the Company Board potential approaches for principal terms thereof, including a full equity backstop from Callodine’s equity sponsor, the duration of the go-shop period, the size of termination fees as well as regulatory provisions and conditions to the closing regarding the receipt of consents from the Company’s clients for an assignment of their investment-advisory agreement as required by the potential merger transaction. Following this review of the draft merger agreement, representatives of PJT Partners reported on recent calls with representatives of Callodine, including Callodine’s request for an agreement with the Company requiring the Company to notify Callodine if the Company received other bids and a representation from the Company that the Company had not been in contact with other parties regarding a potential strategic transaction since the November 30 Letter. Representatives of PJT Partners also conveyed Callodine’s assertion that Callodine would cease participating in negotiations if the Company used the Callodine proposal to solicit alternative transactions. Following discussion, the Company Board agreed that in light of the rights the Company would have to solicit alternative acquirors during the go-shop period and that the Company was not conducting a pre-signing market check, the Company would agree to notify Callodine if alternative transaction proposals were received prior to signing a definitive merger agreement, but would not agree to provide a representation about the Company’s solicitation activities since the November 30 Letter. During executive session, the Company Board (with Mr. Mayer recused)

discussed the timeline received from Callodine on January 4, 2022, noting the proposed timeline to negotiate post-closing employment agreements was during the week prior to closing.

Later on January 11, 2022, representatives of Gibson Dunn sent an initial draft merger agreement to Sidley Austin (as outside transaction counsel to Callodine) as well as a draft letter requiring the Company to notify Callodine if other bids were received prior to signing the merger agreement; such letter was never executed. The initial draft of the merger agreement required Callodine to deliver an equity backstop for the full purchase price and contemplated the acquisition of 100% of the outstanding shares of the Company by Callodine’s acquisition vehicle, as well as the acceleration and cash out at closing of all options and Company RSUs. The initial draft merger agreement also included a 30 day go-shop period, but allowed for the Company to have an additional 10 days thereafter to negotiate with any bidders who made a proposal during the go-shop period and included termination fees (payable by the Company) of 1.25% during the go-shop period and 3.25% after the go-shop period. The initial draft merger agreement also permitted the Company to pay cash dividends between signing and closing in the ordinary course of business.

On January 14, 2022, representatives of Gibson Dunn, PJT Partners, Sidley Austin, Callodine and Callodine’s financial advisors discussed key issues identified by Callodine and its representatives in the initial draft merger agreement. Representatives of Callodine noted that Callodine intended to structure the transaction to incorporate a rollover of equity from senior members of Company management (including Mr. Mayer, with whom it would require an employment agreement to be agreed at signing), viewed the transaction as a Rule 13e-3 “take private” transaction, intended to seek support agreements from key Company management individuals pursuant to which they would, among other things, agree to vote in favor of the merger transaction and, following the negotiation of key economic and legal terms, to seek non-competition/non-solicit agreements from these individuals. Accordingly, Callodine also intended for options and equity-based awards to be contributed into its acquisition vehicle such that they would not be cashed out at closing. Callodine also noted that an equity backstop was unacceptable given its status as a financial sponsor and it would not proceed under such structure. Among other things, representatives of Callodine also discussed their views on the go-shop and related termination fees as well as the Company’s desire to pay dividends between signing and closing.

On January 17, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Representatives of Gibson Dunn and Mr. Mayer updated the Company Board on the change in circumstances regarding Callodine’s requested management rollover and discussed protocols that would be followed in all upcoming negotiations, including that Mr. Mayer could not discuss or negotiate the terms of the merger agreement with Callodine (in light of his status as a member of management who would roll some portion of his Company equity), that all communications that were not related to the negotiation of employment and management rollover documents or due diligence matters would be at the direction of the Company Board and that management of the Company would need to retain separate counsel for the negotiation of such documentation. The Company Board also discussed Callodine’s financing structure for the merger transaction and the risk to the Company associated therewith, as well as other issues discussed on the January 14 call. The Company Board noted that before negotiating certain points it would require a full markup of the merger agreement from Callodine. During executive session, the Company Board (with Mr. Mayer recused) further discussed the issues from the January 14 call and protocols to ensure Mr. Mayer’s role on the transaction would be limited as directed by the Company Board. The Company Board (with Mr. Mayer recused) agreed that the appropriate next steps were for Mr. Mayer and Mr. Goldberg to meet together with Mr. Morrow to understand the rationale for the changes in approach.

On January 18, 2022, at the direction of the Company Board, representatives of PJT Partners reiterated to Callodine’s financial advisors the Company’s request for a higher purchase price and discussed the Company Board’s requirement of a full markup of the merger agreement. Representatives of Callodine noted that it would not increase its purchase price above $14.00 per share.

On January 20, 2022, Mr. Mayer and Mr. Goldberg together discussed with Mr. Morrow the shift in transaction structure as well as Callodine’s proposed financing arrangements for the potential transaction. Mr. Mayer then recused himself from the meeting. Without Mr. Mayer present, Mr. Morrow noted to Mr. Goldberg that the Company’s financial advisors continued to seek to negotiate purchase price but that Callodine would not increase its offer above $14.00 per share.

On January 26, 2022, representatives of Sidley Austin delivered to representatives of Gibson Dunn a revised draft merger agreement. The revised draft contemplated rollover agreements to be executed by all Section 16 officers (including Mr. Mayer), and noted Callodine’s expectation that each Section 16 officer would roll over at least 75% of his or her Company stock, that Mr. Mayer would enter into an employment agreement at signing of the merger agreement and that Mr. Mayer and all other directors and officers with significant shareholdings would enter into support agreements relating to the merger transaction. The revised draft also replaced the Company’s request for a full equity backstop if Callodine’s debt financing was unavailable with (i) a reverse termination fee payable by Parent to the Company if the debt financing were not available and (ii) a customary private equity buyer construct entitling the Company to specific performance to cause the closing to occur only if all of the Company’s closing conditions are satisfied, the Company is ready, willing, and able to close the transaction and the debt financing is available. The revised draft also included a 30-day go-shop period with a corresponding termination fee (payable by the Company) during this period of 1.5% of the product of (x) the fully diluted capitalization of the Company multiplied by (y) the per-share merger consideration. The revised draft also included a termination fee equal to 3.5% of the product of (x) the fully diluted capitalization of the Company multiplied by (y) the per-share merger consideration after the go-shop period. The revised draft prohibited the Company from paying dividends between signing and closing.

On January 30, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Mr. Mayer and Mr. Goldberg reported on their January 20 meeting with Mr. Morrow, and during executive session (with Mr. Mayer recused) representatives of Gibson Dunn discussed the revised draft merger agreement received from Sidley Austin and discussed countering with reverse termination fee equal to 2.5 times the termination fee payable by the Company after the expiration of the go-shop. The Company Board (with Mr. Mayer recused) also agreed to counter the 30 day go-shop period with a 40 day go-shop period and to accept the 3.5% termination fee after the go-shop period, without any additional buyer expense reimbursement, but to propose a 1.25% Company termination fee during the go-shop period. The Company Board (with Mr. Mayer recused) also agreed that the Company should seek to preserve the ability to pay ordinary course dividends between signing and closing.

On January 31, 2022, representatives of Gibson Dunn delivered a revised draft of the merger agreement to Sidley Austin reflecting the terms discussed with the Company Board.

On February 2, 2022, representatives of Gibson Dunn and Sidley Austin discussed the revised draft of the merger agreement.

On February 6, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Mr. Mayer conveyed that significant issues remained open with respect to his rollover and post-closing employment arrangements, and representatives of Gibson Dunn noted that significant issues also remained open in the merger agreement. The Company Board, Mr. Mayer and representatives of Gibson Dunn discussed due diligence matters that remained subject to continued Callodine review. During executive session, the Company Board (with Mr. Mayer recused) further discussed the open issues in the transaction documents.

On February 8, 2022, the Company reported 2021 fourth quarter and full year results for the period ended December 31, 2021.

On February 10, 2022, Mr. Mayer met with Mr. Gusky in Boca Raton, Florida to discuss Callodine’s ongoing due diligence.

On February 12, 2022, representatives of Sidley Austin delivered to representatives of Gibson Dunn a revised draft of the merger agreement. The revised draft prohibited the Company from paying dividends between signing and closing and required a voting support agreement from all of the Company’s Section 16 officers (including Mr. Mayer). The revised draft also required, as a condition to closing, that clients representing at least 80% of the Company’s run rate revenue and 80% of its assets under management consent to the assignment of their investment-advisory agreement as a result of the merger transaction, and further included a termination fee (payable by the Company) during the go-shop period of 1.25% of equity value, plus reimbursement of Callodine’s expenses up to a cap of $1.5 million and after the go-shop period, a termination fee of 3.5% of equity value (with no expense reimbursement).

On February 18, 2022, representatives of Callodine met with Mr. Mayer and members of the Company’s management executive committee in Rochester, New York to discuss the Company’s culture and strategy and visions for the post-closing Company.

On February 21, 2022, representatives of Sidley Austin delivered to Mr. Mayer and Morgan Lewis, counsel to management, a draft of Mr. Mayer’s post-closing employment agreement. Thereafter, Mr. Mayer also retained Pasini Law to assist him in the negotiation of his employment agreement.

On February 23, 2022, Mr. Goldberg met with Mr. Morrow to discuss Callodine’s ongoing due diligence.

On February 24, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Mr. Mayer provided an update to the Company Board on the status of negotiations on his post-closing employment documents and reported that a draft of the shareholders agreement for his ownership in the post-closing company had not yet been provided. During executive session, the Company Board (with Mr. Mayer recused) discussed potential negotiation strategies in order to expedite entry into a transaction agreement. Following further discussion, the Company Board agreed to direct Mr. Mayer to convey to Callodine the Company Board’s desire to resolve open due diligence matters and to receive a commitment from Callodine to execute a transaction agreement, debt commitment papers and employment and rollover agreements as quickly as possible. The Company Board (with Mr. Mayer recused) further noted that Mr. Mayer should discuss the open due diligence matters with Callodine to assist in resolving such matters. Representatives of Gibson Dunn also reviewed with the Company Board (with Mr. Mayer recused) the latest draft merger agreement received from Sidley Austin.

On February 24, 2022, Mr. Mayer delivered the Company Board’s message to Callodine and discussed the open due diligence matters.

On February 27, 2022, Callodine delivered a draft stockholders’ agreement and rollover documentation to Mr. Mayer and Morgan Lewis.

On March 1, 2022, Callodine delivered a draft debt commitment letter from prospective lenders for senior secured credit facilities of $120 million consisting of (A) a revolving credit facility of $20 million (for ongoing working capital and general corporate purposes of the post-closing business) and (B) a term loan facility of $100 million (to consummate the transaction).

On March 2, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Mr. Mayer provided an update on his draft employment documents and the draft debt commitment letter as well as a recent communication from Mr. Morrow to Mr. Mayer that Callodine’s due diligence was generally complete. Following discussion, the Company Board instructed Gibson Dunn to return a draft of the merger agreement to Sidley Austin.

Later on March 2, 2022, representatives of Gibson Dunn delivered a revised draft merger agreement to Sidley Austin.

On March 7, 2022, representatives of Callodine met with Mr. Mayer and other members of the Company’s management executive committee to discuss Callodine’s views of the operation of the post-closing company, including liquidity options that could be available to equityholders of the post-closing company.

On March 8, 2022, Callodine’s financial advisors delivered an issues list to representatives of PJT Partners. During a call between Callodine’s financial advisors and representatives of PJT Partners and before discussion of the issues list, Callodine’s financial advisors communicated that, as a result of Callodine’s recent due diligence findings, Callodine was no longer willing to pay $14.00 per share and would instead pay $12.00 per share. Later on March 8, 2022, Mr. Morrow informed Mr. Mayer of the reduced purchase price proposal.

Later on March 8, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners to discuss Callodine’s proposed price reduction. During executive session, the Company Board (with Mr. Mayer recused) discussed potential next steps, including continuing negotiations with Callodine, soliciting additional third-party interest in parallel with the Callodine negotiations and stopping negotiations with Callodine altogether. The Company Board (with Mr. Mayer recused) agreed it was necessary to get additional information from Callodine to evaluate the rationale for the proposed price reduction and discern whether there was an opportunity for Callodine to increase the purchase price from $12.00 per share.

On March 14, 2022, Mr. Goldberg discussed with Mr. Morrow the rationale for Callodine’s proposed price reduction. Mr. Morrow indicated that the price reduction was the result of Callodine’s recent financial due diligence findings regarding Q1 2022 market and financial performance, including, among others, that the Company’s expenses were growing faster than revenues, that volatile market performance was negatively impacting the Company’s investment performance (thereby negatively impacting its revenues), as well as unexpected cash balance factors such as the Company’s estimated uses of cash in the first half of 2022, and that the price reduction was unrelated to negotiations related to rollover agreements or employment agreements.

Later on March 14, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners to receive an update regarding Mr. Goldberg’s meeting with Mr. Morrow earlier that same day. During executive session, the Company Board (with Mr. Mayer recused) agreed that representatives of PJT Partners should meet with Callodine and its representatives to further understand Callodine’s analysis leading to the proposed price reduction.

On March 16, 2022, at the direction of the Company Board, representatives of PJT Partners discussed Callodine’s rationale for the proposed price reduction with representatives of Callodine and its financial advisors.

On March 18, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners to receive an update regarding PJT Partners’ discussion with Callodine and its financial advisors. Representatives of PJT Partners reviewed each of the items identified by Callodine as contributing to its proposed purchase price reduction. Representatives of PJT Partners also summarized the perspective of Company management regarding the total value impact of the items noted by Callodine. Representatives of Gibson Dunn reviewed with the Company Board (with Mr. Mayer recused) the open items from a business issues list previously circulated by Callodine’s advisors and discussed fiduciary duties of the Company Board in the context of the potential transaction. During executive session, following discussion, the Company Board (with Mr. Mayer recused) instructed PJT Partners to counter the $12 per-share offer price with a price of $13.50 per share, plus the continued ability of the Company to pay dividends in the ordinary course of business during the pre-closing period. The Company Board (with Mr. Mayer recused) agreed that it would instruct PJT Partners to make a proposal on the remaining core transaction terms in order to help ensure that upon reaching a resolution on price a deal could be quickly agreed without any further renegotiation. Accordingly, the Company Board (with Mr. Mayer recused) agreed that the Company would propose a Company Termination Fee of 1.25% of implied equity value during the go-shop period (without further expense reimbursement obligations) and 3.5% after the go-shop period (without further expense reimbursement obligations), a Parent Termination Fee of 7% of implied equity value and the removal of all closing conditions from the merger agreement relating to client consents (e.g., any run rate revenue- and AUM-based closing conditions).

On March 19, 2022, representatives of PJT Partners, as directed by the Company Board, communicated the counterproposal to Callodine.

On March 22, 2022, Callodine delivered a letter (the “March 22 Letter”) to the Company Board stating that Callodine was now prepared to pay a maximum of $12.85 per share to acquire the Company, but would prohibit the Company from paying dividends between signing and closing. Callodine also indicated it would require closing conditions that clients representing at least 75% of the Company’s run rate revenue and 75% of its assets under management consent to the assignment of their investment-advisory agreement as a result of the merger transaction, and a proposed termination fee of 1.25% of equity value during the go-shop period, plus reimbursement of Callodine’s expenses up to a cap of $1.0 million. The March 22 Letter also proposed a termination fee of 3.5% of equity value after the go-shop period and a Parent termination fee equal to 5.25% of equity value.

On March 23, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners to discuss the March 22 Letter. During executive session, the Company Board (with Mr. Mayer recused) instructed PJT Partners to make a counterproposal of $13.10 per share, with the Company permitted to pay dividends between signing and closing.

Following the meeting representatives of PJT Partners, as directed by the Company Board, communicated the counterproposal to Callodine. Representatives of Callodine noted that $12.85 per share with the continued ability to pay dividends between signing and closing was a best and final offer and that Callodine would abandon the transaction if that proposal was unacceptable. Callodine also requested responses to the other transaction terms proposed in the March 22 letter.

Later on March 23, 2022, the Company Board met again with representatives of Company management and representatives of Gibson Dunn and PJT Partners. During executive session, the Company Board (with Mr. Mayer recused) agreed that it would accept $12.85 per share with the continued ability to pay dividends between signing and closing. The Company Board (with Mr. Mayer recused) also instructed PJT Partners to accept the 75% run rate revenue and AUM closing conditions, a termination fee of 1.25% during the go-shop and 3.5% thereafter (without, in each case, any expense reimbursement) and a Parent termination fee of 6%.

Following the meeting, representatives of PJT Partners discussed the Company Board’s positions with representatives of Callodine. At that time, Callodine agreed to each of the proposals from the Company Board and agreed to work expeditiously towards executing a merger agreement.

Between March 24, 2022 and March 31, 2022, Sidley Austin and Gibson Dunn continued to negotiate the merger agreement, an equity commitment letter and related documentation and Sidley Austin, Morgan Lewis and Pasini Law continued to negotiate the post-closing employment and rollover documentation for Mr. Mayer.

On March 26, 2022, representatives of Company management, PJT Partners and Morgan Lewis met with Callodine and representatives of Sidley Austin to discuss outstanding issues in the employment and rollover documentation, including the provisions regarding governance and liquidity options available to equityholders of the post-closing company.

On March 28, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners to receive an update on the status of the negotiations of the merger agreement and the employment and rollover-related documents for Mr. Mayer.

On March 31, 2022, the Company Board met with representatives of Company management and representatives of Gibson Dunn and PJT Partners. Mr. Mayer noted that Mr. Pettinella was unable to attend the meeting but that representatives of PJT Partners would separately review its financial analyses in connection with the proposed transaction with Mr. Pettinella following the meeting. PJT Partners and Mr. Pettinella did so prior to the meeting of the Company Board taking place later that day. Representatives of Gibson Dunn provided the Company Board a summary of the proposed employment and rollover arrangements between Mr. Mayer and Callodine, as well as a summary of the proposed support agreements to be entered into by several members of Company management and a summary of the merger agreement.

Later on March 31, 2022, the Company Board (with Mr. Mayer) met with representatives of Gibson Dunn and PJT Partners to further discuss the proposed final terms of the merger agreement and related documentation, including the support agreements and the rollover and employment agreements with Mr. Mayer. PJT Partners provided a presentation to the Company Board regarding Callodine’s proposal and the financial terms thereof. At the request of the Company Board, representatives of PJT Partners reviewed its financial analyses in connection with the proposed transaction. At the request of the Company Board, representatives of PJT Partners then rendered its oral opinion to the Company Board (which was subsequently confirmed in writing) that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of Company common stock (other than holders of Rollover Shares) in the transaction was fair to such holders, from a financial point of view. The full text of PJT Partners’ written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion, is attached as Annex D. Representatives of Gibson Dunn reviewed fiduciary duties of the Company Board under applicable law and reviewed the provisions of the proposed merger agreement, which previously had been provided to the disinterested members of the Company Board together with a summary thereof. After careful consideration of various reasons to approve the merger agreement and the transactions contemplated thereby, including the company merger, and certain countervailing factors, the Company Board (with Mr. Mayer) declared that the merger agreement and the transactions contemplated thereby, including the company merger, were advisable, fair to and in the best interests of the Company and its stockholders generally, and approved the form, terms and provisions of the merger agreement and authorized the Company to enter into the merger agreement and ancillary agreements and perform each of its obligations thereunder and recommended that stockholders adopt the merger agreement. Representatives of PJT Partners then discussed with the Company Board the go-shop process, including each of the parties that PJT Partners planned to contact during the process, which list of proposed go-shop participants was prepared in consultation with Company management and included feedback from prior discussions with the Company Board.

The Company entered into the Merger Agreement shortly thereafter, on March 31, 2022, and publicly announced the transaction on April 1, 2022.

On April 1, 2022, in accordance with the go-shop provisions in the Merger Agreement, representatives of PJT Partners began contacting parties on behalf of the Company. During the go-shop period, representatives of PJT Partners contacted 38 parties consisting of 29 strategic acquirors and 9 financial sponsors. Of such contacted parties, one private equity firm executed a non-disclosure agreement with the Company, which did not include a standstill provision. The go-shop period ended without any party submitting an acquisition proposal.

Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger

The Company Board evaluated, with the assistance of its legal and financial advisors, the merger agreement and the mergers and, on March 31, 2022, with Mr. Mayer recused from the meeting, the Company Board determined on behalf of the Company that the merger agreement, the company merger and the other transactions contemplated thereby, were fair, advisable and in the best interests of the Company and its stockholders, approved the company merger and the other transactions contemplated by the merger agreement and recommended that the Company’s stockholders adopt the merger agreement.

In considering the recommendations of the Company Board (other than Mr. Mayer, who recused himself from the meeting at which such determination was made) with respect to the company merger, you should be aware that executive officers and directors have certain interests in the company merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement and the transactions contemplated thereby, including the company merger and in making its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the company merger. For more information about these interests, refer to the section entitled “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers.” The Company Board (other than Mr. Mayer, who recused himself from the meeting at which such determination was made) believes that the merger agreement and the transactions contemplated thereby, including the company merger, are fair to the Company stockholders.

In the course of making the determination and recommendation (with Mr. Mayer recused) described above, the members of the Company Board considered the following factors in favor of the merger agreement, the company merger and the other transactions contemplated thereby, each of which the members of the Company Board believed supported their decision to approve the merger agreement, the company merger and the other transactions contemplated thereby:

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that the Company Board believed the merger consideration was fair to the Company and its unaffiliated stockholders, in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the Company’s historical and projected financial performance;

•	the nature of the industry in which the Company operates, including anticipated industry trends and rapidly changing competitive and regulatory dynamics;

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the fact that the cash merger consideration of $12.85 per share, and the other terms and conditions of the merger agreement resulted from several months of negotiations between the Company Board and Callodine;

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the belief of the Company Board, based upon the course of negotiations with Callodine (as described in more detail under the section of this proxy statement captioned “—Background of the Mergers”), that the merger consideration represents the highest price that Callodine was willing to pay and that the terms of the merger agreement include the most favorable terms to the Company, in the aggregate, to which Callodine was willing to agree;

•

the potential risk of losing a favorable opportunity with Callodine if the Company sought to pursue strategic-transaction discussions with other third parties prior to entry into the merger agreement, including the potential negative effect that such a process might have on the Company’s business, especially given that the Company could defer such a process until after signing the merger agreement in light of the merger agreement’s “go-shop” provision;

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the current and historical market prices of the Company’s common stock, including the market performance of the Company’s common stock relative to those of other participants in the Company’s industry and to general market indices, and the fact that the merger consideration of $12.85 per share represented a premium of approximately 41% to the closing price of the Company common stock on March 31, 2022, the last trading day before the merger agreement was announced;

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the Company Board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position, its strategic options and prospects and the risks involved in achieving those prospects, its historical and projected financial performance and the nature of the industry in which the Company competes, and current industry, economic and market conditions, both on a historical basis and on a prospective basis, which, in the Company Board’s belief, made the transaction desirable at this time, as compared with other times, in the Company’s operating history or the foreseeable future;

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that the proposed merger consideration is all cash, such o that the transaction allows the Company’s stockholders (other than the Rollover Holders) to realize a fair value, in cash, for their investment and provides such stockholders liquidity and certainty of value for their shares, especially when viewed against the risks inherent in the Company’s business;

•	the financial presentation of PJT Partners and its oral opinion rendered to the Company Board on March 31, 2022, subsequently confirmed in its written opinion dated March 31, 2022, that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of Company common stock (other than the Rollover Holders) was fair to such holders from a financial point of view. PJT Partners’ written opinion is more fully described below under the caption “Opinion of the Company’s Financial Advisor” beginning on page 33;

•	the terms and conditions of the merger agreement and related transaction documents, including:

•	the requirement that the merger agreement be adopted by the holders of a majority of the outstanding shares of Company common stock;

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the right of the Company, within a 40-day “go-shop” period (which expired on May 10, 2022), to solicit alternative acquisition proposals from, and participate in discussions and negotiations with, third parties regarding alternative acquisition proposals;

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the Company’s ability to terminate the merger agreement in order to accept a superior proposal, subject to certain compliance with requirements in the merger agreement, including paying Parent a termination fee of either (i) $3,140,000 if the merger agreement was terminated during the go-shop period or (ii) $8,790,000 in certain cases after the go-shop period. These are amounts that the Company Board believes, based upon the advice of its financial and legal advisors, are unlikely to deter third parties from making competing proposals;

•	the absence of a financing condition for the benefit of Parent in the merger agreement;

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the fact that Parent has already obtained committed debt and equity financing for the transaction, and the obligation of Parent to use reasonable best efforts to obtain the Debt Financing on the terms contemplated by the Debt Commitment Letter;

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the Company’s ability, under circumstances specified in the merger agreement, to seek specific performance of Parent’s obligation to cause its equity financing sources to fund their contributions as contemplated by the equity commitment letters; and

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the requirement that, in the event of a failure of the mergers to be consummated under certain circumstances, Parent will be obligated to pay the Company a termination fee of $15,070,000, with EAM having guaranteed the payment of such fee pursuant to a limited guarantee (the “Limited Guarantee”); and

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the fact that the Company supporting stockholders agreed to support the transaction pursuant to a support agreement with Parent, that the support agreement terminates upon any termination of the merger agreement and that it does not prevent any other Company supporting stockholders, in their capacities as officers of the Company (including Mr. Mayer), from engaging in discussions relating to alternative acquisition proposals with any third party with which the Company is permitted to engage in discussions pursuant to the merger agreement;

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the availability of appraisal rights under the DGCL to holders of shares of Company common stock who do not vote in favor of the adoption of the merger agreement and comply with all of the required procedures under the DGCL, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement; and

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the fact that, in the absence of the mergers, the Company would continue to incur significant expenses and other regulatory obligations by remaining a public company, including the legal, accounting, transfer agent, printing and filing fees associated therewith, and that those expenses could adversely affect the Company’s financial performance and the value of the Company common stock.

In evaluating the merger agreement and the transactions contemplated thereby, including the company merger, and making the decisions, determinations and recommendations described above, the Company Board (with

Mr. Mayer recused) considered, among other things, a number of procedural safeguards that they believed were and are present in the merger agreement to ensure the fairness thereof and the transactions contemplated thereby, including the company merger, and to permit the Company Board (with Mr. Mayer recused) to represent effectively the interests of the stockholders. These procedural safeguards include, among other things, the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	that the Company Board retained and was advised by independent legal counsel and financial advisors and that Mr. Mayer and management were represented by different sets of counsel than the Company;

•	that the Company Board conducted extensive deliberations and met regularly over a period of approximately six months regarding the mergers;

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that the disinterested members of the Company Board represented a majority of the Company Board and had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto;

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that the members of the Company Board were aware that they had no obligation to recommend any transaction and that the members of the Company Board had the authority to reject any proposals made by Parent or any other person;

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that the Company Board made its evaluation of the merger agreement and the mergers based upon the factors discussed in this proxy statement and with the knowledge of Mr. Mayer’s interests in the merger; and;

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the fact that although the merger agreement does not require the vote of at least a majority of the unaffiliated stockholders, stockholders representing in excess of approximately 85% of the outstanding shares of Company common stock are not affiliates of Mr. Mayer or the Callodine Filing Persons and will have an opportunity to consider and vote upon the adoption of the merger agreement.

In evaluating the merger agreement and the transactions contemplated thereby, including the company merger, and making the decisions, determinations and recommendations described above, the Company Board (other than Mr. Mayer, who was recused from the meeting at which such determination was made) also considered, among other things, certain countervailing factors, including the following uncertainties, risks and other potentially negative factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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that, following the completion of the mergers, the Company will no longer continue as a public company and that the consummation of the mergers and receipt of the merger consideration, while providing certainty of value to the Company’s stockholders, will not allow stockholders (other than the Rollover Holders) to participate in potential further growth in the Company’s assets, earnings or appreciation in value of the Company common stock, or to participate in any Company dividends after the mergers;

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the risk that the transactions contemplated by the merger agreement, including the mergers, may not be consummated in a timely manner or at all, for a variety of reasons, and the consequences thereof, including (i) the potential loss of value to the Company’s stockholders, including the reduction of the trading price of the Company common stock, (ii) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel, and (iii) that the market’s and clients’ perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

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the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including the potential for lawsuits, actions or proceedings in respect of the merger agreement or the transactions contemplated by the merger agreement, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with the Company to terminate their employment prior to the completion of the mergers;

•	the risk of incurring substantial expenses related to the mergers, including in connection with any litigation that may arise prior to the mergers or thereafter;

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the risks and potentially negative factors described in “Special Factors—Certain Effects of the Mergers” and “Special Factors—Certain Effects on the Company if the Mergers are Not Completed,” respectively;

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that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the merger agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that the Company has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•	that the receipt of the merger consideration in exchange for shares pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes;

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the restrictions imposed by the merger agreement, after the no-shop period start date (which commended on May 10, 2022) on the Company’s solicitation of acquisition proposals from third parties, and that prospective bidders may perceive Parent’s right under the merger agreement to negotiate with the Company to match the terms of any superior proposal, including during the go-shop period (which ended on May 10, 2022), prior to the Company being able to terminate the merger agreement and accept a superior proposal, to be a deterrent to making alternative acquisition proposals;

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that Mr. Mayer’s existing ownership interest in the Company and obligations under the Support Agreement, and the Company Termination Fee would likely be taken into account by third parties considering whether to make alternative proposals, including during the go-shop period that expired on May 10, 2022;

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the possibility that the Company may be required to pay Parent a Company Termination Fee of $3,140,000 or $8,790,000 under certain circumstances, including upon termination of the merger agreement to accept a superior proposal (as more fully described under “The Merger Agreement—Effect of Termination”);

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the possibility that the Parent Termination Fee of $15,070,000 and certain enforcement expenses payable by Parent to the Company may be the Company’s sole and exclusive remedy in the event that the merger agreement is terminated by the Company due to (a) Parent’s breach of, or failure to perform its representations, warranties or obligations under the merger agreement or (b) Parent’s failure to consummate the mergers at such time at which all of the applicable conditions to closing have been satisfied (subject to certain conditions);

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that Parent and merger subs are newly formed entities with essentially no assets and that the limited guarantee from EAM to the Company (guaranteeing, among other things, the Parent Termination Fee) is capped at $15,070,000, plus certain expense reimbursement obligations of Parent;

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that, if the merger agreement is terminated in connection with the Company’s entry into a definitive agreement with respect to a superior proposal, the Company supporting stockholders have not agreed to vote their shares in favor of such superior proposal;

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the understanding that some of the Company’s directors and executive officers (including Mr. Mayer) may have certain interests in the company merger that may be different from, or in addition to, the interests of the Company’s stockholders generally (as discussed under “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers”); and

•	the restrictions placed on the conduct of the Company’s business prior to the completion of the mergers pursuant to the terms of the merger agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the mergers.

The Company Board (other than Mr. Mayer who was recused from the meeting at which such determination was made) concluded that, overall, the potentially positive factors outweighed the uncertainties, risks and potentially negative factors relevant to the merger agreement and the transactions contemplated thereby, including the mergers. Accordingly, the Company Board (other than Mr. Mayer who was recused from the meeting at which such determination was made) determined that the merger agreement and the transactions contemplated thereby, including the company merger are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders.

In the course of evaluating the merger agreement and the transactions contemplated thereby, including the company merger, and making the decisions, determinations and recommendations described above, the Company Board (other than Mr. Mayer who was recused) did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and as such considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Company Board (other than Mr. Mayer who was recused) did not consider liquidation value to be a relevant factor. Further, the Company Board (other than Mr. Mayer who was recused) did not consider the Company’s net book value, which is an accounting concept, as a factor because it believes (i) that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (ii) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry. The Company Board believes that the trading price of the Company common stock represents the best available indicator of the Company’s going concern value; and that to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company common stock, the per share merger consideration of $12.85 represented a premium to the going concern value of the Company.

In addition, the Company Board (other than Mr. Mayer who was recused) considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward looking matters, as well as by considering the discounted cash flow analysis presented by PJT Partners to the Company Board, as more fully described below in the section entitled “Special Factors—Opinion of the Company’s Financial Advisor”. The full text of the written Opinion of the Company’s Financial Advisor is attached as Annex D to this proxy statement.

Accordingly, the Company Board recommends that you vote “FOR” the merger agreement proposal, to approve and adopt the merger agreement and the transactions contemplated thereby, including the company merger, at the special meeting.

The Company Board is not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two (2) years preceding the signing of the merger agreement.

The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by the Company Board in their consideration of the merger agreement and the transactions contemplated thereby, including the company merger. The Company Board (other than Mr. Mayer who was recused from the meeting at which such decision was made) reached the decision to approve the entry into the merger agreement and recommend its adoption by the Company’s stockholders in light of the factors described above and other factors that the Company Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Company Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, each of the members of the Company Board (other than Mr. Mayer who was recused) may have given different weight to different factors. The Company Board conducted an overall review of the factors described above, including through discussions with the Company’s management and the Company’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, their decisions, determinations and recommendations.

Certain Unaudited Prospective Financial Information

The Company does not, as a matter of course, prepare or publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided certain non-public forecasts that were prepared by Company management (including Mr. Mayer) to the Company Board, to PJT Partners in its capacity as financial advisor to the Company Board, and to Callodine, which we refer to as the “Company forecasts.”

A summary of the Company forecasts is not being included in this document to influence your decision whether to vote for or against the merger agreement proposal, but rather because the Company forecasts were made available to the Company Board and PJT Partners. The inclusion of this information should not be regarded as an indication that the Company Board or its advisors or any other person considered, or now considers, these forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. The Company forecasts are subjective in many respects. There can be no assurance that the Company forecasts will be realized or that actual future results will not be significantly higher or lower than forecasted. Because the forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year.

In addition, the Company forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Company forecasts include non-GAAP financial measures, including non-GAAP revenue, EBITDA and unlevered free cash flow, because the Company believed these measures could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flows. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled measures used by other companies.

The Company forecasts have been prepared by, and are the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Company projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report on the Company’s consolidated financial statements incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 relates to the Company’s previously issued financial statements. It does not extend to the Company projections and should not be read to do so.

The Company forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. The forecasts were prepared on the basis that the Company would remain an independent, standalone public company, and did not contemplate the mergers. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, the impact of the COVID-19 pandemic, general business and economic conditions and other factors described or referenced under

“Cautionary Statement Concerning Forward-Looking Information.” In addition, the Company forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company forecasts were prepared. Accordingly, there can be no assurance that these forecasts will be realized or that the Company’s future financial results will not materially vary from these forecasts.

Accordingly, there can be no assurance that these forecasts will be realized or that the Company’s future financial results will not materially vary from these forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the Company forecasts set forth below. Readers of this proxy statement are cautioned not to place undue reliance on the projected financial information contained in the Company forecasts. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and, unless required by law, do not intend to update, or otherwise revise, the Company forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Callodine, Parent or merger subs in the merger agreement concerning these forecasts.

The Company forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information.”

The following is a summary of the Company forecasts provided to the Company Board and PJT:

	Calendar Year Ending December 31
($ in mm)	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$146	$158	$166	$178	$195	$213
EBITDA	$35	$34	$36	$40	$47	$54

Note:    Levered free cash flows for the Company were calculated by PJT Partners based on the Company forecasts, and approved by Company management for use by the Company’s financial advisors for purposes of their respective opinions and financial analyses. PJT Partners calculated the estimated levered free cash flows for the Company, based on information provided by Company management, as Net Operating Profit After Tax plus depreciation and amortization, less capital expenditures, less changes in working capital, for calendar years 2022 (representing second through fourth quarter 2022) through 2026 in the amounts of $46, $33, $37, $41 and $47 million, respectively.

Opinion of the Company’s Financial Advisor

PJT Partners was retained by the Company to act as its financial advisor in connection with the mergers and, upon the Company’s request, to render a fairness opinion to the Company Board in connection therewith. The Company selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company.

At a meeting of the Company Board on March 31, 2022, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated March 31, 2022, to the Company Board to the effect that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be received by the holders of the Shares (as defined in the merger agreement) (other than holders of Rollover Shares (as defined in the merger agreement)) was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Company Board, dated March 31, 2022, is attached as Annex B to this proxy statement and incorporated herein by reference. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Company Board and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read PJT Partners’ written opinion carefully and in its entirety. PJT Partners provided its opinion to the Company Board, in its capacity as such, in connection with and for purposes of its evaluation of the mergers only and PJT Partners’ opinion does not constitute a recommendation as to any action the Company Board should take with respect to the mergers or how any Company stockholder should vote or act with respect to the mergers or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this proxy statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

•	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to PJT Partners by the management of the Company;

•

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2021 through 2026 that were prepared by or at the direction of and approved for PJT Partners’ use by the management of the Company (collectively, the “Projections”);

•

held discussions with members of senior management of the Company concerning, among other things, their evaluation of the mergers and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for the Shares;

•	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that PJT Partners deemed to be relevant;

•	compared the proposed financial terms of the mergers with publicly available financial terms of certain other business combinations that we deemed to be relevant;

•	reviewed a draft, dated March 30, 2022, of the merger agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Company Board, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Company Board, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by Company management, were reasonably prepared in accordance with industry practice and represent Company management’s best then currently available estimates and judgments as to the business and operations and future financial performance of the Company. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the management of the Company. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to PJT Partners. PJT Partners relied, with the consent of the Company Board, on Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. PJT Partners further relied, with the consent of the Company Board, upon the assurances of the management of the Company that they were not aware of any facts that would make the information, including the Projections, provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification and it does not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of the Company. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of the Company under any applicable laws.

PJT Partners also assumed, with the consent of the Company Board, that the final executed form of the merger agreement would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the mergers would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the mergers. PJT Partners did not express any opinion as to any tax or other consequences that might result from the mergers, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

PJT Partners did not express any opinion as to the fairness of the LLC merger consideration (as defined in the merger agreement) to be paid to the holders of the Group LLC units in connection with the LLC Merger or any consideration to be received by holders of Rollover Shares. In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. PJT Partners did not consider the relative merits of the mergers as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and PJT Partners’ opinion did not address the underlying decision by the Company to engage in the mergers. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of the Shares of the merger consideration to be received by such holders (other than holders of Rollover Shares) in the mergers, and PJT Partners’ opinion did not address any other aspect or implication of the mergers, the merger agreement, or any other agreement or understanding entered into in connection with the mergers or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the mergers to the holders of any other class of securities (including to the holders of Group LLC Units), creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the mergers. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of Shares or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of its opinion. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which the Shares will trade at any time. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

PJT Partners’ advisory services and opinion were provided to the Company Board, in its capacity as such, in connection with and for the purposes of its evaluation of the mergers only and the opinion does not constitute a recommendation as to any action the Company Board should take with respect to the mergers or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of the Shares (including any holder of Rollover Shares) as to how any stockholder should vote or act with respect to the mergers or any other matter.

Summary of PJT Partners’ Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the Shares but rather made its determination as to fairness, from a financial point of view, to the holders of the Shares (other than holders of Rollover Shares) of the merger consideration to be received by such holders pursuant to the merger agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the mergers. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Company Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the mergers. None of the Company, the Company Board, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Projections and other financial information prepared and furnished to PJT Partners by or at the direction of the management of the Company and approved for PJT Partners’ use by the management of the Company. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed for the Company as of March 29, 2022 (which was the second to last full trading day for the Shares prior to the date of delivery PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. Calculations of implied per share equity values were rounded to the nearest $0.25. The detail underlying the fully diluted share count for the Company used below was provided by Company management.

Selected Comparable Company Analysis

PJT Partners reviewed and compared specific financial, operating and public trading data relating to the Company with similar information for twelve (12) selected publicly-traded small and mid-size capitalization asset management companies (“SMID”) and wealth management companies that PJT Partners deemed comparable to the Company. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per Company share on a standalone basis, in each case by reference to these companies. The selected comparable companies in the SMID industry were Janus Henderson, Cohen & Steers, CI Financial, Artisan Partners, Federated Hermes and WisdomTree Investments and the selected comparable companies in the wealth management industry were Raymond James, LPL Financial, Stifel, Focus Financial Partners, Blucora and Silvercrest.

As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including: (i) total enterprise value (calculated as the equity value based on fully diluted shares outstanding using the treasury stock method, plus debt and less cash and cash equivalents, after giving effect to certain adjustments for non-controlling interests and equity investments) (“TEV”) as a multiple of EBITDA for fiscal years ending in 2022 and 2023 (“TEV / EBITDA”) and (ii) the price to earnings ratio for fiscal years ending in 2022 and 2023 (“P / E”).

All of these calculations were performed and based on publicly available financial data and on closing share prices for each comparable company as of March 29, 2022. The median results of this selected comparable company analysis are summarized below:

	2022E SMID Median	2023E SMID Median	2022E Wealth Management Median	2023E Wealth Management Median
TEV / EBITDA	7.6x	6.9x	8.8x	8.0x
P / E	10.6x	10.0x	10.6x	9.6x

PJT Partners, based on its professional judgment, selected the comparable companies because PJT Partners believed their businesses, operating and public trading profiles are reasonably similar to those of the Company. However, because of the inherent differences between the businesses, operations and prospects of the Company and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the public trading histories, businesses, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company, as applicable, and the companies included in the selected comparable company analysis.

Based upon these judgments, PJT Partners selected a P / E multiple range of 7.0x to 9.0x for estimated 2022E net income for the Company, on a standalone basis. PJT Partners then applied this range to the Company’s estimated fiscal year 2022 net income based on the Projections, added the present value of certain net tax savings and divided by the Company’s implied fully diluted Share count based on the Shares outstanding as of March 30, 2022, all as provided by management of the Company, to calculate a range of implied prices of $7.50 to $9.50 per Share on a standalone basis. Also based upon these judgments, PJT Partners also selected a TEV / EBITDA multiple range of 4.5x to 6.5x for estimated 2022E EBITDA for the Company, on a standalone basis. PJT Partners then applied this range to the Company’s estimated fiscal year 2022 EBITDA based on the Projections, added the Company’s estimated March 31, 2022 estimated cash, cash equivalents, short-term investments and present value of certain net tax savings and subtracted the Company’s estimated March 31, 2022 debt balance, and divided the result by the Company’s implied fully diluted Share count based on the Shares outstanding as of March 30, 2022, all as provided by management of the Company, to calculate a range of implied prices of $9.25 to $12.25 per Share on a standalone basis.

PJT Partners then compared these ranges of implied value per Share with the offer price of $12.85 per Share in the transaction and the 30-day VWAP, as of March 29, 2022, of $8.44 per Share.

Selected Precedent Merger Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following eight (8) selected transactions involving companies in the asset management industry, which PJT Partners in its professional judgment considered generally relevant for comparative purposes:

Announcement Date	Acquiror	Target
Asset Management
October 2021	Pendal Group Limited	Thompson, Siegel & Walmsley, LLC
December 2020	Macquarie Asset Management	Waddell & Reed Financial, Inc.
July 2020	Perpetual Limited	Barrow, Hanley, Mewhinney & Strauss, LLC
November 2018	Victory Capital Holdings, Inc.	USAA Asset Management Company
October 2018	Invesco Ltd.	OppenheimerFunds
April 2018	Federated Investors, Inc.	Hermes Fund Managers Limited
February 2016	Fiera Capital Corporation	Apex Capital Management, Inc.
June 2014	Man Group plc	Numeric Holdings, LLC

For each precedent transaction, PJT Partners reviewed (i) the TEV of the target company in the transaction based upon the consideration payable in the transaction as a multiple of the target company’s EBITDA for the last twelve months (which we refer to as “TEV / LTM EBITDA”) and (ii) the price per share of the target company’s capital stock as a multiple of the target company’s earnings per share for the last twelve months (which we refer to as “P / LTM E”). Estimated financial data of the selected transactions were based on publicly available information.

The average and median results of this selected precedent merger analysis are summarized below:

	Average	Median
TEV / LTM EBITDA	8.1x	7.8x
P / LTM E	13.7x	13.1x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis, which PJT Partners discussed with the Company Board. In addition, certain of the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’ opinion. Accordingly, PJT Partners believed, and discussed with the Company Board, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the mergers. PJT Partners therefore made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the mergers that would affect the acquisition values of the selected target companies and the Company.

After reviewing the above analyses, PJT Partners selected a P / E multiple range of 8.0x to 11.0x, and applied such range to the Company’s estimated LTM net income as of March 31, 2022 based on the Projections to calculate a range of implied values per Share for the Company as of March 29, 2022. PJT Partners also selected a TEV / EBITDA multiple range of 6.0x to 8.0x, and applied such range to the Company’s estimated LTM EBITDA as of March 31, 2022 based on the Projections to calculate a range of implied values per Share for the Company as of March 29, 2022.

The following table summarizes the result of these calculations:

	Implied Value per Share
	Low	High
P / E	$8.75	$12.00
TEV / EBITDA	$11.25	$14.25

PJT Partners compared these ranges of implied value per Share with the offer price of $12.85 per Share in the transaction and the 30-day VWAP, as of March 29, 2022, of $8.44 per Share.

Discounted Cash Flow to Equity Analysis

In order to estimate the present value of a Share, PJT Partners performed a discounted cash flow to equity analysis of the Company. A discounted cash flow to equity analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated equity value of the Company using the discounted cash flow to equity method, PJT Partners discounted the Company’s projected levered free cash flows for the period Q2 through Q4 2022, through fiscal year end 2026 based on the Projections to present value at March 31, 2022, using a range of selected discount rates. PJT Partners selected a range of after-tax discount rates of 18% to 22% based on its analysis of the weighted average cost of capital of the Company as of March 31, 2022. The residual value of the Company at the end of the projection period, or terminal value, was estimated by applying a perpetuity growth rate range of 3.5% to 4.5% to the Company’s 2026E levered free cash flow. PJT Partners then calculated a range of implied equity values per Share by adding the present value of certain net tax savings (approximately $(0.8) million as provided by Company management) and dividing such amount by the implied fully diluted number of the Shares based on the Shares as of March 29, 2022, all as provided by management of the Company, to derive a range of implied value per Share on a standalone basis of $10.00 to $13.00. PJT Partners compared this range of implied value per Share with the offer price of $12.85 per Share in the transaction and the 30-day VWAP, as of March 29, 2022, of $8.44 per Share.

Other Information

PJT Partners also observed historical trading activity of the Shares during the 52-week period ending March 29, 2022, which was not part of its financial analyses in connection with rendering its opinion, but was referenced solely for informational purposes. The historical trading activity during the 52-week period ending March 29, 2022, indicated low and high intraday trading prices of the Shares during such period of $6.00 to $10.25.

PJT Partners also performed a discounted cash flow to equity analysis, which was not part of its financial analyses in connection with rendering its opinion, but was referenced solely for informational purposes. PJT Partners assumed 0.0% revenue growth and constant EBITDA margins for the period Q2 through Q4 2022 through fiscal year end 2026 based on the Projections to present value at March 31, 2022, using a range of selected discount rates.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between the Company, Parent and the Merger Subs, rather than PJT Partners, and the decision to enter into the merger agreement was solely that of the Company, Parent and the Merger Subs.

PJT Partners prepared these analyses for purposes of providing its opinion to the Company Board as to the fairness, from a financial point of view, as of the date of the written opinion of PJT Partners, to the holders of the Shares (other than holders of Rollover Shares), of the merger consideration to be received by such holders pursuant to the mergers. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, PJT Partners or any other person assumes responsibility if future results are materially different from those forecasts.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected PJT Partners to act as its financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the financial services industry specifically.

PJT Partners is acting as financial advisor to the Company in connection with the mergers. As compensation for its services in connection with the mergers, PJT Partners is entitled to receive from the Company a $1.0 million opinion fee, which became payable upon the delivery of PJT Partners’ opinion to the Company Board and is creditable against a transaction fee payable and contingent upon the closing of the mergers. Upon the closing of the mergers, PJT Partners is entitled to receive a transaction fee of $3.75 million. The Company has also agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners’ and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of its written opinion, PJT Partners has not received fees from the Company or Parent for any such services.

Position of the Callodine Filing Persons as to the Fairness of the Company Merger

Under SEC rules governing Rule 13e-3 “going-private” transactions, each of James Morrow, Aggregator, Callodine, TopCo, Parent, Corp Merger Sub and LLC Merger Sub (the “Callodine Filing Persons”) is required to express its beliefs as to the fairness of the proposed merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The company merger is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The Callodine Filing Persons may be deemed to be affiliates of the Company under SEC rules governing “going-private” transactions. The Callodine Filing Persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Callodine Filing Persons as to the fairness of the proposed merger are not intended and should not be construed as a recommendation to any shareholder of the Company as to how to vote on the proposal to approve the merger agreement. The Callodine Filing Persons have interests in the merger that are different from those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the consummation of the merger.

These interests are described under “Special Factors—Purposes and Reasons of the Callodine Filing Persons for the Company Merger.”

The Callodine Filing Persons believe the interests of the unaffiliated stockholders were represented by the Company Board, which negotiated the terms and conditions of the mergers and the merger agreement on behalf of the Company and its stockholders, with the assistance of the Company Board’s financial and legal advisors. The Callodine Filing Persons attempted to negotiate a transaction that would be most favorable to them, and not to the unaffiliated shareholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such unaffiliated shareholders. The Callodine Filing Persons did not participate in the deliberations of the Company Board regarding the company merger, and did not receive advice from the legal or other advisors of the Company as to the fairness of the company merger to the unaffiliated shareholders. The Callodine Filing Persons did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the company merger to the unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Company’s board of directors discussed in “Special Factors—Purposes and Reasons of the Company for the Company Merger” of this proxy statement (which considerations and findings are adopted by the Callodine Filing Persons solely for the purposes of making the statements in this section), the Callodine Filing Persons believe the proposed merger is substantively and procedurally fair to the unaffiliated shareholders based upon their knowledge of the Company and on substantially the same factors considered, by, and the findings of, the Company Board with respect to the fairness of the company merger. See “—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger”. The Callodine Filing Persons agree with the analyses, determinations and conclusions of the Company Board described under “—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger,” based on the reasonableness of these determinations and conclusions, which the Calldine Filing Persons adopt.

The foregoing discussion of the information and factors considered and given weight by the Callodine Filing Persons in connection with the fairness of the merger agreement and transactions contemplated thereby, including the company merger, is not intended to be exhaustive but is believed to include all material factors considered by them. The Callodine Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and transactions contemplated thereby, including the company merger. Rather, they made their fairness determinations after considering all of the foregoing as a whole. The Callodine Filing Persons believe these factors provide a reasonable basis upon which to form their belief that the company merger is fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to adopt the merger agreement. The Callodine Filing Persons do not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the company merger.

Position of Mr. Mayer as to the Fairness of the Company Merger

Under the SEC rules governing Rule 13e-3 “going-private” transactions, Mr. Mayer, as a Rollover Holder, may be deemed to be an affiliate of the Company and, therefore, also required to express beliefs as to the fairness of the proposed company merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The company merger is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. Mr. Mayer is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of Mr. Mayer should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. As described below, Mr. Mayer believes that the company merger is fair to the unaffiliated stockholders on the basis of the factors described under “—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company Board; Fairness of the Company Merger,” “—Opinion of the Company’s Financial Advisor,” “—Position of the Callodine Filing Persons as to the Fairness of the Company Merger,” and “—Purposes and Reasons of the Callodine Filing Persons for the Company Merger.”

Mr. Mayer did not participate in the deliberations of the Company Board regarding the company merger, and did not receive advice from the legal or other advisors of the Company as to the fairness of the company merger. As disclosed under “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers,” Mr. Mayer has interests in the company merger both the same as those of the unaffiliated security holders by virtue of the expected receipt of the merger consideration for a portion of the Rollover Holder’s equity interests in the Company upon completion of the mergers, and not identical to those of the unaffiliated security holders by virtue of (1) Mr. Mayer’s ability to roll over a portion of his ownership stake in the post-closing Company (such rollover being valued with the same per share valuation of the shares of Company common stock used to determine the merger consideration) in exchange for a continuing ownership stake in Parent, (2) Mr. Mayer’s eligibility to potentially receive either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, under his rollover-bonus-opportunity letter agreement, and (3) Mr. Mayer’s continuing leadership role in the post-closing Company (the “Surviving Corporation”) as its Chief Executive Officer, including the terms of the new employment agreement with Mr. Mayer to be effective upon the effective time of the merger, which provides for (among other things) a base salary of $600,000 per annum, eligibility to receive a cash bonus with a target range for 2022 of between $3,000,000 to $3,500,000 and a portion of which is guaranteed based on the number of days in 2022 occurring prior to the closing of the mergers, and eligibility to participate in health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to satisfaction of all applicable eligibility conditions of such plans. Mr. Mayer’s employment agreement also provides that if Mr. Mayer’s employment is terminated by the post-closing Company without cause, or if Mr. Mayer resigns for good reason then subject to Mr. Mayer’s execution of a release of claims in favor of the Company and compliance with his post-termination obligations to the Company, Mr. Mayer will receive cash severance in the amount of $5 million payable over the two-year period following the termination date, plus 60% of the guaranteed portion of the cash bonus for 2022 if not yet paid, and accelerated vesting of all unvested equity awards granted to Mr. Mayer pursuant to the merger agreement. In addition, the employment agreement provides for up to 40% of each annual cash bonus award to be deferred and paid in the form of a vested award pursuant to the Company’s deferred incentive compensation program and/or one or more employer equity instruments. While Mr. Mayer is a current officer of the Company and chairman and member of the Company Board, because of his participation in the transaction as described under the section captioned “Summary Term Sheet—Interests of Executive Officers and Directors of the Company in the Mergers” he recused himself from the Company Board’s determination on the merger and its related transactions and did not participate in the related Company Board vote and approval. For these reasons, Mr. Mayer does not believe that his interests in the company merger influenced the decision of the Company Board with respect to the merger agreement or the merger.

The unaffiliated stockholders were represented by the Company Board, which negotiated the terms and conditions of the mergers and the merger agreement on behalf of the Company, with the assistance of the Company Board’s financial and legal advisors. The Company Board approved the terms and conditions of the mergers and the merger agreement (with Mr. Mayer recused from the Company Board’s determination in respect thereof, and not participating in the related Company Board vote and approval due to his involvement in the transaction as outlined in the precedent paragraph). Accordingly, Mr. Mayer has not performed, or engaged a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the company merger to the unaffiliated stockholders. Mr. Mayer believes, however, that the company merger is substantively and procedurally fair to the unaffiliated stockholders based upon his knowledge of the Company and on substantially the same factors considered by, and the finding of, the Company Board (other than Mr. Mayer) with respect to the fairness of the company merger to the unaffiliated stockholders. See “—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the

Company Merger”. Mr. Mayer agrees with the analyses, determinations and conclusions of the Company Board described under “—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger,” based on the reasonableness of these determinations and conclusions, which Mr. Mayer adopts.

The foregoing discussion of the information and factors considered and given weight by Mr. Mayer in connection with the fairness of the merger agreement and transactions contemplated thereby, including the company merger, is not intended to be exhaustive but is believed to include all material factors considered by him. Mr. Mayer did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and transactions contemplated thereby, including the company merger. Rather, he made his fairness determinations after considering all of the foregoing as a whole. Mr. Mayer believes these factors provide a reasonable basis upon which to form his belief that the company merger is fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to adopt the merger agreement. Mr. Mayer does not make any recommendation as to how stockholders of the Company should vote their shares of Company common stock relating to the company merger.

Purposes and Reasons of the Company for the Company Merger

The purpose of the company mergers for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the per share merger consideration of $12.85 in cash, without interest and less any applicable withholding taxes, representing a premium of approximately 41% to the closing market price of the Company common stock on March 31, 2022, the last trading day prior to the announcement of the Company’s entry into the merger agreement. The Company has determined to undertake the company merger at this time based on the analyses, determinations and conclusions of the Company Board described in detail above under “—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger.”

Purposes and Reasons of the Callodine Filing Persons for the Company Merger

Under the SEC rules governing Rule 13e-3 “going-private” transactions, the Callodine Filing Persons may be deemed to be affiliates of the Company, and, therefore, they are required to express their purposes and reasons for the company merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Callodine Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Callodine Filing Persons should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

For the Callodine Filing Persons the primary purpose of the mergers is to allow Callodine to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the mergers are completed and the shares of Company common stock cease to be publicly traded. The Callodine Filing Persons believe that structuring the transaction as a merger is preferable to other transaction structures (such as a tender offer) because it (i) will enable Callodine to indirectly acquire all of the Company’s outstanding shares at the same time, (ii) will allow the Company to cease (immediately, as of the closing of the mergers) to be a publicly registered and reporting company, (iii) represents an opportunity for the unaffiliated stockholders (other than the Rollover Holders with respect to the rollover shares) to receive the merger consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the merger agreement and (iv) allows the Rollover Holders to maintain a portion of their investment in the post-closing Company through direct ownership in TopCo. The Callodine Filing Persons did not consider any other alternative transaction structures or other alternative means to accomplish the foregoing purposes.

Purposes and Reasons of Mr. Mayer for the Company Merger

Under the SEC rules governing 13e-3 “going-private” transactions, Mr. Mayer may be deemed to be an affiliate of the Company, and, therefore, he is required to express his purposes and reasons for the company merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Mr. Mayer is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of Mr. Mayer should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Mr. Mayer has served as the Company’s Chairman of the Board since July 30, 2020 and Chief Executive Officer since January 2019. Representatives of Callodine indicated they were not prepared to move forward with a proposed transaction without a rollover of existing company common stock from Mr. Mayer. As a result, Mr. Mayer eventually agreed to enter into the rollover agreement because he believed that the overall benefits of the Company merger outweighed the detriments to him associated with the rollover agreement, including the potential lack of liquidity Mr. Mayer will have in the equity of TopCo, the control of TopCo by Callodine, and the increased risk associated with the debt leverage contemplated for the Company by Callodine after closing. In determining to enter into the rollover agreement, Mr. Mayer also considered the confidence he has in the existing management team and in the prospects of the Company operating under private ownership as a portfolio company of Callodine after the closing.

The Rollover Holder believes that it is in the best interests of the Company’s stockholders to effect a liquidity transaction while market conditions remain favorable, as well as in the best interests of the Company to operate as a privately held entity. The Rollover Holder believes that, as a privately held entity, the Company will have greater operational flexibility to pursue alternatives than it would have as a public company, and management of the Company will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the shares of Company common stock. Although the Rollover Holder believes that there may be substantial future upside opportunities associated with their ownership of TopCo shares following the closing, the Rollover Holder recognizes that there may also be substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the mergers are completed, the Company will become a wholly-owned subsidiary of Parent, and the Company common stock will cease to be publicly traded. For Mr. Mayer, the purpose of the company merger is to effectuate the transactions contemplated by the merger agreement and the separate rollover agreement, which will allow Mr. Mayer to realize the value of a portion of his shares of Company common stock by receiving $12.85 per share in cash for a portion of his shares and also own equity interests of TopCo and to bear the rewards and risks of such ownership after the mergers are completed and the shares cease to be publicly traded. Mr. Mayer believes that structuring the transaction in this manner is preferable for unaffiliated stockholders to other alternative transaction structures because (i) it will enable Parent to acquire all of the outstanding shares of the Company at the same time; (ii) it represents an opportunity for the unaffiliated stockholders to immediately realize the value of their investment in the Company and for Mr. Mayer to immediately realize the value of a significant portion of his investment in the Company at a price of $12.85 per share in cash, without interest, less any applicable withholding taxes, in accordance with and subject to the terms and conditions set forth in the merger agreement; and (iii) it allows him to continue to own indirect equity interests in the Company after the mergers and to bear the rewards and risks of such ownership after the mergers.

Plans for the Company After the Mergers

If the mergers are completed, it is expected that the current officers of the Company will continue to manage the day-to-day operations of the business and that the Company will continue to be based in Western New York. Callodine intends to provide strategic guidance and oversight for the Company, leveraging its institutional relationships and operational resources to help accelerate growth. Callodine also intends to help introduce new investment strategies and fund offerings into the Company’s current product set. By offering a more diversified suite of investment products to the Company’s clients, Callodine believes that there is potential for improved client retention, larger portfolio allocations, and enhanced customer growth.

Certain Effects of the Mergers

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the mergers are either satisfied or, to the extent permitted, waived, then the Corp Merger Sub will merge with and into the Company, with the Company surviving the company merger as a wholly-owned subsidiary of Parent and LLC Merger Sub will merge with and into Group LLC with Group LLC surviving the LLC merger as a wholly-owned subsidiary of the Company.

Treatment of the Shares of Company Common Stock

At the company merger effective time, each share of Company common stock outstanding immediately prior to the company merger effective time (other than shares (i) held in the treasury of the Company or owned, directly or indirectly, by Parent or its affiliates, the merger subs or any wholly-owned subsidiary of the Company immediately prior to the company merger effective time (ii) issued and outstanding immediately prior to the company merger effective time that are held by a holder who did not vote in favor of the adoption of the merger agreement and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and (iii) subject to a rollover agreement (as we explain in more detail herein)) will be cancelled and extinguished and automatically converted into the right to receive the merger consideration, in accordance with and subject to the terms and conditions set forth in the merger agreement, whereupon the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration, subject to and in accordance with the terms and conditions of the merger agreement.

Treatment of Equity Compensation Awards

At the company merger effective time and as a result of the company merger:

•

Each option (each, a “Company Stock Option”) to purchase shares of Company common stock granted under the Company’s 2011 Equity Compensation Plan, other than options contributed to TopCo in exchange for options to purchase shares of TopCo common stock, shall be cancelled for no consideration.

•

At the effective time of the company merger, each outstanding award of restricted stock units (each, a “Company RSU”) with respect to shares of company common stock shall be cancelled and replaced with a restricted stock unit award (a “TopCo RSU”) with respect to a number of shares of common stock of TopCo that is equal to the number of shares of company common stock that were subject to such cancelled Company RSU. Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the replacement TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo common stock (with the mix of cash and shares determined by Parent in its sole discretion) valued in the aggregate at (x) the number of shares of TopCo common stock underlying such TopCo RSU multiplied by (y) the merger consideration, with shares of TopCo common stock valued for such purpose at the then prevailing book value per share at the time of such settlement.

Benefits of the Company Merger for the Company’s Unaffiliated Stockholders

The primary benefit of the company merger to the unaffiliated stockholders will be their right to receive the merger consideration of $12.85 per share in cash, without interest, less any applicable withholding taxes, in accordance with and subject to the terms and conditions set forth in the merger agreement, representing a premium of 41% over the closing price of the Company’s common stock on March 31, 2022, the last trading day prior to announcement of the merger agreement. Additionally, such unaffiliated stockholders will avoid the risk after the company merger of any possible decrease in the Company’s future earnings, growth or value.

Detriments of the Company Merger to the Company’s Unaffiliated Stockholders

The primary detriments of the company merger to the unaffiliated stockholders include the lack of an interest of such unaffiliated stockholders in the potential future earnings, growth, or value realized by the Company after the company merger. In addition, the unaffiliated stockholders will not benefit from any sale of the Company or its assets to a third party in the future.

Certain Effects of the Mergers for the Callodine Filing Persons

If the mergers are completed and the shares of Company common stock cease to be publicly traded, the Callodine Filing Persons will indirectly own equity interests in the Company and to bear the rewards and risks of such ownership. The Callodine Filing Persons intend to provide strategic guidance and oversight for the Company, leveraging its institutional relationships and operational resources to help accelerate growth. The Callodine Filing Persons also intend to help introduce new investment strategies and fund offerings into the Company’s current product set. By offering a more diversified suite of investment products to the Company’s clients, the Callodine Filing Persons believe that there is potential for improved client retention, larger portfolio allocations, and enhanced customer growth.

Certain Effects on the Company if the Mergers are Not Completed

If the merger agreement proposal is not approved by the Company’s stockholders or if the mergers are not completed for any other reason, and the merger agreement is terminated, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the company merger. Instead, unless the Company is sold to a third party, the Company will remain an independent public company, and the shares of Company common stock will continue to be listed and traded on the NYSE, so long as the Company continues to meet the applicable listing requirements. In addition, if the mergers are not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today, and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the current market price of shares of Company common stock may decline to the extent the current market price of shares of Company common stock reflects a market assumption that the mergers will be completed on the terms and at the price contemplated by the merger agreement.

Under certain circumstances, if the mergers are not completed, the Company may be required to pay Parent the Company Termination Fee or Parent may be required to pay the Company the Parent Termination Fee, as well as pay certain enforcement costs if applicable. See “The Merger Agreement—Effect of Termination.”

Interests of Executive Officers and Directors of the Company in the Mergers

The Company’s executive officers and directors have interests in the mergers that are different from, or in addition to, the interests of the Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the approval of the merger agreement to the Company’s stockholders.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the merger agreement proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table included under the section entitled “Golden Parachute Compensation.”

These interests may include, but are not limited to:

•	agreements to rollover stock and options in the Company into stock and options of TopCo, the amounts of which are described in the section entitled “Rollover Agreement”;

•	the rollover bonus opportunity, the amounts of which are described in the section entitled “Rollover Bonus Opportunity”;

•	the continued engagement and/or employment, as applicable, of certain board members and executive officers of the Company, as described below;

•	the continued positions of certain directors of the Company as directors on the board of directors of TopCo, as described below;

•

the treatment in the mergers of equity awards and stock options held by the Company directors and executive officers described in the section of this proxy statement captioned “Certain Effects of the Mergers—Treatment of Equity Compensation Awards”;

•	severance payments and benefits payable under existing arrangements or arrangements that may be entered into in connection with the mergers; and

•	continued indemnification and directors’ and officers’ liability insurance applicable for a period of six years following completion of the merger.

In respect of the Company directors and named executive officers, the mergers shall impact their board service and results in equity and cash-based awards as summarized below:

Compensation Payable as a Result of the Mergers

All directors and executive officers of the Company who are Company stockholders will receive the merger consideration in respect of their shares of Company common stock, calculated in the same manner as the merger consideration is calculated for all other Company stockholders. As described below in the section entitled “Interests of Executive Officers and Directors of the Company in the Mergers—Executive Severance Arrangements” and as summarized in the table entitled “Interests of Executive Officers and Directors of the Company in the Mergers—Golden Parachute Compensation,” Messrs. Mayer, Busheri and Battaglia, as well as certain other executive officers who are Company stockholders, are eligible for severance payments under certain circumstances. The severance arrangements are contractual and were established prior to signing of the merger agreement and not in anticipation of the mergers. As described below in the sections entitled “Interests of Executive Officers and Directors of the Company in the Mergers—Rollover Bonus Opportunity” and “Interests of Executive Officers and Directors of the Company in the Mergers—Rollover Agreement” and as summarized in the table entitled “Interests of Executive Officers and Directors of the Company in the Merger—Golden Parachute Compensation,” TopCo has entered into rollover agreements and a rollover bonus opportunity agreement with Mr. Mayer.

Compensation following the Mergers

The merger agreement contemplates that Mr. Mayer will continue to serve as the Chief Executive Officer of the Company, Mr. Busheri will continue to serve as the Director of Investments of the Company, and Mr. Battaglia will serve as Chief Financial Officer of the Company, in each case after closing the merger. In this role, Mr. Mayer will be entitled to an annual base salary equal to $600,000 and a target bonus range of $3,000,000 to $3,500,000 for 2022. Compensation changes, if any, for Messrs. Busheri and Battaglia in such roles have not yet been determined.

Treatment of the Company Equity Awards

See the section below entitled “Interests of Executive Officers and Directors of the Company in the Mergers—Treatment of the Company Equity Awards” for a description of the treatment of the Company equity awards held by members of the Company Board and management of the Company after the closing of the mergers. In general, directors and members of management will receive the same treatment as other holders of company equity awards, except that certain of Mr. Mayer’s vested options are subject to the Rollover Agreement.

Shareholding by Directors and Officers

See the section below entitled “Security Ownership of Certain Beneficial Owners and Management” for a summary of the shareholding of members of the Company Board and the named executive officers of the Company.

Treatment of the Company Equity Awards

Stock Options

As of December 31, 2021, the only Company Stock Options outstanding were vested options (owned by Mr. Mayer) to be contributed to TopCo in exchange for vested options to purchase shares of TopCo common stock. Each Company Stock Option, other than options contributed to TopCo in exchange for options to purchase shares of TopCo common stock, if any, will be cancelled for no consideration at the company merger effective time as a result of the company merger.

Restricted Stock Units

As of December 31, 2021, there were 3,421,611 Company RSUs outstanding. At the effective time of the company merger, each outstanding Company RSU will be cancelled and replaced with a TopCo RSU with respect to a number of shares of common stock of TopCo that is equal to the number of shares of company common stock that were subject to such cancelled Company RSU. Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the replacement TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo common stock (with the mix of cash and shares determined by Parent in its sole discretion) valued in the aggregate at (x) the number of shares of TopCo common stock underlying such TopCo RSU multiplied by (y) the merger consideration, with shares of TopCo common stock valued for such purpose at the then prevailing book value per share at the time of such settlement.

Pursuant to an employment agreement entered into with Mr. Mayer in connection with the mergers, in the event that Mr. Mayer’s employment is terminated without cause or as a result of Mr. Mayer’s death, disability or resignation for good reason, in connection with or following the closing of the company merger, Mr. Mayer’s outstanding and unvested equity awards in TopCo will become fully vested.

The following table sets forth the number of the Company Stock Options and the Company RSUs that were awarded to and held by the Company executive officers (none of the non-employee directors hold Company Stock Options or Company RSUs) as of March 28, 2022 and the value of these awards in the company merger, assuming a per share value of the Company’s common stock equal to $12.74, which is the average of the closing price of the Company’s common stock over the first five trading days following the announcement of the mergers. The foregoing equity awards will be treated in the same manner as outstanding equity awards generally and described above.

Executive Officers	Company Options (Vested) (#)	Company Options (Vested) ($)	Company RSUs (Unvested) (#)	Company RSUs (Unvested) ($)
Marc O. Mayer	500,000	$6,370,000	163,399	$2,081,703
Ebrahim Busheri	—	—	100,407	$1,279,185
Paul Battaglia	—	—	111,627	$1,422,128
Christopher Briley	—	—	88,393	$1,126,127
Stacey Green	—	—	47,918	$610,475
Nicole Kingsley-Brunner	—	—	83,720	$1,066,593
Aaron McGreevy	—	—	103,457	$1,318,042
Scott Morabito	—	—	63,984	$815,156
Sarah Turner	—	—	91,890	$1,170,679

Executive Severance Arrangements

Marc O. Mayer

In connection with the mergers, Callodine Midco, Inc. entered into an employment agreement with Mr. Mayer, pursuant to which he is eligible for severance payments and benefits. In the event of a termination of employment without “cause” or if he resigns for “good reason,” subject to his execution and non-revocation of a release in favor of the Company and his compliance with post-termination obligations owed to the Company, he is entitled to receive an amount equal to $5 million, payable in installments over the two-year period following Mr. Mayer’s termination of employment, plus 60% of the guaranteed portion of the cash bonus for 2022 if not yet paid, in addition to the vesting acceleration described above.

For purposes of Mr. Mayer’s employment agreement:

•

“cause” means, subject to notice and cure rights, (a) a material breach by Mr. Mayer of his fiduciary duties to the Company; (b) Mr. Mayer’s material breach of the agreement or any other agreement between the Company or the Company Board and Mr. Mayer, which, if curable, remains uncured or continues after 30 days’ notice by the Company thereof; (c) the conviction of, or entry of a plea of guilty or nolo contendere to, (i) any crime constituting a felony in the jurisdiction in which committed, (ii) any crime involving moral turpitude (whether or not a felony), or (iii) any other criminal act involving embezzlement, misappropriation of money, or fraud (whether or not a felony); (d) reporting to work or working while using illegal drugs; or (e) Mr. Mayer’s material negligence or dereliction in the performance of, or failure to perform Mr. Mayer’s duties of employment with the Company, which remains uncured or continues after 30 days’ notice by the Company thereof; or (f) any willful conduct, action or behavior by Mr. Mayer that is materially damaging to the Company, whether to the business interests, finance or reputation; and

•

“good reason” means, subject to notice and cure rights, Mr. Mayer’s resignation following any of the following without his prior written approval: (i) a material diminution of Mr. Mayer’s titles including, but not limited to, the appointment of a co-Chief Executive Officer of the Company, Mr. Mayer becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the Company, or Mr. Mayer no longer reporting directly to the TopCo board; (ii) a material diminution of Mr. Mayer’s duties, responsibilities, authorities or reporting relationship or obligations such that Mr. Mayer is no longer serving as the sole most senior executive managing the day-to-day operations of the Company’s business (iii) the failure of the TopCo board to nominate Mr. Mayer for election or reelection as a director of TopCo; (iv) a material reduction in Mr. Mayer’s base salary or target cash bonus (other than pursuant to the terms of the agreement); (v) a relocation of Mr. Mayer’s principal place of employment by more than 50 miles from the Company’s offices in Fairport, New York (other than a relocation to New York, New York); (vi) Mr. Mayer is not the Chief Executive Officer of the Company; or (vii) a material breach by the Company of the agreement or any other agreement between the Company or the TopCo board and Mr. Mayer.

Paul Battaglia

Pursuant to his employment terms, Mr. Battaglia is entitled to severance payments of up to one year’s base salary plus 50% of his annual target bonus, as well as continuation of medical benefits for up to one year.

Rollover Agreement

Concurrently with the execution and delivery of the merger agreement, TopCo entered into the rollover agreement with Mr. Mayer, as a Rollover Holder, pursuant to which he has committed to contribute, immediately prior to the consummation of the company merger, 175,902 shares of Company common stock and 500,000 options to purchase Company common stock then held by him to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of the rollover agreement. Mr. Mayer has also agreed not to transfer (other than to Parent) until the termination of the rollover agreement (if applicable) any of the options or shares of Company common stock that are subject to the rollover agreement.

In addition, the rollover agreement provides that at or prior to the rollover closing, Mr. Mayer will enter into a stockholders agreement with TopCo that will govern the rights and obligations of him and the other equity holders of TopCo following consummation of the mergers, including certain restrictions on transfers of the equity interests of TopCo and certain board designation rights (including the right of the Company’s chief executive officer to designate one member of TopCo’s board of directors), tag-along rights, drag-along rights, and liquidity rights with respect to the equity interests of TopCo.

Rollover Bonus Opportunity

In connection with the mergers and the rollover of his equity, Mr. Mayer entered into a rollover-bonus-opportunity letter agreement which provides for either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, to Mr. Mayer, which amount is determined based on the percentage of equity Mr. Mayer elects to rollover, the payment of which will be made after 3 years following the closing of the mergers subject to continued employment and retention of the contributed equity for the 3-year term; provided, however, that the continued employment requirement is automatically waived if Mr. Mayer’s employment is terminated without cause or his employment terminates as a result of his death, disability or resignation for good reason. Mr. Mayer’s bonus opportunity will be between 0% and 5% of the value of the rollover shares (between zero and approximately $400,000), based on an initial 40% rollover.

Employment Agreement

In connection with the mergers, Mr. Mayer will enter into a new employment agreement to continue as the CEO of the Company, effective upon the effective time of the company merger. Mr. Mayer’s employment agreement will provide for (among other things) a base salary of $600,000 per annum, eligibility to receive a cash bonus with a target range for 2022 of between $3,000,000 to $3,500,000 and a portion of which is guaranteed based on the number of days in 2022 occurring prior to the closing of the mergers, and eligibility to participate in health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to satisfaction of all applicable eligibility conditions of such plans. Mr. Mayer’s employment agreement will also provide that if Mr. Mayer’s employment is terminated by the post-closing Company without cause, or if Mr. Mayer resigns for good reason then subject to Mr. Mayer’s execution of a release of claims in favor of the Company and compliance with his post-termination obligations to the Company, Mr. Mayer will receive cash severance in the amount of $5 million payable over the two-year period following the termination date, plus 60% of the guaranteed portion of the cash bonus for 2022 if not yet paid, and accelerated vesting of all unvested equity awards granted to Mr. Mayer pursuant to the merger agreement. In addition, the employment agreement provides for up to 40% of each annual cash bonus award to be deferred and paid in the form of a vested award pursuant to the Company’s deferred incentive compensation program and/or one or more employer equity instruments.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s three current named executive officers that is based on or otherwise relates to the mergers and that will or may become payable to the named executive officers at the company merger effective time or on a qualifying termination of employment on or following the company merger effective time. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the mergers-related compensation payable to the Company’s named executive officers.

The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that were vested as of the assumed closing date of the mergers as described below. In addition, certain amounts will vary depending on the actual date of closing of the mergers, which is presently expected to be in the third quarter of 2022. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. In the footnotes to the table below, we refer to payments that are conditioned on the occurrence of both the mergers and the named executive officer’s qualifying termination of employment as being payable on a “double trigger” basis and payment or benefits that are conditioned only upon the occurrence of the mergers as being payable on a “single trigger” basis.

The potential payments in the table below are based on the following assumptions:

•	the closing date of the mergers is March 31, 2022, which is the estimated date of the completion of the mergers solely for purposes of this golden parachute compensation disclosure; and

•

the per share value of the Company’s common stock is $12.74, which is the average of the closing price of the Company’s common stock over the first five trading days following the announcement of the mergers.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Other	Total($)
Marc O. Mayer	5,400,000	2,081,703	—	—	7,481,703
Chief Executive Officer
Ebrahim Busheri	—	—	—	—	—
Director of Investments
Paul Battaglia	465,000	—	—	—	465,000
Chief Financial Officer

(1)

Cash severance, and, with respect to Mr. Mayer, the continued payment of the rollover bonus opportunity, is payable only if the named executive officer is terminated without cause or resigns for good reason.

(2)	The amounts in this column represent the value of unvested equity awards held by Mr. Mayer. These amounts would vest on a double trigger basis.

Tax Receivables Agreement

In connection with the Company’s initial public offering, a tax receivable agreement (“TRA”) was entered into between the Company and the holders of membership interests of Group LLC, pursuant to which the Company is required to pay to such holders 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that the Company actually realizes, or is deemed to realize in certain circumstances, as a result of (i) any step-up in tax basis in Group LLC’s assets resulting from the Company’s purchase of Class A units of Group LLC or exchange of Class A units of Group LLC (for shares of Class A common stock or cash) and (ii) payments under the tax receivable agreement, including any additional step-up in tax basis in Group LLC’s assets as a result of such payments and any tax benefits related to imputed interest deemed to be paid by the Company as a result of such agreement.

Transaction Bonus

Mr. Goldberg receives quarterly compensation of $12,500 per quarter in his role as a consultant to the Company. On January 13, 2022, in recognition of the significant efforts and contributions that Mr. Goldberg had and would continue to render in connection with the evaluation of a potential strategic transaction, the Compensation Committee approved a one-time payment of $150,000 to Mr. Goldberg, such fees to be in addition to the regular fees paid pursuant to the consulting agreement between Mr. Goldberg and the Company.

Intent of the Executive Officers to Vote in Favor of the Company Merger

Our Section 16 officers (including Mr. Mayer, who is a member of the Company Board) have informed us that, as of the date of this proxy statement, they are required under the terms of support agreements that they entered into with Parent to vote all of the shares of Company common stock owned directly by them in favor of the merger agreement proposal and each of the other proposals listed in this proxy statement. As of [●], 2022, the record date for the special meeting, these officers directly owned, in the aggregate, [●] shares of Company common stock entitled to vote at the special meeting, or collectively approximately [●]% of the outstanding shares of Company common stock entitled to vote at the special meeting. Copies of the support agreements are attached as Annex B to the accompanying proxy statement.

The obligations of the Company supporting stockholders under the support agreements will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the transactions, (ii) the date on which the merger agreement is validly terminated in accordance with its terms, (iii) the completion of the Company stockholders meeting (regardless of whether the merger agreement is approved or not) and (iv) written notice of the termination of the support agreement by Parent to the Company supporting stockholders.

Material US Federal Income Tax Consequences of the Company Merger

The following discussion is a summary of material US federal income tax consequences of the company merger to US Holders (as defined below) of the shares of Company common stock. This summary is general in nature and does not discuss all aspects of US federal income taxation that may be relevant to a holder of shares of Company common stock in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, judicial authority, published administrative positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not describe any tax consequences arising under the laws of any state, local or non-US jurisdiction, and does not consider any aspects of US federal tax law other than income taxation, nor does it address any aspects of the unearned income Medicare contribution tax. In addition, this discussion only applies to the shares of Company common stock that are held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the

Code, and does not address tax consequences applicable to any holder of shares of Company common stock that may be subject to special treatment under US federal income tax law, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a person holding a direct or an indirect interest in Parent or merger subs;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in commodities, stocks, securities or in currencies;

•	a dealer or trader in securities that elects mark-to-market treatment;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a stockholder that owns, or has owned, actually or constructively, more than 5% of the shares of Company common stock;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received the shares of Company common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the US dollar;

•	a person that is required to report income no later than when such income is reported in an “applicable financial statement”;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a stockholder that is not exchanging its shares of Company common stock for cash pursuant to the company merger; and

•	certain former US citizens or long-term residents.

If a partnership (including any entity or arrangement treated as a partnership for US federal income tax purposes) holds the shares of Company common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and the partnership. Any such partnership (including any entity or arrangement treated as a partnership for US federal income tax purposes), and any partners thereof, that hold the shares of Company common stock should consult their tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the company merger. In addition, holders of shares of Company common stock who are not US Holders may be subject to different tax consequences than those described below, and are urged to consult their tax advisors regarding their tax treatment under US and non-US tax laws.

The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. Holders of shares of Company common stock are urged to consult their tax advisor with respect to the specific tax consequences to them of the company merger in light of their own particular circumstances, including US federal estate, gift and other non-income tax consequences, and tax consequences under state, local and non-US tax laws.

US Holders

The following is a summary of the material US federal income tax consequences of the company merger that will apply to US Holders. For purposes of this discussion, the term US Holder refers to a beneficial owner of the shares of Company common stock that is, for US federal income tax purposes:

•	an individual who is a citizen or resident in the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to US federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

Exchange of Company common stock for Cash Pursuant to the Merger Agreement. The exchange of the Company common stock by a US Holder for cash in the company merger (or for cash upon exercise of appraisal rights) will generally be a taxable transaction for US federal income tax purposes. A US Holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received in the company merger (or cash received upon exercise of appraisal rights) and the holder’s adjusted tax basis in the Company common stock exchanged therefor. Gain or loss will generally be determined separately for each block of the shares of Company common stock (generally, the Company common stock acquired at the same cost in a single transaction) held by such US Holder. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if such US Holder’s holding period for the Company common stock is more than one (1) year at the time of the exchange. Long-term capital gains recognized by a non-corporate US Holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-US Holders

For purposes of this discussion, a “Non-US Holder” is a beneficial owner of Company common stock that is neither a US Holder nor an entity or arrangement classified as a partnership for US federal income tax purposes.

Exchange of the Shares for Cash Pursuant to the Merger Agreement. A Non-US Holder generally will not be subject to US federal income tax on any gain realized on the receipt of cash in exchange for shares of Company common stock pursuant to the company merger (or for cash upon exercise of appraisal rights), unless:

•

the gain is effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the Non-US Holder in the United States); or

•

the Non-US Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares pursuant to the company merger, and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to US federal income tax on a net income basis at generally applicable US federal income tax rates in the same manner as if such Non-US Holder were a US Holder. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30%, or lower rate specified in an applicable income tax treaty, on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to US federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by US-source capital losses of the Non-US Holder (even though the individual is not considered a resident of the United States), provided the Non-US Holder has timely filed US federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding Tax

Proceeds from the exchange of the shares pursuant to the company merger (or as a result of exercising appraisal rights) generally will be subject to information reporting. In addition, backup withholding tax at the applicable rate (currently 24%) generally will apply unless the applicable US Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9), or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a US Holder will be allowed as a credit against that holder’s US federal income tax liability, and may entitle the holder to a refund, provided, that, the required information is timely furnished to the IRS. Each US Holder should duly complete, sign and deliver to the exchange agent an appropriate IRS Form W-9 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

A Non-US Holder generally certifies its status as such by providing a properly completed and signed IRS Form W-8BEN or W-BEN-E (or other applicable IRS Form W-8). A Non-US Holder that does not provide such form generally will be presumed to be a US Holder, subject to backup withholding tax as described above.

Financing of the Mergers

The merger agreement does not contain any financing-related contingencies or financing conditions to consummation of the mergers. We anticipate that the total amount of funds necessary to consummate the mergers and related transactions, including payment of related fees and expenses, is anticipated to be approximately $6,4 million, which will be funded with the net proceeds of the equity financing and debt financing described below, along with cash on hand of the Company and its subsidiaries. This amount does not include funds needed to: (i) pay holders of Company common stock and holders of Group LLC units the amounts due under the merger agreement, (ii) make payments in respect of Company RSUs payable at closing of the mergers pursuant to the merger agreement and (iii) pay any fees and expenses of or payable by Parent, Corp Merger Sub or the Surviving Corporation at the closing of the mergers.

Parent and Corp Merger Sub have obtained committed financing consisting of (i) equity to be provided by East Asset Management, LLC pursuant to the terms of the Equity Commitment Letter and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the lenders party thereto. In connection with the merger agreement, Parent and Corp Merger Sub have delivered to the Company copies of the Commitment Letters. Notwithstanding anything in the merger agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the Commitment Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Corp Merger Sub under the merger agreement.

Equity Financing

The Equity Commitment Letter provides that EAM will provide, upon the terms and subject to the conditions set forth in the Equity Commitment Letter, cash to Parent in an aggregate amount of up to $148,997,560, which is solely to be used by Parent for the purpose funding, to the extent necessary, the amounts payable by Parent at the closing. We refer to the equity financing described above as the “Equity Financing.” This equity commitment is payable only at the Closing upon satisfaction of the following conditions and only for the uses described above: (a) the satisfaction in full, or waiver by Parent, of each of the conditions to Parent’s obligations to consummate the transactions, as set forth in the merger agreement and (b) the substantially concurrent consummation of the Closing, provided that if the Company seeks specific performance to effect the Closing in accordance with the merger agreement and Parent is ordered by a court of competent jurisdiction (in a final, non-appealable adjudication) to specifically perform its obligations to effect the Closing, such conditions are to be deemed satisfied.

The Equity Commitment Letter will terminate as of the earliest of: (a) the closing of the transactions, and (b) the date on which the merger agreement is validly terminated (unless the Company has previously commenced an action pursuant to the Equity Commitment Letter, in which case only after the final, non-appealable resolution of such action and satisfaction by EAM of any obligations then determined or agreed by EAM to be owed), (c) the Company receiving payment of the full amount of the Parent Termination Fee (plus any other obligations due from EAM under the Limited Guarantee), and (d) the commencement of other specified claims by the Company to enforce the transaction.

While EAM can fulfill its obligations under the Equity Commitment Letter on its own, Callodine is in discussions with additional third party investors to support cash contributions to Parent. If such third party investors join, the cash amount invested by EAM under the Equity Commitment Letter would be reduced accordingly.

Debt Financing

The Debt Commitment Letter provides that the lenders party thereto will provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, an aggregate principal amount up to $120 million in debt financing (not all of which is expected to be drawn at the closing of the mergers), consisting of the following:

•	$100 million senior secured term loan A facility; and

•	$20 million senior secured revolving credit facility

We refer to the Debt Financing described above as the “Debt Financing.” The proceeds of the Debt Financing will be used by Parent and Corp Merger Sub (i) to effect the mergers and related transactions on the closing date, (ii) for working capital, capital expenditures and other general corporate purposes and (iii) to pay fees and expenses related to the mergers and related transactions.

The obligations of the lenders party to the Debt Commitment Letter to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to (as applicable):

•	the absence of a Material Adverse Effect (as defined in the merger agreement) since March 31, 2022;

•

the consummation of the mergers in accordance with the merger agreement as in effect on March 31, 2022 (without giving effect to any waiver, modification or consent of any of the provisions thereof that would be materially adverse to the interests of the lenders and the Commitment Parties (as defined in the Debt Commitment Letter) (as reasonably determined by the Administrative Agent), unless approved by the Administrative Agent);

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the mergers of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents; and

•	the Equity Financing has occurred.

The term loans shall amortize in equal quarterly amounts equal to 2.5% of the original principal amount of the term loan facility, such percentage reducing to 1.25% per quarter after the fifth full fiscal quarter ended following the closing so long as the total leverage ratio is less than 2.00:1.00. The revolving credit facility will not amortize. All loans will bear interest based on the secured overnight financing rate for interest period tenors to be selected by Parent and the Company, plus a margin of 375 basis points, adjusting up or down on a quarterly basis based on achievement of certain total leverage ratios.

Parent intends to pay a commitment fee of 25 basis points annually on the available unused funds of the revolving credit facility, adjusting up or down on a quarterly basis based on achievement of certain total leverage ratios. Commitment fees will be payable quarterly in arrears.

The Administrative Agent shall, for the benefit of the lenders, obtain a perfected first-priority lien on substantially all personal property of, including equity interests held by, Parent, Corp Merger Sub and the Surviving Company, with customary exclusions, including property that is currently owned or may be acquired in the future.

Currently, neither Parent nor Corp Merger Sub has any alternative financing arrangements or alternative financing plans for the acquisition of the Company. As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Limited Guarantee

Concurrently with the execution and delivery of the merger agreement, EAM entered into the Limited Guarantee in favor of the Company, pursuant to which EAM guaranteed Parent’s obligation to pay the Company the Parent Termination Fee (up to a maximum of $15,070,000) and certain expense reimbursement costs.

The Limited Guarantee is a guarantee of payment only and not of collection or performance, but the Company is not required to proceed against Parent or any merger sub or any other person before proceeding against EAM as the Guarantor. The Company may extend the time of payment and may also enter into any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the merger agreement or of any other agreement among or between the Company, on the one hand, and Parent and/or the merger subs, on the other hand, without in any way impairing or affecting EAM’s obligations or the validity or enforceability of the Limited Guarantee, but no action will increase EAM’s maximum obligation amount of $15,070,000 (plus expense reimbursement costs, if applicable).

The Limited Guarantee will terminate as of the earliest of: (a) the closing of the transactions, and (b) the date that is six (6) months after the date on which the merger agreement is validly terminated, unless prior to such date the Company has notified EAM of non-payment or commenced a legal proceeding against EAM alleging non-payment, in which case, the Limited Guarantee will terminate upon the earlier of (y) the payment of a total of $15,070,000 (plus expense reimbursement costs, if applicable) to the Company and (z) the final, non-appealable resolution of such action and satisfaction by EAM of any obligations then determined or agreed by EAM to be owed. However, if the Company asserts a claim other than as permitted under the Limited Guarantee, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts, the Limited Guarantee will immediately terminate and become null and void and EAM and its affiliates will not have any liability to the Company or its affiliates under it.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the mergers are as follows:

Description	Amount
Financial advisory fees and expenses	$3,750,000
Legal, accounting and other professional fees and expenses	$2,500,000
SEC filing fees	$23,376.41
Printing, proxy solicitation and mailing costs	$35,000.00
Miscellaneous	$91,623.59

Total	$6,400,000.00

Appraisal Rights

If the company merger is consummated and certain conditions are met, stockholders who continuously hold shares of Company common stock through the company merger effective time, who do not vote such shares of Company common stock in favor of the adoption of the merger agreement, who properly demand appraisal of such shares of Company common stock and who do not effectively withdraw their demands or otherwise lose their rights to seek appraisal, will be entitled to an appraisal of such shares of Company common stock in connection with the company merger under Section 262 of the DGCL. This means that holders of shares of Company common stock who perfect their appraisal rights, who do not thereafter effectively withdraw their demand for appraisal and who follow the procedures in the manner prescribed by Section 262 of the DGCL, will be entitled to have such shares of Company common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares of Company common stock, exclusive of any elements of value arising from the accomplishment or expectation of the company merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the company merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of Company common stock are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company common stock as determined pursuant to Section 262 of the DGCL, could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Company common stock.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement; (ii) not submit a proxy with respect to, or otherwise vote, the shares of Company common stock for which you seek appraisal in favor of the proposal to adopt the merger agreement; (iii) continue to hold such shares of Company common stock of record on and from the date of the making of the demand through the company merger effective time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the shares of Company common stock, unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex E to this proxy statement and incorporated by reference in this proxy statement in its entirety. If you hold your shares of Company common stock through a broker, bank or other nominee, and you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Support Agreement

Concurrently with the execution of the merger agreement, Parent and each of Mr. Mayer and the Company’s other Section 16 officers (Nicole Kingsley-Brunner, Ebrahim Busheri, Christopher Briley, Aaron McGreevy, Stacey Green, Scott Morabito, Sarah Turner and Paul Battaglia) (the “Company supporting stockholders”), who each hold Company common stock and collectively beneficially own approximately 10% of the voting power of the Company’s outstanding capital stock, separately entered into support agreements with Parent (together, the “Support Agreements”).

Pursuant to the Support Agreements, each of the Company supporting stockholders have agreed, subject to certain conditions, to vote, or cause to be voted, all shares of Company common stock beneficially owned by them (as of the record date of the Company stockholders meeting held to obtain Company stockholder approval): (1) in favor of (i) the company merger, (ii) each of the other actions contemplated by the merger agreement and (iii) any action in furtherance of any of the foregoing, (2) against approval of any other acquisition proposal or other proposal made in opposition to or in competition with the company merger or the merger agreement and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the merger agreement, and (3) against any of the following actions (other than the company merger): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties, rights or other assets of the Company or any of its subsidiaries; (iii) any reorganization, restructuring, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; and (iv) any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the company merger.

The support agreement also restricts the supporting stockholders from transferring any shares of Company common stock beneficially owned by them. The support agreement also restricts, after the no-shop period start date, the Company supporting stockholders from entering into discussions or solicitations with respect to alternate transactions, but does not restrict the Company supporting stockholders, in any such stockholder’s capacity as a director, officer or employee of the Company and/or its subsidiaries, from participating in discussions and negotiations with, and furnishing information and data to, any person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with the merger agreement.

Each support agreement terminates upon the earliest to occur of: (i) the closing of the transactions, (ii) the date on which the merger agreement is validly terminated, time in accordance with its terms, (iii) the completion of the special meeting (including any adjournment or postponement thereof) (regardless of whether the merger agreement is approved or not) and (iv) written notice of the termination of the support agreement by Parent to the applicable Company supporting stockholder.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Support Agreements, copies of which are attached as Annex B to this proxy statement and which are incorporated by reference in this proxy statement in their entirety.

Rollover Agreement

Concurrently with the execution and delivery of the merger agreement, TopCo entered into the rollover agreement with Mr. Mayer, as a Rollover Holder, pursuant to which he has committed to contribute, immediately prior to the consummation of the company merger, 175,902 shares of Company common stock and 500,000 options to purchase Company common stock then held by him to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of the rollover agreement. Mr. Mayer has also agreed not to transfer (other than to Parent) until the termination of the rollover agreement (if applicable) any of the options or shares of Company common stock that are subject to the rollover agreement.

In addition, the rollover agreement provides that at or prior to the rollover closing, Mr. Mayer will enter into a stockholders agreement with TopCo that will govern the rights and obligations of him and the other equity holders of TopCo following consummation of the mergers, including certain restrictions on transfers of the equity interests of TopCo and certain board designation rights (including the right of the Company’s chief executive officer to designate one member of TopCo’s board of directors), tag-along rights, drag-along rights, and liquidity rights with respect to the equity interests of TopCo.

In connection with the rollover agreement, the Rollover Holder also entered into a rollover “bonus” opportunity letter agreement which provides for either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, to Mr. Mayer. The amount is determined based on the percentage of equity that he elects to rollover, and any payment will be made after 3 years subject to continued employment and retention of the contributed equity for the term. Mr. Mayer’s bonus opportunity will be between 0% and 5% of the value of the rollover shares (between $0 and approximately $400,000), based on an initial 40% rollover. See “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers.”

Prior to the closing of the mergers, Parent and certain additional members of management may negotiate and enter into contracts providing for a rollover of all or a portion of such members’ shares of Company common stock through their contribution of such shares to TopCo in exchange for equity interests in TopCo. Any additional members of management that become Rollover Holders like Mr. Mayer will also enter into a rollover “bonus” opportunity letter agreement.

The foregoing description of the rollover agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the rollover agreement, a copy of which is attached as Annex C to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Effective Time of the Mergers

The merger agreement provides that the closing of the mergers, which we refer to as the “closing,” will take place at 8:00 a.m. Eastern Time on the second business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions (described in the section entitled “The Merger Agreement—Conditions to Completion of the Mergers”) to the closing, (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), unless another date or time is agreed to in writing by Parent and the Company.

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger agreement proposal, we currently expect the closing of the mergers to occur in the third quarter of 2022.

The company merger effective time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration

At the company merger effective time, each share of Company common stock outstanding immediately prior to the company merger effective time (but excluding any rollover shares, cancelled shares and dissenting shares)

will be converted into the right to receive the merger consideration, in accordance with and subject to the terms and conditions set forth in the merger agreement, whereupon all such shares will cease to be outstanding and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

At or promptly following the company merger effective time on the closing date, Parent will deposit, or cause to be deposited, with the paying agent, cash in an amount sufficient to pay the aggregate merger consideration required to be paid by the paying agent in accordance with the merger agreement.

Promptly following the company merger effective time, and in any event not later than the third business day thereafter, the Surviving Corporation shall cause the paying agent to mail to each holder of record of an outstanding certificate or outstanding certificates that immediately prior to the company merger effective time represented outstanding shares of Company common stock that were converted into the right to receive the merger consideration (i) a letter of transmittal (which specifies that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (as defined in the merger agreement) (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares (as defined in the merger agreement), as applicable, to the paying agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares to the paying agent and (ii) instructions for use in effecting the surrender of Certificates (or customary and effective affidavits of loss in lieu thereof) in exchange for the merger consideration in such form as Parent and the Company may reasonably agree.

Upon the surrender of a Certificate together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor, and Parent will cause the paying agent to pay in exchange therefor, as promptly as practicable (but, in any event, within three business days), the merger consideration pursuant to the provisions of the merger agreement, and the Certificates surrendered will forthwith be cancelled.

Promptly after the company merger effective time and in any event not later than the third business day following the company merger effective time, the paying agent shall issue and deliver to each holder of uncertificated shares represented by book entry (“Book-Entry Shares”) a letter of transmittal in customary form of the paying agent. Upon delivery to the paying agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, by a check or wire transfer, the amount of cash that such holder is entitled to receive pursuant to the merger agreement, without such holder being required to deliver a Certificate.

No interest will be paid or accrued for the benefit of holders of the Certificates and Book-Entry Shares on the merger consideration payable upon the surrender of such Certificates and Book-Entry Shares. Until so surrendered, outstanding Certificates and Book-Entry Shares will be deemed from and after the company merger effective time to evidence only the right to receive the merger consideration, without interest.

Regulatory Approvals Required for the Mergers

FINRA Approval

The Company must file an application with the FINRA (the “FINRA application”) in accordance with FINRA Rule 1017 regarding the change of ownership of more than twenty-five percent (25%) of the equity of the Company’s subsidiary, Manning & Napier Investor Services, Inc., registered with the SEC as a broker-dealers and that is a member of FINRA as a result of the transaction contemplated by the merger agreement and make notice filings with the states in which Manning & Napier Investor Services, Inc. is registered and doing business.

On June 1, 2022, the Company and Callodine jointly filed an application with FINRA application with respect to the transactions contemplated by the merger agreement, including the mergers.

New Hampshire Banking Department Approval

The Company must file a change of control application with the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated regarding the change of control of the Company’s subsidiary Exeter Trust Company.

On May 31, 2022, Exeter Trust Company filed its change of control application with the New Hampshire Banking Department.

HSR Approval

Under the merger agreement, the mergers cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. On April 14, 2022, the parties filed the required notification and report forms under the HSR Act with respect to the mergers, commencing the initial 30 calendar-day waiting period. This HSR Act waiting period expired on May 16, 2022.

For a description of the parties’ respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Further Actions; Efforts.”

Provisions for Unaffiliated Stockholders

No provision has been made to grant the Company’s stockholders, other than Parent or its affiliates, access to the corporate files of the Company or to any other party to the mergers or the right to obtain counsel or appraisal services at the expense of the Company or any other such party.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are urged to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Mergers

Upon the terms and conditions of the merger agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the company merger effective time, Corp Merger Sub will be merged with and into the Company (the “company merger”). Following the company merger, the separate corporate existence of Corp Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent.

Upon the terms and conditions of the merger agreement, in accordance with the Delaware Limited Liability Company Act, and immediately following the company merger effective time, at the LLC merger effective time, LLC Merger Sub will be merged with and into Group LLC (the “LLC merger” and together with the company merger, the “mergers”). Following the LLC Merger, the separate corporate existence of LLC Merger Sub will cease, and Group LLC will continue as the surviving company as a wholly-owned subsidiary of the Company.

Both mergers must occur in the sequence set forth above on the closing date, or neither merger will be required to be consummated.

Closing and Effective Time of the Mergers

The closing of the mergers will occur at 8:00 a.m., Eastern Time, on the second business day following the satisfaction or waiver, to the extent permitted by applicable law, of all of the conditions described under “The Merger Agreement—Conditions to Completion of the Mergers” (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver, to the extent permitted by applicable law, of such conditions), or at such other date or time as may be agreed to in writing by Parent and the Company. The date on which the closing actually occurs is referred to in this proxy statement as the “closing date.” The mergers will become effective at such time as the parties file the applicable certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Parent and the Company may agree), it being understood and agreed that the parties shall cause the LLC merger to be effective immediately after the company merger is effective.

Directors and Officers

At the company merger effective time, the directors of Corp Merger Sub immediately prior to the company merger effective time will be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

At the company merger effective time, the officers of the Company immediately prior to the company merger effective time will be the officers of the Surviving Corporation, in each case until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

At the LLC merger effective time, the officers of Group LLC immediately prior to the LLC merger effective time shall become of the officers of the surviving company (the “Surviving Company”) until the earlier of their resignation or removal or until their respective successor are duly elected and qualified.

Consideration to Be Received in the Mergers

Common Stock. At the company merger effective time, each share of Class A common stock (“Class A Stock”) and Class B common stock (“Class B Stock” and together with the Class A Stock, the “Company common stock”) issued and outstanding immediately prior to the company merger effective time (other than (i) shares of Company common stock owned, directly or indirectly, by Parent, the merger subs or any wholly-owned subsidiary of the Company immediately prior to the company merger effective time (collectively, the “excluded shares”), (ii) shares of Company common stock for which the holder, who is entitled to demand, properly and timely demands, dissenters’ rights in the manner required under Section 262 of the DGCL (the “dissenting shares”); and (iii) any Class A Stock held by Rollover Holders) will be converted automatically into and represent the right to receive $12.85 in cash, without interest, less any applicable withholding taxes (the “merger consideration”). As of the company merger effective time, all shares of Company common stock will no longer be outstanding and will automatically be canceled and cease to exist, and will only represent the right to receive the merger consideration, to be issued and/or paid without interest.

Excluded Shares. Each share of Company common stock held in the treasury of the Company or owned, directly, or indirectly, by Parent or its affiliates (including TopCo, and including the rollover shares), Corp Merger Sub, LLC Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the Company merger effective time (in each case, other than any such shares held on behalf of clients) will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor. The Company currently has no shares of Class B common stock outstanding.

Dissenting Shares. A holder of common stock may demand dissenters’ rights available under Section 262 of the DGCL, which is included with this proxy statement as Annex E. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. Shares of Company common stock issued and outstanding immediately prior to the Company merger effective time that are held by any holder of dissenting shares shall not be converted into the right to receive the merger consideration, unless and until such holder has failed to perfect, or withdrawn or lost, such holder’s right to appraisal under the DGCL. If any such holder fails to perfect or withdraws or loses any such right of appraisal, each such share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Company merger effective time and the time that such right to appraisal has been lost, withdrawn or expired, the merger consideration.

Group LLC Units. Each Group LLC Unit issued and outstanding immediately prior to the LLC merger effective time that is held by the Company or any of its subsidiaries will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto. Each Group LLC Unit issued and outstanding immediately prior to the LLC merger effective time that is not held by the Company or any of its subsidiaries will automatically be converted into the right to receive an amount in cash equal to $12.85.

Treatment of Company Options

At the company merger effective time, each option to purchase shares of Company common stock under the Company’s 2011 Equity Compensation Plan, other than such options that are contributed to TopCo in exchange for options to purchase TopCo common stock, shall be cancelled for no consideration.

Treatment of Company RSUs

In connection with the completion of the mergers and subject to the terms of the merger agreement, at the company merger effective time, each Company RSU that is outstanding immediately prior to the company merger effective time (whether vested or unvested) will be canceled in exchange for the right to receive a restricted stock unit award (a “TopCo RSU”) with respect to a number of shares of TopCo common stock that is equal to the number of shares of Company common stock that were subject to such cancelled Company RSU. Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo common stock (with the mix of cash and shares determined by Parent in its sole discretion) valued in the aggregate at (x) the number of shares to TopCo common stock underlying such TopCo RSU multiplied by (y) the merger consideration, with shares of TopCo common stock valued for such purpose at the then-prevailing book value per share of TopCo.

Payment for the Common Stock

Prior to the company merger effective time, Parent will designate a bank or trust company that is approved by the Company to act as agent for the stockholders of the Company in connection with the company merger and the holders of Group LLC Units in connection with the LLC Merger (the “paying agent”) to receive the merger consideration the stockholders will become entitled to under the merger agreement and the LLC merger consideration the holders of Group LLC Units will become entitled to under the merger agreement. At or promptly following the company merger effective time on the closing date, Parent will deposit cash with the paying agent in an amount sufficient to pay the aggregate merger consideration (the “payment fund”).

If your shares of common stock are held in “street name” in an account at a broker, in nominee name or otherwise, shortly after the effective time, you will receive instructions from your broker or other nominee as to how to effect the surrender of such shares in exchange for the merger consideration.

If you are a holder of record of common stock, you will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificates to the paying agent.

Promptly after the company merger effective time, the Surviving Corporation will cause the paying agent to mail to (x) each holder of record of an outstanding certificate or outstanding certificates (“certificates”) that immediately prior to the company merger effective time represented outstanding shares of Company common stock that were converted into the right to receive the merger consideration and (y) each holder of the LLC Certificates that immediately prior to the LLC merger effective time represented outstanding Group LLC Units that were converted into the right to receive LLC Merger Consideration, (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of such certificates or LLC Certificates in exchange for the merger consideration. Upon surrender of a certificate to the paying agent with a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration in exchange for each share of Company common stock or Group LLC Unit formerly represented by such certificate, and the surrendered certificate will be canceled.

Promptly after the company merger effective time, the paying agent will issue and deliver to each holder of uncertificated shares represented by book entry (“book-entry shares”) and book entry Group LLC Units (“book-entry units”) a check or wire transfer for the merger consideration the holder is entitled to receive in exchange for such book-entry shares or book-entry units, and the book-entry shares and book-entry units will then be canceled.

No interest will be paid or accrued for the benefit of holders of certificates or book-entry shares or book-entry units.

If the merger consideration is to be paid to someone other than the person in whose name the surrendered certificate representing a book-entry share or book-entry unit is registered, such certificate must be properly endorsed or otherwise in proper form for transfer or such book-entry share or book-entry unit must be properly transferred, and all applicable transfer or other taxes required by the payment of the merger consideration must be paid by the person requesting payment.

Until surrendered in the manner described above, each such certificate, book-entry share or book-entry unit will represent only the right to receive the merger consideration, without interest.

With respect to shares of Company common stock held by The Depository Trust Company (“DTC”), the paying agent will transmit to DTC or its nominees an amount in cash equal to the number of shares of Company common stock held of record by DTC or such nominee immediately prior to the company merger effective time multiplied by the merger consideration

All cash paid upon the surrender of certificates or book-entry share in accordance with the above will be deemed to have been paid in full satisfaction of all rights pertaining to the shares formerly represented by such certificates for book-entry shares or book-entry units.

At the company merger effective time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of the shares of Company common stock that were outstanding prior to the company merger effective time. If, after the company merger effective time, certificates are presented to the Surviving Corporation or the paying agent for transfer or transfer is sought for book-entry shares, such certificates or book-entry shares will be canceled and exchanged in accordance with the procedures described above, subject to applicable law in the case of dissenting shares.

At the LLC merger effective time, the unit transfer books of Group LLC will be closed and there will be no further registration of transfers of the Group LLC Units that were outstanding prior to the company merger effective time. If, after the LLC merger effective time, certificates are presented to the Surviving Company or the paying agent for transfer or transfer is sought for book-entry shares, such certificates or book-entry units will be canceled and exchanged in accordance with the procedures described above.

After 12 months following the effective time, the Surviving Corporation will be entitled to require the paying agent to deliver to Parent or the Surviving Corporation, as directed by Parent, any portion of the payment fund that has not been disbursed to stockholders and holders of Group LLC Units. Such holders may look to Parent and the Surviving Corporation only as general creditors with respect to the payment of the merger consideration (subject to abandoned property, escheat or other similar laws).

Lost, Stolen or Destroyed Certificates

If a certificate has been lost, stolen or destroyed, the paying agent may still deliver merger consideration to the holder claiming such certificate to be lost, stolen or destroyed, if such holder complies with the replacement requirements established by the paying agent, including, if necessary, the posting by such holder of a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by the parties to each other. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement (and solely for the benefit of the parties thereto), were not made to stockholders of the Company, were made only as of specific dates and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The assertions embodied in the Company’s representations and warranties are qualified by information contained in a confidential disclosure letter that the Company provided to Parent and the merger subs in connection with their entry into the merger agreement (the “disclosure letter”), were made for the purpose of allocating contractual risk between the parties instead of establishing matters of fact and may be subject to standards of materiality applicable to the parties to the merger agreement that differ from those applicable to the Company’s investors or security holders. None of the representations and warranties of the parties in the merger agreement will survive the company merger effective time. Additionally, certain of the assertions embodied in the Company’s representations and warranties are qualified by certain information disclosed in documents publicly filed by the Company with the SEC after January 1, 2019 through the business day prior to the execution of the merger agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the parties’ public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of fact. This description of the representations and warranties is included to provide the Company stockholders only with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings the parties publicly file with the SEC. See the section entitled “Where You Can Find More Information.”

In the merger agreement, the Company, Parent and the merger subs made a number of representations and warranties to each other. The parties each made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing, qualification, and corporate power to carry on their businesses as conducted;

•	compliance with their organizational documents;

•

corporate power and authority to execute, deliver and perform such party’s obligations under the merger agreement and, subject to the receipt of the requisite stockholder approval, to consummate the transactions contemplated thereby;

•

the absence of any conflict with or violation of such party’s organizational documents, contracts or applicable laws, rules or regulations as a result of entering into the merger agreement, entering into related agreements and consummating the merger;

•

the absence of consent, approval, or authorization of, action by, filing with or notice to governmental entities, subject to certain exceptions, including this proxy statement, such filings and reports as may be required under the federal securities laws or state securities, takeover and “blue sky” laws, the filing of the articles of merger with the Secretary of State of the State of Washington and any required NYSE filings or approvals;

•	this proxy statement, the 13E-3 Transaction Statement and the accuracy of information contained herein and therein;

•	the absence of undisclosed brokers’ and financial advisors’ fees related to the merger; and

•

acknowledging the absence of other representations and warranties from the other party outside of the representations and warranties contained in the merger agreement and in any certificate delivered pursuant to the merger agreement.

In addition to the foregoing, the merger agreement contains representations and warranties made by the Company to Parent and the merger subs, including regarding:

•	the Company’s capitalization, equity awards, capital structure and subsidiaries;

•	the stockholder approvals required to consummate the merger and the recommendation of the Company Board in favor of the mergers;

•	the absence of consents and approvals related to the merger and conflicts;

•	documents filed by the Company with the SEC since January 1, 2019 and the Company’s financial statements, disclosure controls and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•

the absence, since January 1, 2022 through March 31, 2022, of (i) any failure to conduct the business of the Company or its subsidiaries, in all material respects, in the ordinary course, and (ii) any change, development, event or circumstance that has or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on the Company;

•	litigation and other legal proceedings;

•	compliance with applicable laws and possession of necessary permits, licenses, exemptions, authorizations, franchises, registrations, consents and approvals of any governmental entity;

•	employment, benefits and labor matters;

•	compliance with environmental laws and regulations and other environmental matters;

•	tax matters;

•	compliance matters related to (1) the Company’s registered investment adviser businesses and subsidiaries and (2) the Company’s broker-dealer businesses and subsidiaries;

•

(1) clients of the Company’s registered investment adviser business, (2) the legally compliant nature of each investment advisory agreement pursuant to which the applicable Company subsidiary renders such investment advice to clients and (3) clients of the Company’s wealth management business;

•	disclosure of, and matters with respect to, certain material contracts of the Company;

•	insurance matters;

•	matters related to property, leases and assets;

•	intellectual property matters and matters related to privacy and data security;

•	the inapplicability of certain state takeover statutes to the merger;

•	affiliate transactions; and

•	receipt by the Company of a fairness opinion from PJT Partners LP.

In addition, the merger agreement contains representations and warranties made by Parent and merger subs to the Company regarding Parent’s organization and authority, the absence of consents and approvals related to the merger and conflicts, litigation matters, the equity and debt commitments of the Parent obtained in order to finance the mergers, and the absence of broker’s fees and Parent’s and the merger subs’ access to, and investigation of, certain confidential information of the Company.

A “material adverse effect” is defined as any material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

The definition of “material adverse effect” immediately above excludes any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination:

•

any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

•	any changes or developments generally affecting any of the industries in which the Company or its subsidiaries operate;

•

any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the mergers or any of the other transactions contemplated hereby;

•	any change in the price or trading volume of the Company’s stock, in and of itself;

•	any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself;

•

political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions;

•

any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions;

•	any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19 and variants thereof), or any escalation or worsening of such conditions;

•	any other regional, national or international calamity, crisis or emergency, whether or not caused by any person or entity;

•

the announcement of the merger agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any clients, suppliers, distributors, partners or employees of the Company or any of its subsidiaries due to the identity of Parent or any plans announced by Parent with respect to the period following the closing;

•	any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is expressly required by the merger agreement;

•	any reduction in the assets under management of the Company or any of its subsidiaries;

•	any actions taken (or omitted to be taken) at the written request of Parent; and

•

any matter set forth in the disclosure letter, to the extent (and only to the extent) that the effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, is specifically disclosed or reasonably apparent on its face in such disclosure letter.

Any change, effect, event or occurrence described in the first two bullets and the sixth, seventh, eighth and ninth bullet in the immediately preceding list will be taken into account in determining the occurrence of a material adverse effect to the extent it disproportionately and adversely impacts the Company and its subsidiaries relative to other companies operating in any industry in which the Company and its subsidiaries operate, but in such case only the incremental disproportionate adverse impact will be taken into account.

Conduct of Business Pending the Mergers

From the date of the merger agreement until the company merger effective time, except as permitted by the merger agreement, as disclosed in the Company Disclosure Letter, as previously consented to in writing in advance by Parent or as otherwise required by applicable law, the Company has agreed that it will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business in all material respects.

In addition, during such period, except as permitted by the merger agreement, disclosed in the Company Disclosure Letter, or required by applicable law, the Company will not, and the Company will cause its subsidiaries not to, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

•	issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, Group LLC Units, membership interests or other equity interests (including any Company Stock Options or Company

RSUs, any options to purchase shares, restricted stock or restricted stock units, or any other equity incentive grants or awards), other than (A) issuances of shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards outstanding as of the date of the merger agreement and (B) issuances of shares in connection with the vesting of the Company RSUs outstanding as of the date of the merger agreement;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or Group LLC Units, except for (x) regular quarterly cash dividends on the shares consistent with past practice not to exceed $0.05 per share per quarter, (y) required distributions from Group LLC to its members, or (z) any dividend or distribution by a subsidiary of Group LLC to another subsidiary;

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock, units or interests of the Company or its subsidiaries (except in connection with the cashless exercise or similar transactions pursuant to settlement of other awards or obligations outstanding as of the date of the merger agreement or permitted to be granted after the date of the merger agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of its or its subsidiaries’ capital stock, units, or interests;

•

(A) acquire any corporation, partnership or other business organization thereof or any material assets, other than purchases of inventory and other assets or investments made in the ordinary course of business or pursuant to existing obligations, whether by merger, consolidation, acquisition, or otherwise, or (B) sell or otherwise dispose of any corporation, partnership or other business organization thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing obligations, whether by merger, consolidation, acquisition, or otherwise;

•	other than in the ordinary course of business, (A) enter into any material contract or (B) materially and adversely amend, renew, waive any material right under, or terminate any material contract;

•	authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s planned capital expenditure budget for 2022;

•

(A) make any loans, advances or capital contributions to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, other than a subsidiary of the Company; (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another individual, corporation, partnership, limited liability company, association, trust or other entity or organization, other than a guaranty by the Company for the sole benefit of its subsidiaries;

•	form any new subsidiary;

•

except to the extent required by applicable law or the terms of any Company plan (as defined in “The Merger Agreement—Employment and Employee Benefits Matters; Other Plans”) in effect as of the date of the merger agreement, (A) increase the compensation or benefits of (x) any director or executive officer of the Company or any of its subsidiaries or (y) employee of the Company or its subsidiaries whose annualized cash compensation is $150,000 or greater; (B) enter into, amend, modify, terminate or adopt any employment agreement or compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees or directors; (C) accelerate the vesting, payment or funding of, or the lapsing of restrictions with respect to, any compensation or benefits to any current or former employee, director, officer or other service provider; (D) grant any equity or equity-based awards; (E) loan or advance any money or other property to any current or former employee, director, officer or other service provider (other than routine advancement of business expenses in the ordinary course of business); (F) enter into any collective bargaining agreement or other contract with a labor union, works council, employee association, or labor organization; (G) hire any employee (other than in replacement for a departing employee with substantially similar compensation) or terminate (other than for “cause” as determined by the Company or its subsidiaries in its reasonable discretion in accordance with applicable law) any employee of the Company or any of its subsidiaries whose annualized cash compensation is $250,000 or greater; (H) conduct a mass layoff or reduction in force affecting a group of employees of the Company or any of its subsidiaries; or (I) increase the total number of employees (including vacant positions) of the Company by more than 5% from the date of entry into the merger agreement through the closing;

•

implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

(A) compromise, settle or agree to settle any legal action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and that further involve only the payment of money damages (I) not in excess of $100,000 individually or $250,000 in the aggregate or (II) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2021 or (B) commence any legal action;

•	cancel or terminate any material insurance policy;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	cancel or terminate any material permit;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person or entity covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•

make, change or revoke any tax election, adopt or change any tax accounting method or change any tax accounting period, settle or compromise any tax liability or consent to any claim or assessment relating to a material amount of taxes, initiate or enter into any voluntary disclosure, closing agreement or other contract with a governmental entity relating to taxes, or waive or extend the statute of limitations in respect of taxes, in each case, that is material to the Company and its subsidiaries, taken as a whole; or

•	agree to take any of the actions described above.

No Solicitation; Recommendations of the Company Merger

In the merger agreement, until 12:01 a.m. on the 40th day after the date of the merger agreement (the “no-shop period start date”) (which date was May 10, 2022) the Company and its affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives had the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an “acquisition proposal” (as defined below in this sub-section), including by providing any information (including non-public information and data) relating to the Company or any of its subsidiaries and affording access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its subsidiaries to any person or entity (and its representatives, including potential financing sources), pursuant to a confidentiality agreement on terms at least as restrictive in all material respects on such person or entity as those contained in the Confidentiality Agreement with respect to Callodine, so long as the Company provided to Parent any material non-public information or data that was provided by the Company to any person or entity or their representatives (including potential financing sources) and (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons or entities (and their respective representatives, including potential financing sources) with respect to any acquisition proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to an acquisition proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential acquisition proposal or amendment to a confidential acquisition proposal to be made to the Company or the Company Board.

The Company agreed after the no-shop period start date (which commenced on May 10, 2022) to instruct and cause each of its subsidiaries and the respective representatives of the Company and its subsidiaries not to, directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity (other than Parent or its representatives) any non-public information or data in furtherance of, any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal (in each case other than, in response to an inquiry that did not result from or arise in connection with a breach of the merger agreement, to refer the inquiring person to the merger agreement);

•

enter into any acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) or similar contract relating to any acquisition proposal (other than an acceptable confidentiality agreement pursuant to and in accordance with the merger agreement);

•

terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential acquisition proposal (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential acquisition proposal to be made to the Company so long as the Company promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver); or

•	take any action to exempt any person or entity (other than Parent or merger subs) from any takeover law.

The Company agreed that on the no-shop period start date (which was May 10, 2022) that it would, and would cause its subsidiaries to, and would cause its and their representatives to (i) terminate all existing negotiations with any person or entity or any of their representatives (other than Parent or any of its representatives) with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (ii) request the prompt return or destruction of all non-public information or data furnished prior to the date hereof to any person or entity or any of its representatives with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal and (iii) immediately terminate all physical and electronic data room access granted to any such person or entity or any of its representatives.

If at any time following March 31, 2022 and prior to obtaining the stockholder approval, the Company receives a bona fide written acquisition proposal that did not result from a breach of the non-solicitation covenants described above, and the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below), the Company may:

•

furnish non-public information or data with respect to the Company and its subsidiaries to the person making the acquisition proposal and its representatives pursuant to a confidentiality agreement with terms not at least as restrictive in all material respects those contained in the Company’s confidentiality agreement with Callodine Group, LLC (except that no such confidentiality agreement will be required to include a standstill provision) (an “acceptable confidentiality agreement”), and;

•	participate in discussions and negotiations with such person and its representatives regarding the acquisition proposal.

The Company has agreed from the no-shop period start date (which commenced on May 10, 2022) until the earlier to occur of the termination of the merger agreement and the company merger effective time to promptly (and in any event within 24 hours of receipt thereof) advise Parent orally and in writing of its receipt of (i) any acquisition proposal, (ii) any request for non-public information relating to the Company or its subsidiaries, other than requests for information not reasonably expected to be related to an acquisition proposal and (iii) any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, including in each case the identity of the person or entity making any such acquisition proposal, inquiry or request and the material terms (including pricing and sources and terms of financing) of any such acquisition proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

In the merger agreement, the Company has also agreed that the Company Board, subject to certain exceptions contained in the merger agreement, will not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the recommendation of the Company Board, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any acquisition proposal, (iii) fail to reaffirm the recommendation of the Company Board within 10 days after receipt of a written request from Parent to do so (which requests under this clause (iii) shall be limited to no more than once every 30 days and no more than two requests in the aggregate), (iv) after receipt of any acquisition proposal that has been publicly disclosed, fail to recommend against any acquisition proposal within 10 days after receipt of a written request from Parent to do so, (v) fail to include the recommendation of the Company Board in this proxy statement, or (vi) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within 10 business days after it is announced (each such action, an “adverse recommendation change”).

However, at any time prior to obtaining shareholder approval, upon an “intervening event” (as defined below in this sub-section), the Company may make an adverse recommendation change if (i) the Company has (A) provided to Parent four business days’ prior written notice setting forth in reasonable detail information describing the intervening event and the rationale for the adverse recommendation change and expressly stating that the Company Board has determined to make an adverse recommendation change and (B) prior to making such an adverse recommendation change, engaged with Parent in good faith (to the extent Parent wishes to engage) during such four business day period to consider any adjustments proposed by Parent to the terms and conditions of the merger agreement such that the failure of the Company Board to make an adverse recommendation change in response to the intervening event would no longer be inconsistent with the directors’ fiduciary duties under applicable law.

In addition, at any time prior to obtaining stockholder approval, in response to a written acquisition proposal that did not result from a breach of the non-solicitation covenants of the merger agreement, if the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that the acquisition proposal is a “superior proposal” (as defined below in this sub-section), then the Company Board may make an adverse recommendation change or terminate the merger agreement in order to enter into a definitive written acquisition agreement with respect to the superior proposal. The Company must comply with certain provisions of the merger agreement related to Parent (including with respect to notifying Parent and negotiating in good faith with Parent) before making an adverse recommendation change or terminating the merger agreement to enter into a definitive written agreement with respect to a superior proposal.

The merger agreement further provides that nothing contained in it will prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or other disclosure required to be made in the proxy statement by applicable law, or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable law.

The term “acquisition proposal” means any proposal, offer, or inquiry from any person or entity or group of persons or entities relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of the Company and its subsidiaries that generate 20% or more of the revenues or net income or that represent 20% or more of the consolidated total assets of the Company and its subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, units, membership interests or other equity securities or voting power of the Company or of Group LLC, in each case other than the transactions contemplated by the merger agreement.

The term “intervening event” means a material event, change or development relating to the Company and its subsidiaries, taken as a whole, first occurring after execution of the merger agreement that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of the merger agreement, which event, change or development becomes known to, or reasonably foreseeable by, the Company Board prior to the Company stockholders meeting and (B) does not relate to an acquisition proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal; provided, that an “intervening event” will exclude any event, change or development to the extent (i) consisting of or resulting from a breach of the merger agreement by the Company or any of its subsidiaries, (ii) relating to changes in the price of the shares of Company common stock, in and of itself (however, the underlying reasons for such changes may constitute an intervening event unless excluded by any other exclusion in this definition), (iii) relating to the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an intervening event unless excluded by any other exclusion in this definition) or (iv) relating to Parent or any of its affiliates.

The term “superior proposal” means any bona fide unsolicited acquisition proposal (with all percentages included in the definition of “acquisition proposal” increased to 50%) that the Company Board has determined in good faith (after consultation with the Company financial advisor and outside legal counsel and after taking into account all relevant factors, including financing certainty, the likelihood and anticipated timing of consummation, and all other financial, legal, regulatory and other aspects of such proposal) that if consummated, would be more favorable to the stockholders of the Company, from a financial point of view, than the Company merger and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such acquisition proposal).

Preparation of Proxy Statement; Stockholders’ Meeting

Under the merger agreement, the Company agreed to prepare and file this proxy statement with the SEC as promptly as reasonably practicable after the expiration of the no-shop period start date. The Company agreed to allow Parent the opportunity to review and comment on the proxy statement prior to its filing with the SEC and to review and comment on the Company’s responses to any related comments from the SEC, as well as to give good faith consideration to such reasonably proposed comments by Parent.

In consultation with Parent, the Company will take all action necessary or appropriate to establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene, a meeting of the holders of shares of Company common stock for the purpose of obtaining the Company stockholder approval. No later than the fifth business day following the clearance of the proxy statement by the SEC, the Company will mail the definitive proxy statement.

The Company has agreed to use commercially reasonable efforts to hold the Company stockholders meeting no less than 35 days and no more than 50 days after the mailing of the proxy statement. The Company may adjourn the special meeting (i) with the consent of Parent, (ii) if, on a date for which the special meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of shares of common stock sufficient to obtain the stockholder approval, solely for the purpose of soliciting additional proxies and votes in favor of stockholder approval, or (iii) if the failure to adjourn the special meeting would, in the good faith opinion of the Company Board, after consultation with outside legal counsel, reasonably be expected to be a violation of applicable law, or be required for the distribution of any required supplement or amendment to this proxy statement which failure to supplement or amend would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law. If requested by Parent, the Company shall adjourn the special meeting (for a period of up to 10 days (provided, that Parent shall only make up to one such request, and no such request for an adjournment shall be permitted if it would require a change in the record date for the special meeting) if, on a date for which the special meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of shares of common stock sufficient to obtain the stockholder approval, for the purpose of soliciting additional proxies and votes in favor of stockholder approval).

Further Actions; Efforts

Each of the parties have agreed, subject to the terms of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable under applicable law (including under any antitrust law) to consummate the transactions contemplated by the merger agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the mergers and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (ii) causing the preparation and filing of all forms, registrations and notices required to be filed with any other governmental entity (including state governments and the New Hampshire Banking Department) or self-regulatory organization, including NYSE and FINRA, to consummate the mergers, (iii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity or self-regulatory organization challenging the merger agreement or the consummation of the mergers; and (iv) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under the merger agreement under any antitrust law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the merger agreement.

Each of the parties have further agreed that if either party receives a request for information or documentary material from any governmental entity with respect to the merger agreement or any of the transactions contemplated thereby, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

The parties have additionally agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity, including taking certain actions as specified in the merger agreement.

Each parties has agreed to, and to cause its affiliates to, (i) provide such assistance, information and cooperation to each other as is reasonably required to obtain the approval or non-objection of, FINRA with respect to the FINRA riling (which assistance and cooperation may include participation in any membership interviews as may be required by FINRA as well as adhering to any time limitations or time requirements imposed by FINRA for any applications, notices and filings), and (ii) provide each other with a reasonable opportunity to review any applications, notices or other filings proposed to be made in connection with obtaining such approvals or non-objections, or making such notice filings (and will give due consideration to any comments and suggestions made with respect thereto by the other party).

If the FINRA Filing is not formally approved by FINRA prior to the 31st day following the date that FINRA has deemed the CMA to have been filed with FINRA (unless FINRA has notified MNIS that the CMA is subject to “fast track” review), then MNIS or its representatives shall notify (in writing and at least five business days prior to the anticipated closing date) the FINRA Membership Application Program that the parties intend to consummate the closing pursuant to FINRA Rule 1017(c)(1) notwithstanding the lack of formal FINRA approval.

Employment and Employee Benefits Matters; Other Plans

The merger agreement provides that (except as otherwise agreed in writing between Parent and any employee of the Company or its subsidiaries (each, a “Company employee”)), for the 12-month period immediately following the effective time, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the company merger effective time and ending on the first anniversary thereof, to maintain for any Company employee (i) base salary or wage rate and target annual cash bonus and commission opportunities that are no less favorable in the aggregate than the base salary or wage rate and target annual cash bonus and commission opportunities to which such Company employee was entitled immediately prior to the company merger effective time, and (ii) employee benefits (excluding, for the avoidance of doubt, any defined benefit, retiree welfare or life insurance, or equity incentive benefit) that are substantially similar in the aggregate to the overall employee benefits (excluding, for the avoidance of doubt, any defined benefit, retiree welfare or life insurance, or equity incentive benefit) to which such Company employee was entitled immediately prior to the company merger effective time.

As of and after the company merger effective time, Parent will, or will cause the Surviving Corporation to, give Company employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company employees as of and after the company merger effective time by Parent, its subsidiaries or the Surviving Corporation for the Company employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent plan”) to the same extent recognized by the Company immediately prior to the company merger effective time. Notwithstanding the foregoing, neither Parent nor any of its subsidiaries shall be required to recognize such service to the extent doing so would result in the duplication of benefits. With respect to each Parent plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall, or shall cause its applicable subsidiary (including the Surviving Corporation) to (i) cause there to be waived any pre-existing condition exclusions or actively-at-work requirements of such Parent plans for each company employee and their covered dependents and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to eligible expenses incurred by company employees during the portion of the plan year of the corresponding Company plan ending on the date such Company employee’s participation in the corresponding Company plan ends as if such amounts had been paid in accordance with the applicable Parent plan.

From and after the company merger effective time, except as otherwise agreed in writing between Parent and a Company employee or as otherwise provided in the merger agreement, Parent will honor, and will cause its subsidiaries to honor, in accordance with the terms of the applicable Company plan, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the effective time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its subsidiaries and (iii) all obligations in effect as of the effective time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its subsidiaries.

Client Consents

The Company will cause the Manning & Napier Advisors, LLC and Rainier Investment Management, LLC to use their reasonable best efforts to obtain, as promptly as practicable following the date of the merger agreement the approval of the Public Fund (as defined in the merger agreement) board of directors of, and to solicit the approval of the unit holders or interest holders of each Public Fund of, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, a new advisory contract for such Public Fund to be effective as of the closing with such agreement containing terms (including fees and other economic terms), taken as a whole, that are no less favorable in the aggregate than the terms of the existing advisory contract between such Public Fund and the Company, with the exception of its effective and termination dates. On May 3, 2022, each Public Fund board of directors approved a new advisory contract for such Public Fund to be effective as of the closing of the mergers in accordance with Section 15 of the Investment Company Act and each such board recommended that its unitholders or interest holders, as applicable, approve such new advisory contract.

If consent is required by applicable law or by the Investment Advisory Contract of any client (other than a Public Fund) for the “assignment” (as defined in the Advisers Act) or continuation of the Investment Advisory Contract with such client resulting from the consummation of the transactions contemplated by the merger agreement, as promptly as practicable following the date of the merger agreement (but no later than 30 days following the date of the merger agreement), an Adviser (as defined in the merger agreement) or the Exeter Trust Company, as applicable, will send a written notice (“Transaction Notice”) informing each such client of the transactions contemplated by the merger agreement and requesting the written consent of such client to the “assignment” (as defined in the Advisers Act) or continuation of the Investment Advisory Contract with such client in the case of each such client who is party to an Investment Advisory Contract which does not terminate (or give rise to a termination right thereunder) (by its terms and/or under applicable laws) as a result of the consummation of the merger.

For any client (other than a Public Fund) party to an Investment Advisory Contract whereby consent other than written consent is permitted under applicable law and such Investment Advisory Contract (a “negative consent client”), if no such written consent is received within 30 days after the date of delivery of the Transaction Notice, each Adviser or the Exeter Trust Company will as promptly as reasonably practicable thereafter (and in any event no more than five days thereafter) send a second written notice to such client (a “Negative Consent Notice”), informing such client: (A) of the intention to complete the transactions contemplated by the merger agreement, which will result in an “assignment” (as defined in the Advisers Act); (B) of the intention of the applicable Adviser or the Exeter Trust Company to continue to provide the advisory services pursuant to the existing Investment Advisory Contract with such client after the closing if such client does not terminate such Investment Advisory Contract prior to the closing; and (C) that the consent of such client will be deemed to have been granted if such client continues to accept such advisory services for a period of 30 days after the sending of the Negative Consent Notice without termination. Any consent required for the “assignment” (as defined in the Advisers Act) or continuation of any Investment Advisory Contract with a Negative Consent Client shall be deemed given for all purposes under the merger agreement if 30 days have passed since the sending of the Negative Consent Notice to such client and such client continues to accept such advisory services during such 30-day period without termination.

Indemnification, Exculpation and Insurance

Under the merger agreement, the Company and Parent agreed that, for a period of six years following the effective time of the company merger, Parent will or will cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and employees of the Company and its subsidiaries against all claims arising out of (i) the fact that the indemnified party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the company merger effective time to the fullest extent permitted under applicable law.

In addition, for a period of six years following the effective time, Parent will either maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy” providing such liability insurance, in either case with terms no less favorable than those of the Company’s existing policy. After the company merger effective time, Parent will not be required to pay more than 300% of the last aggregate annual premium paid by the Company prior to the date of the merger agreement for its existing policies, and will purchase only as much coverage as reasonably practicable for such amount. If the Surviving Corporation purchases a “tail policy,” the Surviving Corporation will not be required to pay more than 300% of the last annual premium, and will purchase the maximum amount of coverage that can be obtained for such amount. At the Company’s option and in lieu of the foregoing obligations of Parent, the Company may purchase, prior to the effective time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the Company’s and its subsidiaries’ existing policies, with respect to matters arising on or before the company merger effective time, covering without limitation the transactions contemplated by the merger agreement. If the Company purchases such “tail policy,” the Company may not pay more than 300% of the last annual premium. If such prepaid policy has been obtained by the Company prior to the company merger effective time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

If any legal action is instituted against any of the present and former directors and officers of the Company and its subsidiaries on or prior to the sixth anniversary of the effective time, the indemnification, exculpation and insurance provisions under the merger agreement shall continue until the final disposition of such legal action. The parties to the merger agreement agreed that the indemnification, exculpation and insurance provisions under the merger agreement will not be deemed exclusive of other rights held by the present and former directors and officers of the Company and its subsidiaries under law, contract or otherwise and will survive the consummation of the merger.

Other Covenants

The merger agreement contains certain other covenants, including covenants relating to Parent’s debt financing and access to information and confidentiality, the Company’s and the Company Board’s obligations with respect to the application of takeover laws to the merger agreement and the transactions contemplated thereby, public announcements regarding the transactions contemplated by the merger agreement and notification obligations upon the occurrence of certain events.

Conditions to Completion of the Mergers

The obligations of each party to consummate the mergers are subject to the satisfaction or waiver of certain customary conditions on or prior to the company merger effective time, including the following:

•	the receipt of the affirmative approval of the holders of at least a majority in combined voting power of the outstanding shares of the Company’s common stock (the “stockholder approval”);

•

the approval from FINRA of the FINRA Filing in writing; provided, that notwithstanding the foregoing, approval shall not be required as a condition to closing if despite the FINRA Filing not having been so approved by FINRA, (i) at least 31 days have elapsed since FINRA deemed the FINRA Filing to have been filed with FINRA, (ii) FINRA has not notified MNIS that the CMA is subject to “fast track” review, (iii) MNIS or its representatives shall have notified (in writing and at least five business days prior to the anticipated closing date) the FINRA Membership Application Program that the parties intend to consummate the closing pursuant to FINRA Rule 1017(c)(1), (iv) FINRA has not advised any of the parties to the merger agreement at any time prior to the closing that they are prohibited from consummating the closing without FINRA approval, and (v) FINRA has not informed any of the parties to the merger agreement at any time prior to the closing that FINRA will, or may, impose any “interim restrictions” on MNIS that materially limit the manner in which MNIS may conduct its business or operations, including but not limited to reducing the scope of MNIS’s business, if the closing is consummated without such FINRA approval;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal prohibition that, in any case, prohibits or makes illegal the consummation of the mergers and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that prohibits or makes illegal the consummation of the mergers; and

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The obligations of the Company and Group LLC to complete the mergers are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the accuracy of Parent’s and merger subs’ representations and warranties in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified earlier date, in which case as of such earlier date), except where such inaccuracy does not constitute or would not reasonably be expected to have a “Parent material adverse effect” (disregarding all material adverse effect qualifications and other materiality qualifications in such representations and warranties), where a “Parent material adverse effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or the merger subs of its obligations under the merger agreement or the consummation of the mergers or any of the other transactions contemplated by the merger agreement;

•	Parent’s and merger sub’s performance in all material respects of their obligations under the merger agreement at or prior to the company merger effective time; and

•	the receipt by the Company of a certificate signed by an executive officer of Parent certifying that the conditions described in the immediately preceding two bullets have been satisfied.

Parent’s and merger subs’ obligations to consummate the mergers are subject to the satisfaction or waiver of additional conditions, which include the following:

•

the accuracy in all respects of the Company’s representations and warranties as of the date of the merger agreement and the closing date relating to the Company’s and Group LLC’s capitalization and authority to consummate the transactions (except where such failures to be accurate are de minimis);

•

the accuracy in all material respects of the Company’s representations and warranties as of the date of the merger agreement and the closing date relating to its (i) organization, standing and power, (ii) capital stock (except for representations covered by the preceding bullet), (iii) corporate organization, (iv) broker’s fees and (v) receipt of a fairness opinion (except to the extent any such representation or warranty expressly relates to an earlier date or period);

•

the accuracy of the Company’s representations and warranties in the merger agreement (other than representations in the preceding two bullets) as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified date, in which case as of such date), except where such inaccuracy does not constitute or would not reasonably be expected to have a material adverse effect (disregarding all material adverse effect qualifications and other materiality qualifications in such representations and warranties);

•	the Company’s performance in all material respects of its obligations under the merger agreement at or prior to the company merger effective time;

•	the receipt of all consents and approvals required from the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated;

•	the absence of the occurrence of any material adverse effect since the date of the merger agreement;

•

the Company having received, as of five business days prior to the closing date, the consent of its clients representing a run rate revenue (calculated by multiplying the annual fee rate or fee schedule (as reduced for any fee concessions) multiplied by the assets under management (as adjusted for net cash inflows and outflows from February 28, 2022 until the calculation date but not changes due to market appreciation or depreciation or any currency fluctuations)) of at least 75% of the run rate revenue of all clients based upon assets under management as of February 28, 2022;

•

the Company having received, as of five business days prior to the closing date, the consent of its clients representing assets under management (as adjusted for net cash inflows and outflows from February 28, 2022 until the calculation date but not changes due to market appreciation or depreciation or any currency fluctuations) of at least 75% of the assets under management as of February 28, 2022; and

•	the receipt by Parent of a certificate signed by an executive officer of the Company certifying that the conditions described in the preceding eight bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated, and the mergers may be abandoned at any time prior to the company merger effective time, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•

the mergers have not been consummated on or before October 1, 2022, provided that if on such date all of the conditions to each party’s obligation to effect the mergers shall have been satisfied or waived except for the required approvals from FINRA or the New Hampshire Banking Department, then either Parent or the Company may extend the termination date to December 1, 2022;

•

any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, ruling, writ, decree or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, ruling, writ, decree or other action shall have become final and nonappealable, except that no party will have such right to terminate if such party failed to use its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, ruling, writ, decree or other action; or

•	the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken;

•	by the Company:

•

if Parent or either merger sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform or to be true (i) would result in the failure of one of its closing conditions and (ii) cannot be cured by the termination date; provided that the Company has given Parent written notice at least 30 days prior to such termination, stating the Company’s intention to terminate the merger agreement and the basis for such termination, except the Company will not have the right to effect such termination if it is then in breach of any of its covenants or agreements in the merger agreement;

•

prior to obtaining Company stockholder approval, in order to enter into a transaction that is a superior proposal if (A) the Company has complied with its obligations under the non-solicitation covenants contained in the merger agreement (other than non-compliance that was both immaterial and unintentional), (B) the Company Board authorizes the Company to enter into such superior proposal, (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any Company Termination Fee required; and (D) substantially concurrently with such termination, the Company enters into an agreement to consummate such superior proposal, or

•

prior to the company merger effective time, if (A) all of the Company’s closing conditions have been satisfied or waived, (B) Parent and merger subs have failed to consummate the mergers by the termination date, (C) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the mergers, and (D) Parent fails to consummate the mergers within three business days following receipt of such written notice.

•	by Parent:

•

if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would result in the failure of one of its closing conditions and (ii) cannot be cured by the termination date; provided that Parent has given the Company written notice at least 30 days prior to such termination, stating Parent’s intention to terminate the merger agreement and the basis for such termination, except Parent will not have the right to effect such termination if Parent, Corp Merger Sub or LLC Merger Sub are then in material breach of any of their covenants or agreements in the merger agreement;

•

if (i) at any time the Company is or has materially breached its non-solicitation restrictions or (ii) prior to obtaining the Company stockholder approval, the Company Board has effected an adverse recommendation change.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, without any liability or obligation on the part of the parties, except that the confidentiality agreement and certain provisions of the merger agreement, including, among others, the provisions relating to brokers, public announcements, the effect of termination of the merger agreement, fees and expenses, the notice information and obligations of the parties, governing law, submission to jurisdiction and waiver of jury trial will survive termination. In addition, the company’s liability for any “willful breach” (as defined in the merger agreement) by it of the merger agreement will survive termination.

Termination Fees and Expenses

Except as expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the mergers are consummated. Fees and expenses incurred in connection with the Debt Financing shall be borne solely by Parent and any expenses incurred in connection with the filing, printing and mailing of the proxy statement (including applicable SEC filing fees) and the solicitation of the Company stockholder approval shall be shared equally by Parent and the Company.

The Company agreed to pay Parent a one-time termination fee (the “company termination fee”) of $3,140,000 in the event that the merger agreement was terminated by the Company prior to the no-shop period start date (which period ended on May 10, 2022) in order to pursue a superior proposal in compliance with the merger agreement. The Company has also agreed to pay a termination fee of $8,790,000 in the event that:

•

the merger agreement is terminated by the Company or Parent as a result of the Company stockholder approval not having been obtained at the special meeting if (i) at any time after the date of the merger agreement an Acquisition Proposal has been publicly announced, and not withdrawn prior to the vote to adopt the merger agreement, and (ii) within twelve months after such termination, the Company has entered into a definitive agreement or consummated an Acquisition Proposal (with references to “20% or more” in the definition of Acquisition Proposal deemed to be “more than 50%” for this purpose);

•

the merger agreement is terminated by either Parent or the Company because the mergers are not consummated on or before the termination date (but only if the Company stockholders meeting has not been held by such date and the Parent termination fee is not otherwise payable), or by Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and (i) at any time after the date of the merger agreement and prior to such a termination of the merger agreement an Acquisition Proposal has been communicated in writing to the Company Board, is publicly announced or made known to the Company stockholders, and not withdrawn prior to such termination, and (ii) within twelve months after such termination, the Company has entered into an agreement with respect to, or consummated, an Acquisition Proposal (with references to “20% or more” in the definition of Acquisition Proposal deemed to be “more than 50%” for this purpose);

•

the merger agreement is terminated by the Company if, after the no-shop period start date (May 10, 2022) and prior to the receipt of Company stockholder approval, the Company terminates the merger agreement in order to enter into an alternative acquisition agreement providing for the consummation of a superior proposal; or

•

the merger agreement is terminated by Parent because (i) the Company is in breach of the non-solicitation provisions of the merger agreement or (ii) prior to obtaining the Company stockholder approval, the Company Board has affected an adverse recommendation change.

The parties have agreed that in the event that Parent receives the Company termination fee (plus related collection costs, if any), and except for a willful breach by the Company of the merger agreement, the receipt of such amount will be deemed to be liquidated damages for any and all losses suffered by Parent, merger subs and their respective affiliates, or any other person in connection with the merger agreement (and its termination), the transactions contemplated by it (and the abandonment of it) or any matter forming the basis for such termination, and none of Parent, merger subs, or any of their affiliates, or any other person will be entitled to bring or maintain any other legal action against the Company or any of their affiliates arising out of the merger agreement, any of the transactions contemplated by it or any matters forming the basis for such termination. Parent has further agreed that payment of the termination fee (plus any related collection costs) will be the sole and exclusive monetary remedy of Parent, merger subs and any other person against the Company or its affiliates in connection with the transactions contemplated by the merger agreement, and, subject to Parent’s and merger subs’ right to seek specific performance, injunctive relief or other equitable relief to enforce the merger agreement, none of the Company or any of its affiliates shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, merger subs, their respective affiliates or any other person relating to or arising out of the merger agreement and the transactions contemplated by it (including the failure to consummate the merger).

Parent has agreed that Parent will pay to the Company a termination fee of $15,070,000 in cash, in the event that the merger agreement is terminated (i) by Parent or the Company at the termination date if on such termination date all of the conditions to the obligations of Parent have then been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at closing), (ii) by the Company if (A) Parent or either merger sub has breached or failed to perform any of its representations, warranties, covenants or agreements (which breach or failure cannot be cured) or (B) if Parent fails to consummate the mergers at a time when all of the conditions to the obligations of Parent have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at closing) and the Company has notified Parent that the Company is ready, willing and able to consummate the mergers, or (iii) by Parent at the termination date when the Company would otherwise be entitled to terminated pursuant to clause (ii) above.

The Company has further agreed that payment of the Parent termination fee in this foregoing paragraph (plus any related collection costs) from Parent will be the sole and exclusive monetary remedy of the Company, its subsidiaries and their related parties and affiliates relating to or arising out of the merger agreement and the transactions contemplated by it (including the failure to consummate the merger).

Amendment or Supplement

The merger agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the company merger effective time, whether before or after Company stockholder approval has been obtained. However, after Company stockholder approval has been obtained, the merger agreement provides that no amendment may be made that, pursuant to applicable law, requires further approval by the stockholders of the Company without the Company receiving such further approval. Further, the merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment.

Financing

The merger agreement does not contain any financing-related contingencies or financing conditions to consummation of the mergers. We anticipate that the total amount of funds necessary to consummate the mergers and related transactions, including payment of related fees and expenses, is approximately $6.4 million, which will be funded with the net proceeds of the Equity Financing and Debt Financing described above, along with cash on hand of the Company and its subsidiaries. This amount does not include funds needed to (i) pay holders of Company common stock and holders of Group LLC units the amounts due under the merger agreement and (ii) pay any fees and expenses of or payable by Parent, the merger subs or the Surviving Corporation at the closing of the mergers.

Parent and Corp Merger Sub have obtained committed financing consisting of (i) equity financing to be provided to Parent by East Asset Management, LLC pursuant to the terms of the Equity Commitment Letter and (ii) debt financing to be provided to Corp Merger Sub by the lenders party to the Debt Commitment Letter pursuant to the Debt Commitment Letter. In connection with the merger agreement, Parent and Corp Merger Sub have delivered to the Company copies of the Commitment Letters.

Governing Law

The merger agreement and any action (whether at law, in contract or in tort) that may arising out of or relating to the merger agreement or the transaction contemplated by it will be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware).

Specific Performance

The merger agreement provides that the parties are entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of it, in the Court of Chancery of the State of Delaware. Under no circumstances shall the Company be entitled to receive both a grant of specific performance that results in the closing, on the one hand, and the payment of the Parent Termination Fee or any other damages, on the other hand.

In addition, the Company shall only have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the closing to occur or to cause the Equity Financing (as defined in the merger agreement) to fund if, and only if, (A) all of the closing conditions set forth in Section 6.1 (the mutual closing conditions) and Section 6.3 (the closing conditions for the benefit of Parent) of the merger agreement have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the closing, which conditions would be capable of being satisfied at the closing), (B) the debt financing has been funded in accordance with the terms and conditions of the Debt Commitment Letter or will be funded in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded, (C) Parent and merger subs are required to consummate the closing in accordance with the merger agreement, and (D) the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the closing and that if such specific performance is granted and if the Equity Financing and the Debt Financing are funded.

AGREEMENTS INVOLVING COMMON STOCK

Support Agreement

In connection with the merger agreement, Parent entered into support agreements, which we refer to as the support agreements, with each of the Section 16 executive officers (including Mr. Mayer, who is also a member of the Company Board), whom we refer to as the supporting stockholders, pursuant to which each of the supporting stockholders has agreed, subject to certain conditions, to vote, or cause to be voted, all shares of Company common stock beneficially owned by them (as of the record date of the Company stockholders meeting held to obtain Company stockholder approval):

•	in favor of (i) the company merger, (ii) each of the other actions contemplated by the merger agreement and (iii) any action in furtherance of any of the foregoing;

•

against approval of any other acquisition proposal or other proposal made in opposition to or in competition with the company merger or the merger agreement and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the merger agreement; and

•

against any of the following actions (other than the company merger): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties, rights or other assets of the Company or any of its subsidiaries; (iii) any reorganization, restructuring, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; and (iv) any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the company merger.

The support agreement also restricts the supporting stockholders from transferring any shares of Company common stock beneficially owned by them prior to the earliest of: (i) the closing of the transactions, (ii) the date on which the merger agreement is validly terminated, (iii) in accordance with its terms, (iv) the completion of the special meeting (including any adjournment or postponement) (regardless of whether the merger agreement is approved or not) and (v) written notice of the termination of the support agreement by Parent to the applicable Company supporting stockholder. The support agreement also restricts, after the no-shop period start date, the Company supporting stockholders from entering into discussions or solicitations with respect to alternate transactions, but does not restrict the Company supporting stockholders, in any such stockholder’s capacity as a director, officer or employee of the Company and/or its subsidiaries, from participating in discussions and negotiations with, and furnishing information and data to, any person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with the merger agreement.

As of [●], the latest practicable date prior to the filing of this proxy statement, the supporting stockholders collectively held 1,896,167 shares of Company common stock representing approximately 10% of the voting power of the Company’s outstanding capital stock.

Rollover Agreement

Concurrently with the execution and delivery of the merger agreement, TopCo entered into a rollover agreement with Mr. Mayer, as a Rollover Holder, pursuant to which he has committed to contribute, immediately prior to the consummation of the company merger, 175,902 shares of Company common stock and 500,000 options to purchase Company common stock then held by him to TopCo in exchange for equity interests and options in TopCo, subject to the terms and conditions of a rollover agreement with TopCo. Mr. Mayer has also agreed not to transfer any of the options or shares of Company common stock that are subject to the rollover agreement.

In addition, the rollover agreement provides that at or prior to the rollover closing, Mr. Mayer will enter into a stockholders agreement with TopCo that will govern the rights and obligations of him and the other equity holders of TopCo following consummation of the mergers, including certain restrictions on transfers of the equity interests of TopCo and certain board designation rights (including the right of the Company’s chief executive officer to designate one member of TopCo’s board of directors), tag-along rights, drag-along rights, and liquidity rights with respect to the equity interests of TopCo.

In connection with the rollover agreement, Mr. Mayer also entered into a rollover “bonus” opportunity letter agreement which provides for either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, to him based on his continued post-closing ownership of TopCo equity. The amount is determined based on the percentage of equity that such Rollover Holder elects to rollover relative to his equity holdings at the time of the Company’s entry into the merger agreement, and any bonus payment to him will be made after three years subject to his continued employment and amount of retained equity for the term. Mr. Mayer’s bonus opportunity can be valued at an amount up to 5% of the value of his rollover shares (as such, approximately $400,000 in value). See “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers.”

Prior to the closing of the mergers, Parent and certain additional members of management may negotiate and enter into contracts providing for a rollover (immediately prior to the closing) of all or a portion of such members’ shares of Company common stock through their contribution of such shares to TopCo in exchange for equity interests in TopCo. Any additional members of management that become Rollover Holders will also enter into a rollover “bonus” opportunity letter agreement.

The foregoing description of the rollover agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the rollover agreement, a copy of which is attached as Annex C to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including those based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the mergers and other information relating to the mergers. The safe harbor provisions in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which may be referenced in the periodic reports incorporated by reference into this proxy statement, do not apply to any forward-looking statements made in connection with the mergers. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers about the Proposals and the Special Meeting,” “Special Factors—Plans for the Company After the Mergers,” “Special Factors—Certain Effects of the Mergers,” “Special Factors—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger,” “Special Factors—Certain Unaudited Prospective Financial Information,” “Special Factors—Purposes and Reasons of the Callodine Filing Persons for the Company Merger,” “Special Factors—Position of the Callodine Filing Persons as to the Fairness of the Company Merger,” “Special Factors—Fees and Expenses,” and “The Merger Agreement,” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. There can be no assurances that the actual results or developments described in such forward-looking statements will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company (including the mergers). These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement, except as required by law. In addition to other factors and matters contained or incorporated in this document, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	risks and uncertainties related to securing the necessary regulatory and stockholder approvals and the satisfaction of other closing conditions to consummate the mergers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	risks related to diverting the attention of Company management from ongoing business operations during the pendency of the mergers;

•	risk that the pendency of the mergers disrupts the Company’s current operations;

•	significant transaction costs and/or unknown or inestimable liabilities associated with the mergers;

•	the risk of stockholder litigation in connection with the mergers, including resulting expense or delay;

•	Callodine’s ability to obtain the expected financing to consummate the mergers;

•

operational disruption during the pendency of the mergers, making it more difficult for the Company to conduct business as usual or maintain relationships with clients, employees, suppliers or other third parties;

•	effects relating to the announcements regarding, or the consummation of, the mergers on the market price of the Company’s common stock;

•	harm to the Company’s reputation as a result of the mergers that may negatively impact its revenues and income

•

the effect of the announcement or pendency of the mergers on the Company’s ability to retain and hire key personnel and other employees or on the Company’s business relationships (including clients and suppliers), operating results and business generally;

•	limitations under the merger agreement placed on the Company’s ability to operate its business during the pendency of the mergers;

•	regulatory initiatives and changes in tax laws;

•	the impact of the COVID-19 pandemic on the operations and financial results of the Company;

•	market volatility;

•	the financial performance of the Company during the pendency of the merger;

•	general economic conditions;

•

strong competition from numerous and sometimes larger companies with competing offerings and products that could limit or reduce sales of our products, potentially resulting in a decline in our market share, revenues and income;

•	challenges in managing and growing our business due to systems and other technological limitations;

•	dependence on key personnel, which could in turn negatively affect our financial performance in the event of their separation of employment from the Company;

•

the fact that Company stockholders would forgo the opportunity to realize the potential long-term value of a successful execution of the Company’s current strategy if they remained stockholders in an otherwise independent public company; and

•

other risks and uncertainties affecting the Company, including those described from time to time in the Company’s filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and the current reports on Form 8-K as filed with the SEC on March 4, 2022, April 1, 2022, April 15, 2022 and April 22, 2022.

All of the forward-looking statements in this proxy statement are qualified by the information contained or incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information.”

Moreover, other risks and uncertainties of which the Company is not currently aware may also affect its forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The Company cautions investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements.

The forward-looking statements in this proxy statement are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

PARTIES TO THE MERGERs

The Company

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Telephone: (585) 325-6880

The Company is an independent investment management firm that provides its clients with a broad range of financial solutions and investment strategies for both wealth and asset management. Founded in 1970 and headquartered in Fairport, New York, the Company serves a diversified client base of high-net-worth individuals and institutions. The institutions the Company serves include 401(k) plans, pension plans, Taft-Hartley multi-employer plans, endowments and foundations. The Company serves clients through its Wealth and Asset Management divisions. The Company’s Wealth Management private clients are primarily composed of individual investors and families, small businesses and business owners, and small- to mid-sized non-profit organizations, endowments, and foundations. The Company’s Asset Management division includes its Intermediary Distribution Group, focused on delivering its investment strategies and expertise to third-party financial advisors, its dedicated Taft-Hartley team, and its Institutional and Consultant Relations teams, serving 401(k) plans, pension plans, large organizations, institutional investors, and third-party investment consultants. The Company was incorporated in 2011 as a Delaware corporation, and is the sole managing member of Manning & Napier Group, LLC. The Company’s telephone number is (585) 325-6880. For additional information about the Company, see “Where You Can Find More Information” or visit the Company’s website at https://www.manning-napier.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Group LLC

Manning & Napier Group, LLC.

290 Woodcliff Drive

Fairport, New York 14450

Telephone: (585) 325-6880

Manning & Napier Group, LLC is a Delaware limited liability company formed in 2011 and is the entity through the Company operates its investment management business. The Company is the sole managing member of Group LLC. The Company owns approximately 97.7544% of the Class A units of Group LLC, and the remaining 2.2456% of the Class A units are held by M&N Group Holdings, LLC. Group LLC’s principal executive offices are located at 290 Woodcliff Drive, Fairport, New York 14450. Group LLC’s telephone number is (585) 325-6880.

Parent and Merger Subs

Callodine Midco, Inc.

Callodine Merger Sub, Inc.

Callodine Merger Sub, LLC

Two International Place, Suite 1830

Boston, MA 02110

Callodine Midco, Inc., a Delaware corporation (“Parent”), is an affiliate of Callodine Group, LLC (“Callodine”). Parent was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Parent’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

Callodine Merger Sub, Inc., a Delaware corporation (“Corp Merger Sub”), is a wholly-owned subsidiary of Parent formed by Parent solely for the purposes of engaging in the transactions contemplated by the merger agreement. Upon completion of the company merger, Corp Merger Sub will be merged with and into the Company, and Corp Merger Sub will cease to exist. Corp Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Corp Merger Sub’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

Callodine Merger Sub, LLC, a Delaware limited liability company (“LLC Merger Sub” and together with Corp Merger Sub, the “merger subs”), is a wholly-owned subsidiary of Corp Merger Sub formed by Corp Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the LLC merger, LLC Merger Sub will be merged with and into Group LLC, and LLC Merger Sub will cease to exist. LLC Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. LLC Merger Sub’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

OTHER INTERESTED PARTIES IN THE MERGERS

Callodine Group, LLC

Callodine Aggregator, LLC

c/o Callodine Group, LLC

Two International Place, Suite 1830

Boston, MA 02110

Telephone: (617) 880-7480

Callodine Group, LLC, a Delaware limited liability company (“Callodine”), is an entity controlled and principally owned by James Morrow. Callodine is an asset management platform with approximately $2 billion in assets under management and that specializes in yield-oriented investment strategies. Upon completion of the merger, Callodine will partially own and will control Callodine Aggregator, LLC, a Delaware limited liability company (“Aggregator”) formed for purposes of funding the mergers and indirectly investing in the Surviving Corporation. EAM will also own an equity interest in Aggregator.

Formed in 2010, EAM is dedicated to investing in private and public market securities and has formed multiple investment vehicles that provide capital to a variety of industries including energy, media, real estate, asset management, and sports and entertainment. EAM is an entity owned by Terrence and Kim Pegula, owners of Pegula Sports & Entertainment, the management company streamlining key business areas across all Pegula family-owned sports and entertainment properties including the Buffalo Bills, Buffalo Sabres, Buffalo Bandits, Rochester Nighthawks, Rochester Americans, Harborcenter, Black River Entertainment and ADPRO Sports. EAM is a strategic investor in Callodine and its managed funds.

Each of Callodine’s and Aggregator’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

The name and material occupation, position, office or employment of the directors and officers of Callodine are listed below. During the past five years, none of the directors or officers listed below have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name:	Title:
James Morrow	Managing Member
Austin McClintock	Chief Financial Officer & Chief Operating Officer

Callodine MN Holdings, Inc.

Callodine MidCo, Inc.

Callodine Merger Sub, Inc.

Callodine Merger Sub, LLC

c/o Callodine MN Holdings, Inc.

Two International Place, Suite 1830

Boston, MA 02110

Telephone: (617) 880-7480

Callodine MN Holdings, Inc., a Delaware corporation (“TopCo”), is currently a wholly-owned subsidiary of Aggregator, formed by Callodine solely for the purposes of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, TopCo will continue to be controlled by Aggregator, but will also have one or more minority shareholders (including Mr. Mayer). Callodine MidCo, Inc. (“Parent”), is a wholly-owned subsidiary of TopCo, Callodine Merger Sub, Inc. (“Corp Merger Sub”) is a wholly-owned subsidiary of Parent, and Callodine Merger Sub, LLC (“LLC Merger Sub”) is a wholly owned subsidiary of Corp Merger Sub. None of TopCo, Parent, Corp Merger Sub, or LLC Merger Sub have conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Each of TopCo’s, Parent’s, Corp Merger Sub’s, and LLC Merger Sub’s principal executive offices are located at Two International Place, Suite 1830, Boston, MA 02110, and its telephone number is (617) 880-7480.

Marc O. Mayer

Marc O. Mayer

Chairman and Chief Executive Officer

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Telephone: (585) 325-6880

Mr. Mayer has served as the Chairman of the Company Board since July 30, 2020 and as Chief Executive Officer of the Company since January 2019. Mr. Mayer has also served as the President of the Company’s affiliates Manning & Napier Advisors, LLC, Group LLC, and Rainier Investment Management, LLC, since January 2019. Mr. Mayer is responsible for the overall execution of the Company’s business plan.

Mr. Mayer has not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and was not a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding of any violation of federal or state securities laws. Mr. Mayer is a citizen of the United States.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The Company will hold the special meeting via live webcast on [●], 2022 at [●]. The special meeting can be accessed by visiting [●] where you will be able to attend the live meeting and vote online. Additionally, you will be able to vote up until 11:59 PM Eastern Time the day before the meeting date by visiting [●] and following the instructions. We encourage you to allow ample time for online check-in, which will open at [●] on [●]. Please note that you will not be able to attend the virtual special meeting in person. The purpose of the special meeting is to consider and vote on the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal.

Our stockholders must approve the merger agreement proposal in order for the mergers to occur. If our stockholders fail to approve the merger agreement proposal, the mergers will not occur. Approval of the non-binding named executive officer merger-related compensation proposal and the adjournment proposal are not conditions to completion of the mergers. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety. We encourage you to read the merger agreement carefully in its entirety.

The votes on the non-binding named executive officer merger-related compensation proposal and the adjournment proposal are separate and apart from the merger agreement proposal. Accordingly, a stockholder may vote against the non-binding named executive officer merger-related compensation proposal and/or the adjournment proposal and nevertheless vote to approve the merger agreement proposal (and vice versa).

Who Can Vote at the Special Meeting

Only holders of record of the Company common stock, as of the close of business on [●], which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that person how to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. As of the close of business on the record date, there were [●] shares of Company common stock outstanding, all of which were shares of Class A common stock.

Quorum

To conduct any business at the special meeting, a quorum must be present virtually or by proxies. The holders of at least a majority of the issued and outstanding shares of Company common stock entitled to vote at the special meeting, represented virtually or by proxy, will constitute a quorum for the transaction of business at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. As of the close of business on the record date, there were [●] shares of the Company common stock outstanding, all of which were shares of the Company’s Class A common stock. Accordingly, [●] shares of the Company common stock must be represented virtually or by proxy at the special meeting to constitute a quorum.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or at the special meeting via the virtual meeting website, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares of Company common stock will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Company common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares of Company common stock will not be counted in determining the presence of a quorum.

Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Votes Required; Treatment of Abstentions and Broker Non-Votes

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock.

Approval of the non-binding named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the votes entitled to be cast by all shares of Company common stock.

Approval of the adjournment proposal will require the affirmative vote of the holders of shares of Company common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon at the special meeting.

A vote to abstain will have the same effect as voting against each proposal as to which you abstain.

If you are a holder of record, failure to submit a proxy or to vote via the virtual meeting website will have the same effect as a vote against each proposal, except with respect to the adjournment proposal, for which such failure to submit a proxy or vote shall have no effect.

If your shares of Company common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the enclosed voting instruction card provided by your broker. Under applicable regulations, brokers, banks and other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the proposals to be voted upon at the special meeting. As a result, if you do not instruct your broker, bank or other nominee how to vote your shares of Company common stock, your shares will be treated as “broker non-votes” and will not be voted, which will have the same effect as voting against each proposal, except with respect to the adjournment proposal, for which broker non-votes not voted will have no effect.

How to Vote

Your vote is important. Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on the day before the special meeting.

If you are a holder of record and sign and return a proxy card but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal.

If you wish to vote by proxy and your shares of common stock are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

The stockholders of record as of the close of business on the record date for the special meeting, their duly appointed proxy holders, and the “street name” stockholders who beneficially owned shares of Company common stock as of the close of business on the record date are entitled to participate in the virtual meeting and will need their assigned control number to vote shares virtually at the special meeting. The control number can be found on your proxy card. If your shares are held in the name of a bank, broker or other nominee and you do not have the assigned control number, please follow the instructions on the voting instruction card, or other applicable proxy notices, furnished by your bank, broker or other nominee to vote your shares accordingly or contact your bank, broker or other nominee for instructions. If your shares are held in the name of a bank, broker or other nominee, in order to vote online at the virtual special meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend and vote at the special meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, Alliance Advisors, LLC, toll-free at (866) 619-8917.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares or book-entry shares will be mailed to stockholders if the mergers are consummated.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AS PROMPTLY AS POSSIBLE, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING ONLINE MAY REVOKE THEIR PROXIES AND VOTE ELECTRONICALLY AT THE SPECIAL MEETING.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450 stating that the proxy is revoked;

•	submitting a later-dated proxy card relating to the same shares of Company common stock; or

•

attending the special meeting via the virtual meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the virtual meeting website).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Only your last submitted proxy will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your proxy card or voting instruction form provided by your broker, bank or other nominee, as promptly as possible.

Adjournments

Although it is not currently expected, the special meeting may be adjourned one or more times in accordance with the merger agreement to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the merger agreement proposal. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or voting instruction card. If a quorum is not present, the person presiding at the special meeting or the stockholders holding a majority of the Company common stock represented virtually or by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting in accordance with the merger agreement until a quorum shall be present. If the adjournment is for more than 30 days after the date of this proxy statement, or if a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies or voting instructions will be able to revoke them at any time prior to the final vote on the proposals. If you are a holder of record and return a proxy without indicating how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Alliance Advisors, LLC (“Alliance”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not anticipated to exceed $40,000 in total (to be shared equally with Parent). The Company also will reimburse brokers, banks, other nominees, custodians and fiduciaries representing beneficial owners of the shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of our shares of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.

Recommendation of the Company Board

After consideration, all of the members of the Company Board (with Mr. Mayer recused) (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the company merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that the company merger is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the company merger and the other transactions upon the terms and subject to the conditions contained therein and (iv) recommended that the Company’s stockholders vote to adopt the merger agreement. Accordingly, the Company Board recommends:

•	“FOR” the merger agreement proposal;

•	“FOR” the binding named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Mr. Mayer, the Chairman of the Company Board and Chief Executive Officer of the Company, was recused from the foregoing determination, and did not participate in the related Company Board vote and approval, due to his potential interests in the transaction.

You should read “Special Factors—Purpose and Reasons of the Company for the Company Merger; Recommendation of the Company; Fairness of the Company Merger” for a discussion of the factors that the Company Board (other than Mr. Mayer who was recused) considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers.”

Voting Intentions of the Company’s Directors and Executive Officers

Our executive officers (including Mr. Mayer, who is also a member of the Company Board) have informed us that, as of the date of this proxy statement, they intend to vote all of the shares of Company common stock owned directly by them “FOR” the merger agreement proposal, “FOR” the non-binding named executive officer merger-related compensation proposal, and “FOR” the adjournment proposal. As of [●], 2022, the record date for the special meeting, our executive officers directly owned, in the aggregate, 1,896,167 shares of Company common stock entitled to vote at the special meeting, or collectively approximately 10% of the outstanding shares of Company common stock entitled to vote at the special meeting.

Mr. Mayer, the Company’s Chairman and Chief Executive Officer, and the other Section 16 officers of the Company, who collectively beneficially own approximately 10% of the voting power of the Company’s outstanding capital stock, have separately entered into support agreements, pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the company merger, subject to and in accordance with the terms and conditions of the applicable support agreement. Copies of the Support Agreements are attached as Annex B to the accompanying proxy statement. The obligations of the Company supporting stockholders under the support agreements will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the transactions, (ii) the date on which the merger agreement is validly terminated in accordance with its terms, (iii) the completion of the Company stockholders meeting (regardless of whether the merger agreement is approved or not) and (iv) written notice of the termination of the Support Agreement by Parent to the Company supporting stockholders.

As of the date of the filing of this proxy statement, none of Parent, merger subs nor any of their respective affiliates (as defined under Rule 405 of the Securities Act) beneficially owns any shares of Company common stock.

Abstentions

An abstention will have the same effect as a vote cast “AGAINST” the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal, but will count for the purposes of determining if a quorum is present at the special meeting.

Anticipated Date of Completion of the Mergers

We are working to complete the mergers as promptly as practicable. Assuming timely satisfaction of necessary closing conditions, we anticipate that the mergers will be completed in the third quarter of 2022. If our stockholders vote to approve the merger agreement proposal, the mergers will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the mergers as set forth in the merger agreement.

Householding of the Proxy Statement

The SEC rules permit companies and intermediaries such as brokers, banks and other nominees to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement. This process is commonly referred to as “householding” and can result in significant cost savings for the Company. To take advantage of this opportunity, the Company, brokers, banks and other nominees who hold your shares may deliver only one proxy statement to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your bank or broker, and direct your written request to the Company at Manning & Napier, Inc.

Attn: Investor Relations Department, 290 Woodcliff Drive, Fairport, New York 14450, or contact our Investor Relations Department toll-free at 1-800-983-3369. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their banker or broker. For more information, see “Information about the Special Meeting—Questions and Additional Information” below or “Where You Can Find More Information.”

Questions and Additional Information

If you have additional questions about the special meeting, the mergers or this proxy statement, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please contact the Company’s proxy solicitor in connection with the special meeting:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Stockholders and brokers, banks and other nominees may call (866) 619-8917 (toll-free).

THE MERGERS

(THE MERGER AGREEMENT PROPOSAL — PROPOSAL 1)

The Proposal

The Company is asking you to approve the proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2022, by and among the Company, Group LLC, Parent and the merger subs, pursuant to which Corp Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, and LLC Merger Sub will be merged with and into Group LLC, with Group LLC surviving the merger as a wholly owned subsidiary of the Company. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

Vote Required and Board Recommendation

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company.

The Company Board (other than Mr. Mayer who was recused from the meeting of the Company Board at which such determination was made), on behalf of the Company, has determined that the merger agreement and the transactions contemplated by it, including the company merger, are fair, advisable to and in the best interests of the Company and is stockholders, and approved the merger agreement and the transactions contemplated by it, including the mergers, and recommends that you vote “FOR” the merger agreement proposal.

MERGER RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

(THE NON-BINDING NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL — PROPOSAL 2)

The Proposal

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders to approve a stockholder resolution, on a non-binding advisory basis, approving the payment of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the mergers. This proposal, commonly known as “say-on-golden parachutes” (the “non-binding named executive officer merger-related compensation proposal”), gives the Company’s stockholders the opportunity to vote on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the mergers. This compensation is summarized in the table and the footnotes thereto under “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers—Named Executive Officer Merger-Related Compensation.”

The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Company Board recommends that the Company’s stockholders approve the following resolution:

RESOLVED, that the stockholders of Manning & Napier, Inc. hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section titled “Named Executive Officer Merger-Related Compensation.”

The vote on the non-binding named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote against the non-binding named executive officer merger-related compensation proposal and vice versa. Because the vote on the non-binding named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the merger agreement proposal is approved and the mergers are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company stockholders.

Vote Required

The above proposal approving, on an advisory and non-binding basis, the payment of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the mergers will require the affirmative vote by a majority of the votes entitled to be cast by all shares of Company common stock represented virtually or by proxy at the special meeting. A vote to abstain will have the same effect as voting against the non-binding named executive officer merger-related compensation proposal. If you fail to attend the virtual special meeting and vote via the virtual meeting website or fail to vote by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have the same effect as voting against the non-binding named executive officer merger-related compensation proposal.

The Company Board recommends that the stockholders vote “FOR” the non-binding named executive officer merger-related compensation proposal.

ADJOURNMENT OF THE SPECIAL MEETING

(THE ADJOURNMENT PROPOSAL — PROPOSAL 3)

The Company stockholders are also being asked to consider and vote on a proposal whereby they may adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. We refer to this proposal as the “adjournment proposal.”

Vote Required and Board Recommendation

Approval of the adjournment proposal will require the affirmative vote of the holders of shares of common stock represented virtually or by proxy having a majority of the votes entitled to vote thereon at the special meeting. If you fail to attend the virtual special meeting and vote via the virtual meeting website or fail to vote by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the adjournment proposal. Votes to abstain will have the same effect as a vote against the adjournment proposal.

The Company Board recommends that the stockholders vote “FOR” the adjournment proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The historical selected financial data as of and for the three month periods ended March 31, 2021 and March 31, 2022 is derived from the unaudited consolidated financial statements and from the Company’s audited consolidated financial statements for fiscal years ended December 31, 2020 and December 31, 2021.

This information is only a summary. The selected historical consolidated financial data as of December 31, 2021 and 2020 should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021 and the selected historical consolidated financial data as of and for the three months ended March 31, 2022 and 2021 should be read in conjunction with the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, each of which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See “Where You Can Find More Information.” Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

Statement of Operations Data and Balance Sheet Data

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands, except per share information)		(in thousands, except per share info)
Revenue	$35,549	$34,151	$145,581	$127,034
Operating income (loss)	1,085	6,209	32,526	13,812
Net income (loss) attributable to controlling and noncontrolling interests	1,224	5,964	27,072	13,926
Net income (loss) attributable to common stockholders	1,186	5,240	25,105	10,004
Basic net income (loss) per share	$0.06	$0.31	$1.41	$0.61
Diluted net income (loss) per share	$0.06	$0.26	$1.19	$0.29

	March 31,		December 31,
	2022	2021	2021	2020
	(in thousands)		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$51,738	$45,195	$73,489	$57,635
Investment securities	37,020	23,905	24,608	23,497
Accounts receivable, net of allowances	11,140	10,776	13,851	11,915
Working capital	76,847	61,064	77,953	59,056
Property and equipment, net	2,177	2,728	2,109	3,075
Goodwill	4,829	4,829	4,829	4,829
Total assets	158,568	143,206	171,423	156,085
Long-term debt and finance lease liabilities	72	138	86	160
Total liabilities	67,197	66,436	79,022	80,328
Total shareholders’ equity	92,333	83,555	93,363	82,957
Non-controlling interests	(962)	(6,785)	(962)	(7,200)
Total shareholders’ equity and noncontrolling interests	91,371	76,770	92,401	75,757

Book Value per Share

As of March 31, 2022, the book value per share of Company common stock was $4.83. Book value per share is computed by dividing total shareholders equity (excluding non-controlling interests) at March 31, 2022 by the total shares outstanding on that date.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Three Months Ended March 31,		Year Ended December 31
	2022	2021	2021	2020
	(in thousands, except per share information)		(in thousands, except per share info)
Earnings (losses)
Pre-tax net income (loss)	$478	$6,667	$33,104	$13,820
Add: Fixed charges	19	20	94	114
Less: Non-controlling interest income (loss)	38	724	1,967	3,922
Total earnings (losses)	$459	$5,963	$31,231	$10,012
Fixed charges
Interest expense	$1	$2	$23	$11
Payment of capital lease obligations	18	18	71	103
Total fixed charges	$19	$20	$94	$114
Ratio of earnings to fixed charges Earnings (losses)	24.2	298.2	332.2	87.8

Market Price of Shares and Dividends

Our shares of Company common stock trade on the NYSE under the symbol “MN.” As of the close of business on [●], 2022, the most recent practicable date before this proxy statement was distributed to our stockholders, there were [●] shares of our common stock outstanding and entitled to vote, all of which were shares of our Class A common stock.

On [        ], the most recent practicable date before this proxy statement was distributed to our stockholders, the closing price for the Shares on the NYSE was $[        ] per share of Company Class A Common Stock. You are encouraged to obtain current market quotations for the shares of common stock in connection with voting your shares.

The following table sets forth, for the periods indicated, the high and low intraday sales prices of our shares as reported by the NYSE during such period, as well as the quarterly dividends per share.

	Intraday Market Price		Dividend per common share
Fiscal Year	High	Low
2022
First Quarter	$9.43	$7.46	$0.05
Second Quarter(*)	$12.91	$11.88	$0.05
2021
First Quarter	$8.04	$5.85
Second Quarter	$8.70	$6.07
Third Quarter	$10.25	$7.47	$0.05
Fourth Quarter	$9.76	$7.25	$0.05
2020
First Quarter	$2.07	$0.99	$0.02
Second Quarter	$3.94	$1.11	$0.02
Third Quarter	$4.65	$2.65
Fourth Quarter	$6.65	$3.75

(*)	Second Quarter 2022 market price range reflects trading through May 31, 2022.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our capital stock as of April 25, 2022 with respect to:

•	each person known to us to own beneficially more than 5% of any class of our outstanding shares

•	each of our named executive officers;

•	each of our current directors; and

•	all of our directors and executive officers as a group.

The following table does not include any shares of Class A common stock that may be outstanding within 60 days after April 25, 2022 pursuant to the right of holders of Class A units of Manning & Napier Group under the terms of the exchange agreement with M&N Group Holdings to exchange those units for shares of our Class A common stock because no final binding elections to tender units for exchange have been received by the Company as of April 25, 2022.

The information as to the number of shares beneficially owned by the individuals and entities listed below is derived from reports filed with the SEC by such persons and Company records. In accordance with the rules and regulations of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 25, 2022. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our Class A common stock. Unless otherwise indicated, the address for each stockholder listed below is c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450.

	Class A common stock(1)
Beneficial Owner	Number of Shares Beneficially Owned (#)(2)	Percent of Shares Beneficially Owned (%)(2)
Executive Officers and Directors
Marc Mayer(3)	1,789,755	9.1%
Ebrahim Busheri	360,114	1.9%
Paul Battaglia	31,779	*
Barbara Goodstein	177,848	*
Richard S. Goldberg	145,137	*
Lofton Holder	—	—%
Kenneth A. Marvald	130,966	*
Edward J. Pettinella	539,318	2.8%
All executive officers and directors as a group (14 persons)	3,389,436	17.3%
5% Stockholders
QCI Asset Management Inc.(4)	2,589,969	13.5%
Renaissance Technologies LLC(5)	1,040,968	5.4%

*	Less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share.
(2)

As of April 25, 2022, there were 19,124,332 shares of our common stock outstanding, all of which were shares of Class A common stock. The percentage of beneficial ownership as to any person as of that date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days of such date, by the sum of the number of shares outstanding as of the date plus the number of shares as to which the person as the right to acquire voting or investment power as of or within 60 days of such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(3)	Number of shares beneficially owned includes 500,000 presently exercisable stock options.
(4)

Information obtained from a Schedule 13G/A filed with the SEC on February 22, 2022 by QCI Asset Management, Inc., 1040 Pittsford Victor Rd., Pittsford, NY 14534. According to the Schedule 13G/A, QCI Asset Management Inc. beneficially owns and has sole voting and dispositive power over 2,589,969 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.

(5)

Information obtained from a Schedule 13G/A filed with the SEC on February 11, 2022 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, 800 Third Avenue, New York, NY 10022. According to the Schedule 13G/A, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation beneficially own and have sole dispositive power over 1,040,968 shares of our Class A common stock, sole voting power over 1,004,568 shares of our Class A common stock and shared voting and dispositive power over zero shares of our Class A common stock.

Prior Public Offerings

None of the Company, Parent, merger subs nor any of their respective affiliates has made an underwritten public offering of shares of Company common stock for cash during the past three years that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder.

Certain Transactions in the Company Common Stock

Other than the merger agreement and agreements entered into in connection therewith, including the support agreements and the rollover agreement with Mr. Mayer (as described in “The Merger Agreement,” “—Support Agreement” and “—Rollover Agreement”), and certain activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement, the Company, Parent, merger subs and their respective affiliates have not executed any transactions with respect to the shares of Company common stock during the past sixty (60) days. In addition, no affiliates of Parent or the Rollover Holder have purchased any shares during the past two years, other than Mr. Mayer’s transactions described below (all of which were reported in Mr. Mayer’s Statements of Changes of Beneficial Ownership on Form 4 previously filed with the SEC).

Date	Acquisition	Option Exercise	Share Disposition	Price
August 21, 2020	4,172			$4.06 per share	(1)
August 24, 2020	328			$4.27 per share
September 1, 2020	2,500			$4.39 per share	(2)
September 21, 2020		166,666		$2.01 per share
September 21, 2020		683,334		$2.01 per share
September 21, 2020			634,527	$4.30 per share	(3)
December 3, 2020		200,000		$2.01 per share
December 3, 2020			141,458	$5.22 per share	(3)
December 16, 2020		200,000		$2.01 per share
December 16, 2020			137,015	$5.94 per share	(3)
December 31, 2020			65,501	$6.27 per share	(3)
January 4, 2021		450,000		$2.01 per share
January 4, 2021			303,123	$6.50 per share	(3)
January 20, 2021		150,000		$2.01 per share
January 20, 2021			102,050	$6.12 per share	(3)

Date	Acquisition	Option Exercise	Share Disposition	Price
February 26, 2021		161,666		$2.01 per share
February 26, 2021		38,334		$2.01 per share
February 26, 2021			130,451	$7.46 per share	(3)
March 15, 2021		171,668		$2.01 per share
March 15, 2021		128,332		$2.01 per share
March 15, 2021			193,905	$7.82 per share	(3)
May 5, 2021		250,000		$2.01 per share
May 5, 2021			163,193	$7.43 per share	(3)
May 24, 2021		150,000		$2.01 per share
May 24, 2021			96,607	$7.97 per share	(3)
June 11, 2021		250,000		$2.01 per share
June 11, 2021			160,862	$8.01 per share	(3)

(1)	Represents a weighted average price, with acquisitions at prices ranging from $4.04 to $4.09, inclusive.
(2)	Represents a weighted average price, with acquisitions at prices ranging from $4.35 to $4.41, inclusive.
(3)	Payment of exercise price or tax liability by delivering or withholding securities incident to the option exercise.

Directors and Executive Officers of the Company

The Company Board presently consists of six (6) members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement.

The merger agreement provides that from and after the effective time of the company merger, (i) the directors of Corp Merger Sub immediately prior to the company merger effective time will be the directors of the Surviving Corporation, and such directors will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the company merger effective time will be the officers of the Surviving Corporation, and such officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

Neither the Company, nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). In addition, neither the Company, nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the Company’s directors and executive officers are set forth below.

All of the Company’s directors and executive officers can be reached c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, NY, 14450, (585) 325-6880, and each of the directors and executive officers is a citizen of the United States.

Directors

Name	Age	Position(s)
Marc O. Mayer	64	Chief Executive Officer, Chairman of the Board
Richard S. Goldberg	69	Director
Barbara Goodstein	61	Director
Lofton Holder	57	Director
Kenneth A. Marvald	59	Director
Edward J. Pettinella	70	Lead Independent Director

Marc O. Mayer has served as our Chairman of the Board since July 30, 2020 and as our Chief Executive Officer since January 2019. Mr. Mayer has also served as the President of our affiliates Manning & Napier Advisors, LLC (“Manning & Napier Advisors”), Manning & Napier Group, LLC (“Manning & Napier Group”), and Rainier Investment Management, LLC, since January 2019. Prior to joining the Company, Mr. Mayer served as Head of North American Distribution for Schroders in New York, where he was responsible for leading all institutional and intermediary business initiatives from 2014 to 2018. Prior to Schroders, he served as Chief Executive Officer at GMO LLC, an investment management firm, with over $70 billion in assets under management (“AUM”), from 2009 to 2011. This was preceded by a 20-year tenure at AllianceBernstein and its predecessor firm, Sanford C. Bernstein, Inc. At AllianceBernstein, Mr. Mayer’s roles included Head of their $250 billion in AUM global institutional business, Head of their $150 billion in AUM global intermediary business, and Chief Investment Officer of Blend Strategies, overseeing $150 billion in AUM. Prior to Bernstein’s combination with Alliance Capital, Mayer was Chief Executive Officer and Director of Research of Sanford C. Bernstein & Co., LLC, Bernstein’s sell-side research subsidiary, and also a member of Bernstein’s board of directors. Mr. Mayer chairs the Board of Directors of the American Friends of the Hebrew University and he also chairs its investment committee. He also serves on the executive committee of the Hebrew University in Jerusalem. He serves on the board of Columbia Business School and is a trustee of Saint Ann’s School in Brooklyn, NY. Mr. Mayer earned a Bachelor’s degree from Yale University in 1978, and an M.B.A. from Columbia University School of Business in 1983.

Richard S. Goldberg served as our Co-Chief Executive Officer from March 2018 to January 2019, joined our Board of Directors in June 2014, and served as an advisor to Manning & Napier Advisors from 1998 through December 31, 2020. Mr. Goldberg has over 30 years of experience as an investment banker focusing on the global financial institution sector. His career included positions at Lehman Brothers, Lazard, Needham & Company (2009 to 2018) and Wasserstein Perella as head of the North American Financial Institutions Advisory practice. Mr. Goldberg is currently a faculty and board member of Columbia University’s School of International and Public Affairs since 2005 and 2009, respectively. In addition, Mr. Goldberg has been a published author, taught graduate courses at Brandeis University’s International Business School as a Senior Lecturer, provided industry commentary on Bloomberg TV and NPR, and guest lectured at prominent US and European universities. Mr. Goldberg earned a Bachelor’s degree from Boston College in 1975 and an M.B.A. from University of Pennsylvania’s Wharton Business School in 1978.

Barbara Goodstein joined our Board of Directors in November 2012. Ms. Goodstein is the Founder of BGreat, and has served as its Chief Executive Officer since 2018. She served as the Chief Executive Officer and President of Tiger 21 Holdings from May 2015 through January 2018, and served as the Chief Marketing Officer at Vonage from July 2012 through January 2015. Prior to joining Vonage, Ms. Goodstein held senior management positions at AXA Equitable, JP Morgan Chase, and Instinet.com. Ms. Goodstein currently serves on the board of directors of KushCo Holdings Inc, where she acts as Chair of the Nominating & Governance Committee. She also serves on the advisory board of FOX (Family Office Exchange), the premier global member network for enterprise families. In addition, Ms. Goodstein served as a member of the board of directors of AXA Advisors from 2006 through 2010 and Chase Investor Services Corp. from 2001 through 2005. Ms. Goodstein is a member of the Board of Directors of God’s Love We Deliver. Ms. Goodstein earned a Bachelor’s degree from Brown University in 1981 and an M.B.A. from Columbia University School of Business in 1983.

Lofton Holder joined our Board of Directors in June 2021. From 2011 to 2019, Mr. Holder served as the co-founder and managing partner for Pine Street Alternative Asset Management Company, an investment management firm focused on providing seed capital to emerging hedge fund managers. Prior to co-founding Pine Street, Mr. Holder was a Partner and Managing Director at Investcorp International from 2004 to 2010, and a Managing Director at JP Morgan Investment Management from 1993 to 2004. Mr. Holder also held positions in the Investment Banking Department of The First Boston Corporation. Mr. Holder currently serves on the board of Golub Capital, where he is a member of the Nominating and Corporate Governance Committee and the Audit and Compensation Committees. Mr. Holder also serves on the boards of The Edwin Gould Foundation, Maimonides Medical Center, Pace University, and New York Gray’s Baseball Club. Mr. Holder earned a Bachelor’s degree from Columbia University in 1986, and an M.B.A from Yale University School of Management in 1990.

Kenneth A. Marvald joined our Board of Directors in April 2017. For over 25 years, Mr. Marvald has worked at Graywood Companies Inc., a global equity firm consisting of over 50 domestic and international operating companies across numerous industries, where he: (i) oversees all legal affairs as Vice President & General Counsel; and (ii) has P&L responsibility for a multimillion square foot commercial real estate portfolio. Mr. Marvald also serves as a board member on several boards, including the University of Rochester Medicine Highland Hospital Board, the Excellus Rochester Regional Advisory Board, and The Summers Foundation. Mr. Marvald earned a Bachelor’s degree in Political Science in 1984 from SUNY Binghamton, a J.D. from SUNY Buffalo Law School in 1987, and an LL.M. in Taxation from NYU Law School in 1988.

Edward J. Pettinella joined our Board of Directors in November 2011 and was named Lead Independent Director in July 2020. From January 2004 through October 2015, Mr. Pettinella served as President, CEO and Director of Home Properties, Inc., a real estate investment trust that was traded on the NYSE and acquired, developed and operated apartment communities in the northeast and mid-Atlantic markets. Prior to joining Home Properties in 2001, Mr. Pettinella served as President of Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc. In addition, Mr. Pettinella held several management positions for Rochester Community Savings Bank, including Chief Operating Officer, Chief Financial Officer and Chief Investment Officer. Mr. Pettinella serves on the Board of Directors of Life Storage, Inc., a publicly traded real estate investment trust where he is the Chair of the Governance and Nominating Committee. Mr. Pettinella also serves on the Board of Directors of Royal Oak Realty Trust, a private non-traded real estate investment trust. Mr. Pettinella is also a member of the Syracuse University Board of Trustees, where he is the Vice Chair, serves on the Executive Committee and chairs the Audit and Risk Committee. Mr. Pettinella earned a B.S. in Business from SUNY Geneseo in 1973 and an M.B.A. in Finance from Syracuse University in 1976.

Executive Officers (other than, Marc O. Mayer, who is described above under the heading “—Directors”)

Name	Age	Position(s)
Paul J. Battaglia	43	Chief Financial Officer
Christopher Briley	51	Chief Technology Officer, Manning & Napier Advisors
Nicole Kingsley Brunner	42	Chief Marketing and Strategy Officer, Manning & Napier Advisors
Ebrahim Busheri	56	Director of Investments, Manning & Napier Advisors
Stacey Green	47	Head of Human Resources
Marc O. Mayer	64	Chief Executive Officer, Chairman of the Board
Aaron McGreevy	47	Chief Distribution Officer
Scott Morabito	34	Managing Director of Client Service and Business Operations
Sarah C. Turner	39	General Counsel & Corporate Secretary

Paul J. Battaglia, Jr. has served as our Chief Financial Officer since March 2018. Mr. Battaglia previously served as Manning & Napier’s Vice President of Finance, having joined the Company in 2004. Mr. Battaglia also serves as the President and Chairman of Manning & Napier Fund, Inc. Prior to joining Manning & Napier, Mr. Battaglia served as an Audit Associate at PricewaterhouseCoopers, LLP. Mr. Battaglia serves on the

Program Committee of Junior Achievement of Western NY. Mr. Battaglia earned a B.B.A./M.B.A. in Accounting and Finance from St. Bonaventure University in 2001. He is also a Certified Public Accountant.

Christopher Briley has served as our Chief Technology Officer since March 2019. Prior to joining the Company, Mr. Briley served as Legg Mason’s Head of Technology Business Management from February 2016 to January 2018, and its Managing Director and Head of Corporate Application Solutions from January 2018 to March 2019. From February 2013 to January 2016, Mr. Briley served as Senior Director of Global Applications and Architecture at networking services firm Ciena. Mr. Briley earned a Bachelor’s degree in Economics in 1994 from The University of North Carolina at Greensboro, and a Master of Science in Project Management from Penn State University in 2012.

Nicole Kingsley Brunner has served as our Chief Marketing and Strategy Officer since July 2021. Ms. Brunner has previously served as Manning & Napier’s Chief Marketing Officer from August 2018 to July 2021, Director of Marketing Strategy from March 2016 to August 2018, and as our Marketing Manager from May 2002 to March 2016. Ms. Brunner is a member of the Board of Trustees for the National Susan B. Anthony Museum and House, the Advisory Board for Make-A-Wish of Metro/Western NY, and she also serves on the Grant Making Committee for the Rochester Women’s Giving Circle. Ms. Brunner earned a Bachelor’s degree in Public Relations and Marketing Communication from Simmons College in 2002.

Ebrahim Busheri, having rejoined the Company in 2011, is a member of the Senior Research Group and was named Director of Investments in March 2015. Previously, Mr. Busheri worked as the Director of Investments at W.P. Stewart and as a Consultant for Heritage Capital. From 1988 to 2001, Mr. Busheri worked at Manning & Napier Advisors in various roles, including as a Director of Research. Mr. Busheri earned a Bachelor’s degree in Accounting & Economics from Muskingum College in 1986 and an M.B.A. in Finance from the University of Rochester in 1988. Mr. Busheri is also a Chartered Financial Analyst.

Stacey Green has served as our Head of Human Resources since April 2021. Ms. Green previously served as HR Director and Assistant HR Director from January 2020 to April 2021 and January 2018 to January 2020, respectively. She joined the Company in 1997 and held various roles focusing on benefits and payroll within the Human Resources department before being promoted to Assistant HR Director in 2018. Ms. Green earned both a Bachelor’s degree in Business Management with a concentration in Human Resources and her MBA from St. John Fisher College in 1996 and 2001, respectively. Ms. Green also holds a certificate in Industrial Labor Relations from Cornell University and is a member of the Society for Human Resource Management.

Aaron McGreevy has served as our Chief Distribution Officer since July 2021. Mr. McGreevy previously served as Manning & Napier’s Managing Director of Institutional and Intermediary Sales, Director of Taft-Hartley Services, Vice President and Portfolio Strategist, and Senior Risk Management Analyst. Prior to joining Manning & Napier in 2004, Mr. McGreevy served as an Investment Officer at Fifth Third Bank. Mr. McGreevy earned a Bachelor’s degree in Business Administration from the University of Findlay in 2002. Mr. McGreevy is also a Chartered Retirement Plan Specialist and an Accredited Asset Management Specialist.

Scott Morabito has served as our Managing Director of Client Service and Business Operations since April 2021. Mr. Morabito also serves as the President of Exeter Trust Company, Vice President of the Manning & Napier Fund, Inc., and President and Director of Manning & Napier Investor Services, Inc., the fund’s distributor. Mr. Morabito originally joined the Company in 2011, and previously served as Manning & Napier’s Managing Director of Operations from July 2019 to April 2021, Director of the Funds Group from January 2017 to July 2019, and held various roles as a strategy analyst or manager from September 2011 to January 2017. Mr. Morabito earned a Bachelor’s degree in Financial Economics from the University of Rochester in 2010 and his MBA in Finance from the Rochester Institute of Technology in 2011.

Sarah C. Turner rejoined the Company in May 2018 to serve as the Company’s General Counsel and Corporate Secretary. Ms. Turner also serves as Chief Legal Officer of Manning & Napier Fund, Inc. Ms. Turner served as Counsel in the Securities and Capital Markets practice group at the law firm Harter Secrest & Emery from October 2017 to April 2018, and prior to that she served as Legal Counsel to the Company since 2010. Prior to joining the Company in 2010, Ms. Turner served as an Associate in the Real Estate practice group at Mayer Brown LLP. Ms. Turner sits on the Board of Directors of the Rochester City Ballet. Ms. Turner earned a Bachelor’s degree in Political Science from Allegheny College in 2004 and her Juris Doctor from Fordham University School of Law in 2007.

APPRAISAL RIGHTS

If the company merger is consummated, stockholders who continuously hold shares of Company common stock through the effective time, who do not vote such shares in favor of the adoption of the merger agreement, who properly demand appraisal of such shares and who do not effectively withdraw their demands or otherwise lose their rights of appraisal, will be entitled to an appraisal of such shares in connection with the company merger under Section 262 of the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex E, and is incorporated by reference in this proxy statement in its entirety. The following summary does not constitute any legal or other advice, and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares unless otherwise expressly noted herein. Only a holder of record of shares of Company common stock is entitled to demand appraisal of such shares registered in that holder’s name. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps set forth in Section 262 (and summarized below) properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company common stock through a broker, bank or other nominee, and if you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee.

Under Section 262, if the company merger is completed, holders of shares of Company common stock who: (i) submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement; (ii) do not submit a proxy with respect to, or otherwise vote, the shares for which such holders seek appraisal in favor of the proposal to adopt the merger agreement; (iii) continue to hold such shares of record on and from the date of the making of the demand through the company merger effective time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the company merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. The Court of Chancery will dismiss appraisal proceedings with respect to the Company Class A common stock unless: (a) the total number of shares of Company Class A common stock held by stockholders who have complied with Section 262 and who have become entitled to appraisal rights exceeds 1% of the outstanding shares of Company Class A common stock; or (b) the value of the aggregate per share merger consideration in respect of the shares of Company Class A common stock held by stockholders who have complied with Section 262 and who have become entitled to appraisal rights exceeds $1,000,000 (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the company merger effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case, such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares of Company common stock as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders, who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to stockholders that appraisal rights are available in connection with the company merger, and the full text of Section 262 is attached to this proxy statement as Annex E, in compliance with the requirements of Section 262. In connection with the company merger, any holder of shares of Company common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her, its or their appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement, without interest thereon. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of any shares, that if a stockholder considers exercising such rights, that stockholder is encouraged to seek the advice of legal counsel. To the extent there are any inconsistencies between the summary of Section 262 contained herein and Section 262, Section 262 will govern.

Stockholders wishing to exercise the right to an appraisal of their shares must do ALL the following:

•	NOT vote the shares for which appraisal is sought in favor of the proposal to adopt the merger agreement;

•

deliver to the Company a written demand for appraisal of such shares before the vote on the merger agreement at the special meeting, which written demand must reasonably inform the Company of the identity of the stockholder who intends to demand appraisal of his, her, its or their shares, and that such stockholder intends thereby to demand appraisal of such shares;

•

continuously hold such shares on and from the date of making the demand through the company merger effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the company merger effective time);

•

file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the company merger effective time. This may be undertaken by the stockholder (or any person who is the beneficial owner of shares held either in a voting trust or by a broker, bank or other nominee on behalf of such person) or the Surviving Corporation. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so; and

•	otherwise comply fully with the conditions established by Section 262.

In addition, with respect to the Company Class A common stock, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting.

Making a Written Demand

Any holder of shares of Company common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote such shares or submit a proxy for such shares in favor of the adoption of the merger agreement. A holder of shares exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the company merger effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights for such stockholder’s shares must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting, with respect to such shares. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote against the adoption of the merger agreement. A proxy or vote against the adoption of the merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company common stock must be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the company merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker, bank or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned it will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depositary nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder.

STOCKHOLDERS WHO HOLD THEIR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BROKER, BANK OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to the Company at 290 Woodcliff Drive, Fairport, New York 14450, and may not be submitted by electronic submission. Such written demand must be delivered to and received by the Company before the vote on the adoption of the merger agreement at the special meeting.

Any holder of shares of Company common stock who has delivered a written demand to the Company and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her, its or their demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the company merger effective time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this does not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the per share merger consideration, without interest thereon, less any applicable withholding taxes, within sixty (60) days after the company merger effective time. If an appraisal proceeding is commenced and the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share merger consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

If the company merger is completed, within ten (10) days after the company merger effective time, the Surviving Corporation will notify each holder of shares of Company common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the company merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the company merger effective time, but not thereafter, the Surviving Corporation or any holder of shares who has complied with Section 262 and is otherwise entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares. Accordingly, any holders of shares of Company common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares within the time and in the manner prescribed in Section 262. The failure of a holder of shares to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the company merger effective time, any holder of shares who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must give this statement to the requesting stockholder within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a broker, bank or other nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Company common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated, within twenty (20) days after such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

The appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the company merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the company merger effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the company merger effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the company merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the company merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Company nor Parent anticipate offering more than the merger consideration to any stockholder exercising appraisal rights, the Company reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and each of the Company and Parent reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share is less than the per share merger consideration. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her, its or their shares under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares will be deemed to have been converted at the company merger effective time into the right to receive the merger consideration, without interest thereon, less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the company merger effective time or if the stockholder delivers to the Surviving Corporation an effective written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the company merger effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares, if any, payable to stockholders as of a time prior to the company merger effective time. If no petition for an appraisal is filed or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the company merger, either within sixty (60) days after the company merger effective time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the company merger within sixty (60) days after the company merger effective time.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the mergers are completed, there will be no further market for the shares of Company common stock and, as promptly as practicable following the company merger effective time and in compliance with applicable law, the Company’s securities will be delisted from the NYSE and deregistered under the Exchange Act.

OTHER MATTERS

As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the mergers are completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders.

However, if the mergers are not completed, or if we are otherwise required to do so under applicable law, we will hold a 2023 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

In order for a stockholder proposal to be eligible to be considered for inclusion in the Company’s proxy statement and proxy card for the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) under Rule 14a-8 of the Exchange Act, the proposal must be received by the Company at its principal executive offices, 290 Woodcliff Drive, Fairport, New York 14450, Attn: Corporate Secretary, no later than December 30, 2022, and must otherwise comply with Rule 14a-8 of the Exchange Act.

A stockholder wishing to present other proposals at the 2023 Annual Meeting, including any nomination of persons for election to the Company Board, must provide proper written notice such that the proposal must: (1) be received by the Company at the address set forth in the preceding sentence not less than 90 days nor more than 120 days prior to June 22, 2023; provided that if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the 2022 Annual Meeting of Stockholders, the proposal must be received by the Company in accordance with its Amended and Restated Bylaws and applicable law no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed and the date on which public disclosure of the meeting date was made; and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies. A stockholder notice to the Company of any such proposal must include the information required by the Company’s Amended and Restated Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC website at www.sec.gov. You may also obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at www.manning-napier.com. The information provided on our website, other than the documents that the Company files with the SEC which are incorporated by reference in this proxy statement in their entirety, is not part of this proxy statement, and therefore is not incorporated herein by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attention: Investor Relations

Telephone: (800) 551-0224

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450, Attention: Corporate Secretary, Telephone (800) 551-0224; or from our proxy solicitor, Alliance Advisors, LLC toll free at (866) 619-8917; or from the SEC through the SEC website at the address provided above.

Because the company merger is a Rule 13e-3 “going private” transaction, the Company, the Callodine Filing Persons and Mr. Mayer have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed mergers. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

We are incorporating by reference in this proxy statement specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference the documents listed below (provided, that, we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2021;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022;

•	our current reports on Form 8-K as filed with the SEC on April 1, 2022, April 15, 2022 and April 22, 2022;

•	our definitive proxy statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on April 29, 2022.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

STRICTLY CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CALLODINE MIDCO, INC.

CALLODINE MERGER SUB, LLC

CALLODINE MERGER SUB, INC.

MANNING & NAPIER, INC.

and

MANNING & NAPIER GROUP, LLC

Dated as of March 31, 2022

A-i

TABLE OF CONTENTS (Continued)

A-ii

TABLE OF CONTENTS (Continued)

A-iii

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	5.3(a)
Acquisition Proposal	5.3(h)(i)
Action	3.9(a)
Adjusted Assets Under Management	8.3(a)
Adjusted RRR	8.3(b)
Adverse Recommendation Change	5.3(c)
Adviser	3.10(b)
Advisers Act	3.19(a)
Affiliate	8.3(c)
Agreement	Preamble
Agreement Date Assets Under Management	8.3(d)
Agreement Date RRR	8.3(e)
Alternative Acquisition Agreement	5.3(b)
Alternative Financing	5.13(a)(iii)
Alternative Financing Commitment Letter	5.13(a)(iii)
Anti-Corruption laws	3.19(i)
Antitrust Law	5.6(h)
Assets Under Management	8.3(f)
Associated Person	8.3(g)
AUM Percentage	8.3(h)
Book Value Per Share	8.3(i)
Book-Entry Shares	2.3(b)
Book-Entry Unit	2.1(b)(ii)
Business Day	8.3(j)
Capitalization Date	3.2(a)
Certificate of Merger	1.3
Certificates	2.3(b)
Certificates of Merger	1.3
Class A Stock	2.1(a)(i)
Class B Stock	2.1(a)(i)
Client	8.3(k)
Closing	1.2
Closing Date	1.2
Code	2.4
Collection Costs	7.3(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Bylaws	3.1(b)
Company Certificate of Merger	1.3
Company Charter	3.1(b)
Company Data	8.3(l)
Company Disclosure Letter	Article III
Company Employee	5.7(a)
Company Equity Awards	8.3(m)
Company Financial Advisor	5.3(b)
Company Merger Effective Time	1.3
Company Privacy Policies	8.3(n)
Company Registered IP	3.18(a)

A-iv

Definition	Location
Company Related Parties	7.3(c)
Company RSU	2.2(b)
Company SEC Documents	3.5(a)
Company Stock Option	2.2(a)
Company Stock Plan	2.2(a)
Company Stockholder Approval	3.3(a)
Company Stockholders Meeting	5.4(c)
Company Termination Fee	7.3(b)
Compliance Manual	3.19(m)
Compliance Policies	3.21(d)
Confidentiality Agreement	5.5(b)
Consenting Client	8.3(o)
Contract	3.4(a)
control	8.3(p)
Control Affiliate	3.21(g)
Corp Merger	1.1
Corp Merger Sub	Preamble
COVID-19	8.3(q)
CP Financial Statements	8.3(r)
Data Processor	8.3(s)
Debt Commitment Letter	4.7(b)
Debt Fee Letter	4.7(b)
Debt Financing	4.7(b)
Delaware Secretary of State	1.3
DGCL	1.1
Dissenting Shares	2.5
DLLCA	1.1
DTC	2.3(g)
DTC Payment	2.3(g)
Employment Agreement	Recitals
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
Equity Commitment Letter	8.3(t)
Equity Financing	8.3(u)
Equity Financing Source	Preamble
ERISA	3.11(a)
ERISA Affiliate	8.3(v)
ERISA Client	3.19(g)
Exchange Act	3.4(b)
Financing	4.7(a)
FINRA	3.4(b)
Form BD	3.21(b)
Fund Shareholder Approval	5.9(a)(i)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Group LLC	Preamble
Group Operating Agreement	3.1(b)
HSR Act	3.4(b)
Improvements	3.17(c)
Indemnified Parties	5.10(a)
Information Security Program	8.3(w)

A-v

Definition	Location
Intellectual Property	8.3(x)
Internal Rollover	8.3(a)
Intervening Event	5.3(h)(ii)
Intervening Event Notice Period	5.3(e)(i)
Investment Advisory Contract	8.3(y)
Investment Advisory Services	8.3(z)
Investment Company Act	3.20(c)
IRS	3.11(a)
IT Systems	8.3(aa)
knowledge	8.3(bb)
Law	3.4(a)
Leased Real Property	3.17(b)
Lender-Related Parties	8.3(cc)
Lenders	4.7(c)
Liens	3.2(f)
Limited Guarantee	Preamble
LLC Certificate	2.1(b)(ii)
LLC Certificate of Merger	1.3
LLC Merger	1.1
LLC Merger Consideration	2.1(b)(ii)
LLC Merger Effective Time	1.3
LLC Merger Sub	Preamble
LLC Unitholder Approval	3.3(a)
LLC Units	Recitals
made available	8.3(dd)
Malicious Code	8.3(ee)
Material Adverse Effect	8.3(ff)
Material Contracts	3.15(a)
Materials of Environmental Concern	3.13(c)(iii)
Merger Consideration	2.1(a)(i)
Merger Subs	Preamble
Mergers	1.1
MNIS	3.4(b)
MNIS CMA	3.4(b)
Negative Consent Client	5.9(b)(ii)
Negative Consent Notice	5.9(b)(ii)
New Client	8.3(gg)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(d)(i)
OFAC	3.19(j)
Other Intangibles	8.3(hh)
Parent	Preamble
Parent Material Adverse Effect	4.1(a)
Parent Plan	5.7(b)
Parent Related Parties	7.3(d)
Parent Termination Fee	7.3(d)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.10
Permitted Liens	3.17(b)
Person	8.3(ii)

A-vi

Definition	Location
Personal Data	8.3(jj)
Preferred Stock	3.2(a)
Privacy Requirements	8.3(kk)
Process	8.3(jj)
Processed	8.3(jj)
Processing	8.3(ll)
Proxy Statement	3.7
Public Fund	3.20(a)
Public Fund Financial Statement	3.20(f)
Public Fund Regulatory Documents	3.20(d)
Public Health Measures	8.3(mm)
Real Property Lease	3.15(a)(xviii)
Representatives	5.3(a)
Required Amount	5.13(a)
Required Information	8.3(nn)
Restrictive Covenant Agreement	Recitals
Rollover Agreement	Recitals
Rollover Holder	Recitals
Rollover Options	Recitals
Rollover Shares	Recitals
RRR	8.3(oo)
RRR Percentage	8.3(pp)
Sanctions	3.19(l)
Schedule 13E-3	3.7
SEC	3.5(a)
Securities Act	3.5(a)
Security Incident	8.3(qq)
Shares	2.1(a)(i)
Specified Agreement	7.1(c)(ii)
Subsidiary	8.3(rr)
Superior Proposal	5.3(h)(iii)
Support Agreement	Recitals
Surviving Company	1.1
Surviving Corporation	1.1
Takeover Laws	3.22
Tax Returns	3.14(n)(ii)
Taxes	3.14(n)(i)
Termination Date	7.1(b)(i)
TopCo	Recitals
TopCo Common Stock	8.3(ss)
Transaction Notice	5.9(b)(i)
Trust Company	8.3(tt)
Willful Breach	8.3(uu)

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 31, 2022, among Callodine Midco, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent, (“Corp Merger Sub”), Callodine Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Corp Merger Sub (“LLC Merger Sub” and together with Corp Merger Sub, the “Merger Subs”), Manning & Napier, Inc., a Delaware corporation (the “Company”) and Manning & Napier Group, LLC a Delaware limited liability company (“Group LLC”).

RECITALS

WHEREAS, the Company is the sole managing member of Group LLC, and the Company owns 18,667,032 Class A Units (equivalent to 97.7544% of the outstanding Class A Units) of Group LLC (the “LLC Units”);

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, each of the Persons listed on Schedule A hereto has executed and delivered a stockholder support agreement (the “Support Agreement”) in the form attached hereto as Exhibit A pursuant to which, among other things, each such Person has agreed to vote all of the shares of Common Stock (as defined therein) owned by such Person in favor of the Merger and the adoption of this Agreement, upon the terms and conditions set forth in the Support Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that an acquisition of the Company by Parent is in the best interests of the Company and its stockholders and, accordingly, has approved and adopted this Agreement and the Company Merger on the terms and subject to the conditions set forth in this Agreement and has recommended that the stockholders of the Company approve and adopt this Agreement and the Company Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, as the sole managing member of Group LLC, has approved this Agreement and the LLC Merger and determined that it is advisable and in the best interests of Group LLC and the members of Group LLC for Group LLC to enter into this Agreement and to consummate the LLC Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent has declared the Company Merger advisable and in the best interests of Parent and the stockholders of Parent, and approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, as sole stockholder of Corp Merger Sub, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, Corp Merger Sub as sole member and manager of LLC Merger Sub, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from East Asset Management, LLC (the “Equity Financing Source”) the Equity Commitment Letter committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Equity Financing in the amounts and on the terms set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the Equity Financing Source a limited guarantee in favor of the Company with respect to certain of Parent’s obligations hereunder (the “Limited Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the Lenders the Debt Commitment Letter committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Debt Financing in the amounts and on the terms set forth therein;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Subs to enter into this Agreement, Marc Mayer, the Company’s chief executive officer, has delivered to Parent a fully executed Employment Agreement and a fully executed Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit B-1 (the “Employment Agreement”) and Exhibit B-2 (the “Restrictive Covenant Agreement”), which Employment Agreement and Restrictive Covenant Agreement shall become effective upon the consummation of the Mergers;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, each of the Persons set forth on Schedule B hereto (each a “Rollover Holder”) has entered into a Rollover Agreement (the “Rollover Agreement”) with Callodine MN Holdings, Inc., a Delaware corporation and of which Parent is a direct wholly owned Subsidiary (“TopCo”), pursuant to which each Rollover Holder will (substantially contemporaneously with, and contingent upon, the closing of the Company Merger) contribute to TopCo, and TopCo shall receive from each Rollover Holder, the number of shares of Class A Stock held by such Rollover Holder (collectively, the “Rollover Shares”) and Company Stock Options (collectively, the “Rollover Options”) indicated therein in exchange for the equity interests of TopCo indicated therein; and

WHEREAS, Parent, Corp Merger Sub, LLC Merger Sub, the Company and Group LLC desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Corp Merger Sub, LLC Merger Sub, the Company and Group LLC hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Company Merger Effective Time, Corp Merger Sub shall be merged with and into the Company (the “Company Merger” and together with the LLC Merger, the “Mergers”). Following the Company Merger, the separate corporate existence of Corp Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Company Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent. Immediately following the Company Merger Effective Time, upon the terms and conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the LLC Merger Effective Time, LLC Merger Sub shall be merged with and into Group LLC (the “LLC Merger”). Following the LLC Merger Effective Time, the separate existence of LLC Merger Sub shall cease, and Group LLC shall continue as the surviving entity in the LLC Merger (the “Surviving Company”). Both Mergers must occur in the sequence set forth above on the Closing Date, or neither Merger will be required to be consummated.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 8:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing shall not occur prior to April 30, 2022. The Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file (a) a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DLLCA, and, immediately thereafter (b) a certificate of merger (the “LLC Certificate of Merger” and together with the Company Certificate of Merger, the “Certificates of Merger” and each a “Certificate of Merger” ), with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DLLCA and the DGCL. Each of the Mergers shall become effective at such time as the applicable Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the applicable Certificate of Merger, it being understood and agreed that the parties shall cause the LLC Merger Effective Time to occur immediately after the Company Merger Effective Time. The time the LLC Merger becomes effective being the “LLC Merger Effective Time” and the time the Company Merger becomes effective being the “Company Merger Effective Time”.

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto (a) at the LLC Merger Effective Time, all the property, rights, privileges, powers and franchises of Group LLC and LLC Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Group LLC and LLC Merger Sub shall become the debts, liabilities and duties of the Surviving Company and (b) at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Corp Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Corp Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the LLC Merger Effective Time, the limited liability company agreement of LLC Merger Sub, as in effect immediately prior to the LLC Merger Effective Time, shall be the limited liability company agreement of the Surviving Company (except for any references to the name of LLC Merger Sub) until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Company Merger Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, except that the name of the Company shall be Manning & Napier, Inc., and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(c) At the Company Merger Effective Time, and without any further action on the part of the Company and Corp Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit D hereto, except that the name of the Company shall be Manning & Napier, Inc., and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. At the Company Merger Effective Time, the directors of Corp Merger Sub immediately prior to the Company Merger Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. At the Company Merger Effective Time, the officers of the Company immediately prior to the Company Merger Effective Time shall become the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. At the LLC Merger Effective Time, the officers of Group LLC immediately prior to the LLC Merger Effective Time shall become the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK AND LLC UNITS OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock and LLC Units.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Group LLC, Parent, the Merger Subs or the holders of any shares of capital stock or holder of units or membership interests of the Company, Group LLC, Parent or the Merger Subs (as applicable):

(i) each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Stock”) and each share of Class B common stock, par value $0.01 per share, of the Company (the “Class B Stock” and together with the Class A Stock, the “Shares”), in each case, issued and outstanding immediately prior to the Company Merger Effective Time (other than (A) Shares to be canceled in accordance with Section 2.1(a)(ii), (B) any Dissenting Shares, and (C) any Rollover Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $12.85 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Company Merger Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration pursuant to the foregoing sentence, to be issued or paid in accordance with Section 2.3, without interest;

(ii) each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or its Affiliates (including TopCo, and including the Rollover Shares), Corp Merger Sub, LLC Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Company Merger Effective Time (in each case, other than any such Shares held on behalf of Clients) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii) each share of common stock, par value $0.01 per share, of Corp Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of the Company, Group LLC, Parent, the Merger Subs or the holders of any shares of capital stock or holder of units or membership interests of the Company, Group LLC, Parent or the Merger Subs (as applicable):

(i) each LLC Unit issued and outstanding immediately prior to the LLC Merger Effective Time that is held by the Company or any of its Subsidiaries will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto;

(ii) each other LLC Unit issued and outstanding immediately prior to the LLC Merger Effective Time will automatically be converted into the right to receive an amount in cash equal to the Merger

Consideration (the “LLC Merger Consideration”) and all such LLC Units, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (if any) (an “LLC Certificate”) or book-entry unit registered in the transfer books of Group LLC (a “Book-Entry Unit”) that immediately prior to the LLC Merger Effective Time represented LLC Units will cease to have any rights with respect to such LLC Units other than the right to receive the LLC Merger Consideration in accordance with Section 2.3; and

(iii) each membership interest of LLC Merger Sub issued and outstanding immediately prior to the LLC Merger Effective Time shall be converted into and become one membership interest of the Surviving Company.

(c) If at any time during the period between the date of this Agreement and the Company Merger Effective Time, any change in (i) the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, or (ii) the outstanding units or membership interests of the Company, Group LLC, or securities convertible into or exchangeable into or exercisable for such units or membership interests, shall occur as a result of any reclassification, recapitalization, stock or unit split (including a reverse stock or unit split) or subdivision or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, or any merger or other similar transaction, the Merger Consideration and the LLC Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Company Merger Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2011 Equity Compensation Plan (the “Company Stock Plan”), other than the Rollover Options, shall be cancelled for no consideration.

(b) At the Company Merger Effective Time, each award of restricted stock units (each, a “Company RSU”) with respect to Shares granted under the Company Stock Plan that is outstanding immediately prior to the Company Merger Effective Time shall be cancelled, terminated and extinguished by the Company, and Parent shall replace each such cancelled Company RSU with a restricted stock unit award with respect to a number of shares of TopCo Common Stock (a “TopCo RSU”) that is equal to the number of Shares that were subject to such cancelled Company RSU, subject to the remainder of this Section 2.2(b). Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the replacement TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo Common Stock (with the mix of cash and shares determined by Parent in its sole discretion) valued in the aggregate at (x) the number of shares of TopCo Common Stock underlying such TopCo RSU multiplied by (y) the Merger Consideration, with shares of TopCo Common Stock valued for such purpose at the then prevailing Book Value Per Share at the time of such settlement. TopCo’s (or the applicable Affiliate of Parent’s) board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of all TopCo RSUs issued in replacement for Company RSUs.

(c) Prior to the Company Merger Effective Time, the Company shall adopt such resolutions as may be reasonably required to effect the provisions of this Section 2.2, effective as of the Company Merger Effective Time.

Section 2.3 Exchange and Payment.

(a) Prior to the Company Merger Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for (x) the stockholders of the Company in connection with the Company Merger and (y) the holders of LLC Units (other than the Company) in connection with the LLC Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II and the LLC Merger Consideration to which holders of LLC Units shall become entitled pursuant to this Article II. At or promptly following the Company Merger Effective Time on the Closing Date, Parent shall deposit (or cause to be deposited, including by causing the Company to deposit) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares and LLC Units for the Merger Consideration and LLC Merger Consideration and other amounts contemplated by this Article II.

(b) Promptly after the Company Merger Effective Time and in any event not later than the third Business Day following the Company Merger Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to (x) each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Company Merger Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a)(i), and (y) each holder of LLC Certificates that immediately prior to the LLC Merger Effective Time represented outstanding LLC Units that were converted into the right to receive the LLC Merger Consideration with respect thereto pursuant to Section 2.1(b)(ii), (i) a letter of transmittal in customary form of the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and LLC Certificates held by such Person shall pass, only upon proper delivery of the Certificates and LLC Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates and LLC Certificates in exchange for the Merger Consideration or LLC Merger Consideration, as applicable, payable with respect thereto pursuant to Section 2.1(a)(i) and Section 2.1(b)(ii). Upon surrender of a Certificate or LLC Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or LLC Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or the LLC Merger Consideration for each LLC Unit formerly represented by such LLC Certificate (in each case, subject to deduction for any required withholding Tax), and the Certificate or LLC Certificate so surrendered shall forthwith be cancelled. Promptly after the Company Merger Effective Time and in any event not later than the third Business Day following the Company Merger Effective Time, the Paying Agent shall issue and deliver to each holder of (x) uncertificated Shares represented by book entry (“Book-Entry Shares”) and (y) Book-Entry Units, a letter of transmittal in customary form of the Paying Agent. Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares or Book-Entry Units shall be entitled to receive in exchange therefor, by a check or wire transfer, the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a)(i) in respect of such Book-Entry Shares or pursuant to Section 2.1(b)(ii) in respect of such Book-Entry Units, without such holder being required to deliver a Certificate or LLC Certificate to the Paying Agent, and such Book-Entry Shares and Book-Entry Units shall then be canceled. No interest will be paid or accrued for the benefit of holders of (x) Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares or (y) LLC Certificates or Book-Entry Units on the LLC Merger Consideration payable in respect of LLC Certificates or Book-Entry Units.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(d) If payment of the LLC Merger Consideration is to be made to a Person other than the Person in whose name the surrendered LLC Certificate or Book-Entry Unit is registered, it shall be a condition of payment that such LLC Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Unit shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the LLC Merger Consideration to a Person other than the registered holder of the LLC Certificate or Book-Entry Unit surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(e) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a)(i), without any interest thereon.

(f) Until surrendered as contemplated by this Section 2.3, each LLC Certificate or Book-Entry Unit shall be deemed at any time after the LLC Merger Effective Time to represent only the right to receive the LLC Merger Consideration payable in respect of LLC Units theretofore represented by such LLC Certificate or Book-Entry Units, as applicable, pursuant to Section 2.1(b)(ii), without any interest thereon.

(g) Prior to the Company Merger Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Company Merger Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(h) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Company Merger Effective Time. If, after the Company Merger Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(i) All cash paid upon the surrender for exchange of LLC Certificates or Book-Entry Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the LLC Units formerly represented by such LLC Certificates or Book-Entry Units. At the LLC Merger Effective Time, the unit transfer books of Group LLC shall be closed and there shall be no further registration of transfers on the unit transfer books of the Surviving Company of the LLC Units that were outstanding immediately prior to the LLC Merger Effective Time. If, after the LLC Merger Effective Time, LLC Certificates are presented to the Surviving Company or the Paying Agent for transfer or transfer is sought for Book-Entry Units, such LLC Certificates or Book-Entry Units shall be canceled and exchanged as provided in this Article II.

(j) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(k) At any time following the date that is 12 months after the Company Merger Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, LLC Certificates, Book-Entry Shares or Book-Entry Units and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the LLC Merger Consideration, as applicable payable upon due surrender of their Certificate or Book-Entry Shares or LLC Certificates or Book-Entry Units. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration and LLC Units for the LLC Merger Consideration.

(l) If any Certificate or LLC Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate or LLC Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate or LLC Certificate the Merger Consideration or LLC Merger Consideration, as applicable, payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, LLC Units, or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent intends to withhold any amounts payable under or contemplated by this Agreement, such Person shall use commercially reasonable efforts to (a) provide written notice to the applicable payee(s) of any such requirement to deduct or withhold at least five days before the payment to which such deduction or withholding would apply, which notice shall (i) include a copy of the calculation of the amount to be deducted and withheld and (ii) identify any applicable provision of the Code or state, local or foreign Tax Law pursuant to which such deduction and withholding is required, and (b) cooperate with any request to obtain reduction of or relief from such deduction or withholding. The parties acknowledge that, absent a change of Law, no withholding pursuant to Section 1445 of the Code shall apply in connection with the Company Merger if Parent receives the statement referred to in Section 5.15(b)(i).

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Company Merger Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Company Merger Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a)(ii). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands.

Section 2.6 Tax Treatment. For U.S. federal, and applicable state and local, income tax purposes, (i) the Company Merger shall be treated as the purchase by Parent of all of the interests of the Company in a transaction governed by Section 1001 of the Code and (ii) the LLC Merger shall be treated in a manner consistent with the principles set forth in Revenue Ruling 99-6, 1991-1 C.B. 432 (Situation 1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed and publicly available on EDGAR at least one Business Day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (with the disclosures therein organized in sections and subsections corresponding to the sections and subsections of this Article III, it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Subs as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”), bylaws (the “Company Bylaws”) and the limited liability company operating agreement of Group LLC (the “Group Operating Agreement”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect and Group LLC is not in violation of any provision of the Group Operating Agreement in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (a) 300,000,000 shares of Class A Stock, (b) 2,000 shares of Class B Stock and (c) 100,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of March 30, 2022 (the “Capitalization Date”), (i) 19,124,332 shares of Class A Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares of Class B Stock were outstanding, (iii) 749,005 Shares were held in treasury, (iv) no shares of Preferred Stock were outstanding and (v) an aggregate of 2,820,279 shares of Class A Stock were subject to or otherwise deliverable in connection with outstanding Company RSUs or other equity-based awards and 500,000 shares of Class A Stock were subject to the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plan.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award which is outstanding as of the date of this Agreement: (i) the name of the grantee; (ii) the type of such Company Equity Award; (iii) with respect to any Company Equity Award which is a Company Stock Option, whether the Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (iv) the name of the Company Stock Plan under which the Company Equity Award was issued; (v) the number of shares of Class A Stock subject to such Company Equity Award; (vi) the per share exercise price (if any) of such Company Equity Award; (vii) the applicable vesting schedule in respect of such Company Equity Award, including any performance- and/or time-based vesting conditions thereon; (viii) the number of shares of Class A Stock which are vested and unvested with respect to the Company Equity Award; (ix) the grant date of the Company Equity Award; and (x) the expiration date of the term of such Company Equity Award (if applicable).

(c) There are no employees, directors, or independent contractors of the Company or any of its Subsidiaries with an offer letter, employment agreement, or other arrangement or Contract that contemplates a grant of any equity or equity-based award, which award has not been granted as of the date of this Agreement.

(d) Each Company Stock Option has an exercise price that is no less than the “fair market value” of an underlying share of Class A Stock on the grant date of such Company Stock Option, as determined in accordance with Section 409A of the Code.

(e) Except as set forth in Sections 3.2(a), 3.2(b) and 3.2(g), and except for changes since the Capitalization Date resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on the Capitalization Date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities, or units or interests, of the Company or any of its Subsidiaries or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities, or units or interests, convertible into or exchangeable for capital stock or voting securities, or units or interests, of the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities, or units or interests, convertible into or exchangeable for capital stock or voting securities, or units or interests, of the Company or any of its Subsidiaries and (C) there are no other options, calls, warrants, phantom stock, restricted stock units, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or units or interests, of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Between January 1, 2021 and the date of this Agreement, except as set forth in Section 3.2(e) of the Company Disclosure Letter, neither the Company nor Group LLC has declared, set aside, made or paid to its shareholders or equityholders (as applicable) dividends, distributions or other capital withdrawal on their shares or units (as applicable), and neither the Company Board nor the Company (as the sole managing member of Group LLC) has approved or adopted any resolutions with respect to the same.

(f) Each of the outstanding shares of capital stock, or units or interests (as applicable), of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever.

(g) Section 3.2(g) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization, indicating therein the outstanding securities or interests of the Subsidiary, the record holder thereof and the percentage thereof owned by that record holder.

(h) The Company is the sole managing member of Group LLC. Group LLC is authorized to issue (i) 100,000,000 Class A Units and (ii) 10,000,000 Class B Units. 19,095,844 Class A Units are issued and outstanding, and no Class B Units are issued and outstanding. The Company owns 18,667,032 Class A Units. The remaining Class A Units (which are 428,812 Class A Units) are owned by M&N Group Holdings LLC.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Company Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has approved and subject to Section 5.3, declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”). The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Company Merger or the other transactions contemplated hereby.

(b) Group LLC has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority of the LLC Units outstanding (the “LLC Unitholder Approval”) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Group LLC and the consummation by Group LLC of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Group LLC and no other limited liability company proceedings on the part of Group LLC are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the LLC Merger, to obtaining the LLC Unitholder Approval. This Agreement has been duly executed and delivered by Group LLC and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of Group LLC, enforceable against Group LLC in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Company, as the sole managing member of Group LLC, has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.3, has resolved to recommend that the members of Group LLC approve this Agreement and the transactions contemplated hereby. The approval of the Company, as the holder of a majority of the LLC Units, is the only vote or consent of members of Group LLC or equityholders of any other Subsidiary of the Company necessary to approve this Agreement or the other transactions contemplated hereby. There are no agreements or understandings granting to any of the equityholders of Group LLC any dissenters’, appraisal or similar rights in connection with the LLC Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and Group LLC, and the consummation by the Company and Group LLC of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the Group Operating Agreement or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (ix) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (including those of self-regulatory organizations) (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and Group LLC, and the consummation by the Company and Group LLC of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority (including stock exchange or self-regulatory organization), agency, court commission, or other governmental body (whether local, state or federal, and whether federal or foreign) (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (ii) filings, approvals, and non-objections required under state securities, takeover and “blue sky” laws, (iii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) such filings as necessary to comply with the applicable listing requirements of the New York Stock Exchange, (v) the approval of the Financial Industry Regulatory Authority, Inc. (“FINRA”) of a continuing membership application by Manning & Napier Investor Services, Inc. (“MNIS”) pursuant to FINRA Rule 1017 (“MNIS CMA”), (vi) filings or notices required by the National Securities Clearing Corporation or any other self-regulatory organization, (vii) any consents or approvals required from the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated, (viii) the filing with the Secretary of State of the State of Delaware of the Certificates of Mergers as required by the DGCL and DLLCA and (ix) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2019 (all such forms, reports, statements, certificates and other documents filed since January 1, 2019 and prior to the date hereof, collectively, the “Company SEC Documents”). There are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to the Company or its Subsidiaries. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comments or any outstanding SEC investigation. As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2021 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.

(c) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Between January 1, 2020 and the date hereof, there have been no instances of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (x) any materials relating to or a summary of any disclosure of matters described in clauses (i) or (ii) in the preceding sentence made by management of the Company to its auditors and audit committee and (y) any material communication made by management of the Company or its auditors to the audit committee with respect to the foregoing as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company, except for liabilities and obligations (a) reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2021 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2021, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e)  that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) or the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, or at the date it is publicly filed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subs or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.8 Absence of Certain Changes or Events. Since January 1, 2022 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects, for the avoidance of doubt, subject to Section 4.15, and (b) there has not been any change, development, event or circumstance that, individually or with all other changes, developments, events or circumstances, has or would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Litigation.

(a) There is no suit, claim, action, audit, inquiry, examination, proceeding, hearing, arbitration, litigation, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity or arbitral body, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity or arbitral body, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all settlement agreements relating to any Action or threatened Action pursuant to which the Company or any of its Subsidiaries has any outstanding obligations and (ii) any judgments, orders, injunctions, rulings, writs, awards or decrees of any Governmental Entity in an Action in which the Company or any of its Subsidiaries was or is a party, which has a material effect on the conduct of the business of the Company or any of its Subsidiaries.

Section 3.10 Compliance with Laws.

(a) Except with respect to ERISA, Environmental Matters, Taxes, Investment Adviser Matters, Public Funds, Broker-Dealer Matters (which are the subject of Sections 3.11, 3.13, 3.14, 3.19, 3.20 and 3.21 respectively), the Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, registrations, exemptions, authorizations, franchises, certifications, orders and approvals of all Governmental Entities (collectively, “Permits”) in order for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits held by the Company and each of its Subsidiaries are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for (i) Manning & Napier Advisors, LLC and Rainier Investment Management, LLC, which are SEC-registered investment advisors (each, an “Adviser”), (ii) Exeter Trust Company, which is a New Hampshire-chartered non-depository trust company, and (iii) MNIS, which is an SEC-registered broker-dealer and FINRA member, none of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective managers, directors, officers or employees is or has been since January 1, 2019 (I) an investment adviser, lender, bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker, futures commission merchant, introducing broker, registered Representative or Associated Person of a broker-dealer (other than MNIS), insurance agent, sales person, or has acted in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA or the securities commission of any Governmental Entity, or as a transfer agent, in each case within the meaning of any applicable Law, (II) required to be registered, licensed or qualified as an investment adviser, lender, bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker, futures commission merchant, introducing broker, registered Representative or as an Associated Person of a broker-dealer (other than MNIS), insurance agent, sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA or the securities commission of any Governmental Entity, or as a transfer agent under any applicable Law or in any other capacity under any applicable Law, or (III) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” ), whether or not subject to ERISA), and each other employee benefit or compensation plan, program, policy, agreement or arrangement, including any stock purchase, stock option, restricted stock, restricted stock unit, phantom stock, severance, employment, offer letter, change-in-control, transaction, retention, welfare, health, dental, vision, retirement, profit-sharing, fringe benefit, bonus, commission, incentive, deferred compensation, holiday, paid time off and other similar plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, in each case (i) which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, (ii) under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits, or (iii) with respect to which the Company or its Subsidiaries has had or has any present or future liability, including any contingent liability. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) the plan document (or, in the cases of any unwritten Company Plan, a written description thereof), and any amendments thereto; (ii) any related trust agreement, insurance contract or policy or other funding instrument; (iii) the most recent determination, advisory or opinion letter from the Internal Revenue Service (the “IRS”); (iv) any summary plan description or summary of material modifications thereto, and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; (v) if applicable, for the most recently-completed plan year, the Form 5500s and attached schedules and financial statements (including any related actuarial valuation report); and (vi) any material notices, letters or other non-routine correspondence with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(b) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with all applicable Law (including, without limitation, the applicable provisions of ERISA and the Code), and (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (iii) all contributions required to be made under the terms of any Company Plan have been timely made.

(c) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS to the effect that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan under Section 401(a) of the Code.

(d) No Company Plan provides, and neither the Company nor any Subsidiary thereof has any obligation to provide, or has made any promise to provide, any post-termination or retiree life insurance, health or other welfare benefits or coverage to any Person, other than as required under Section 4980B of the Code or any similar state or local Law.

(e) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits).

(f) Neither the Company, any Subsidiary or any ERISA Affiliate has previously maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability (including contingent liability) with respect to (i) any defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code; or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any “multiple employer” plan (within the meaning of Section 413 of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(h) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any its Subsidiaries to any payment or benefit, (ii) accelerate the time of payment or vesting, increase the amount of compensation or benefits due, or result in the funding (through a grantor trust or otherwise) of any compensation or benefits due to any such employee, consultant, officer or other service provider, or (iii) trigger any other material obligation pursuant to any Company Plan

(i) Neither the execution nor delivery of this Agreement, shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby would reasonably be expected to result in any payment under any of the Company Plans or any other arrangement that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to indemnify or otherwise “gross-up” any individual for any Tax or penalty incurred pursuant to Section 409A or 4999 of the Code.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is or has ever been a party to, or bound by, any collective bargaining agreement or other Contract with any labor union, labor organization, works council, or other representative of any employees or group of employees, nor is any such Contract being negotiated. No labor union, works council, or other collective bargaining unit represents or has represented or, to the knowledge of the Company, claims or has claimed to represent any of the employees of the Company or any of its Subsidiaries. There is no, and since January 1, 2019 there has not been any, material labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The consent of or consultation with, or the rendering of formal advice by, any labor union or works council or is not required for the Company and its Subsidiaries to enter into this Agreement or to consummate any of the transactions herein.

(b) The Company has provided to Parent a true and correct list of all employees and independent contractors of the Company and its Subsidiaries as of March 28, 2022 containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged and their location (country, state, city); (iii) their start dates and number of years of continuous service; (iv) their positions and job titles; (v) their full-time, part-time, or temporary status; (vi) their base salaries or base hourly wage or contract rate; (vii) their target bonus rates or target commission rates; (viii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments); (ix) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (x) their visa status, if applicable, (xi) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law; and (xii) accrued but unused vacation time and/or paid time off. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the employees of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries (i) are, and at all times since January 1, 2019, have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health; (ii) since January 1, 2019, have withheld and reported, in all material respects, all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any employee of the Company and its Subsidiaries; (iii) have no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee of the Company and its Subsidiaries (other than routine payments to be made in the ordinary course of business). Each Person providing services to the Company and its Subsidiaries since January 1, 2019 that has been characterized as a consultant or independent contractor and not as an employee has, in all material respects, been properly characterized pursuant to applicable Law as such, and the Company and its Subsidiaries do not have any material liability or obligations arising out of the hiring or retention of Persons to provide services to the Company and its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of the Company and its Subsidiaries. All employees of the Company and its Subsidiaries have, since January 1, 2019, been correctly classified, in all material respects, as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has, in all material respects, been properly recorded and paid for all such employees classified as non-exempt.

(d) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), each employee of the Company and its Subsidiaries is lawfully authorized to work in the jurisdiction in which he or she is employed according to applicable immigration Laws, and neither the Company nor any of its Subsidiaries has, since January 1, 2019, been subject to any material fine, penalty, or warning concerning compliance with any immigration-related Laws. Since January 1, 2019, the Company and its Subsidiaries have, in all material respects, properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of their employees and have properly retained the Form 1-9 as required by applicable Law.

(e) To the knowledge of the Company, as of the date hereof, no officer, executive, supervisor, or group of employees of the Company and its Subsidiaries: (i) intends to terminate his or her employment with the Company or its Subsidiaries at any time following the Company Merger Effective Time, or has threatened or expressed any intention to do so; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company and its Subsidiaries; or (B) the conduct or business operations of the Company or its Subsidiaries.

(f) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), there are no pending, and since January 1, 2019, there have not been any, Actions, grievances, arbitrations, audits, investigations, or other legal proceedings against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened to be brought or filed, by or with any Person or any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other service provider of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws. Since January 1, 2019, neither the Company nor its Subsidiaries have implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries other than in compliance in all material respects with such Laws. To the knowledge of the Company, since January 1, 2019, except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), taken as a whole, (i) no written allegations of sexual harassment, discrimination or misconduct have been made to the Company or any of its Subsidiaries against any (A) officer or director of the Company or its Subsidiaries, or (B) any employee of the Company or its Subsidiaries who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by an employee, contractor, director, officer, or other representative of the Company or its Subsidiaries.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the

Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) As used in this Agreement:

(i) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(ii) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.14 Taxes.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, except to the extent that the failure to do so would not be, in each case, material to the Company and its Subsidiaries, taken as a whole.

(b) All Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP, except to the extent that the failure to do so would not be, in each case, material to the Company and its Subsidiaries, taken as a whole.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes, in each case, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(e) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law), as a transferee or successor.

(f) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries, (ii) the tax receivables agreement of the Company, (iii) the Group Operating Agreement and (iv) customary Tax provisions in any Contract the primary purpose of which is not Taxes.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), in each case, material to the Company and its Subsidiaries, taken as a whole.

(h) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(i) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, equityholder or other third party, except to the extent that the failure to do so would not be, in each case, material to the Company and its Subsidiaries, taken as a whole.

(j) There are no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or to the extent, in each case, not material to the Company and its Subsidiaries, taken as a whole.

(k) No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries (i) has or has ever had a permanent establishment in any country other than the country of its organization, (ii) has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax on a net income basis in such country or (iii) to the knowledge of the Company, is, or has ever been, subject to Tax on a net income basis in a jurisdiction outside the country in which it is organized.

(m) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act. To the extent applicable, each of the Company and its Subsidiaries (A) has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, and (B) has not received or claimed any tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, except to the extent, in each case, not material to the Company and its Subsidiaries, taken as a whole.

(n) As used in this Agreement:

(i) “Taxes” means federal, state, provincial, local or foreign taxes, imposts, levies or other like assessments or charges of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendment thereto.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Material Contracts in effect on the date hereof to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto). For purposes of this Agreement, “Material Contracts” means:

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract for the employment of any employee of the Company or any of its Subsidiaries which is not terminable by the Company at will and without liability for any penalty or other payment (including any severance payment or similar benefit);

(iii) any Contract for the provision of services to the Company or any of its Subsidiaries with a consultant or independent contractor that provides for annual payments in excess of $150,000 or which is not terminable on 90 days’ notice or less without liability for any penalty or other payment;

(iv) (A) any collective bargaining agreement or other Contract with a labor union, works council, employee association, or labor organization and (B) any Company Plan;

(v) each Contract or other agreement that provides for any severance or termination protection, retention or stay bonus, change in control bonus or payment, accelerated vesting, or any other amount or benefit that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;

(vi) any Contract or series of related Contracts relating to indebtedness for borrowed money;

(vii) any Contract (A) that is reasonably expected to result in payments in excess of $200,000 in any 12-month period after the Closing Date that provides for any “most favored nation” provision or equivalent material preferential pricing terms or similar obligations or (B) that provides for any rights of first refusal, rights of first offer, rights of first negotiation or similar rights or that materially limits or purports to materially limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(viii) (A) any standard form Contract pursuant to which the Company or any its Subsidiaries provides brokerage services or Investment Advisory Services to any Client and (B) any material Contract (or group of Contracts that, in the aggregate, are material) pursuant to which the Company or any of its Subsidiaries provides Investment Advisory Services that is not on such standard form or that includes material deviations from any such standard form;

(ix) any Contract reasonably expected to result in payments made or received by the Company and/or its Subsidiaries in excess of $200,000 in any year that provides for any distribution arrangement, referral arrangement, commission sharing arrangement or comarketing arrangement, including any agreement for soliciting, distributing or marketing Investment Advisory Services by or to the Company or any of its Subsidiaries;

(x) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000, which is not terminable on 90 days’ notice or less without liability for any penalty;

(xi) (A) any Contract for any joint venture, partnership, strategic alliance, collaboration, co-promotion, co-marketing or similar arrangement, or (B) any Contract involving a sharing of the Company’s, any of its Subsidiaries’ or any other Person’s revenues, profits, losses, costs or liabilities, in each case, that is material to the Company and its Subsidiaries;

(xii) any Contract relating to Tax sharing or Tax allocation (other than any customary tax sharing or allocation provision in a Contract entered into in the ordinary course of business and not primarily concerning Taxes);

(xiii) any Contracts with any Governmental Entity;

(xiv) any indemnification agreements or similar arrangements in favor of current directors and officers of the Company or any of its Subsidiaries or any Company employee;

(xv) any Contracts related to the waiver, release, assignment, compromise, commencement or settlement of any Action under with the Company or any of its Subsidiaries has outstanding monetary obligations in excess of $250,000 or remains subject to any material non-monetary obligations;

(xvi) any Contracts with any director, officer or shareholder of the Company or any of its Subsidiaries or any of their respective Affiliates (other than any such Contract already referred to in subsection (ii) above);

(xvii) any Contract containing any covenant materially limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any business or Person; and

(xviii) any lease, sublease, license or occupancy agreement (each a “Real Property Lease”) pursuant to which the Company or one of its Subsidiaries is a lessee, sub-lessee, licensee or occupant of Leased Real Property.

(b) The Company has made available to Parent true and complete copies of all Material Contracts which are referred to on Section 3.15(b) of the Company Disclosure Letter together with all modifications, waivers, supplements and amendments thereto in effect on the date hereof.

(c) Each Material Contract is in full force and effect and a legal, valid and binding agreement of the Company (or any of its Subsidiaries party thereto, as applicable), enforceable in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract and to the Company’s knowledge, as of the date hereof, no other party to any Material Contract is in breach or default thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has knowledge, as of the date hereof, that any other party to any of the Material Contracts intends to terminate or fail to renew such Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, and (c) neither the Company nor any of its Subsidiaries has knowledge that any insurer intends to terminate or fail to renew such policy.

Section 3.17 Properties.

(a) Neither the Company nor any of its Subsidiaries (i) owns any real property or (ii) is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property (except under the Real Property Leases).

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Real Property Lease of which the Company and its Subsidiaries have the right to use as lessee, sublessee, licensee or occupant (such real property, the “Leased Real Property”). The Company or one of its Subsidiaries has the right to use the Leased Real Property for the full term of each Real Property Lease (and any renewal options) relating thereto. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens, mortgages, deeds of trust, encumbrances, encroachments, easements, rights of way, leases and title defects, other than the following (“Permitted Liens”): (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with

GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities, (iv) liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, (v) any right, interest, lien, title or other Liens of a lessor or sublessor under any Real Property Lease, and (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use or occupancy of the Leased Real Property. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases.

(c) To the knowledge of the Company, the Leased Real Property is not subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened in writing. The use and occupancy of the Leased Real Property by the Company or one of its Subsidiaries and the conduct of the business thereat as presently conducted does not violate any applicable Laws (including zoning Laws), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no leases, subleases, licenses or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property (except under the Real Property Leases). To the knowledge of the Company, all buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws. The Improvements are adequate for continued use in the manner in which they are presently being used. The Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries.

(d) The Company and each Subsidiary has good and marketable title to all of its respective tangible personal property, free and clear of all Liens, other than Permitted Liens.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks and tradenames, applications to register trademarks, service marks and tradenames, patents, patent applications, registered copyrights, applications to register copyrights, domain names, and social media handles owned by or on behalf of the Company or any of its Subsidiaries on the date hereof (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property that is owned by the Company or one its Subsidiaries is owned free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2019 challenging the validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary has executed a valid and enforceable written agreement with each Person who has contributed or is contributing to the invention, conception, creation or development of any Intellectual Property for the Company or its applicable Subsidiary that is material to the Company and its Subsidiaries, pursuant to which such Person has assigned to the Company or its applicable Subsidiary all of such Person’s right, title and interest in and to all Intellectual Property created, invented, conceived or developed for the Company or its Subsidiaries in the course of their employment or retention thereby.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of its trade secrets and proprietary confidential information, including taking commercially reasonable steps to safeguard such trade secrets and proprietary confidential information that is accessible through computer systems or networks. To the knowledge of the Company, there has been no misappropriation of or unauthorized access to any such trade secrets or proprietary confidential information.

(d) (i) The Company and its Subsidiaries are not infringing upon, misappropriating, or violating any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since January 1, 2019 any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is infringing, misappropriating, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

(e) The Company or its Subsidiaries own or otherwise have, and after Closing will continue to have all Intellectual Property that is required for the conduct of their respective businesses as it is currently conducted.

(f) Neither the Company nor its Subsidiaries exclusively license any Intellectual Property from or to any other Person that is material to the conduct of the business of the Company or its Subsidiaries.

Section 3.19 Investment Adviser Matters.

(a) Each Adviser has adopted and implemented, and the Chief Compliance Officer of such entity has annually since January 1, 2019, reviewed the adequacy of, written policies and procedures reasonably designed to prevent violation by the Company, its Subsidiaries and their personnel of Section 204A of the Investment Advisers Act of 1940, as amended, and the rules thereunder (the “Advisers Act”). All employees of the Advisers have executed acknowledgments that they are bound by the provisions of the Advisers’ Code of Ethics, which requires such employees to comply with applicable federal securities laws. Each Adviser has made available to Parent each annual report since January 1, 2019, of the Company’s Chief Compliance Officer.

(b) Each Adviser is, and since January 1, 2019 has been, duly registered as an investment adviser under the Advisers Act and is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business, except as would not be material to the Company. No Adviser has received any written notice that the Adviser’s registration, licensing or qualification as an investment adviser is, is to be, or will be restricted or terminated.

(c) The Company has made available to Parent true and complete copies of each Adviser’s most recent Form ADV, as amended to date. The information contained in such Forms ADV was true and complete in all material respects at the time of filing and each Adviser has made all amendments to such forms as it is required to make under applicable Laws. The Advisers’ investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have all Permits required from foreign, federal, state or local authorities in order for them to conduct the business presently conducted by the Advisers and such representatives in the manner presently conducted, except where failure to have such permits would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each Adviser has timely filed all material registrations, declarations, reports, notices, forms and other documents required to be filed under applicable Laws with the SEC or any other Governmental Entity, and all amendments or supplements to any of the foregoing.

(e) None of the Advisers or, to the knowledge of the Company, any other Person “associated” (as defined under both the Investment Company Act and the Advisers Act) with any Adviser, has been convicted of any crime or is or has engaged in any conduct that would be a basis for: (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser; (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act; or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act.

(f) None of the Advisers is subject to any material limitation imposed in connection with any of their Permits. To the extent required, each Adviser has duly and timely filed all notices and other documentation required to permit the Adviser to rely on exclusions or exemptions under the Commodity Exchange Act, the regulations thereunder, or the rules of the National Futures Association. No Person other than a full-time employee of the Company or its applicable Subsidiary renders Investment Advisory Services to Clients of any of the Advisers on behalf of the Company or its Subsidiaries or solicits Clients with respect to the provision of Investment Advisory Services by any Adviser.

(g) With respect to each Client that is: (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a plan subject to Section 4975 of the Code; or (ii) an entity deemed to hold the “plan assets” of either of the foregoing (within the meaning of the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) (each of (i) and (ii) referred to as an “ERISA Client”), the Company and its Subsidiaries, in the performance of such Investment Advisory Services, are in compliance in all material respects with the applicable requirements of ERISA and the Code. Neither the Company nor any of its Subsidiaries has, in the provision of Investment Advisory Services, engaged in or caused an ERISA Client or state pension plan to engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any other prohibited transaction under any applicable state pension Law.

(h) Except as otherwise disclosed in an Adviser’s Form ADV, none of the Advisers or any of their directors, officers, or employees has been the subject of any investigation, disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws that would be required to be disclosed in the Adviser’s Form ADV. None of the Adviser’s directors, officers, employees has been permanently enjoined by the order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(i) None of the Advisers, or to the Company’s knowledge any of its employees, officers or directors, has directly or indirectly made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained, in each case, in violation of any requirement of any applicable U.S. or non-U.S. anti-corruption or anti-bribery laws (“Anti-Corruption Laws”). Each Adviser has established internal controls and procedures designed to ensure compliance with Anti-Corruption Laws and has made available all of such documentation to Parent.

(j) Each Adviser has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, and the rules and regulations administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), in each case to the extent such Laws are applicable to them.

(k) To the extent required by applicable Law, each of the Advisers have adopted written anti-money laundering programs and written customer identification programs (including with respect to investors), in each case that complies in all material respects with applicable Law, and a true and correct copy of which has been made available to Parent. Each Adviser has complied with the terms of such written programs in all material respects.

(l) None of the Advisers, or any employee acting on behalf of any of the foregoing, (i) is currently the subject or the target of any economic sanctions or embargo administered by OFAC or the U.S. Department of State, the United Nations, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), (ii) is located, organized or resident in a country, territory or geographical region that is itself the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or whose government is the subject or target of Sanctions, (iii) is named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (iv) is, otherwise, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other equivalent, applicable Governmental Entity, or subject or target of any Sanctions, (v) is owned or controlled by Persons described in clauses (i) through (iv) or is otherwise the subject of Sanctions, or (vi) conducts any business in any country or territory that is the subject of Sanctions, other than in compliance with Sanctions laws and regulations. No Action by or before any Governmental Entity with respect to any such Sanctions is pending or threatened.

(m) The Company has made available to Parent a true and complete copy of each Adviser’s compliance policies and procedures (“Compliance Manual”). Each Adviser’s Compliance Manual is reasonably designed to prevent violations of the Advisers Act, as required by Rule 206(4)-7 under the Advisers Act. Except as disclosed in any compliance reports issued by the Chief Compliance Officer, there have been no material violations or allegations of material violations of each Adviser’s Compliance Manual.

(n) Neither the Advisers, the Company, nor any “covered associate” thereof has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) that would disqualify or otherwise prevent an Adviser from providing investment advisory services for compensation to such government entity (pursuant to Rule 206(4)-5 of the Investment Advisers Act).

Section 3.20 Public Funds.

(a) The Advisers serve as investment adviser or sub-adviser to the registered investment companies listed on Section 3.20 of the Company Disclosure Letter (each, a “Public Fund”). No Public Fund has an investment adviser, a general partner, managing member or equivalent Person other than an Adviser. As to each Public Fund, there has been in full force and effect an Investment Advisory Contract at all times that any Adviser was performing investment management services for such Public Fund, and each such Investment Advisory Contract pursuant to which any Adviser has received compensation respecting its activities in connection with any of the Public Funds was duly approved in all material respects in accordance with all applicable Laws. Each Adviser is in compliance in all material respects with the Investment Advisory Contracts, and has been in compliance in all material respects with the Investment Advisory Contracts, since their applicable effective dates.

(b) There are no special restrictions, consent judgments or orders of any Governmental Entity on or with regard to any Public Fund currently in effect.

(c) Each Public Fund is duly organized, validly existing and in good standing in the jurisdiction in which it is organized and has all requisite power and authority to conduct its business in the manner and in the places where such business is currently conducted, except where the failure to be in good standing in a jurisdiction other than its jurisdiction of formation or incorporation would not, individually or in the aggregate, have a Material Adverse Effect. Each such Public Fund is and has been, since its inception, engaged solely in the business of an investment company. Since inception, each such Public Fund has been a duly registered investment company or a portfolio series thereof in compliance in all material respects with the Investment Company Act of 1940, as amended (“Investment Company Act”) and duly registered or licensed and in good standing under the laws of each jurisdiction in which such qualification is necessary. Since their initial offering, shares of each such Public Fund have been duly qualified for sale under the securities Laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required. The offering and sale of shares, as applicable, of each such Public Fund have been registered under the Securities Act or were exempt from registration under the Securities Act during such period or periods for which such registration is required; the related registration statement has become effective under the Securities Act (if applicable); no stop order suspending the effectiveness of any such registration statement has been issued and no Actions for that purpose have been instituted or, are contemplated; and neither such registration statement nor any amendments thereto contained at the time such registration statement or amendment became effective, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the current registration statement of each such Public Fund under the Investment Company Act and under the Securities Act (if applicable) have been made available to Parent. All of the outstanding shares, as applicable, of capital stock of each such Public Fund are duly authorized, validly issued, fully paid and non-assessable, and none of such shares, as applicable, has been issued in violation of any applicable Laws.

(d) (i) Each Public Fund has timely filed all material reports, filings, registration statements and other documents, together with any amendments required to be made with respect thereto, which were required to be filed with any Governmental Entity (the “Public Fund Regulatory Documents”), and has paid all fees and assessments due and payable in connection therewith, and (ii) as of their respective dates, each of the Public Fund Regulatory Documents complied in all material respects with the requirements of all applicable Laws applicable to them, and none of the Public Fund Regulatory Documents or related prospectuses or offering memorandum, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Adviser is advising, and since January 1, 2019 has advised, each Public Fund in compliance in all material respects with its respective prospectuses or offering memoranda.

(e) None of the Advisers, or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” (as defined in the Investment Company Act) of any Adviser, receives or is entitled to receive any compensation directly or indirectly from: (i) any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Public Funds, other than (x) bona fide compensation as principal underwriter for any of the Public Funds or as broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder or (y) the receipt of brokerage and research services in compliance with Section 28(e) of the Exchange Act; or (ii) any of the Public Funds or their security holders for other than bona fide investment advisory, administrative or other services. Where required by applicable Law, accurate and complete disclosure of all such compensation arrangements has been made in the registration statement of the Public Funds filed under the federal securities Laws.

(f) The Company has made available to Parent true and complete copies of the audited financial statements, prepared in accordance with GAAP, of each Public Fund for the past three (3) fiscal years (or such shorter period as such Public Fund shall have been in existence), and unaudited financial statements, prepared in accordance with GAAP, of each such Public Fund for the most recent fiscal period available (each hereinafter referred to as a “Public Fund Financial Statement”). Each of the Public Fund Financial Statements is consistent with the books and records of the related Public Fund and presents fairly in all material respects the consolidated financial position of the related Public Fund in accordance with GAAP, applied on a consistent basis (except as otherwise noted therein) at the respective date of such Public Fund Financial Statement and the results of operations and cash flows for the respective periods indicated.

(g) There is no Action pending or, to the knowledge of the Company, threatened in or before any Governmental Entity that is by or against any of the Public Funds, the Adviser thereto, or any officer or director thereof, relating to the activities of the Public Funds or any disqualification under Section 9(a) of the Investment Company Act, or any event which would require any Adviser to give an affirmative response to any of the questions in Item 11 of its Form ADV (or any similar or successor form), except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no judgments, injunctions, orders, rules or decrees outstanding against or affecting any of the Public Funds or any officer or director thereof relating to the activities of or affecting the Public Funds, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(h) No Adviser or, to the knowledge of the Company, any other manager, director, officer, partner, member, shareholder, owner or employee of any of the Advisers has (i) caused a securities transaction to be effected on behalf of a Public Fund that involved a directed brokerage arrangement that did not comply with all applicable Laws, or (ii) participated in or facilitated a revenue sharing arrangement based on the distribution of interests in, or on the assets of, a Public Fund that did not comply with all applicable Laws in all material respects.

(i) No Adviser has any express or implied understanding or arrangement that would reasonably be expected to impose an “unfair burden” (as defined in the Investment Company Act) on any Public Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.

(j) The Public Funds have adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws by the Public Fund, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Public Fund. The Company has made available to Parent each annual report since January 1, 2017, of the Public Funds’ chief compliance officer required by Rule 38a-1 under the Investment Company Act to be provided to the board of directors or trustees, as applicable, of each such Public Fund.

Section 3.21 Broker-Dealer Matters.

(a) MNIS is (i) duly registered with the SEC as a broker-dealer under the Exchange Act, (ii) duly registered, licensed, or qualified as a broker-dealer or dealer, as the case may be, in each state or any other jurisdiction where the conduct of its business as a broker-dealer or dealer requires such registration, licensing, or qualification, and (iii) a member in good standing with FINRA. MNIS is, and since January 1, 2019 has been, in compliance in all material respects with all applicable provisions of the Exchange Act, the rules and regulations promulgated thereunder applicable to broker-dealers, and the applicable Laws of all jurisdictions in which it is required to be so registered or for which MNIS is relying on an exemption or exception from such registration, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. MNIS is in compliance in all material respects with all applicable rules, regulations and By-laws of FINRA and the terms of its current membership agreement with FINRA (and MNIS is not currently in the process of filing for an approval by FINRA of a “material change in business operations” with respect to its current membership agreement).

(b) MNIS is, and since January 1, 2019 has been, in compliance in all material respects with all applicable regulatory net capital and customer protection requirements, and no distribution or capital withdrawal of cash, securities or other assets, as contemplated under SEC or FINRA rules, is required or anticipated to be made by MNIS that will result in MNIS no longer being in compliance with such requirements, or that would result in MNIS being subject to an early warning notification under Exchange Act Rule 17a-11 or a filing, if applicable, under Exchange Act Rule 15c3-3(i), and no such distributions or withdrawals are otherwise contemplated prior to the consummation of the transaction(s) that are the subject of this Agreement. The Company has made available to Parent a true and complete copy of MNIS’s current Uniform Applications for Broker-Dealer Registration on Form BD (including all amendments thereto that are required to keep the Form BD current as required under applicable regulatory requirements) filed with the Central Registration Depository of FINRA (its “Form BD”), and all other membership agreements, broker-dealer registrations, qualifications or membership forms and applications (including all amendments thereto).

(c) MNIS has (i) all Permits necessary for it to carry on business as a duly licensed broker-dealer under the Exchange Act and (ii) all material Permits (including registration and qualifications) required under state broker-dealer Laws and regulations to conduct its business in the manner and places in which it currently conducts its business. All of the Permits referred to in the preceding sentence are in full force and effect.

(d) MNIS has established written policies and procedures reasonably designed to achieve compliance with (i) applicable FINRA rules, regulations and by-laws (ii) the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization of which it is a member, and (iii) federal, state, and foreign securities Laws and regulations (collectively, the “Compliance Policies”), including those relating to anti-money laundering, advertising, customer/public communications, licensing, sales practices, market conduct, outside business activities, maintenance of net capital, customer protection, supervision, books and records, risk assessment and continuing education. Complete and correct copies of the Compliance Policies have been made available to Parent. The Compliance Policies comply with applicable Law in all material respects.

(e) MNIS’s directors, officers, employees, Associated Persons, agents and independent contractors who are required to be registered, licensed or qualified with any Governmental Entity as a registered principal or registered representative are duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except for such failures to be so registered or to have such registration in full force and effect that would not be, individually or in the aggregate, material to the Company or its Subsidiaries. MNIS’s directors, officers, employees, Associated Persons, agents and independent contractors who are not required to be registered or licensed with any Governmental Entity, but who are required to be fingerprinted under applicable Law and otherwise qualified with a Governmental Entity, are duly and properly fingerprinted or qualified, except for such failures to be so fingerprinted or qualified that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) The Company has made available to Parent true and complete copies of all FOCUS Reports, annual audited financial reports, and related exemption or compliance reports, that MNIS was required to file with the SEC, FINRA and applicable states for the past three years, and all preliminary and final examination reports, and MNIS’s written responses thereto, of the SEC, FINRA or any Governmental Entity, involving, or relating to, MNIS for the past three years. The Company is not currently subject to an examination by a Governmental Entity and has not been notified of any upcoming examination.

(g) (I) Except as disclosed on any Form BD or any Form U4 filed prior to the date of this Agreement, neither MNIS nor any of its employees or Associated Persons, including any “control affiliate” as defined in Form BD (“Control Affiliate”) or any “associated person” as defined in FINRA rules, regulations or by-laws are (i) ineligible to serve as broker-dealers or Associated Persons of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), (ii) are subject to any event that could result in action by the SEC under Section 15(b)(4) or (b)(6) of the Exchange Act, or (iii) are or have been subject to a disqualification that would be a basis for censure or denial, suspension or revocation of MNIS’s memberships in FINRA or MNIS’s registration as a broker-dealer under Section 15 of the Exchange Act or under the applicable Laws of any state or other jurisdiction, or which would create a presumption of denial of a Form CMA under FINRA Rule 1017, and (II) there is no Action pending or, to the knowledge of the Company, threatened, that would reasonably be expected to result in any of the foregoing.

(h) MNIS is not, and since January 1, 2019 has not been, required to be registered, qualified or licensed as an investment adviser under the Advisers Act, any State securities law or other applicable Law, and MNIS is not, and since January 1, 2019 has not been, required to be registered, qualified or licensed as a bank, trust company, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker, or futures commission merchant or introducing broker, in each case, with any Governmental Entity, including the Commodity Futures Trading Commission and the National Futures Association.

Section 3.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subs set forth in Section 4.10, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under of any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

Section 3.23 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company with the SEC and publicly available on EDGAR prior to the date hereof and for any intercompany agreements, as of the date hereof, solely as between the Company and one of more of its Subsidiaries, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than PJT Partners LP, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Opinion of Financial Advisor. The Company Board has received the opinion of PJT Partners LP, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, and subject to the qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other than holders of Rollover Shares) in the Company Merger is fair, from a financial point of view, to such holders.

Section 3.26 Data Protection and Privacy.

(a) The Company has established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program. The Company has assessed and tested its Information Security Program on a no less than annual basis and remediated all critical risks and vulnerabilities. To the knowledge of the Company, the IT Systems currently used by the Company are in good working condition in all material respects, do not contain any Malicious Code or defect, and operate and perform in all material respects as necessary to conduct the business of the Company. Except as would not be material, all Company Data will continue to be available for Processing by the Company following the Closing Date on substantially the same terms and conditions as existed immediately before the Closing Date.

(b) The Company complies and with respect to the Processing of Company Data, to the knowledge of the Company, the Company’s Data Processors comply, and since January 1, 2019, have complied, in all material respects with Company Privacy Policies and the Privacy Requirements. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is Processed by the Company and its Data Processors in an encrypted manner, (ii) Personal Data is accessible via multi-factor authentication, and (iii) Personal Data is securely deleted or destroyed by the Company and its Data Processors when no longer needed for legitimate business purposes. The Company has not sold (as defined by the California Consumer Privacy Act of 2018), and does not sell, any Personal Data to Persons or other third parties. To the knowledge of the Company, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements or Company Privacy Policies. Where the Company uses a Data Processor to Process Personal Data, the Data Processor has provided contractual representations concerning privacy, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s compliance with Privacy Requirements.

(c) The Company has not suffered and is not suffering, and, to the knowledge of the Company, the Company’s Data Processors have not suffered and are not suffering, a Security Incident, they have not been and are not required to notify any Person or Governmental Entity of any Security Incident, and they have not been and are not adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened Security Incident or cyberattack, including, but not limited to a ransomware attack or a denial-of-service attack. The Company has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any Action relating to noncompliance with Privacy Requirements or the Company’s processing of Personal Data. The Company is not in material breach or default of any Contracts relating to its IT Systems or to Company Data and, except as would not be material, does not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

Section 3.27 No Debt. As of the date hereof, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money.

Section 3.28 Trust and Fiduciary Activities; Trust Company Capital. The Trust Company has all requisite power and authority to exercise fiduciary powers under applicable Law necessary to conduct its business. Since January 1, 2019, the Trust Company has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Neither the Trust Company nor any of its current or former directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account. The Trust Company currently complies, and since January 1, 2019 has complied, with all applicable regulatory capital requirements and is not less than adequately capitalized or otherwise subject to any regulatory capital plan, directive, order or other supervisory action.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, each of Parent and each Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, either Merger Sub or any other Person resulting from the distribution to Parent or Merger Subs, or Parent’s or Merger Subs’ use of, any such other information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subs in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and the Merger Subs, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Parent and each Merger Sub (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or either Merger Sub of its obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws or equivalent governing documents of each of Parent and each Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor either Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or equivalent governing documents in any material respect.

Section 4.2 Authority. Each of Parent and each Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the transactions contemplated hereby have been duly authorized by the boards of directors (or equivalent body) of Parent and Merger Subs, and no other corporate or similar proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Company Merger, to the filing of the Certificate of Company Merger with the Secretary of State of the State of Delaware as required by the DGCL and in the case of the consummation of the LLC Merger, to the filing of the Certificate of LLC Merger with the Secretary of State of the State of Delaware as required by the DLLCA. This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company and Group LLC, constitutes a valid and binding obligation of Parent and each Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Subs, and the consummation by Parent and Merger Subs of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or equivalent governing documents of Parent or either Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or either Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or either Merger Sub is a party or by which Parent or either Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Subs, and the consummation by Parent and Merger Subs of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange or any other applicable self-regulatory organization, including FINRA, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Mergers as required by the DGCL and the DLLCA, and (v) the filings or notices required by, and any consents, or approvals required from the New Hampshire Banking Department.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Subs for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Subs make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, ruling writ, award or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Subs.

(a) Corp Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Company Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Corp Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Corp Merger Sub is, and at the Company Merger Effective Time will be, owned directly or indirectly by Parent.

(b) LLC Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the LLC Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. Corp Merger Sub is the sole member of LLC Merger Sub.

Section 4.7 Financing.

(a) Parent has provided to the Company a true and complete copy of a fully executed Equity Commitment Letter pursuant to which the Equity Financing Sources have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein as Equity Financing (the Equity Financing together with the Debt Financing, the “Financing”). The obligation of the Equity Financing Sources to fund the commitments under the Equity Commitment Letter is not subject to any condition that is not set forth expressly in the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter (i) has not been amended or modified and the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, and no such amendment, modification, withdrawal, termination or rescindment is contemplated, (ii) is in full force and effect and constitutes the legal, valid and binding obligation of Parent and each Equity Financing Source (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and (iii) there are no other Contracts, agreements or side letters to which Parent, Merger Subs or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

(b) Parent has provided to the Company true and complete copies of the fully executed debt commitment letter, dated as of the date hereof (together with any related exhibits, schedules, annexes, supplements, term sheets and other agreements and the Debt Fee Letter, the “Debt Commitment Letter”), between Parent and the Lender-Related Parties party thereto (such Persons that are party thereto, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide all or a portion of the commitments set forth therein for the purposes of financing the Mergers and related fees and expenses (the “Debt Financing”), together with the fee letter referenced in the Debt Commitment Letter (the “Debt Fee Letter”) (except that the fee amounts, other economic terms, “market flex” provisions and other customary provisions (none of which would adversely affect the availability of the Required Amount on the Closing Date or conditions to receipt of the Debt Financing) set forth therein have been redacted).

Section 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Equity Financing Source has delivered to the Company the duly executed Limited Guarantee. The execution, delivery and performance of the Limited Guarantee by the Equity Financing Source, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by the Equity Financing Source, and no other proceedings on the part of the Equity Financing Source are necessary to authorize the execution, delivery or performance of the Limited Guarantee by the Equity Financing Source. The Limited Guarantee has been duly and validly executed and delivered by the Equity Financing Source and, assuming proper authorization and execution of such Limited Guarantee by the other parties thereto, is in full force and effect and constitutes a legal, valid and binding obligation of the Equity Financing Source, enforceable against the Equity Financing Source in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Corp Merger Sub (which shall have occurred prior to the Company Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Corp Merger Sub necessary to approve this Agreement or the Company Merger or the other transactions contemplated hereby. The vote or consent of Corp Merger Sub as the sole member of LLC Merger Sub (which shall have occurred prior to the LLC Merger Effective Time) is the only vote or consent of the holders of any class or series of membership interests or units of LLC Merger Sub necessary to approve this Agreement or the LLC Merger or the other transactions contemplated hereby.

Section 4.10 Ownership of Shares. Neither Parent nor either Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement and the Rollover Agreements.

Section 4.11 Brokers. Except for Wells Fargo Securities, LLC and Aviditi Financial, LLC, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subs.

Section 4.12 Statutory Disqualification. None of Parent, either Merger Sub, any of Parent’s Affiliates, or any of such persons’ respective Associated Persons (including any Control Affiliates), are currently subject to a “statutory disqualification” (as such term is defined in the Exchange Act), and there is no investigation pending or, to the knowledge of Parent, either Merger Sub, or any of Parent’s Affiliates, threatened against Parent, either Merger Sub, or any of Parent’s Affiliates or any of their respective Associated Persons (including any Control Affiliates), whether formal or informal, that is reasonably likely to result in a statutory disqualification, or suspension or revocation of the registration of Parent, either Merger Sub, or any of Parent’s Affiliates as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or under applicable State blue sky Laws or foreign

Laws. No fact relating to Parent, either Merger Sub, or any of Parent’s Affiliates or, to the knowledge of Parent, either Merger Sub, or any of Parent’s Affiliates, any Control Affiliate thereof requires any response in the affirmative to any question in Item 11 of Form BD.

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered in connection with this Agreement, the Company acknowledges that none of Parent, Merger Subs or any other Person on behalf of Parent or Merger Subs makes any other express or implied representation or warranty with respect to Parent or Merger Subs or with respect to any other information provided to the Company.

Section 4.14 Access to Information. Each of Parent and each Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and each Merger Sub further acknowledges and agrees that none of the Company, Group LLC or any of their stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and each Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and each Merger Sub are familiar, that Parent and each Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and each Merger Sub will have no claim against the Company, Group LLC or any of their stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto except as expressly set forth in Article III or in any certificate delivered in connection with this Agreement.

Section 4.15 COVID-19 and Related Matters. Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that in making any determination as to whether the Company or its Subsidiaries have discharged their obligations to operate in the “ordinary course of business” or use “commercially reasonable efforts” or similar covenants under this Agreement, any actions or omissions shall be assessed based on what is required or practicable or reasonable in the circumstances created or influenced by COVID-19 or any Public Health Measures.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Company Merger Effective Time, except (i) as permitted by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law (including any Public Health Measures) or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course of business in all material respects; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Company Merger Effective Time, except (w) as permitted by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law (including any Public Health Measures) or for commercially reasonable actions taken in response to any Public Health Measures or COVID-19, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation, certificate of formation, bylaws, operating agreement, or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, LLC Units, membership interests or other equity interests (including any Company Stock Options or Company RSUs, any other options to purchase Shares, restricted stock or restricted stock units, or any other equity incentive grants or awards), or grant to any Person any right to acquire any of the same, except (A) issuances of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards outstanding as of the date hereof (and in any event only then in accordance with the terms of such instruments) or (B) issuances of Shares in connection with the vesting of the Company RSUs outstanding as of the date hereof;

(iii) declare, set aside, make or pay any dividend or other distribution or capital withdrawal, payable in cash, stock, property or otherwise, with respect to any of its capital stock or LLC Units (except for (x) regular quarterly cash dividends on the Shares consistent with past practice not to exceed $0.05 per share per quarter, (y) required distributions from Group LLC to its members in accordance with Sections 5.10 and 5.11 of the Group Operating Agreement; or (z) any dividend or distribution by a Subsidiary of Group LLC to another Subsidiary of Group LLC; provided, that no such dividend or distribution shall be declared or paid by the Trust Company if it would result in the Trust Company failing to satisfy any applicable regulatory capital requirements);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock, units or interests of the Company or its Subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its or its Subsidiaries’ capital stock, units or interests;

(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than purchases of inventory and other assets and other investments made in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(vi) other than in the ordinary course of business, (A) enter into any Contract that would have been considered a Material Contract if entered into prior to the date hereof, or (B) materially and adversely amend, renew, waive any material right under, or terminate any Material Contract;

(vii) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii) (A) make any loans, advances or capital contributions to any other Person (other than to a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company for the sole benefit of its Subsidiaries);

(ix) form any new Subsidiary;

(x) except to the extent required by applicable Law (including Section 409(A) of the Code) or any Company Plan or other arrangement in effect as of the date hereof, (A) increase the compensation or benefits of (x) any director or executive officer of the Company or any of its Subsidiaries or (y) employee of the Company or its Subsidiaries whose annualized cash compensation is $150,000 or greater, (B) enter into, amend, modify, terminate or adopt any employment agreement or compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees or directors, (C) accelerate the vesting, payment or funding of, or the lapsing of restrictions with respect to, any compensation or benefits to any current or former employee, director, officer or other service provider, (D) grant any equity or equity-based awards, (E) loan or advance any money or other property to any current or former employee, director, officer or other service provider (other than routine advancement of business expenses in the ordinary course of business), (F) enter into any collective bargaining agreement or other Contract with a labor union, works council, employee association, or labor organization; (G) hire any employee (other than in replacement for a departing employee with substantially similar compensation) or terminate (other than for “cause” as determined by the Company or its Subsidiaries in its reasonable discretion in accordance with applicable Law) any employee of the Company or any of its Subsidiaries whose annualized cash compensation is $250,000 or greater; (H) conduct a mass layoff or reduction in force affecting a group of employees of the Company or any of its Subsidiaries; or (I) increase the total number of employees (including vacant positions) of the Company by more than 5% from the date hereof through the Closing;

(xi) implement or adopt any material change in its methods of accounting, except as appropriate to conform to required changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii) (A) compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and that further involve only the payment of money damages (I) not in excess of $100,000 individually or $250,000 in the aggregate or (II) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2021 or (B) commence any Action;

(xiii) cancel or terminate any material insurance policy;

(xiv) adopt or implement any stockholder rights plan or similar arrangement;

(xv) cancel or terminate any material Permit;

(xvi) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xvii) make, change or revoke any Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle or compromise any Tax liability or consent to any claim or assessment relating to a material amount of Taxes, initiate or enter into any voluntary disclosure, closing agreement or other Contract with a Governmental Entity relating to Taxes, or waive or extend the statute of limitations in respect of Taxes, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(xviii) agree to take any of the actions described in Section 5.1(b)(i) through 5.1(b)(xvii).

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Company Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York City time on the 40th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an Acquisition Proposal, including by providing any information (including non-public information and data) relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources), pursuant to a confidentiality agreement on terms at least as restrictive in all material respects on such Person as those contained in the Confidentiality Agreement with respect to Callodine Group, LLC; provided, that no such confidentiality agreement shall be required to include “standstill” provisions (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”); provided, further, that the Company shall provide to Parent any material non-public information or data that is provided by the Company to any Person or its Representatives (including its potential financing sources) given such access that was not previously made available to Parent prior to (or substantially concurrent with) the time it is provided to such Person or Representative, and (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Company Board.

(b) Subject to the terms of Section 5.3(d), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Company Merger Effective Time, the Company shall not, and shall instruct and cause each of its Subsidiaries and the respective Representatives of the Company and each of its Subsidiaries not to, directly or indirectly (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal (in each case other than, in response to an inquiry that did not result from or arise in connection with a breach of this Section 5.3(b), to refer the inquiring person to this Agreement), (iii) enter into any acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) or similar Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to and in accordance with this Section 5.3(b)) (each an “Alternative Acquisition Agreement”), (iv) terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential Acquisition Proposal (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company so long as the Company promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver), or (v) take any action to exempt any Person (other than Parent or Merger Subs) from any Takeover Law. On the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries to, and shall cause its and their

Representatives to, (A) terminate all existing negotiations with any Person or any of its Representatives (other than Parent or any of its Representatives) with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (B) request the prompt return or destruction of all non-public information or data furnished prior to the date hereof to any Person or any of its Representatives with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and (C) immediately terminate all physical and electronic data room access granted to any such Person or any of its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to (and following receipt by the Company of) an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3(b) and that the Company Board determines in good faith, based on the information then available and after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation (the “Company Financial Advisor”), constitutes, or is reasonably likely to lead to, a Superior Proposal (x) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or substantially concurrent with the time that it is provided to such Person and (ii) no non-public information or data with respect to Parent, any Equity Financing Source or any of their respective Affiliates shall be provided to any such Person; and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Company Merger Effective Time, the Company shall promptly (and in any event within 24 hours of receipt thereof) advise Parent orally and in writing of its receipt of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms (including pricing and sources and terms of financing) of any such Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(c) Except as provided in Section 5.3(d) or Section 5.3(e), from and after the date hereof until the earlier of the Company Merger Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Article VII, the Company Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board Recommendation, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to reaffirm the Company Board Recommendation within 10 days after receipt of a written request from Parent to do so (which requests under this clause (iii) shall be limited to no more than once every 30 days and no more than two requests in the aggregate), (iv) after receipt of any Acquisition Proposal that has been publicly disclosed, fail to recommend against any Acquisition Proposal within 10 days after receipt of a written request from Parent to do so, (v) fail to include the Company Board Recommendation in the Proxy Statement, or (vi) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within 10 Business Days after it is announced (each such action set forth in this Section 5.3(c) being referred to herein as an “Adverse Recommendation Change”).

(d) Notwithstanding anything in this Section 5.3, following receipt of a written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 5.3 and that the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside counsel) constitutes a Superior Proposal, the Company Board may, at any time prior to receipt of the Company Stockholder Approval, (x) make an Adverse Recommendation Change in favor of such Superior Proposal or terminate this Agreement pursuant to and in accordance with Article VII to enter into a definitive acquisition agreement with respect to such Superior Proposal, and/or (y) authorize, resolve, agree or propose publicly to take any such action, in the case of each of clause (x) and (y) if all of the following conditions are met:

(i) The Company (or the Company Board) shall have (A) notified Parent in writing, at least four Business Days prior to taking such action (the “Notice Period”), which notice shall state (x) that the Company has received a written Acquisition Proposal that the Company Board has determined in good faith (after consultation with the Company Financial Advisor and outside counsel) constitutes a Superior Proposal, (y) the material terms and conditions of such Superior Proposal (including the consideration relating thereto and the identity of the Person or group making such Superior Proposal) and including copies of the current drafts of all material agreements between the Company and the Person or group making such Superior Proposal as well as copies of any material Contracts, or drafts thereof (including those relating to the sources of financing therefor) received from the third party making such Superior Proposal to the extent in the possession of the Company (it being understood and agreed that such notice or the public disclosure by the Company of such notice shall not in and of itself constitute an Adverse Recommendation Change), and, (z) that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change or to terminate this Agreement to enter into a definitive acquisition agreement with respect to such Superior Proposal, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement, (x) negotiated with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal proposed by such Person or group no longer constitutes a Superior Proposal and (y) taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice in determining whether to make an Adverse Recommendation Change or whether to terminate this Agreement; and

(ii) The Company Board shall have determined, after 11:59 p.m. New York City time on the last day of the Notice Period, in good faith (after consultation with the Company Financial Advisor and outside counsel and after giving effect to any adjustments proposed by Parent in writing during the Notice Period) that in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that failure to so terminate this Agreement or make an Adverse Recommendation Change, as applicable, would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, that in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three Business Days instead of four Business Days).

(e) Notwithstanding anything to the contrary set forth in Section 5.3, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to receipt of the Company Stockholder Approval, make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company (or the Company Board) shall have (A) provided to Parent four Business Days’ prior written notice (the “Intervening Event Notice Period”), which notice shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with Parent (to the extent Parent wishes to engage) during such Intervening Event Notice Period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and the Company Financial Advisor, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or other disclosure required to be made in the Proxy Statement by applicable Law or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, that this Section 5.3(f) shall not be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change except in accordance with Section 5.3(e).

(g) Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any binding letter of intent or agreement in principle) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) before this Agreement has been validly terminated pursuant to and in accordance with Article VII.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of the Company and its Subsidiaries that generate 20% or more of the revenues or net income or that represent 20% or more of the consolidated total assets of the Company and its Subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, units, membership interests or other equity securities or voting power of the Company or of Group LLC, in each case other than the transactions contemplated by this Agreement.

(ii) “Intervening Event” means a material event, change or development relating to the Company and its Subsidiaries, taken as a whole, first occurring after execution of this Agreement that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, change or development becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholders Meeting and (B) does not relate to an Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, that that “Intervening Event” shall exclude any event, change or development to the extent (i) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (ii) relating to changes in the price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition), (iii) relating to the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (iv) relating to Parent or any of its Affiliates.

(iii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to 50%) that the Company Board has determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel and after taking into account all relevant factors, including financing certainty, the likelihood and anticipated timing of consummation, and all other financial, legal, regulatory and other aspects of such proposal) that if consummated, would be more favorable to the stockholders of the Company, from a financial point of view, than the Company Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal).

Section 5.4 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall, with the assistance of Parent, prepare the Proxy Statement and, promptly following the No-Shop Period Start Date, file the Proxy Statement with the SEC and (ii) the Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall jointly prepare and, promptly following the No-Shop Period Start Date, file with the SEC the Schedule 13E-3. Parent, the Merger Subs and the Company will cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and each Merger Sub will furnish to the Company, and the Company will furnish to Parent, the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13E-3. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 as promptly as practicable after receipt thereof. Each of Parent, Merger Subs and the Company agree to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading, and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction if they have already been mailed to the Company’s stockholders.

(b) The Company shall, as promptly as practicable after the receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the Company from the SEC or its staff, including any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3, and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement or the Schedule 13E-3 or responding to any comments of the SEC or its staff with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give good faith consideration to including in such document or response any comments reasonably proposed by Parent.

(c) The Company will, in coordination with Parent, as promptly as reasonably practicable in accordance with applicable Law and the Company Charter and Company Bylaws, take all action necessary or appropriate to establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene, a meeting of the holders of Shares for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”). Without limiting the foregoing, the Company, acting through the Company Board, shall, no later than the fifth Business Day following the clearance of the Proxy Statement by the SEC (or, if earlier, such date that the SEC advises that the Company may commence mailing the Proxy Statement), unless the Company and Parent agree in writing otherwise, (i) file the Proxy Statement in its definitive form with the SEC, and (ii) cause the definitive Proxy Statement to be mailed to the holders of the Shares. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.3(d) or Section 5.3(e), the Proxy Statement as so filed and mailed shall include the recommendation of the Company Board that the holders of the Shares vote in favor of the approval of this Agreement and the Company Merger. Further, unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.3(d) or Section 5.3(e) hereof, the Company will solicit from the holders of its Shares proxies in favor of the adoption of this Agreement and approval of the Company Merger and use reasonable best efforts to take all other actions necessary or advisable to secure the vote or consent of the holders of its Shares required by applicable Law to obtain such approval. The Company will use commercially reasonable efforts to hold the Company Stockholders Meeting no less than 35 days and no more than 50 days after the mailing of the Proxy Statement. Without the prior written consent of Parent, the approval of the Company Merger shall be the only matter that the Company shall propose to be acted on by the holders of the Shares at the Company Stockholders Meeting (other than matters of procedure and matters required by applicable Law, including a “say-on-golden parachute” advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders Meeting). The Company shall cooperate with and upon request, keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law. The Company shall not convene any meeting of the stockholders other than the Company Stockholders Meeting (at which only those matters specifically enumerated in the sixth sentence of this Section 5.4(c) shall be considered) or the Company’s 2022 Annual Meeting of Stockholders (at which, unless otherwise required by the Company Charter or Company Bylaws, only a customary proposal regarding elections of directors and a customary proposal regarding ratification of auditors shall be considered), unless in either case prior thereto this Agreement is validly terminated in accordance with Article VII. Notwithstanding any Adverse Recommendation Change, the Company shall nonetheless submit the Company Merger to the holders of Shares for approval at the Company Stockholders Meeting unless this Agreement is validly terminated in accordance with Article VII prior to the Company Stockholders Meeting; provided, that in the event that an Adverse Recommendation Change has been made and this Agreement has not been terminated, nothing in this Agreement shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Stockholder Approval, other than mailing the Proxy Statement to the Company’s stockholders and the collection of such votes.

(d) The Company may adjourn the Company Stockholders Meeting (i) with the consent of Parent, (ii) if, on a date for which the Company Stockholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Stockholder Approval, solely for the purpose of soliciting additional proxies and votes in favor of the Company Stockholder Approval, or (iii) if the failure to adjourn the Company Stockholders Meeting would, in the good faith opinion of the Company Board, after consultation with outside legal counsel, reasonably be expected to be a violation of applicable Law, or be required for the distribution of any required supplement or amendment to the Proxy Statement which failure to supplement or amend would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law. If requested by Parent, the Company shall adjourn the Company Stockholders Meeting for a period of up to ten days (provided, that Parent shall only make up to one (1) such request, and no such request for an adjournment shall be permitted if it would require a change in the record date for the Company Stockholders Meeting) if, on a date for which the Company Stockholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Stockholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Company Stockholder Approval.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Company Merger Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law (including any Public Health Measures), to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating, Tax and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or such Subsidiary or (iii) otherwise violate any applicable Law; provided, that with respect to clauses (i) through (iii) above, the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in any such breach, waiver, jeopardy or violation, as applicable.

(b) Each of Parent and each Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or either Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 18, 2021, between Callodine Group, LLC and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.6 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Mergers and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (ii) causing the preparation and filing of all forms, registrations and notices required to be filed with any other Governmental Entity (including state governments and the New Hampshire Banking Department) or self-regulatory organization, including NYSE and FINRA, to consummate the Mergers, (iii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity or self-regulatory organization challenging this Agreement or the consummation of the Mergers; and (iv) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.6(a), (i) each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other regulatory filings, consents and notices related to the HSR Act, and (ii) as promptly as practicable following the date hereof, each of the parties shall prepare and file all filings, consents and notices required by any other Governmental Entity or self-regulatory organization. Notwithstanding Section 7.3(a), Parent shall pay all filing fees and other charges for the filings by the Company and Parent required by any Governmental Entity or self-regulatory organization (including under the HSR Act).

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a second request for information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of status with respect to the matters set forth in this Section 5.6 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) to the extent permitted by Law or Governmental Entity, promptly notifying each other of any substantive communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws;

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and

(vi) promptly notifying the other party of any substantive written communications with any Governmental Entity relating to the transactions contemplated hereby, including related to any non-routine regulatory examination, audit or investigation, or otherwise related to the business and operations of the Company and its Subsidiaries.

(e) In addition, Parent shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.6 shall include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its controlled Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Company Merger Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries; and (iv) licensing, holding separate or entering into similar arrangements with respect to its assets or the assets of the Company or the conduct of its business or terminating existing relationships and contractual rights and obligations; in each case as a condition, and subject, to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity under the Antitrust Laws.

(f) Each of Parent and the Company will, and will cause their respective Affiliates to, (A) provide such assistance, information and cooperation to each other as is reasonably required to obtain the approval or non-objection of, or make notice filings with, such Governmental Entities, including FINRA with respect to the MNIS CMA (which assistance and cooperation may include participation in any membership interviews as may be required by FINRA as well as adhering to any time limitations or time requirements imposed by FINRA for any applications, notices and filings), and (B) provide each other with a reasonable opportunity to review any applications, notices or other filings proposed to be made in connection with obtaining such approvals or non-objections, or making such notice filings (and will give due consideration to any comments and suggestions made with respect thereto by the other party). In connection therewith, each of Parent and the Company will notify the other promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any application, notice or other filing with such Governmental Entity and will supply the other party with copies of all material correspondence between such party or any of its affiliates, officers, directors, members, employees, representatives or agents or accounting, financial or legal advisors, on the one hand, and any Governmental Entity, on the other hand, in connection with obtaining such approvals or non-objections or making such notice filings; provided, that such disclosure is permitted under applicable Law. If the MNIS CMA is not formally approved in writing by FINRA prior to the 31st day following the date that FINRA has deemed the CMA to have been filed with FINRA (unless FINRA has notified MNIS that the CMA is subject to “fast track” review), then MNIS or its representatives shall notify (in writing and at least five (5) Business Days prior to the anticipated Closing Date) the FINRA Membership Application Program that the parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1).

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(h) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(i) The Company shall obtain, or cause to be obtained, the LLC Unitholder Approval within three (3) Business Days of the date of this Agreement.

Section 5.7 Employment and Employee Benefits Matters; Other Plans.

(a) With respect to each individual who is employed by the Surviving Corporation or one of its Subsidiaries immediately following the Closing (each, a “Company Employee”), Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Company Merger Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee (i) base salary or wage rate and target annual cash bonus and commission opportunities that are no less favorable in the aggregate than the base salary or wage rate and target annual cash bonus and commission opportunities to which such Company Employee was entitled immediately prior to the Company Merger Effective Time, and (ii) employee benefits (excluding, for the avoidance of doubt, any defined benefit, retiree welfare or life insurance, or equity incentive benefit) that are substantially similar in the aggregate to the overall employee benefits (excluding, for the avoidance of doubt, any defined benefit, retiree welfare or life insurance, or equity incentive benefit) to which such Company Employee was entitled immediately prior to the Company Merger Effective Time.

(b) As of and after the Company Merger Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Company Merger Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Company Merger Effective Time. Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to recognize such service to the extent doing so would result in the duplication of benefits. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall, or shall cause its applicable Subsidiary (including the Surviving Corporation) to (i) cause there to be waived any pre-existing condition exclusions or actively-at-work requirements of such Parent Plans for each

Company Employee and their covered dependents and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to eligible expenses incurred by Company Employees during the portion of the plan year of the corresponding Company Plan ending on the date such Company Employee’s participation in the corresponding Company Plan ends as if such amounts had been paid in accordance with the applicable Parent Plan.

(c) From and after the Company Merger Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Company Merger Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Company Merger Effective Time pursuant to outstanding deferred compensation or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) obligate Parent or the Surviving Corporation or any of their respective subsidiaries to adopt or maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending, modifying or terminating any benefit plan or arrangement, (iv) limit the right of Parent or the Surviving Corporation (or any Subsidiary thereof) to terminate the employment or service of any employee or service provider following the Closing at any time or for any or no reason, or (v) confer upon any Company Employee any right to employment or continued employment with Parent, its Subsidiaries, or the Surviving Corporation, or to any particular term or condition of employment with Parent, its Subsidiaries, or the Surviving Corporation. Nothing herein is intended to provide any current or former employee, director, officer, or natural person independent contractor of Parent, the Surviving Corporation, or any of their respective Subsidiaries or affiliates with any third party beneficiary rights under this Agreement.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.9 Client Consents.

(a) Public Funds.

(i) The Company will cause the Advisers to use their reasonable best efforts to obtain, as promptly as practicable following the date of this Agreement (but no later than 30 days following the date hereof), the approval of the applicable Public Fund board of directors of, and to solicit (by hiring a proxy solicitor) the approval of the unitholders or interest holders, as applicable, of each Public Fund (“Fund Shareholder Approval”) of, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, a new advisory contract for such Public Fund to be effective as of the Closing with such agreement containing terms (including fees and other economic terms), taken as a whole, that are no less favorable in the aggregate than the terms of the existing advisory contract between such Public Fund and the Company, with the exception of its effective and termination dates.

(ii) Without limiting the provisions of Section 5.9(a)(ii), subject in each case to the requirements of applicable Law and the fiduciary duties of the Advisers and each applicable Public Fund board of directors, in connection with any proxy materials prepared for distribution in connection with obtaining Fund Shareholder Approval, Parent shall be given, and have the right to review, in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the unitholders or interest holders, as applicable, of any Public Fund and to promptly (1) review information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials and (2) provide reasonable comments on such material, and each Adviser, as applicable, (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund board of directors) shall use consider such comments in a commercially reasonable manner.

(iii) Promptly following the date hereof, the Company shall use reasonable best efforts to cause each Adviser to cause each Public Fund then engaged in an offering of its units or interests, as applicable, to (A) file supplements to its prospectus or offering memorandum forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Public Fund’s affairs as a consequence of the transactions contemplated under this Agreement, and (B) make any other filing necessary under any applicable Law to satisfy disclosure requirements to enable the distribution of the units or interests, as applicable, of that Public Fund to continue. Parent shall have the right to review and to provide reasonable comments on such materials to the same extent as provided in Section 5.9(a)(ii).

(b) Other Clients.

(i) If consent is required by applicable Law or by the Investment Advisory Contract of any Client (other than a Public Fund) for the “assignment” (as defined in the Advisers Act) or continuation of the Investment Advisory Contract with such Client resulting from the consummation of the transactions contemplated by this Agreement, as promptly as practicable following the date of this Agreement (but no later than 30 days following the date hereof), an Adviser or the Trust Company, as applicable, will send a written notice (“Transaction Notice”) informing each such Client of the transactions contemplated by this Agreement and requesting the written consent of such Client to the “assignment” (as defined in the Advisers Act) or continuation of the Investment Advisory Contract with such Client in the case of each such Client who is party to an Investment Advisory Contract which does not terminate (or give rise to a termination right thereunder) (by its terms and/or under applicable Laws) as a result of the consummation of the transactions contemplated hereby.

(ii) With respect to any Client (other than a Public Fund) party to an Investment Advisory Contract whereby consent other than written consent is permitted under applicable Law and such Investment Advisory Contract (a “Negative Consent Client”), if no such written consent is received within 30 days after the date of delivery of the Transaction Notice, each Adviser or the Trust Company will as promptly as reasonably practicable thereafter (and in any event no more than five days thereafter) send a second written notice to such Client (a “Negative Consent Notice”), informing such Client: (A) of the intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Advisers Act); (B) of the intention of the applicable Adviser or the Trust Company to continue to provide the advisory services pursuant to the existing Investment Advisory Contract with such Client after the Closing if such Client does not terminate such Investment Advisory Contract prior to the Closing; and (C) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of 30 days after the sending of the Negative Consent Notice without termination. Any consent required for the “assignment” (as defined in the Advisers Act) or continuation of any Investment Advisory Contract with a Negative Consent Client shall be deemed given for all purposes under this Agreement if 30 days have passed since the sending of the Negative Consent Notice to such Client and such Client continues to accept such advisory services during such 30 day period without termination.

(iii) With respect to all Clients of an Adviser, the Company shall (and shall cause the applicable Adviser to) use reasonable best efforts to: (x) obtain the written consent of such Client to the “assignment” (as defined in the Advisers Act) or continuation of such Investment Advisory Contract as a result of the consummation of the transactions contemplated hereby; or (y) provide such Client with the Negative

Consent Notice, as may be required under paragraphs (i) and (ii) above. For any New Client of an Adviser, the Adviser must obtain such consent at or before the time the Investment Advisory Contract is entered into with that New Client.

(c) Cooperation. Parent shall, and shall cause its Affiliates and its and their respective employees, directors, officers and agents to reasonably cooperate with the Company and the Advisers and their Affiliates in connection with the obtaining the consents pursuant to this Section 5.9. The parties shall keep each other apprised of status with respect to such consents, including liaising with each other in relation to the contents of all communications with such Clients and promptly notifying each other of any communications from or with any Client with respect to the matters set forth in this Section 5.9 or any dispute or any other matter which would reasonably be expected to impact the ability of the Company to obtain any such consent.

(d) No Communication. Prior to Closing, without the prior written consent of the Company, none of Parent or its Affiliates or their respective employees, directors, officers or agents will contact or communicate with any Client of the Company, any investor in a Client of the Company, any Affiliate of a Client of the Company (including any member of the board of directors or trustees of any Public Fund) or any such investor or consultant or similar Person regarding the transactions contemplated by this Agreement.

(e) Payments. Notwithstanding anything that may be to the contrary herein, without the prior written consent of Parent, no Adviser may pay any money, grant any concession or provide any other type of consideration to a Client or any third party in connection with the obtaining of any consent or other approval in connection with this Agreement or any of the transactions contemplated hereby; provided, that the foregoing shall not apply to payment of any filing or similar fee to any Governmental Entity.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Company Merger Effective Time through the sixth anniversary of the date on which the Company Merger Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Company Merger Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries at or prior to the Company Merger Effective Time or (ii) matters existing or occurring at or prior to the Company Merger Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law (provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the LLC Merger Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified

Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Mergers and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six years from the Company Merger Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Company Merger Effective Time; provided, that after the Company Merger Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. In the alternative to Parent or the Surviving Corporation obtaining such policies as set forth in the prior sentence, at the direction of Parent prior to the Closing, the Company must purchase, prior to the Company Merger Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing the same benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Company Merger Effective Time, covering without limitation the transactions contemplated hereby but at a coverage cost not to exceed 300% of the last annual premium for such policies. If such tail prepaid policy has been obtained by the Company prior to the Company Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Company Merger Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Company Merger Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

Section 5.11 Rule 16b-3. Prior to the Company Merger Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Public Announcements. Prior to the Closing, each of Parent and the Merger Subs, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.13 Debt Financing.

(a) Proceeds of the Debt Financing.

(i) Each of Parent and the Merger Subs shall use its reasonable best efforts to obtain the proceeds of the Debt Financing on or prior to the Closing Date and taking into account the timing for Closing set forth in Section 1.2 on the terms and conditions (including the “market flex” provisions in the Debt Fee Letter) described in the Debt Commitment Letter and, subject to Section 5.13(a)(iii) below, shall not permit, without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed) any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, modification or waiver, (A) reduces the aggregate amount of the Debt Financing (including by increasing the amount of original issue discount, other than as contemplated in the Debt Commitment Letter) below an aggregate amount that is necessary, together with the Equity Financing and cash of the Company and its Subsidiaries, for Parent or the Merger Subs to pay the Merger Consideration (together with all related fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby, the “Required Amount”) on the Closing Date, (B) imposes new or additional conditions or otherwise adversely modifies any of the existing conditions to the funding of the Required Amount on the Closing Date of the Debt Financing in a manner that would reasonably be expected to materially delay, prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the funding of the Debt Financing) on the Closing Date or (C) directly and adversely impacts the ability of any of Parent or the Merger Subs to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (relative to the ability of any of Parent or the Merger Subs to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof); provided, that subject to compliance with the other provisions of this Section 5.13(a), Parent and the Merger Subs may otherwise amend, restate, amend and restate, supplement, modify, replace or receive waivers of the Debt Commitment Letter, and in any event Parent may (without the consent of the Company) replace, modify, waive or amend the Debt Commitment Letter (1) in accordance with the “market flex” provisions thereof and (2) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Agreement, references to “Debt Financing” in this Agreement shall include the financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, restated, amended and restated, supplemented, modified or replaced by this Section 5.13(a), and references to the “Debt Commitment Letter” in this Agreement shall include such documents as permitted, or required, as the case may be, to be amended, restated, amended and restated, supplemented, modified or replaced by this Section 5.13(a).

(ii) Each of Parent and the Merger Subs shall use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter in accordance with its terms and the terms thereof; provided, that such efforts shall not require any modification of, or waiver of any rights under, the Debt Commitment Letter, or any payment or other concession that would not be required under the existing terms of the Debt Commitment Letter (including any “market flex” provisions) if the Debt Financing was consummated in accordance with its terms prior to the expiration of the Debt Commitment Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the “market flex” provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable to Parent or the Merger Subs than the terms and conditions (including the “market flex” provisions) in the Debt Commitment Letter), and (C) to satisfy, or obtain the waiver of, on a timely basis (taking into account the provisions of Section 1.2) all conditions to funding applicable to Parent or the

Merger Subs in the Debt Commitment Letter and such definitive agreements thereto (including the payment of fees and expenses) under its control and, assuming the satisfaction of the conditions set forth in Article VI, to consummate the Debt Financing at or prior to the Closing, including, if all conditions to funding the Debt Financing have been satisfied or waived, using its reasonable best efforts to enforce its rights under the Debt Commitment Letter. Parent shall use reasonable best efforts to, upon the reasonable request of the Company, keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing and provide to the Company drafts of the material definitive agreements for the Debt Financing as shall be reasonably requested by the Company. Parent and the Merger Subs shall give the Company prompt notice (x) of any material breach or default by Parent or the Merger Subs, or, to the knowledge of Parent or the Merger Subs, any other party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent or the Merger Subs become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Lender-Related Party with respect to any (1) actual or potential material breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute or disagreement between or among Parent or the Merger Subs on the one hand, and any other parties to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing, on the other hand, with respect to the obligation to fund the Debt Financing in an amount, when taken together with the Equity Financing and cash of the Company and Subsidiaries, equal to the Required Amount at Closing (and, for the avoidance of doubt, other than those relating to the ordinary course negotiation of the definitive debt financing agreements), and (z) subject to Section 5.13(a)(iii) below, if at any time for any reason any of Parent or the Merger Subs believes in good faith that it will not be able to obtain all or any portion of the Debt Financing in an amount, when taken together with the Equity Financing and cash of the Company and Subsidiaries, equal to the Required Amount on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Debt Financing.

(iii) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Commitment Letter, each of Parent and the Merger Subs shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (“Alternative Financing”) in an amount sufficient, when added to the portion of the Debt Financing that is available, along with the Equity Financing and cash on hand of Parent and the Company and its Subsidiaries, to pay the Required Amount on terms and conditions (including any “market flex” provisions) that are (x) no less favorable in any material respect to Parent or the Merger Subs as those contained in the Debt Commitment Letter (including any “market flex” term applicable thereto) or (y) otherwise acceptable to Parent, which, in each case, shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letter in effect on the date hereof, as promptly as practicable following the occurrence of such event and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (A) to Debt Financing shall include Alternative Financing, and (B) to the Debt Commitment Letter shall include the Alternative Financing Commitment Letter.

(iv) If the Debt Commitment Letter is replaced, amended, restated, amended and restated, supplemented or modified, including as a result of obtaining Alternative Financing, or if Parent or the Merger Subs substitute other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.13(a), each of Parent and the Merger Subs shall comply with its obligations under this Agreement, including this Section 5.13(a) with respect to the Debt Commitment Letter as so replaced, amended, restated, amended and restated, supplemented or modified to the same extent that Parent and the Merger Subs were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended, restated, amended and restated, supplemented or modified.

(b) Cooperation. Prior to the Company Merger Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all cooperation and information that is necessary, customary and reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts in connection with:

(i) preparing and furnishing the Required Information, reasonably requested by Parent;

(ii) providing reasonable and customary assistance to Parent in the preparation of (A) customary syndication and marketing documents (and any supplements thereto), including lender and investor presentations, bank information memoranda and similar presentations, business projections and other marketing documents in connection with any Debt Financing, including designating whether any information provided to Parent constitutes material non-public information and (B) materials for rating agency presentations that are customarily used for financings of the type contemplated by the Debt Commitment Letter;

(iii) furnishing to the Lender-Related Parties in clause (A) of the definition thereof customary authorization letters authorizing the distribution of information (subject to customary confidentiality provisions and disclaimers) and including customary representations;

(iv) reasonably facilitating the pledging of collateral, provided, that no documents or agreements relating to such pledges shall be effective prior to the Company Merger Effective Time;

(v) taking all corporate actions, subject to the occurrence of the Company Merger Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing;

(vi) no later than five Business Days prior to the Closing Date, furnishing Parent and any lenders involved with the Debt Financing with all documentation and other information requested in writing no later than 15 Business Days prior to the Closing Date to comply with applicable U.S. “know your customer”, anti-money-laundering, beneficial ownership and other similar rules and regulations, including, without limitation, the PATRIOT Act and implementing regulations and sanctions regulations issued by OFAC;

(vii) making appropriate executive officers available for participation in a reasonable number of virtual or telephonic meetings, presentations and due diligence sessions (including the evaluation of the Company’s and its Subsidiaries’ assets and cash management systems for purposes of establishing collateral arrangements) at mutually agreeable times and upon reasonable notice; and

(viii) assisting with the negotiation and preparation of, and executing and delivering, any customary credit agreements, collateral documents and other definitive financing agreements and certificates, including, but not limited to, a solvency certificate in the form required by the Debt Commitment Letter (but solely to the extent the statements in such certificates are true and correct as of the Closing Date after giving effect to the Debt Financing), customary insurance certificates and reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Debt Financing.

(c) Debt Financing Cooperation Qualifications. Notwithstanding anything to the contrary in this Section 5.13, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.13:

(i) be required to incur any costs, expenses or other liabilities prior to the Company Merger Effective Time for which it is not previously or promptly reimbursed, subject to reimbursement or indemnified (except, in the case of any indemnity, to the extent this Agreement is terminated by Parent pursuant to Section 7.1(d)(i)) or become liable for the payment of any fees, reimbursement of any expenses prior to the Company Merger Effective Time;

(ii) be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii) be required to waive or amend any terms of this Agreement;

(iv) be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract (not entered into to circumvent such disclosure requirement) or is subject to attorney-client privilege; provided, that the Company shall use commercially reasonable efforts to obtain consent to provide such information and in the event the Company or its applicable Subsidiary does not provide information in reliance on this sentence, the Company shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and shall notify Parent that any requested information is being withheld pursuant to this clause (iv);

(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Debt Financing is obtained, agree to pay any fees or reimburse any expenses or provide any indemnity to any Lender-Related Party in clause (A) of the definition thereof, or execute, deliver or enter into, or otherwise become liable under or perform any agreement, document or instrument (other than customary authorization letters and documents provided under clause (b)(iii) above), including any credit or other agreements, guarantees, pledge or security documents, fee letters, commitment letters or certificates in connection with the Debt Financing, in each case, that would be effective prior to the Company Merger Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and its Subsidiaries who retain their respective positions as of, and immediately after, the Company Merger Effective Time (except in each case with respect to customary authorization letters and documents provided under clause (b)(iii) above);

(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Company Merger Effective Time (except in each case with respect to customary authorization letters and documents provided under clause (b)(iii) above);

(vii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any applicable charter or other organizational documents, any Material Contract or any applicable Law;

(viii) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(ix) be required to cooperate to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries (it being understood that the items in clauses (i) through (viii) of clause (b) above shall not so interfere); or

(x) be required to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder.

(d) Confidentiality. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Subs or their respective Representatives pursuant to Section 5.13(a) or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents or any other Lender-Related Parties in connection with the Debt Commitment Letter and the transactions related thereto that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.

(e) Use of Logos. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(f) Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, any of its Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 5.13.

(g) Indemnification. The Company, its Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company), other than (A) to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiary or their respective Representatives, or any such Person’s breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Debt Financing or (B) if this Agreement is terminated by Parent pursuant to Section 7.1(d)(i).

(h) No Financing Condition. Each of Parent, Corp Merger Sub and LLC Merger Sub hereby acknowledges and agrees that obtaining the Debt Financing is not a condition to the Mergers, and that if the Debt Financing is not obtained, Parent and Merger Subs will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VI and to the other terms hereof (including Section 7.3(d) and clause (ii) of the fourth sentence of Section 8.10), to consummate the Mergers.

(i) CP Financial Statements. On or prior to the time required by paragraph 7(a) of Annex B to the Debt Commitment Letter, the Company shall provide Parent with the CP Financial Statements.

Section 5.14 Section 15(f) of the Investment Company Act.

(a) Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts after the Company Merger Effective Time to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (i) for a period of not less than three years after the Company Merger Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, Parent or any of its Affiliates or any other investment adviser for such Public Fund, and (ii) for a period of not less than two years after the Company Merger Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto.

(b) For a period of three years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Advisers Act and interpreted by the SEC) to a third party of any Investment

Advisory Contract between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 5.14.

Section 5.15 Certain Tax Matters.

(a) The Company, Group LLC and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated in this Agreement.

(b) At least three days prior to the Closing:

(i) The Company shall deliver to Parent in a form reasonably acceptable to Parent a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code; and

(ii) M&N Group Holdings LLC may, in its sole discretion, deliver an IRS Form W-9 in accordance with Treasury Regulations Section 1.1446(f)-2(b)(2) and Treasury Regulations Section 1.1445-2(b)(2)(v) certifying that M&N Group Holdings LLC is not a nonresident alien.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction at or prior to the Company Merger Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) FINRA Approval. FINRA shall have approved the MNIS CMA in writing; provided, that notwithstanding the foregoing, such FINRA approval of the MNIS CMA shall not so be required as a condition to Closing if despite the MNIS CMA not having been so approved by FINRA, (i) at least 31 days have elapsed since FINRA deemed the CMA to have been filed with FINRA, (ii) FINRA has not notified MNIS that the CMA is subject to “fast track” review, (iii) MNIS or its representatives shall have notified (in writing and at least five Business Days prior to the anticipated Closing Date) the FINRA Membership Application Program that the parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1), (iv) FINRA has not advised any of the parties hereto at any time prior to the Closing that they are prohibited from consummating the Closing without FINRA approval, and (v) FINRA has not informed any of the parties hereto at any time prior to the Closing that FINRA will, or may, impose any “interim restrictions” on MNIS that materially limit the manner in which MNIS may conduct its business or operations, including but not limited to reducing the scope of MNIS’s business, if the Closing is consummated without such FINRA approval.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Mergers.

(d) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2 Conditions to the Obligations of the Company and Group LLC. The obligation of the Company and Group LLC to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Company Merger Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and each Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Subs. Parent and each Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Company Merger Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and the Merger Subs. The obligation of Parent and the Merger Subs to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Company Merger Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and 3.2(h) and Section 3.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii) The representations and warranties of the Company set forth in Section 3.1(a)(i), Section 3.1(a)(ii), Sections 3.2(b)-(g), Section 3.4(a)(i), Section 3.4(a)(ii) and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(iii) The representations and warranties of the Company set forth in this Agreement (except as set forth in clause (i) and clause (ii) above) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “in all material respects”, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Company Merger Effective Time.

(c) New Hampshire Banking Department. All consents and approvals required from the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated shall have been obtained.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, development, event or circumstance that, individually or with all other changes, developments, events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

(e) Run Rate Revenue. The RRR Percentage, as of five Business Days prior to the Closing Date, is at least 75%.

(f) Assets Under Management. The AUM Percentage, as of five Business Days prior to the Closing Date, is at least 75%.

(g) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a) through 6.3(f).

Section 6.4 Frustration of Closing Conditions. None of Parent, Corp Merger Sub, LLC Merger Sub, the Company or Group LLC may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by each Merger Sub and any termination by the Company also being an effective termination by Group LLC):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Mergers shall not have been consummated on or before October 1, 2022 (the “Termination Date”); provided, that if on such date all of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than Section 6.1(b) or 6.3(c)) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, including Sections 6.3(e) and (f)) but the conditions set forth in Sections 6.1(b) and/or 6.3(c) have not then been satisfied, then either Parent or the Company may, in its sole discretion, extend the Termination Date to December 1, 2022 by written notice of such extension to the other such party (and in the case of any such extension, any reference to the Termination Date in any provision of this Agreement shall be deemed to be a reference to the Termination Date as so extended); provided, further, that neither party shall have the right to extend or terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement and the Company Merger was taken;

(c) by the Company:

(i) if Parent or either Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) prior to the receipt of the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”), if (A) the Company (and the Company Board) have complied with Sections 5.3(b) and 5.3(d) with respect to such Superior Proposal (other than any non-compliance that was both immaterial and unintentional), (B) the Company Board authorizes the Company to enter into such Specified Agreement, (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any Company Termination Fee required to be paid pursuant to Section 7.3(b) (provided, that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions) and (D) substantially concurrently with such termination, the Company enters into a Specified Agreement to consummate such Superior Proposal; or

(iii) prior to the Company Merger Effective Time, if (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (and, through the date of delivery of the notice pursuant to Section 7.1(c)(iii)(C), have continued to be satisfied, whether or not such conditions have remained satisfied thereafter) or, to the extent permitted by applicable Law, have been duly waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which are capable of being satisfied at the Closing assuming that the Closing Date were the date of such termination), (B) Parent and Merger Subs have failed to consummate the Mergers by the time the Closing was required to occur pursuant to Section 1.2, (C) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Mergers and (D) Parent fails to consummate the Merger within three Business Days following receipt of such written notice.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Sections 6.1 or 6.3 and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Corp Merger Sub or LLC Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if (A) at any time the Company is or has been in material breach of Section 5.3(b), or (B) prior to obtaining the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, either of the Merger Subs, the Company or Group LLC, except that the Confidentiality Agreement and the provisions of

Sections 3.24 and 4.10 (Brokers), Section 5.12 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, that (a) in any case where the Parent Termination Fee is not payable, Parent and the Merger Subs shall not be released from any liabilities or damages arising out of their Willful Breach to the extent such liabilities or damages are, in the aggregate, equal to or less than the amount of the Parent Termination Fee plus the amount of any unpaid obligations to reimburse the Company pursuant to Section 5.13(f) in connection with the Debt Financing and (b) in any case where the Company Termination Fee is not payable, the Company and Group LLC shall not be released from any liabilities or damages arising out of their Willful Breach to the extent such liabilities or damages are, in the aggregate, equal to or less than the sum of the Company Termination Fee. For the avoidance of doubt, (i) Parent and Merger Subs shall not, individually or collectively, have any obligation for liabilities or damages arising out of their Willful Breach in an aggregate amount in excess of the Parent Termination Fee plus any related Collection Costs and any unpaid obligations to reimburse the Company pursuant to Section 5.13(f) in connection with the Debt Financing, and (ii) the Company and Group LLC shall not, individually or collectively, have any obligation for liabilities or damages arising out of their Willful Breach in an aggregate amount in excess of the sum of the Company Termination Fee plus any related Collection Costs.

Section 7.3 Fees and Expenses.

(a) Except as expressly provided herein, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that the fees and expenses incurred in connection with the Debt Financing shall be borne solely by Parent and any expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval shall be shared equally by Parent and the Company. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to prior to the vote to adopt this Agreement and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) (but only if the Company Stockholders Meeting has not been held by the Termination Date and only if a Parent Termination Fee is not payable by Parent upon such termination) or by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to the termination under Section 7.1(b)(i) or Section 7.1(d)(i) an Acquisition Proposal shall have been communicated in writing to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination and

(B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay Parent the Company Termination Fee, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. “Company Termination Fee” means (i) $3,140,000 in the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) prior to the No-Shop Period Start Date and (ii) $8,790,000 in all other cases which require payment of this Company Termination Fee pursuant to this Section 7.3(b).

(c) Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the earlier of (A) the execution of a definitive agreement with respect to and (B) consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i) and Section 7.3(b)(ii), (ii) concurrently with termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii) or (iii) within three Business Days after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iv). Except in the event of a Willful Breach, in the event that Parent or its designee shall receive full payment pursuant to Section 7.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subs, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subs, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination. Parent’s right to receive payment of the Company Termination Fee from the Company pursuant to this Section 7.3(b) shall, upon full payment to the Company of the Company Termination Fee plus any related Collection Costs, be the sole and exclusive remedy of Parent and its Subsidiaries and their respective Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns against the Company and its Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of any breach by the Company or any Company Related Party of this Agreement or any document entered into in connection herewith, or any representation, warranty, covenant or agreement contained herein or therein by the Company or any other Company Related Party or the failure of the transactions contemplated hereby or thereby to be consummated.

(d) If this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(b)(i) and on the date of such termination all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which would be capable of being satisfied at Closing assuming that the Closing Date were the date of such termination, or, to the extent permitted by applicable Law, that are waived), (2) by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) or (3) by Parent pursuant to Section 7.1(b)(i) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then, in each case, Parent must promptly (and in any event within two Business Days) following such termination pay to the Company $15,070,000 in cash (the “Parent Termination Fee”). For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid under this Section 7.3(d) the Parent Termination Fee more than once. The Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 7.3(d) shall, upon full payment to the Company of the Parent Termination Fee plus any related Collection

Costs and unpaid obligations to reimburse the Company pursuant to Section 5.13(f), be the sole and exclusive remedy of the Company and its Subsidiaries and their respective Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns against Parent, the Merger Subs and their respective Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of any breach by Parent or any Parent Related Party of this Agreement or any document entered into in connection herewith, including the Equity Commitment Letter or the Debt Commitment Letter, or any representation, warranty, covenant or agreement contained herein or therein by Parent or any other Parent Related Party or the failure of the transactions contemplated hereby or thereby to be consummated. For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee more than once.

(e) The Company, Parent and the Merger Subs acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and the Merger Subs would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the applicable Parent Termination Fee or Company Termination Fee if it is due to Parent or the Company pursuant to this Section 7.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against Parent or the Company, as applicable, for the applicable Parent Termination Fee or Company Termination Fee set forth in this Section 7.3, the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (such interest, costs and expenses, the “Collection Costs”).

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties, prior to the Company Merger Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective Boards of Directors (or equivalent); provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, that no amendment or waiver may be made to this proviso or to Sections 1.2, 5.13(b), 7.4, 8.6, 8.9, 8.10 or 8.18 unless such amendment or waiver is in writing and signed by the Lenders.

Section 7.5 Extension of Time; Waiver. At any time prior to the Company Merger Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors (or equivalent), to the extent permitted by applicable Law, elect to (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time, other than (i) the representations of the Company in Section 3.29 and the representations of Parent and the Merger Subs in Section 4.12 and Section 4.13, and (ii) those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Company Merger Effective Time.

Section 8.2 Notices. All notices, demands, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or upon transmission if by e-mail (based on the time and date of the location of the sender, provided no “bounceback” or notice of non-delivery is received by the sender), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent, Merger Subs or the Surviving Corporation, to:

c/o Callodine Group, LLC

Two International Place

Suite 1830

Boston, MA 02110

Attention: Austin McClintock

Email: AMcClintock@Callodine.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1501 K Street, N.W.

Washington, D.C. 20005

Attention: Karen Dewis

E-mail: kdewis@sidley.com

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Stephen Ballas

E-mail: sballas@sidley.com

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attention: Elizabeth Shea Fries

E-mail: efries@sidley.com

(b) if to the Company, to:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attention: Marc O. Mayer, Chief Executive Officer

Sarah C. Turner, General Counsel & Corporate Secretary

Email: mmayer@Manning-Napier.com; sturner@Manning-Napier.com with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Dennis J. Friedman; Andrew Kaplan

E-mail: dfriedman@gibsondunn.com; akaplan@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Adjusted Assets Under Management” means, for any account (including any Internal Rollover account) of any Client as of a particular date of determination, the Agreement Date Assets Under Management with respect to each such account (or, for any Person who becomes a Client after the date of this Agreement, the initial Assets Under Management in each account of such Client), as adjusted to reflect net cash, securities or asset flows with respect to the Assets Under Management with respect to each account of such Client (including as adjusted for any additions, refunds, withdrawals, terminations, redemptions or deposits of additional cash, securities or assets, or written notices of additions, refunds, withdrawals, terminations or redemptions (including any internal transfer relating to the “rollover” of cash, securities or assets to another account managed or serviced by the Advisers or the Trust Company (each, an “Internal Rollover”))) that occur after the date of this Agreement (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination; provided, however, that any account from which assets have been withdrawn to produce a zero balance shall be deemed terminated and to have no Assets Under Management. Any increase or decrease in the applicable Assets Under Management with respect to the accounts of such Client due to market appreciation or depreciation or due to any currency fluctuations, in each case, that occur after the date of this Agreement (or, in the case of a Person that becomes a Client after the date of this Agreement, that occur on or after the date that such Person became a Client) through such date of determination will be excluded from the calculation of Adjusted Assets Under Management.

(b) “Adjusted RRR” means, for any Client as of a particular date of determination, the Adjusted Assets Under Management with respect to each such Client (or for any Person who becomes a Client after the date of this Agreement, the initial RRR of such Client), multiplied by the annual fee rate or fee schedule, as reduced for any fee concessions applicable to such Client, in each case, that occur after the date of this Agreement (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination. For the avoidance of doubt, Adjusted RRR does not include Distribution and Shareholder Servicing revenues or Custodial Service revenues.

(c) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d) “Agreement Date Assets Under Management” means, for any Client, the Assets Under Management with respect to each account of such Client as of February 28, 2022, as adjusted pursuant to Schedule 8.3(d).

(e) “Agreement Date RRR” means, for any Client, such Client’s RRR as of February 28, 2022, as adjusted pursuant to Schedule 8.3(e).

(f) “Assets Under Management” means total assets held in Client accounts (including Internal Rollover accounts) managed or serviced by Advisers or the Trust Company, including, without duplication, all such assets in discretionary and non-discretionary Client accounts managed or serviced by Advisers or the Trust Company pursuant to an Investment Advisory Contract and all such assets in Client accounts subject to a brokerage agreement as adjusted to reflect any pending redemptions, terminations, refunds or withdrawals or any written notices of withdrawal, termination, refund or redemption (including any Internal Rollover) previously received by the Company or any of its Subsidiaries or the Advisers or the Trust Company.

(g) “Associated Person” of has the meaning set forth in Section 3(a)(18) of the Exchange Act.

(h) “AUM Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate Adjusted Assets Under Management attributable to Consenting Clients as of a particular date of determination, and the denominator of which is the aggregate Agreement Date Assets Under Management attributable to all Clients.

(i) “Book Value Per Share” means, as of the date of calculation thereof, (A) the sum of (x) (i) the total assets of TopCo minus (ii) the total liabilities of TopCo (in each case of each of clause (i) and (ii) as calculated in accordance with GAAP) and (y) cumulative goodwill amortization and/or amortization or impairment of Other Intangibles, net of any tax benefit from such goodwill or intangible amortization or impairment, of TopCo effected in accordance with GAAP during the period beginning at the Company Merger Effective Time and ending on the date of calculation, divided by (B) the number of shares of TopCo Common Stock outstanding on the date of calculation; provided, however, that such definition is subject to revision as set forth in the Stockholders Agreement of TopCo to be entered into on or about the Closing Date.

(j) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(k) “Client” means any Person to which the Company or its Subsidiaries (which for the avoidance of doubt includes the Trust Company) provides Investment Advisory Services, including for the avoidance of doubt, each of the Public Funds, but excluding, for the avoidance of doubt, any investors in any Public Fund in their capacity as such.

(l) “Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company, including Personal Data, that are used by, or necessary to the business of, the Company.

(m) “Company Equity Awards” means, collectively, the Company Stock Options and the Company RSUs.

(n) “Company Privacy Policies” means any internal or external past or present data protection, data usage, privacy and security policies of the Company.

(o) “Consenting Client” means any Client (including any New Client) from which a consent (whether affirmative or negative) has been obtained in respect of the assignment of such Client’s Investment Advisory Contract(s) with the Company or its Subsidiaries in connection with the transactions contemplated hereby; provided, that (i) no New Client shall constitute a Consenting Client for purposes of this Agreement unless the affirmative written consent of that New Client for such assignment is obtained at or prior to the time that the Adviser enters into the Investment Advisory Contract with that New Client, and (ii) if a Client has multiple accounts with the Company or its Subsidiaries and expressly denies its consent to certain of those accounts but does not expressly deny its consent to other of those accounts, then such Client will be deemed to be a Consenting Client with respect to those accounts for which such Client has not expressly denied its consent.

(p) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(q) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

(r) “CP Financial Statements” has the meaning set forth in the definition of “Required Information” herein;

(s) “Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company.

(t) “Equity Commitment Letter” means that certain executed commitment letter, dated as of the date of this Agreement, a copy of which has been delivered to the Company on the date hereof, pursuant to which the party thereto has committed to provide the Equity Financing in the amounts and subject to the terms set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees, expenses and liabilities.

(u) “Equity Financing” means the equity financing pursuant to the Equity Commitment Letter.

(v) “ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(w) “Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company or Data Processors; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse, or unauthorized access to, and disruption of, and the Processing of Company Data, IT Systems and the systems of any Data Processor.

(x) “Intellectual Property” shall mean and includes all intellectual property rights of the following types which may exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (ii) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, and confidential information; (iv) patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

(y) “Investment Advisory Contract” means an agreement pursuant to which the Company or its Subsidiaries provides Investment Advisory Services to a Client, including under separately managed account agreements.

(z) “Investment Advisory Services” means the provision by the Company or its Subsidiaries of: (i) advice as to the advisability of investing in, purchasing, or selling securities or other investments, whether on a discretionary or non-discretionary basis; (ii) investment research, analyses or reports; (iii) portfolio management services; or (iv) any other services related to the investment of Client assets, including distribution, administrative, recordkeeping, safeguarding and administrative services.

(aa) “IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned, controlled or used to Process Company Data in the conduct of the business of the Company or its Subsidiaries.

(bb) “knowledge” of the Company means the actual knowledge of the individuals listed on Section 8.3(bb) of the Company Disclosure Letter.

(cc) “Lender-Related Parties” means (A) the Persons (other than Parent, the Equity Financing Source or any Affiliate of them), if any, that have committed or subsequently commit after the date hereof to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing or any Alternative Financing in connection with the transactions contemplated by this Agreement (including any arrangers, agents or Lenders), together with (B) their respective Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives and the successors and assigns of each of the foregoing.

(dd) “made available” means uploaded to the Project Cape Virtual Data Room hosted by Donnelley Financial Solutions at least one day prior to the date hereof, and accessible therein to Parent and all of its Representatives.

(ee) “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(ff) “Material Adverse Effect” means any material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided however, that no event, change, occurrence or effect arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19 and variants thereof), or any escalation or worsening of such conditions, (9) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (10) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any clients, suppliers, distributors, partners or employees of the Company or any of its Subsidiaries due to the identity of Parent or any plans announced by Parent with respect to the period following the Closing, (11) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement (other than with respect to Section 5.1(a)), (12) any reduction in the assets under management of the Company or any of its Subsidiaries (it being acknowledged and agreed that the underlying cause(s) of any such decline in net assets shall be taken into consideration unless otherwise excluded by this definition; it being further acknowledged and agreed this exclusion does not abrogate the closing conditions set forth in Section 6.3(e) or (f)), (13) any actions taken (or omitted to be taken) at the written request of Parent, or (14) any matter set forth in the Company Disclosure Letter, to the extent (and only to the extent) that the effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, is specifically disclosed or reasonably apparent on its face in the Company Disclosure Letter; provided, in the case of clauses (1), (2), (6), (7), (8) and (9), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries conduct business (but in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

(gg) “New Client” means any Person that becomes a Client after the date hereof.

(hh) “Other Intangibles” means intangible assets as of December 31, 2021 as reported in the audited consolidated financial statements of Manning & Napier, Inc. included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2022.

(ii) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(jj) “Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

(kk) “Privacy Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the processing of Personal Data applicable to the Company; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

(ll) “Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.

(mm) “Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

(nn) “Required Information” means (x) the financial statements required by paragraph 7(a) of Annex B to the Debt Commitment Letter (the “CP Financial Statements”) and (y) such financial data and other customary financial and other pertinent information regarding the Company and its Subsidiaries as is customary for inclusion in the marketing materials for the Debt Financing, which, in the case of this clause (y), is prepared by the Company or the Subsidiaries in the ordinary course of business or, in each case, reasonably available to the Company and/or the Subsidiaries, as applicable.

(oo) “RRR” means, for any Client as of a particular date of determination, the Assets Under Management of such Client as of such date multiplied by the annual fee rate or fee schedule (as reduced for any fee concessions) applicable to such Client as of such date. For the avoidance of doubt, RRR does not include Distribution and Shareholder Servicing revenues or Custodial Service revenues.

(pp) “RRR Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate Adjusted RRR attributable to all Consenting Clients as of a particular date of determination, and the denominator of which is the aggregate Agreement Date RRR for all Clients.

(qq) “Security Incident” means any unauthorized Processing of Company Data, unauthorized access to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Entity, or any other entity under Privacy Requirements.

(rr) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; provided, that no Client or Public Fund, or any of their respective controlled Affiliates, shall be a Subsidiary of the Company or any of its Subsidiaries.

(ss) “TopCo Common Stock” means the common stock, par value $0.01 per share, of TopCo.

(tt) “Trust Company” means Exeter Trust Company, a New Hampshire state-chartered non-depository trust company that is a wholly-owned Subsidiary of Group LLC.

(uu) “Willful Breach” means a deliberate act or failure to act, with the intent of causing a material breach of this Agreement, which act or failure to act constitutes in and of itself a material breach of this Agreement; provided, that without limiting the meaning of Willful Breach, the parties acknowledge and agree that any failure by any party to consummate the Mergers and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Mergers) shall constitute a Willful Breach of this Agreement, except for such failure by Parent due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred. For the avoidance of doubt, in the event that all applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their terms are to be satisfied by actions taken at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Mergers) but Parent fails to close for any reason, except for such failure by Parent due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred, such failure to close shall be considered a Willful Breach.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days or months mean calendar days or months unless otherwise specified. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section or Law regardless of how it is named, numbered or classified. The phrase “date hereof” means the date of this Agreement, without giving effect to any amendments, modifications or supplements hereto. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. The phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice; provided, that any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, endemic or disease outbreak (including COVID-19 or any worsening threat) shall be deemed to be in the ordinary course of business.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto) and the Company Disclosure Letter constitute the entire agreement between the parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) if the Company Merger Effective Time occurs, (i) the right of the Company stockholders to receive the Merger Consideration and (ii) the rights of holders of Company Stock Options and Company RSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement, (c) if the LLC Merger Effective Time occurs, the right of the holders of LLC Units to receive the LLC Merger Consideration, and (d) the rights of the Lender-Related Parties with respect to Sections 1.2, 5.13(b), 7.4, 8.6, 8.9, 8.10 and 8.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the negotiation, execution, or performance of this Agreement, or the transactions contemplated hereby (whether at Law or in equity, whether arising in tort, contract or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, the negotiation, execution, or performance of this Agreement, or the transactions contemplated hereby, brought by any party or its Affiliates against any other party or its Affiliates (whether at Law or in equity, whether arising in tort, contract or otherwise) shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (whether arising in tort, contract or otherwise). Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that Parent and the Merger Subs may assign or delegate their rights and obligations hereunder to one or more Affiliates so long as they notify the Company in writing of any such assignment or delegation and remain liable hereunder notwithstanding that assignment or delegation; provided, further, that Parent and the Merger Subs may collaterally assign this Agreement and any rights hereunder to one or more Lender-Related Parties without the prior consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Subs shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including to cause Parent and Merger Subs to consummate the Mergers and the Closing and to make the payments contemplated by this Agreement) by a decree of specific performance, in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article VII and seek money damages in accordance therewith. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Parent Termination Fee or any other damages, on the other hand, and (ii) the Company shall only have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Closing to occur or to cause the Equity Financing to fund if, and only if, (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, which conditions would be capable of being satisfied at the Closing), (B) the Debt Financing has been funded in accordance with the terms and conditions of the Debt Commitment Letter or will be funded in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded, (C) Parent and Merger Subs are required to consummate the Closing in accordance with Section 1.2, and (D) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing and that if such specific performance is granted pursuant to this Section 8.10, and if the Equity Financing and the Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13. A COPY OF THIS SECTION 8.13 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Subs and the Company acknowledges that each other party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Subs or the Surviving Corporation or Surviving Company, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Subject to the last sentence of this Section 8.17, Parent unconditionally guarantees to the Company the full and complete performance by Merger Subs or the Surviving Corporation or Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Subs or the Surviving Corporation or Surviving Company, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any other Parent Related Party be liable for any amounts in excess of the Parent Termination Fee (plus any Collection Costs and unpaid obligations to reimburse the Company pursuant to Section 5.13(f)) pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 8.18 Lender Limitations. Each of the parties hereto: (a) agrees that it will not bring or support any person in any Action of any kind or description (whether in contract, tort, equity or otherwise) against any of the Lender-Related Parties in any way relating to this Agreement or any of the transactions contemplated herein, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all Actions (whether in contract, tort, equity or otherwise) against any of the Lender-Related Parties in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, and whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company, its Subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Lender-Related Parties in any way relating to this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated herein, or in respect of any other document or any of the transactions contemplated thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, and whether in contract, in tort, equity or otherwise, and (ii) no Lender-Related Party shall have any liability (whether in contract, in tort, equity or otherwise) to the Company, its Subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated herein or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort, equity or otherwise; provided, that nothing in this Section 8.18 shall limit the liability or obligations of the Lender-Related Parties to Parent or the Merger Subs (and their successors and assigns) under the Debt Commitment Letter or to Parent or any of its Subsidiaries under any definitive debt financing agreement. Notwithstanding anything to the contrary contained in this Agreement, the Lender-Related Parties are intended third-party beneficiaries of, and shall be entitled to enforce, the protections of this Section 8.18.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CALLODINE MIDCO, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

CALLODINE MERGER SUB, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

CALLODINE MERGER SUB, LLC

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

MANNING & NAPIER, INC.

By:	/s/ Marc Mayer
Name: Marc Mayer
Title: Chief Executive Officer

MANNING & NAPIER GROUP, LLC

By:	/s/ Marc Mayer
Name: Marc Mayer
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex B

Final Form

STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 31, 2022, by and among Callodine MidCo, Inc., a Delaware corporation (“Parent”) and the holder of Common Stock (as defined below) identified on the signature page hereto (“Stockholder”).

RECITALS

WHEREAS, Stockholder is, as of the date hereof, the holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Manning & Napier, Inc., a Delaware corporation (the “Company”), as identified on Exhibit A attached hereto.

WHEREAS, Parent, Callodine Merger Sub, Inc., a Delaware corporation (which is an indirect wholly owned subsidiary of Parent) (“Corp Merger Sub”), the Company and the other parties thereto are entering into an Agreement and Plan of Merger of even date herewith (such agreement, as it may be amended, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the merger (the “Merger”) of Corp Merger Sub with and into the Company with the Company as the surviving company in the Merger.

WHEREAS, Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Covered Securities” shall mean (i) all equity securities and equity interests of the Company (including the Common Stock) Owned by Stockholder as of the date hereof and (ii) all additional equity securities and equity interests of the Company (including the Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, option exercise, vesting of any restricted stock unit award, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like).

(c) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated pursuant to and in accordance with Article VII thereof; (ii) the Company Merger Effective Time; (iii) the completion of the Company Stockholders Meeting, including any adjournment or postponement thereof; and (iv) written notice of termination of this Agreement by Parent to the Stockholders.

(d) A Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (including, without limitation, through an economic participation or swap arrangement): (i) sells, assigns, pledges, encumbers, grants an option with respect to, transfers or disposes of such security, or any interest in such security, to any Person other than Parent or Corp Merger Sub; (ii) enters into an agreement or commitment (whether or not in writing) contemplating the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, or transfer of or disposition of such security or any interest therein to any Person other than Parent or Corp Merger Sub; or (iii) reduces such Person’s beneficial ownership of or interest in such security.

(f) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

ARTICLE II

TRANSFER OF COVERED SECURITIES AND VOTING RIGHTS

Section 2.1 Restriction on Transfer of Covered Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, Transfer any of the Covered Securities or cause or permit any Transfer of any of the Covered Securities to be effected. Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Covered Securities in response to or otherwise in connection with any tender or exchange offer.

Section 2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall not: (a) deposit any of the Covered Securities into a voting trust; (b) grant any proxy with respect to any of the Covered Securities; or (c) other than this Agreement, enter into any tender, voting or other similar agreement or arrangement, with respect to any of the Covered Securities.

Section 2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Covered Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, in each case for the purposes of estate planning, (ii) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family or (iii) to any entity or Person Controlled by Stockholder; (b) if Stockholder is not an individual, to one or more partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (x) as a precondition to such Transfer, the transferee agrees in a written document satisfactory in form and substance to Parent to be bound by all of the terms of this Agreement, and (y) such Transfer is effected no later than three Business Days prior to the scheduled date of the Company Stockholders Meeting (or any adjournment or postponement thereof) and does not delay, hinder or impede (as determined by Parent) (A) the timely voting of the Covered Securities in accordance with Section 3.1 or (B) the consummation of the Merger; or (c) if and to the extent that Stockholder is Transferring its Common Stock to Parent pursuant to a Rollover Agreement between Callodine MN Holdings, Inc. (a Delaware corporation and of which Parent is a direct wholly owned Subsidiary) and Stockholder.

Section 2.4 Other Restrictions. During the Voting Period, Stockholder shall not take any action that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the actions prohibited in this Article II.

Section 2.5 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, Stockholder hereby authorizes Parent to direct the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Securities (and that this Agreement places limits on the voting and transfer of the Covered Securities), subject to the provisions hereof; provided that any such stop transfer order and notice will immediately be withdrawn and terminated following the Expiration Date and shall not apply to any Transfer permitted under Section 2.3.

Section 2.6 Acquisition of Covered Securities. In the event that Stockholder acquires or receives any Covered Securities (or any right or interest therein) after the execution of this Agreement, Stockholder shall promptly deliver to Parent a written notice indicating the number of such Covered Securities (or right or interest therein) so acquired or received.

ARTICLE III

VOTING OF SHARES

Section 3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (and at every adjournment or postponement thereof), however called (including the Company Stockholders Meeting), and in any written action by consent of the stockholders of the Company, Stockholder shall cause the Covered Securities to be voted (including via proxy):

(a) in favor of (i) the Merger, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against approval of any other Acquisition Proposal or other proposal made in opposition to or in competition with the Merger or the Merger Agreement and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any of the following actions (other than the Merger): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties, rights or other assets of the Company or any of its Subsidiaries; (iii) any reorganization, restructuring, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; and (iv) any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger (the matters set forth in clauses (a) through (c) of this Section 3.1, the “Covered Proposals”).

Section 3.2 Other Voting Agreements.

(a) During the Voting Period, Stockholder shall not (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a), clause (b) or clause (c) of Section 3.1, or (ii) grant a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Covered Securities that would reasonably be expected to prevent the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

(b) During the Voting Period, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof), however called (including the Company Stockholders Meeting) relating to a Covered Proposal, Stockholder shall be represented in person or by proxy at such meeting in order for the Covered Securities to be counted as present for purposes of establishing a quorum.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

Section 4.1 Authorization, etc. Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 4.2 No Conflicts or Consents.

(a) Subject to the applicable filing and disclosure requirements of the Exchange Act, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Law or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or require any notice or consent under or result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Covered Securities pursuant to, any Contract to which Stockholder is a party or is otherwise bound.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent of any Person (including of the spouse of Stockholder, if applicable).

Section 4.3 Title to Securities. (a) As of the date hereof, Stockholder holds of record (free and clear of any Liens) the number of outstanding shares of Common Stock set forth opposite Stockholder’s name under the heading “Shares of Common Stock Held of Record” on Exhibit A hereto; (b) as of the date hereof, Stockholder Owns the additional securities of the Company set forth opposite Stockholder’s name under the heading “Additional Securities Beneficially Owned” on Exhibit A hereto; (c) as of the date hereof, Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company (including any shares of Common Stock, or options, warrants, restricted stock units and other rights to acquire shares of Common Stock) or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares, options, warrants, restricted stock units and other rights set forth on Exhibit A hereto; (d) Stockholder is not a party to any voting trusts, proxies or other agreements (other than the Rollover Agreement, if applicable) with respect to the voting, acquisition, disposition, registration or transfer of the outstanding shares of Common Stock or additional securities set forth on Exhibit A hereto; and (e) Stockholder does not have any outstanding rights or obligations to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in the Company, other than the shares, options, warrants, restricted stock units and other rights set forth on Exhibit A hereto, and no other Person has any such right or obligation in respect of the Covered Securities.

Section 4.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

ARTICLE V

MISCELLANEOUS

Section 5.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Corp Merger Sub to publish and disclose in any press release, the Proxy Statement, the Schedule 13E-3 and any other filing or disclosure required under the Exchange Act or otherwise required in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, Stockholder’s identity and his, her or its ownership of shares of Common Stock and any other Covered Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement).

Section 5.2 No Solicitation. After the No-Shop Period Start Date and for the remainder of the Voting Period, Stockholder (in its, his or her capacity as a stockholder) shall not (and shall use reasonable efforts to cause its, his or her representatives acting on its, his or her behalf, not to) directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; (b) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives or the Company and its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; or (c) agree or publicly propose to take any of the actions referred to in this Section 5.2 or otherwise prohibited by this Agreement. Notwithstanding anything in this Section 5.2 to the contrary, at and subject to the direction of the Company Board, Stockholder (only in his or her capacity as a director, officer or employee of the Company and/or its Subsidiaries, as and if applicable) may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.3 of the Merger Agreement.

Section 5.3 No Legal Action. Subject to Section 5.19, Stockholder shall not, and shall direct its representatives not to, bring, commence, institute, maintain or prosecute any Action which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Stockholder breaches any duty that Stockholder has (or may be alleged to have) to the Company or to the other holders of Common Stock.

Section 5.4 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Securities” shall be deemed to refer to and include any shares of Common Stock or other Covered Securities received in such transaction as well as all stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction if such security would otherwise constitute shares of Common Stock or Covered Securities.

Section 5.5 Termination; Survival. This Agreement shall automatically terminate without any action by any party hereto and shall be of no further force and effect upon the Expiration Date; provided that Sections 5.5 through 5.21 and 5.23 shall survive the termination of this Agreement. Except as expressly set forth herein, none of the representations, warranties, covenants and agreements made by Stockholder in this Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Expiration Date; provided that, notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the Expiration Date shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, agreement, right or remedy, and such claims shall survive until finally resolved.

Section 5.6 Further Assurances; Notice of Certain Events. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Stockholder shall notify Parent in writing promptly of (a) any known fact, event or circumstance that would constitute a breach of the representation and warranties of Stockholder under this Agreement, or (b) the receipt by Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

Section 5.7 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.8 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

If to a Stockholder:

at its address set forth on its signature page hereof; and

If to Parent:

Callodine MidCo, Inc.

c/o Callodine Group, LLC

Two International Place

Suite 1830

Boston, MA 02110

Attn: Austin McClintock

E-mail: AMcClintock@Callodine.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1501 K Street, N.W.

Washington, D.C. 20005

Attention: Karen Dewis

E-mail: kdewis@sidley.com

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Stephen Ballas

E-mail: sballas@sidley.com

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attention: Elizabeth Shea Fries

E-mail: efries@sidley.com

Section 5.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 5.10 Entire Agreement. This Agreement, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

Section 5.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Parent and Stockholder.

Section 5.12 Assignment; Binding Effect; No Third Party Rights. Except as expressly permitted under Section 2.3, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder without the prior written consent of Parent, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and permitted assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Article II, Article III or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Covered Securities are Transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent, Corp Merger Sub and their successors and assigns) any rights or remedies of any nature.

Section 5.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.13, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.14 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement are in addition to its respective rights, remedies, obligations and liabilities under common law requirements and under applicable Law.

Section 5.15 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the rights and obligations of the parties hereto under this Agreement, and any disputes arising under or relating to this Agreement (whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof.

(b) Each of the parties (i) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 5.8. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.8 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing in this Section 5.15(b), a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR CONTEMPLATED BY THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.15.

Section 5.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.17 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 5.18 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.19 Capacity. Notwithstanding the foregoing, this Agreement is being entered into by each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder to take any action in such Stockholder’s capacity as a director or officer of the Company or its Subsidiaries and exercising such Stockholder’s fiduciary duties and responsibilities to the Company or its Subsidiaries in such capacity.

Section 5.20 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other, and of any other Contract between the Company, on the one hand, and the Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent or by the Company against Parent shall not constitute a defense to the enforcement by Parent of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent or the Company under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any other agreement between Stockholder and Parent, or between the Company and Parent, or any certificate or instrument executed by Stockholder or by the Company in favor of Parent, and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder or the Company under this Agreement.

Section 5.21 Agreement Not to Exercise Appraisal Rights. To the extent permitted by the applicable Law, Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights that may arise in connection with the Merger (including under Section 262 of the DGCL) to demand appraisal of any Covered Securities. Notwithstanding the foregoing, nothing in this Agreement shall constitute, or be deemed to constitute, a waiver or release by Stockholder of any claim or cause of action against Parent or Corp Merger Sub to the extent arising out of a breach of this Agreement by Parent.

Section 5.22 Irrevocable Proxy. Prior to the Expiration Date, in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 3.1 no later than the third Business Day prior to any meeting at which the stockholders of the Company will consider and vote on any of the Covered Proposals, Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution and including for purposes of Section 212 of the DGCL), for and in the name, place and stead of Stockholder, to vote the Covered Securities, or grant a consent or approval in respect of the Covered Securities, with respect to the Covered Proposals in accordance with Section 3.1. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5.22 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 5.22. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law. Stockholder shall, upon written request by Parent, as promptly as practicable, execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 5.22. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by Stockholder, upon the Expiration Date, and Parent may terminate any proxy granted pursuant to this Section 5.22 at any time at its sole discretion by written notice to Stockholder.

Section 5.23 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to Sections, Articles and Exhibits are intended to refer to Sections, Articles and Exhibits of this Agreement, and the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CALLODINE MIDCO, INC.

By:

Name:

Title:

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

[STOCKHOLDER]

Signature

Printed Name

Address:

SIGNATURE PAGE TO STOCKHOLDER SUPPORT AGREEMENT

EXHIBIT A

Securities Held and/or Owned

Stockholder	Shares of Common Stock Held of Record	Additional Securities Beneficially Owned
[●]	[●]	[●]

Annex C

Execution Version

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is made and effective as of March 31, 2022 by and between Callodine MN Holdings, Inc., a Delaware corporation (“TopCo”), and the undersigned individual designated as “Rollover Holder” on the signature page attached hereto (“Rollover Holder”). Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

Solely in the event that the Merger Agreement is terminated in accordance with its terms, this Agreement will be null and void and of no further force or effect, including with respect to Rollover Holder’s commitment to rollover the Rollover Shares (as defined below) pursuant to this Agreement.

RECITALS

WHEREAS, reference is hereby made to the Agreement and Plan of Merger, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Callodine MidCo, Inc. (“Parent”), a Delaware corporation and a direct wholly owned subsidiary of TopCo, Callodine Merger Sub, Inc., a Delaware corporation (“Corp Merger Sub”) and a direct wholly owned subsidiary of Parent, Callodine Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Corp Merger Sub (“LLC Merger Sub”), Manning & Napier, Inc., a Delaware corporation (the “Company”), and Manning & Napier Group, LLC a Delaware limited liability company and Subsidiary of the Company (“Group LLC”), pursuant to which Corp Merger Sub will merge with and into the Company (with the Company surviving and becoming a direct wholly owned subsidiary of Parent) and LLC Merger Sub will merge with and into Group LLC (with Group LLC surviving and becoming a direct wholly owned subsidiary of the Company);

WHEREAS, Rollover Holder desires to irrevocably contribute to TopCo, and TopCo desires to receive from Rollover Holder, 175,902 shares of the Company’s Class A Stock (such shares of Class A Stock, “Rollover Shares”) in exchange for the issuance by TopCo to Rollover Holder of the applicable TopCo Shares (as hereinafter defined) and desires to irrevocably substitute options to purchase 500,000 shares of the Company’s Class A Stock (such options, “Rollover Options”) with TopCo Options (as hereinafter defined), in each case in accordance with this Agreement (the “Rollover Transaction”), which contribution and receipt shall occur substantially contemporaneously with, and contingent upon, the closing of the Company Merger;

WHEREAS, concurrently with the execution of this Agreement, TopCo and Rollover Holder are entering into a rollover-bonus-opportunity letter agreement in the form attached hereto as Exhibit A, which provides for either a cash payment or the issuance of additional shares of TopCo common stock, in TopCo’s sole discretion, to Rollover Holder in certain circumstances; and

WHEREAS, for U.S. federal income tax purposes, the Rollover Transaction, taken together with certain contributions prior to and in connection with the transactions contemplated in the Merger Agreement (the “Transactions”), is intended to qualify as an exchange within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

IDENTIFICATION OF SECURITIES

Rollover Closing. Rollover Holder hereby irrevocably designates its Rollover Shares and Rollover Options for which Rollover Holder would otherwise be entitled to receive Merger Consideration or other payments under the Merger Agreement in accordance with the Merger Agreement as instead subject to the treatment as set forth below in this Section 1.1. Rollover Holder acknowledges and hereby agrees that:

Upon the closing of the Rollover Transaction (such closing, the “Rollover Closing”), which Rollover Closing shall occur substantially contemporaneously with and contingent upon the closing of the Company Merger, and without further action on the part of any Person, the Rollover Shares will be and are hereby automatically contributed by Rollover Holder to TopCo in exchange for the issuance to Rollover Holder of a number of shares of common stock, par value $0.01 per share, of TopCo (“TopCo Common Stock” and such shares so issued in such exchange, the “TopCo Shares”) equal to the number of Rollover Shares multiplied by the Exchange Ratio (rounding the resulting number down to the nearest whole number of shares of TopCo Common Stock). Upon the Rollover Closing, which Rollover Closing shall occur substantially contemporaneously with and contingent upon the closing of the Company Merger, and without further action on the part of any Person, the Rollover Options will be and are hereby substituted with options to purchase a number of shares of TopCo Common Stock (such options so issued in such substitution, the “TopCo Options”) equal to the number of shares of the Company’s Class A Stock issuable upon exercise of the Rollover Options multiplied by the Exchange Ratio (rounding the resulting number down to the nearest whole number of shares of TopCo Common Stock). From and after the Rollover Closing: (A) the per share exercise price for a share of TopCo Common Stock issuable upon exercise of each TopCo Option shall be determined by dividing the per share exercise price of a share of the Company’s Class A Stock subject to the corresponding Rollover Option, as in effect immediately prior to the Rollover Closing, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (B) the terms, status as an incentive stock option under Code Section 422 or a nonstatutory stock option and vesting schedule of such TopCo Option shall otherwise remain unchanged from the corresponding terms, status, and vesting schedule of the corresponding Rollover Options as a result of the Rollover Transaction; provided, that TopCo’s (or the applicable Affiliate of TopCo’s) board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such TopCo Options. For purposes hereof, the “Exchange Ratio” means (x) the Merger Consideration divided by (y) the Book Value Per Share (calculated on a pro-forma basis as of immediately following the Closing, including giving effect to (I) any fees and expenses borne by TopCo pursuant to Section 9.17 of the Stockholders Agreement (as defined below) and (II) any deposit of cash into the Payment Fund by the Company pursuant to Section 2.3(a) of the Merger Agreement); and

Upon Rollover Holder’s receipt of the TopCo Shares and any TopCo Common Stock issued upon exercise of TopCo Options, the TopCo Shares, such TopCo Common Stock and Rollover Holder will be subject in all respects to the terms and conditions of TopCo’s certificate of incorporation (as in effect as of the Closing and as amended from time to time thereafter in accordance with its terms, the “TopCo Certificate of Incorporation”), the bylaws of TopCo (as in effect as of the Closing and as amended from time to time thereafter in accordance with their terms, the “TopCo Bylaws”) and to the terms and conditions of a Stockholders Agreement (to be entered into by Rollover Holder at or prior to the Rollover Closing) by and among TopCo, Rollover Holder and the other TopCo stockholders party thereto from time to time, in the form attached hereto as Exhibit B (as amended from time to time in accordance with its terms, the “Stockholders Agreement” and together with the TopCo Certificate of Incorporation and the TopCo Bylaws, the “TopCo Governing Documents”).

Stockholders Agreement. At or prior to the Rollover Closing, Rollover Holder shall (a) deliver a counterpart signature page to the Stockholders Agreement to TopCo and (b) accept, and become subject to, the rights, restrictions and other provisions of the Stockholders Agreement. TopCo shall hold such signature page in escrow to be automatically released at the Closing. Rollover Holder hereby acknowledges and agrees that Rollover Holder will not receive any portion of the Merger Consideration with respect to its Rollover Shares or any payment under the Merger Agreement with respect to its Rollover Options and instead will receive only the TopCo Shares or TopCo Options, as applicable, in exchange therefor.

Transfer Restrictions. Rollover Holder agrees that from and after the date hereof and until the Rollover Closing, Rollover Holder shall not directly or indirectly sell, assign, convey, transfer, pledge, encumber or otherwise dispose of (each a “Transfer”) any of his or her Rollover Shares or Rollover Options, nor exercise any of his or her Rollover Options either voluntarily or involuntarily or by operation of law; provided, however, that Rollover Holder shall Transfer his or her Rollover Shares to TopCo pursuant to Section 1.1 hereof upon the Rollover Closing.

TAX TREATMENT

The Rollover Transaction, taken together with certain contributions prior to and in connection with the Transactions, is intended to qualify as an exchange within the meaning of Section 351(a) of the Code (“Intended Tax Treatment”). Each party shall, and shall cause its Affiliates (if applicable) to, file all tax returns in a manner consistent with the Intended Tax Treatment. Each party agrees that it shall not file any tax returns or other document or take any other actions that would be inconsistent with the Intended Tax Treatment, unless required by a final determination within the meaning of Section 1313 of the Code.

RESTRICTIONS ON TOPCO SHARES; LEGEND

Restrictions on TopCo Shares. None of the TopCo Shares or TopCo Options to be received or held by Rollover Holder pursuant to this Agreement (including any securities to be received as a result of dividends, splits or any other forms of recapitalization in respect of such TopCo Shares) nor any shares of TopCo Common Stock issued upon exercise of such TopCo Options shall be later transferred (including any sale, assignment, pledge, hypothecation or other disposition or encumbrance), either voluntarily or involuntarily, directly or indirectly, by Rollover Holder except (a) pursuant to an effective registration under the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), or in a transaction which qualifies as an exempt transaction under the Securities Act, and further (b) in accordance with the restrictions on transfer and other terms and conditions under the TopCo Governing Documents. TopCo shall not be required (i) to transfer on its books any TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options which shall have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options or to accord the right to vote as such owner or to pay dividends to any transferee to whom such TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options shall have been so transferred.

Legend. All TopCo Shares and shares of TopCo Common Stock issued upon exercise of TopCo Options will be uncertificated unless otherwise determined by the board of directors of TopCo (the “Board”). If any TopCo Shares or shares of TopCo Common Stock issued upon exercise of TopCo Options are certificated, then such TopCo Shares or shares of TopCo Common Stock shall be imprinted with the following legends (or a legend or legends substantially similar thereto):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A ROLLOVER AGREEMENT AND IN A

STOCKHOLDERS AGREEMENT AMONG THE ISSUER AND CERTAIN OTHER PARTIES THERETO (INCLUDING THE NAMED HOLDER OF THIS CERTIFICATE). COPIES OF SUCH AGREEMENTS MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

REPRESENTATIONS AND WARRANTIES OF ROLLOVER HOLDER

Rollover Holder hereby represents and warrants to TopCo as follows, which representations and warranties are true as of the date hereof and will remain true at all times through the Rollover Closing:

Ownership of Shares. Rollover Holder is the sole record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all Rollover Shares and all Rollover Options, free and clear of all Liens (other than those created under the Stockholder Support Agreement dated as of March 31, 2022 between Rollover Holder and Parent), and has the power and authority to sell, transfer, assign and deliver its Rollover Shares to TopCo as provided in this Agreement.

Authorization. Rollover Holder has all necessary power and authority to execute and deliver this Agreement, to perform Rollover Holder’s obligations hereunder and to consummate the transactions contemplated hereby. If Rollover Holder is not a natural person, the execution, delivery and performance by Rollover Holder of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, limited liability company, partnership or trust action of Rollover Holder. This Agreement has been duly executed and delivered by Rollover Holder and constitutes a legal, valid and binding obligation of Rollover Holder, enforceable against Rollover Holder in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”). Rollover Holder’s entry into this Agreement does not require the consent of Rollover Holder’s spouse, if any.

Non-Contravention. Neither the execution and delivery of this Agreement by Rollover Holder nor the consummation by Rollover Holder of the transactions contemplated hereby, nor compliance by Rollover Holder with any of the terms or provisions hereof, will (a) conflict with or violate any provision of Rollover Holder’s trust or other organizational documents (if Rollover Holder is not a natural person) or (b) (i) violate any Law applicable to Rollover Holder, (ii) with or without notice, lapse of time or both, violate or constitute a breach under any of the terms, conditions or provisions of any Contract or Permit to which Rollover Holder is a party or accelerate or give rise to a right of termination, cancellation or acceleration of any of Rollover Holder’s obligations under any such Contract or Permit or to the loss of any benefit under any such Contract or Permit or (iii) result in the creation of any Lien on any properties, rights or assets of Rollover Holder.

Governmental Approvals. No notices, consents, authorizations, approvals, orders or Permits of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by Rollover Holder and the consummation by Rollover Holder of the transactions contemplated hereby.

Brokers. No broker, finder, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rollover Holder.

Acquisition for Investment. Rollover Holder is acquiring the TopCo Shares, TopCo Options, and shares of TopCo Common Stock issued upon exercise of TopCo Options for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act.

Sophistication of Rollover Holder. Rollover Holder is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act), is sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the shares of TopCo, and has determined that an investment in the TopCo Shares and TopCo Options is suitable for Rollover Holder based upon Rollover Holder’s financial situation and needs as well as based on Rollover Holder’s other securities holdings. Rollover Holder has the capacity to protect Rollover Holder’s own interests in connection with the transactions contemplated by this Agreement.

Economic Risk. Rollover Holder has sufficient knowledge and experience in financial and business matters such that Rollover Holder is capable of evaluating the merits and risks of Rollover Holder’s investment in the TopCo Shares and TopCo Options. Rollover Holder is able to bear the economic risk of an investment in the TopCo Shares and TopCo Options for an indefinite period of time. Rollover Holder understands that the TopCo Shares and the TopCo Options have not been registered under the Securities Act and cannot later be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Rollover Holder acknowledges that the TopCo Shares and TopCo Options will be subject in all respects to the provisions of the TopCo Governing Documents and the Stockholders Agreement.

Information. Rollover Holder acknowledges it has received materials describing the Company, TopCo, the TopCo Governing Documents, the TopCo Shares, the TopCo Options and the risks associated therewith, including the levered nature of the Company following the closing of the Company Merger and the related restrictions on the Company’s operations and finances; has had an opportunity to ask questions and receive answers concerning the terms and conditions of the same; and has had full access to all other information concerning TopCo and the TopCo Shares and TopCo Options as Rollover Holder has requested in connection with Rollover Holder entering into this Agreement. The Rollover Holder acknowledges that despite his or her position as a member of senior management of the Company prior to the Company Merger, the Rollover Holder may not be privy to or familiar with some of the information that TopCo has received or created, including projections and other information that may be indicative of a per-share value of the Rollover Shares that is substantially different than the per-share merger consideration reflected in the Merger Agreement, and/or of a per-share value of the TopCo Shares or TopCo Options that is substantially different than the per-share value implied by the Exchange Ratio. The Rollover Holder understands the disadvantage to which the Rollover Holder is subject on account of the disparity of information as between him or her and TopCo, has read and acknowledged the risks described in Exhibit C, and accepts such risks.

Limitations on Disposition. Rollover Holder recognizes that no public market exists for the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options, and that there is no assurance that one will exist in the future. Rollover Holder understands that Rollover Holder must bear the economic risk of this investment indefinitely unless the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options is qualified under applicable state securities laws or an exemption from such qualification is available, and that TopCo has no obligation or present intention of so registering the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options. Rollover Holder further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Rollover Holder to transfer any or all of the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options, in the amounts, or at the times Rollover Holder might propose. Rollover Holder understands at the present time Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (“Rule 144”) is not applicable to sales of the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options because they are not registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and there is not publicly available information concerning TopCo as specified in Rule 144. Rollover Holder understands that TopCo may never register the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options under Section 12 of the Exchange Act, and may never make publicly available the information specified in

Rule 144. Rollover Holder further acknowledges that the TopCo Governing Documents contain restrictions on the disposition of the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options.

TopCo Governing Documents. Rollover Holder represents and warrants that Rollover Holder has read and reviewed the TopCo Governing Documents, and is aware of the rights, restrictions and obligations applicable to the TopCo Shares, TopCo Options, and shares of TopCo Common Stock issued upon exercise of TopCo Options thereunder.

No Employment Rights. This Agreement is not an employment or other service contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of TopCo (or a parent or Subsidiary of TopCo) or the Company to terminate Rollover Holder’s employment or other service relationship with TopCo or its affiliates for any reason at any time, with or without cause and with or without notice.

REPRESENTATION AND WARRANTIES OF TOPCO

TopCo hereby represents and warrants to Rollover Holder as follows:

Organization; Standing. TopCo is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Authorization. TopCo shall increase its authorized numbers of shares to an amount sufficient to cover the issuance of all TopCo Shares and shares of TopCo Common Stock issuable upon exercise of TopCo Options hereunder. Subject to the foregoing sentence, TopCo has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the first sentence of this Section 5.2, the execution, delivery and performance by TopCo of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of TopCo. This Agreement has been duly executed and delivered by TopCo and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of TopCo, enforceable against TopCo in accordance with its terms, subject to the Enforceability Exceptions.

Non-Contravention. Neither the execution and delivery of this Agreement by TopCo nor the consummation by TopCo of the transactions contemplated hereby, nor compliance by TopCo with any of the terms or provisions hereof, will conflict with or violate any provision of the TopCo Governing Documents.

Governmental Approvals. Assuming that all filings, approvals, notices and consents (including expired waiting periods, if applicable) of Governmental Entities as set forth in Section 3.4(b) of the Merger Agreement are obtained or made, as the case may be, no notices, consents, authorizations, approvals, orders or Permits of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution, delivery and performance of this Agreement by TopCo and the consummation by TopCo of the transactions contemplated hereby.

SURVIVAL

The representations, warranties and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

FURTHER ASSURANCES

Following the consummation of the transactions described herein, each party to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as is reasonably necessary to carry out the purpose of this Agreement as any other party hereto may reasonably request, all at the sole cost and expense of such requesting party.

WAIVER OF INSPECTION RIGHTS; WAIVER AND RELEASE

Waiver of Inspection Rights. Rollover Holder acknowledges and agrees that, except for such information as may be expressly required to be delivered to Rollover Holder by TopCo pursuant to the TopCo Governing Documents, Rollover Holder will have no right to receive any information from TopCo by virtue of the receipt and ownership of the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options or as a result of Rollover Holder being a holder of record of stock of TopCo. Without limiting the foregoing, to the fullest extent permitted by law, Rollover Holder hereby waives all inspection rights under Section 220 of the Delaware General Corporation Law and all such similar information and/or inspection rights that may be provided under the Law of any jurisdiction, or any federal, state or foreign regulation, that are, or may become, applicable to TopCo, the TopCo Shares, TopCo Options, or shares of TopCo Common Stock issued upon exercise of TopCo Options or any other class of equity of TopCo (and including in respect of all equity securities of TopCo that Rollover Holder may later acquire) (the “Inspection Rights”). Rollover Holder hereby covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights.

Waiver and Release. Rollover Holder hereby irrevocably releases and waives any and all actions, causes of actions, rights or claims, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising that he or she may have or hereafter acquire with respect to facts that existed on or prior to the date of this Agreement (collectively, “Actions”) against TopCo and its affiliates and its and their officers, directors, equityholders, partners, members, employees, agents and representatives (collectively, and including the Company and its subsidiaries following the Mergers, the “Released Person”) in any way, directly or indirectly, arising out of, relating to or resulting from TopCo’s failure to disclose information to Rollover Holder upon or prior to Rollover Holder’s decision to execute this Agreement, including, without limitation, Actions under applicable federal and/or state securities laws and common-law-fraud doctrines. Rollover Holder also agrees that he or she will not institute or maintain, or assist any person or entity in instituting or maintaining, any action, cause of action, suit, complaint or other proceeding against TopCo or any other Released Person as a result of TopCo or any other Released Person’s failure to disclose information to Rollover Holder upon or prior to Rollover Holder’s decision to execute this Agreement. Rollover Holder intends to effect, to the maximum extent permitted by law, a complete, voluntary and knowing release and waiver of his or her rights as set forth above in this paragraph.

MISCELLANEOUS

Entire Agreement; Amendments and Waivers. This Agreement and the TopCo Governing Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by TopCo and Rollover Holder. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or any Federal court of the United States of America sitting in the State of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Binding Effect; Beneficiaries; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

No Rollover Holder may assign this Agreement or all or any part of its rights or obligations hereunder, directly or directly (by operation of law or otherwise) without the prior written consent of TopCo. Any attempted assignment without obtaining such required consent shall be null and void.

Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Independent Counsel. Rollover Holder acknowledges that this Agreement has been prepared on behalf of TopCo by Sidley Austin LLP (“Sidley”), counsel to TopCo, and that Sidley does not represent, and is not acting on behalf of, Rollover Holder. Rollover Holder has been provided with an opportunity to consult with Rollover Holder’s own counsel with respect to this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts (including by means of email in pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Signatures. Signatures may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement as of the date first above written.

TOPCO:

CALLODINE MN HOLDINGS, INC.

By:	/s/ James Morrow
Name:	James Morrow
Title:	Chief Executive Officer

[Signature Page to Rollover Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Rollover Agreement as of the date first above written.

ROLLOVER HOLDER:

/s/ Marc Mayer
Marc Mayer

[Signature Page to Rollover Agreement]

Exhibit A

Rollover Bonus Opportunity Agreement

(See attached)

Exhibit B

Stockholders Agreement

(See attached)

Exhibit C

Risk Disclosure

(See attached)

Annex D

March 31, 2022

Board of Directors

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Members of the Board of Directors:

We understand that Manning & Napier, Inc., a Delaware corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Callodine MidCo, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Corp Merger Sub”), Callodine Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Corp Merger Sub (“LLC Merger Sub” and together with Corp Merger Sub, the “Merger Subs”) and Manning & Napier Group, LLC, a Delaware limited liability company (“Group LLC”) pursuant to which (i) Corp Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Company Merger”), (ii) LLC Merger Sub will merge with and into Group LLC with Group LLC surviving (the “LLC Merger”) and (iii) immediately following the consummation of the Company Merger, each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Stock”) and each issued and outstanding share of Class B common stock, par value $0.01 per share, of the Company (the “Class B Stock” and together with the Class A Stock, the “Shares”) (other than the Shares to be cancelled in accordance with the Agreement, any Dissenting Shares and any Rollover Shares (as defined in the Agreement)) shall be converted automatically into the right to receive $12.85 per share in cash, without interest, and subject to deduction for any required withholding tax (such consideration, the “Merger Consideration” and such transaction, the “Transaction”). The terms and conditions of the Transaction are fully set forth in the Agreement.

We further understand that in connection with the Agreement and the Transaction, the Company is entering into voting and support agreements and rollover agreements with certain beneficial owners of Shares.

You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of the Shares (other than holders of Rollover Shares) of the Merger Consideration to be received by such holders in the Company Merger. In arriving at the opinion set forth below, we have, among other things:

(i) reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

(ii) reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii) reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2021 through 2026 that were prepared by or at the direction of and approved for our use by the management of the Company (collectively, the “Projections”);

(iv) held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(v) reviewed the historical market prices and trading activity for the Shares;

(vi) compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;

(vii) compared the proposed financial terms of the Transaction with publicly available financial terms of certain other business combinations that we deemed to be relevant;

(viii) reviewed a draft, dated March 30, 2022, of the Agreement; and

(ix) performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have relied, with your consent, on the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

We do not express any opinion as to the fairness of the LLC Merger Consideration (as defined in the Agreement) to be paid to the holders of the LLC Units (as defined in the Agreement) in connection with the LLC Merger or any consideration to be received by holders of Rollover Shares. In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of the Shares of the Merger Consideration to be received by such holders (other than holders of Rollover Shares) in the Company Merger, and our opinion does not address any other aspect or implication of the Transaction, the Agreement or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities (including to the holders of LLC Units), creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of the Shares or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Shares will trade at any time. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

This opinion is provided to the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of the Shares (including Rollover Shares) as to how any stockholder should vote or act with respect to the Transaction or any other matter. This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliates have not advised or received compensation from the Company or Parent.

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares (other than holders of Rollover Shares) in the Company Merger is fair to such holders from a financial point of view.

Very truly yours,

PJT Partners LP

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D87609-S47570                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

MANNING & NAPIER, INC.

Management recommends that you vote “FOR” each of the three proposals below:	For	Against	Abstain

1.   Proposal to approve the Agreement and Plan of Merger, dated as of March 31, 2022, among the Company, Group LLC, Parent and the merger subs, pursuant to which Corp Merger Sub will be merged with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent and LLC Merger Sub will be merged with and into Group LLC, with Group LLC surviving such merger as a wholly-owned subsidiary of the Company (such proposal, the “merger agreement proposal”)

	☐	☐	☐

2.   Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation that may be paid or become payable to the named executive officers of the Company in connection with the mergers (such proposal, the “non-binding named executive officer merger-related compensation proposal”)

	☐	☐	☐

3.   Proposal to approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”)

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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D87610-S47570

MANNING & NAPIER, INC.

SPECIAL MEETING OF STOCKHOLDERS

[●], 2022

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Sarah Turner and Paul Battaglia, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of MANNING & NAPIER, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM, EDT on [●], 2022, and any adjournment or postponement thereof. The Special Meeting will be a virtual meeting, which stockholders can attend over the Internet at www.virtualshareholdermeeting.com/MN2022SM.

This proxy, when properly executed, will be voted in the manner directed herein and, in the discretion of the proxy holders, on any other matters that may properly come before the Special Meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side